As filed with the Securities and Exchange Commission on December 28, 2007.

Registration No. 333-147133

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Amendment No. 1 to

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SAFLINK CORPORATION

(Exact name of Registrant as specified in its charter)

Delaware	7370	95-4346070
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Number)	(I.R.S. Employer Identification No.)

12413 Willows Road NE, Suite 300

Kirkland, Washington 98034

(425) 278-1100

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Steven M. Oyer

Chief Executive Officer

SAFLINK CORPORATION

12413 Willows Road NE, Suite 300

Kirkland, Washington 98034

(425) 278-1100

(Name, address, including zip code, and telephone number, including area code, of agent for service)

COPIES TO:

W. Michael Hutchings, Esq.

Kristi Darnell-Weichelt, Esq.

DLA Piper US LLP

701 Fifth Avenue, Suite 7000

Seattle, Washington 98104

(206) 839-4800

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective and the effective time of the merger of a wholly-owned subsidiary of the registrant with and into IdentiPHI, Inc., as described in the Agreement and Plan of Merger and Reorganization, dated as of August 30, 2007, included as Annex A to the proxy statement forming a part of this registration statement.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(a) under the Securities Act of 1933, as amended (the “Securities Act”), check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective Registration Statement for the same offering.  ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this proxy statement is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission of which this proxy statement is a part becomes effective. This proxy statement is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROPOSED MERGER – YOUR VOTE IS VERY IMPORTANT!

Saflink Corporation and IdentiPHI, Inc. have agreed to a combination of the two companies under the terms of a merger agreement. Our board of directors is proposing the merger to our stockholders because we believe the merger will provide substantial strategic and financial benefits to our stockholders.

We have entered into an agreement and plan of merger with IdentiPHI pursuant to which we will combine businesses through the merger of IdentiPHI with our newly formed, wholly-owned subsidiary, with IdentiPHI thereupon becoming our wholly-owned subsidiary.

In the proposed merger, IdentiPHI stockholders will receive 6.1498 shares of our common stock for each share of IdentiPHI common stock held by them at the effective time of the merger. This exchange ratio is fixed and will not be adjusted to reflect stock price changes prior to the closing. Saflink stockholders will continue to own their existing shares, which will not be affected by the merger. Upon completion of the merger, IdentiPHI’s former stockholders will own approximately 75% of the combined company’s outstanding fully-converted shares and our security holders would continue to hold the remaining 25% of the combined company’s outstanding fully-converted shares, based on the number of shares of Saflink common stock outstanding on December 24, 2007.

Our common stock is traded on the OTC Bulletin Board under the trading symbol “SFLK.” On December 24, 2007, the last sale price of our common stock was $0.055 per share, as reported on the OTC Bulletin Board.

Your vote is very important. Our obligations and IdentiPHI’s obligations to complete the merger are subject to the approval of the merger by our stockholders. In addition, we cannot complete the merger unless our stockholders approve the amendment to our certificate of incorporation to increase the number of shares of common stock we are authorized to issue. We are holding a special meeting of our stockholders to vote on the proposals necessary to complete the merger. Information about this meeting, the merger and the other business to be considered by our stockholders is contained in this proxy statement/ prospectus, which we refer to as this proxy statement. We urge you to read this proxy statement carefully. You should also carefully consider the risk factors beginning on page 17.

Whether or not you plan to attend the special meeting of stockholders, please submit your proxy as soon as possible to make sure that your shares are represented at the meeting.

Our board of directors recommends that you vote FOR the proposal to approve the merger, FOR the proposal to amend our certificate of incorporation to increase the number of authorized shares of common stock and to effect a reverse split, FOR the proposal to approve the 2007 equity incentive plan, and FOR the proposal to approve any adjournment or postponement of the special meeting if necessary to solicit additional proxies.

Sincerely,

/S/    STEVEN M. OYER

Steven M. Oyer

Chief Executive Officer

Saflink Corporation

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this proxy statement or determined whether this proxy statement is truthful or complete. Any representation to the contrary is a criminal offense.

This proxy statement is dated December 28, 2007, and is first being mailed to stockholders on or about January 3, 2007.

SAFLINK CORPORATION

12413 Willows Road NE, Suite 300

Kirkland, Washington 98034

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON THURSDAY, FEBRUARY 7, 2008

TO THE STOCKHOLDERS OF SAFLINK CORPORATION:

Notice is hereby given that a special meeting of the stockholders of Saflink Corporation will be held on Thursday, February 7, 2008, beginning at 10:00 A.M., local time, at the offices of DLA Piper US LLP, 701 Fifth Avenue, Suite 7000, Seattle, Washington, for the following purposes:

1.	To approve the merger of Saflink Corporation and IdentiPHI, Inc. pursuant to the Agreement and Plan of Merger and Reorganization, dated as of August 30, 2007, by and among Saflink, Ireland Acquisition Corporation, a wholly-owned subsidiary of Saflink, and IdentiPHI, Inc., as the same may be amended from time to time, pursuant to which each share of IdentiPHI common stock outstanding at the effective time of the merger will be converted into the right to receive 6.1498 shares of Saflink common stock and IdentiPHI will become a wholly-owned subsidiary of Saflink;

2.	To amend Saflink’s certificate of incorporation to increase the number of shares of common stock authorized for issuance from 200,000,000 shares to 1,500,000,000 shares and to effect a reverse split of Saflink’s outstanding common stock by a ratio of between 1-for-5 and 1-for-15;

3.	To approve the Saflink 2007 Equity Incentive Plan; and

4.	To approve the adjournment or postponement of the special meeting to a later date or dates, if necessary, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposals listed above.

Proposal 1 is conditioned on Proposal 2 and approval of each is required for completion of the merger.

The accompanying proxy statement further describes the matters to be considered at the meeting. A copy of the merger agreement has been included as Annex A to the proxy statement.

Our board of directors has set December 10, 2007, as the record date for the special meeting. Only stockholders of record at the close of business on December 10, 2007, are entitled to notice of and to vote at the special meeting and any adjournments or postponements thereof. Any stockholder entitled to attend and vote at the meeting is entitled to appoint a proxy to attend and vote on such stockholder’s behalf. Such proxy need not be a holder of Saflink common stock. To ensure your representation at the special meeting, please complete and return the enclosed proxy card.

Our board of directors recommends that you vote FOR the proposal to approve the merger, FOR the proposal to amend our certificate of incorporation to increase the number of authorized shares of common stock and to effect a reverse split, FOR the proposal to approve the equity incentive plan, and FOR the proposal to approve any adjournment or postponement of the special meeting if necessary to solicit additional proxies.

By order of the Board of Directors,

/S/ STEVEN M. OYER
Kirkland, Washington	Steven M. Oyer
December 28, 2007	Chief Executive Officer

IMPORTANT:

You are cordially invited to attend the meeting. However, whether or not you plan to attend the meeting in person, please complete, date, and sign the accompanying proxy and mail it promptly in the return envelope to assure that your shares are represented at the meeting. If you attend the meeting, you may choose to vote in person even if you have previously sent in your proxy card.

ADDITIONAL INFORMATION

Our annual report on Form 10-K for the fiscal year ended December 31, 2006 has been included with this proxy statement as a separate enclosure for your convenience.

This document incorporates important business and financial information about us from documents we have filed with the Securities and Exchange Commission and that have not been included in or delivered with this document. Also, please see “Where You Can Find More Information” on page 100 of this proxy statement.

We will provide you with copies of documents that are incorporated by reference in this proxy statement, without charge, upon written or oral request to:

Saflink Corporation

12413 Willows Road NE, Suite 300

Kirkland, Washington 98034

Attention: Investor Relations

Telephone No.: (847) 945-2222

Certain of the incorporated information is also available to investors via our website, www.saflink.com. Information included in our website is not incorporated by reference in this proxy statement.

You may also obtain documents incorporated by reference in this proxy statement by requesting them in writing or by telephone from MacKenzie Partners, Inc., our proxy solicitor, at the following address and telephone number:

MacKenzie Partners, Inc.

105 Madison Avenue

New York, New York 10016

Telephone No.: (800) 322-2885

“Saflink,” “SureAccess,” “NetSign,” “miValet” and “jForte” are trademarks of Saflink Corporation or its subsidiaries, which may be registered in certain jurisdictions. All other trademarks are owned by their respective owners.

“SAFsolution” and “SAFmodule” are trademarks of IdentiPHI, Inc., which may be registered in certain jurisdictions. All other trademarks are owned by their respective owners.

i

ii

iii

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:	Why am I receiving this proxy statement?

A:	We are sending you this proxy statement to help you decide how to vote your shares of Saflink common stock with respect to the proposed merger of Saflink and IdentiPHI.

Our obligations and IdentiPHI’s obligations to complete the merger are subject to the approval of the merger by our stockholders. In addition, we cannot complete the merger unless our stockholders approve the amendment to our certificate of incorporation to increase the number of shares of common stock we are authorized to issue.

We are holding a special meeting of our stockholders to vote on the proposals necessary to complete the merger. Information about the meeting, the merger and the other business to be considered by stockholders is contained in this proxy statement.

We are delivering this document to you as both a proxy statement and a prospectus. It is a proxy statement because our board of directors is soliciting proxies from our stockholders. It is a prospectus because we will exchange shares of our common stock for shares of IdentiPHI in the merger.

Q:	What will happen in the merger?

A:	In the proposed merger, the businesses of Saflink and IdentiPHI will be combined in a stock-for-stock transaction. At the closing, Ireland Acquisition Corporation, a newly formed, wholly-owned subsidiary of Saflink, will merge with IdentiPHI, with IdentiPHI surviving the merger as our wholly-owned subsidiary. In exchange for their shares of IdentiPHI common stock, the former stockholders of IdentiPHI will receive shares of our common stock.

Q:	What will an IdentiPHI stockholder receive if the merger occurs?

A:	In the proposed merger, IdentiPHI’s stockholders will receive 6.1498 shares of our common stock for each share of IdentiPHI common stock owned at the effective time of the merger. This exchange ratio is fixed and will not be adjusted to reflect stock price changes prior to the closing.

Q:	What will a Saflink stockholder receive if the merger occurs?

A.	Saflink’s stockholders will continue to own their existing shares, which will not be affected by the merger. As a result of the merger, Saflink stockholders will own approximately 25% of the common stock of the combined company, computed on a fully-diluted basis, taking into account all outstanding Saflink and IdentiPHI common stock, options, warrants and convertible promissory notes.

Q:	When will the merger be completed?

A:	We expect to complete the merger after all conditions to the merger in the merger agreement are satisfied or waived, including after stockholder approvals are received at the special meeting. We currently expect to complete the merger in the first quarter of 2008. However, it is possible that factors outside of either company’s control could require us to complete the merger at a later time or not to complete it at all.

Q:	When and where is the special meeting?

A:	The special meeting of stockholders will be held at the offices of DLA Piper, 701 Fifth Avenue, Suite 7000, Seattle, Washington at 10:00 AM, local time, on Thursday, February 7, 2008. Subject to space availability, all stockholders as of the record date, or their duly appointed proxies, may attend the meeting. Since seating is limited, admission to the meeting will be on a first-come, first-served basis.

Q:	How does the board of directors recommend that I vote?

A:	Our board of directors unanimously recommends that you vote FOR the proposal to approve the merger, FOR the proposal to amend our certificate of incorporation, FOR the proposal to approve the equity incentive plan and FOR the proposal to adjourn or postpone the meeting if necessary to solicit additional proxies.

Q:	What do I need to do now?

A:	After carefully reading and considering the information contained in this proxy statement, please vote your shares as soon as possible so that your shares will be represented at the special meeting. Please follow the instructions on the proxy card or on the voting instruction form provided by the record holder if your shares are held in the name of your broker or other nominee.

Q:	How do I vote?

A:	You may vote before the special meeting by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed postage paid envelope. You may also cast your vote in person at the special meeting.

If your shares are held in “street name,” through a broker, bank or other nominee, that institution will send you separate instructions describing the procedure for voting your shares. “Street name” stockholders who wish to vote in person at the meeting will need to obtain a proxy form from the institution that holds their shares.

Q:	If my broker or other nominee holds my shares in “street name,” will my broker or nominee vote my shares?

A:	Your broker or other nominee does not have authority to vote on the proposals described in this proxy statement. Your broker or other nominee will vote your shares held by it in “street name” with respect to these matters ONLY if you provide instructions to it on how to vote. Your should follow the directions your broker or other nominee provides.

Q:	What constitutes a quorum?

A:	Stockholders who hold a majority in voting power of our issued and outstanding common stock as of the close of business on the record date and who are entitled to vote must be present or represented by proxy in order to constitute a quorum to conduct business at the special meeting.

Q:	What vote is required to approve each proposal?

A:	To approve the merger: the affirmative vote of a majority of the outstanding shares of our common stock entitled to vote is required to approve the merger, which we refer to in this proxy statement as the “merger proposal.”

To amend the certificate of incorporation: the affirmative vote of a majority of the outstanding shares of our common stock is required to approve the amendment to our certificate of incorporation to increase the authorized number of shares of common stock and to effect the reverse stock split, which we refer to in this proxy statement as the “charter amendment.”

To approve the equity incentive plan: the affirmative vote of a majority of the shares voting on the proposal is required to approve the 2007 equity incentive plan.

To approve the adjournment or postponement of the special meeting: the affirmative vote of a majority of the shares voting on the proposal is required to approve the adjournment or postponement of the special meeting if necessary to solicit additional proxies.

Q:	Can I change my vote after I have delivered my proxy or voting instruction card?

A:	Yes. You can change your vote at any time before your proxy is voted at the special meeting. You can do this in one of three ways:

•	by sending a written notice of revocation to our corporate secretary;

•	by sending a completed proxy card bearing a later date than your original proxy card; or

•	by attending the special meeting and voting in person; however, your attendance alone will not revoke your proxy.

If you choose either of the first two methods, you must take the described action no later than the beginning of the special meeting.

If your shares are held in an account at a broker or other nominee, you should contact your broker or other nominee to change your vote.

Q:	What if I do not vote on the matters related to the merger?

A:	If you fail to vote or fail to instruct your broker or other nominee how to vote on the merger proposal, your failure to vote will have the same effect as a vote against the merger proposal. If you respond with an “abstain” vote, your proxy will have the same effect as a vote against the merger proposal. If you respond but do not indicate how you want to vote on the merger proposal, your proxy will be counted as a vote in favor of the merger proposal.

If you fail to vote or fail to instruct your broker or other nominee how to vote on the charter amendment, your failure to vote will have the same effect as a vote against the charter amendment. If you respond with an “abstain” vote, your proxy will have the same effect as a vote against the charter amendment. If you respond but do not indicate how you want to vote on the charter amendment, your proxy will be counted as a vote in favor of the charter amendment.

The approval of the merger proposal is conditioned on the approval of the charter amendment, and approval of each is required for completion of the merger.

Q:	Do I have appraisal rights?

A:	Holders of Saflink common stock will not be entitled to exercise any appraisal rights in connection with the merger.

Q:	Who can help answer my questions?

A:	If you have additional questions about the merger or if you need assistance in submitting your proxy or voting your shares or need additional copies of this proxy statement or the enclosed proxy card, you should contact MacKenzie Partners, our proxy solicitation agent.

If your shares are held in a stock brokerage account or by a bank or other nominee, you should call your broker or other nominee for additional information.

SUMMARY

This summary highlights selected information contained in this proxy statement and does not contain all of the information that may be important to you. We urge you to read carefully this proxy statement in its entirety, as well as the attached annexes. Additional, important information is also contained in the documents incorporated by reference into this proxy statement; see “Where You Can Find More Information” beginning on page 100. Unless stated otherwise, all reference in this proxy statement to the terms “we,” “us,” and “Saflink” refer to Saflink Corporation, all references to “IdentiPHI” refer to IdentiPHI, Inc., and all references to the merger agreement are to the Agreement and Plan of Merger and Reorganization, dated as of August 30, 2007, by and among Saflink, Ireland Acquisition Corporation and IdentiPHI, a copy of which is attached as Annex A to this proxy statement.

Our board of directors has approved a strategic merger with IdentiPHI combining Saflink and IdentiPHI. We have entered into an agreement and plan of merger with IdentiPHI pursuant to which we will combine businesses through the merger of IdentiPHI with our newly formed, wholly-owned subsidiary, with IdentiPHI thereupon becoming our wholly-owned subsidiary.

In the proposed merger, IdentiPHI stockholders will receive 6.1498 shares of our common stock for each share of IdentiPHI common stock held by them at the effective time of the merger. This exchange ratio is fixed and will not be adjusted to reflect stock price changes prior to the closing. Saflink stockholders will continue to own their existing shares, which will not be affected by the merger. Upon completion of the merger, IdentiPHI’s former stockholders will own approximately 75% of the combined company’s outstanding fully-converted shares and our security holders would continue to hold the remaining 25% of the combined company’s outstanding fully-converted shares, based on the number of shares of Saflink common stock outstanding on December 24, 2007.

The Companies

Saflink Corporation

12413 Willows Road NE, Suite 300

Kirkland, Washington 98034

Attention: Investor Relations

Telephone No.: (847) 945-2222

We offer software solutions that protect intellectual property, secure information assets, control access to physical facilities, and eliminate passwords. Our technologies provide the basis for identity assurance management solutions that allow administrators to verify the identity of users and control access to computer networks, facilities and applications. Our products are designed to eliminate the problems associated with password management by measuring human characteristics such as voiceprint, fingerprint, iris pattern, and facial contours, which are virtually impossible to duplicate. This type of authentication makes it more convenient for end-users to access their computer accounts, while improving the security of these accounts and reducing the overhead costs of maintaining them.

We currently own 1,793,118 shares of common stock of FLO Corporation, representing all of FLO Corporation’s issued and outstanding common stock and approximately 23% of the total voting power of its issued and outstanding capital stock. On December 14, 2007, our board of directors declared a special in-kind dividend of shares of FLO Corporation to our stockholders to effect a pro rata spin-off of all of the shares of FLO Corporation common stock owned by us. Our board of directors set December 24, 2007, as the record date for the special dividend, and we expect the payment date for the special dividend to be January 7, 2008.

The special dividend rate is 0.0111684 shares of FLO Corporation common stock for each share of our common stock held as of the record date. Our stockholders will not receive fractional shares of FLO Corporation common stock in the distribution. As a result, no stockholder holding fewer than 90 shares of our common stock as of the record date will receive shares of FLO Corporation common stock in the spin-off. Rather than distribute fractional shares, the distribution agent will combine the fractions, sell the shares in the open market and distribute the proceeds to our stockholders who would have received fractional shares. The distribution agent will, at its sole discretion and without influence by us or FLO Corporation, determine when, how, through which broker-dealer and at what price to make these sales.

We believe the distribution of FLO Corporation common stock and cash instead of fractional shares will be a taxable distribution, treated first as a dividend to the extent of our 2008 earnings and profits, then as a return of capital to the extent of the stockholder’s adjusted tax basis in the stockholders’ shares of our common stock, and thereafter as capital gain. We will provide sufficient information to our stockholders to inform stockholders of the value of the FLO Corporation common stock distributed and the amount, if any, of dividend income. A distribution can be characterized as a dividend based on the distribution being treated as made out of either the corporation’s accumulated earnings and profits or, under the so-called “nimble dividend” rule, out of the earnings and profits of the corporation’s taxable year in which the distribution is made, computed as of the end of the corporation’s taxable year, even if accumulated earnings and profits are a deficit. We believe that we do not currently have any accumulated earnings and profits for U.S. federal income tax purposes, and that we will not have any accumulated earnings and profits as of the dividend payment date in January 2008. A distribution in January 2008 can, however, be treated as a dividend if we have earnings and profits for our 2008 taxable year, computed as of the end of our taxable year on December 31, 2008. Although we do not anticipate 2008 earnings and profits, it will not be known until December 31, 2008, whether we will have any current year earnings and profits supporting characterization of any amounts as ordinary dividend income.

For additional information about us and our business, see “The Merger — The Companies — Saflink” beginning on page 24, “Additional Information” section at the beginning of this document, and “Where You Can Find More Information” on page 100 of this proxy statement.

IdentiPHI, Inc.

13809 Research Blvd, Suite 275

Austin, Texas 78750

Attention: Investor Relations

Telephone No.: (512) 492-6220

IdentiPHI is an innovative technology company offering a comprehensive suite of enterprise security solutions and consulting services. IdentiPHI provides flexible tools that meet or exceed current legislation requirements to strengthen identity management and authentication systems. IdentiPHI is defining security technology to meet the evolving challenges of today’s fast-paced business needs through its role as a technology provider, system integratory and security consultant.

For additional information about IdentiPHI and its business, see “The Merger — The Companies — IdentiPHI” beginning on page 24, “Additional Information” section at the beginning of this document, and “Where You Can Find More Information” on page 100 of this proxy statement.

Ireland Acquisition Corporation

Ireland Acquisition Corporation is a Delaware corporation and our wholly-owned subsidiary. We organized Ireland Acquisition Corporation solely for the purpose of entering into the merger agreement with IdentiPHI and effecting the merger. Upon completion of the merger, Ireland Acquisition Corporation will merge with and into IdentiPHI, and IdentiPHI will become our wholly-owned subsidiary.

Ireland Acquisition Corporation has not conducted any business operations other than those incidental to its formation and the matters contemplated by the merger agreement. Ireland Acquisition Corporation will cease to exist following its merger with and into IdentiPHI.

The Merger

We have agreed to the combination of Saflink and IdentiPHI under the terms of the merger agreement described in this proxy statement. We have attached the merger agreement as Annex A to this proxy statement. We encourage you to read the merger agreement in its entirety.

Under the terms of the merger agreement, Ireland Acquisition Corporation, our newly formed, wholly-owned subsidiary, will merge with and into IdentiPHI and the separate corporate existence of Ireland Acquisition Corporation will cease. IdentiPHI will be the surviving corporation in the merger and will continue as our wholly-owned subsidiary.

Upon completion of the merger, IdentiPHI stockholders will be entitled to receive 6.1498 shares of our common stock for each share of IdentiPHI common stock held by them at the effective time of the merger. This exchange ratio is fixed and will not be adjusted to reflect stock price changes prior to the closing.

Our stockholders will continue to own their existing shares of our common stock.

Our obligations and IdentiPHI’s obligations to complete the merger are subject to, among other things, the approval of the merger by our stockholders. In addition, we cannot complete the merger unless our stockholders approve the amendment to our certificate of incorporation to increase the number of shares of common stock we are authorized to issue.

We expect to complete the merger after all conditions to the merger in the merger agreement are satisfied or waived, including after stockholder approvals are received at the special meeting. We currently expect to complete the merger in the first quarter of 2008. However, it is possible that factors outside of either company’s control could require us to complete the merger at a later time or not to complete it at all.

We encourage you to read the merger agreement carefully because it is the legal document that governs the merger and related matters. For more information on the merger agreement, see “The Merger Agreement” beginning on page 43.

Directors and Executive Management Following the Merger

Our board of directors after the merger will consist of four directors. Steven M. Oyer, our Chief Executive Officer, or CEO, will remain CEO of the combined company and a member of the board of directors. Peter Gilbert, IdentiPHI’s CEO and a member of its board of directors, will become vice chairman and senior vice president of sales and marketing of the combined company. Jeffrey T. Dick, our Chief Financial Officer, or CFO, will remain CFO of the combined company.

In addition to Mr. Oyer, Asa Hutchinson, a current board member, will remain a member of the board of directors of the combined company. IdentiPHI has designated Christer Bergman and Jacques Bouhet as the remaining two members of the board of directors.

For a more complete discussion of our directors and management, see “The Merger — Board of Directors and Management Following the Merger” beginning on page 41.

Recommendations of Board of Directors

After careful consideration, our board of directors unanimously recommends that you vote FOR the merger proposal, FOR the charter amendment, FOR the approval of the equity incentive plan and FOR the adjournment or postponement of the special meeting if necessary to solicit additional proxies.

For a complete description of the reasons for the merger and the recommendations of our board of directors, see “The Merger — Reasons for the Merger” beginning on page 28, and “Matters Being Submitted to a Vote of Saflink Stockholders” beginning on page 91.

Opinion of Financial Advisor

Our board of directors considered the analyses of Cogent Valuation, and Cogent Valuation rendered an opinion that, as of August 30, 2007, and based upon and subject to the factors and assumptions set forth in the opinion, the merger was fair, from a financial point of view, to Saflink and our stockholders. The full text of the written opinion of Cogent Valuation, dated August 30, 2007, which sets forth the assumptions made, matters considered and limitations on the review undertaken with the opinion, is attached as Annex D to this proxy statement. We urge you to read the opinion in its entirety.

Cogent Valuation provided its opinion for the information and assistance of our board of directors in connection with its consideration of the merger. The Cogent Valuation opinion is not intended and does not constitute a recommendation to any stockholder as to how that stockholder should vote or act with respect to the proposed merger or any other matter described in this proxy statement. Cogent Valuation was not requested to opine as to, and its opinion does not in any manner address, our underlying business decision to proceed with or effect the merger. The summary of the Cogent Valuation opinion in this proxy statement is qualified in its entirety by reference to the full text of the opinion.

Pursuant to our engagement agreement with Cogent Valuation, we paid Cogent Valuation $50,000 upon the execution of the engagement agreement and an additional $50,000 upon delivery of its opinion. No portion of Cogent Valuation’s fee is contingent upon the consummation of the merger.

For a more complete description of Cogent Valuation’s opinion, see “The Merger — Opinion of our Financial Advisor” beginning on page 32. See also Annex D to this proxy statement.

Interests of Directors and Executive Officers in the Merger

You should be aware that some of our directors and officers have interests in the merger that are different from, or are in addition to, the interests of stockholders generally. These interests relate to the granting of certain equity-based compensation awards to our executive officers, the acceleration of certain restricted stock awards held by our directors, the appointment of Steven M. Oyer, currently our CEO and a member of our board of directors, as CEO of the combined company, the appointment of Jeffrey T. Dick, currently our CFO, as CFO of the combined company, and the appointment of Asa Hutchinson, a current member of our board of directors, as a member of the board of directors of the combined company.

For a further discussion of interests of our directors and executive officers in the merger, see “The Merger — Interests of Directors and Executive Officers in the Merger” beginning on page 38.

Material U.S. Federal Income Tax Consequences of the Merger

We intend for the merger to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code for U.S. federal income tax purposes. Our stockholders will not exchange their common stock in the merger and accordingly will not recognize any taxable gain or loss as a result of the merger.

For a more complete description of the material U.S. federal income tax consequences of the merger, see “The Merger — Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 40.

The tax consequences of the merger to you may depend on your own situation. In addition, you may be subject to state, local or foreign tax laws that are not addressed in this proxy statement. We urge you to consult with your own tax advisor for a full understanding of the tax consequences of the merger to you.

Accounting Treatment of the Merger

The merger will be accounted for as a reverse acquisition by IdentiPHI of Saflink under the purchase method of accounting according to U.S. generally accepted accounting principals.

For a more complete description of the accounting treatment of the merger, see “The Merger — Accounting Treatment of the Merger” beginning on page 41.

No Appraisal Rights

Under Section 262 of the General Corporation Law of the State of Delaware, the holders of our common stock do not have appraisal rights in connection with the merger.

Conditions to Completion of the Merger

We expect to complete the merger after all conditions to the merger in the merger agreement are satisfied or waived, including after we receive stockholder approval at the special meeting. We currently expect to complete the merger during the first quarter of 2008. However, it is possible that factors outside of our control could require us to complete the merger at a later time or not to complete it at all.

Each party’s obligation to complete the merger is subject to the satisfaction or waiver of various conditions, including the following:

•	receipt of the approval by our stockholders;

•	the SEC declaring effective the registration statement, of which this proxy statement is a part, and the registration statement not being subject to any stop order or threatened stop order;

•	no injunction, restraints, legal restraints or prohibitions preventing the consummation of the merger;

•	receipt of required governmental consents and authorizations;

•	execution of employment agreements with certain individuals;

•	accuracy of the other party’s representations and warranties in the merger agreement, including their representation that no material adverse change has occurred;

•	receipt of consent to assignment of certain agreements with third parties;

•	receipt of evidence that no IdentiPHI debt remains outstanding; and

•	the other party’s compliance with its obligations under the merger agreement.

The merger agreement provides that any or all of these conditions may be waived by us or IdentiPHI. We do not currently expect to waive any material condition to the completion of the merger. If either we or IdentiPHI determines to waive any condition to the merger that would result in a material and adverse change in the terms of the merger to our stockholders, we would resolicit proxies from our stockholders.

For a more complete discussion of the conditions to the merger, see “The Merger Agreement — Conditions to Completion of the Merger” beginning on page 50.

No Solicitation of Other Offers

In the merger agreement, each of the parties has agreed that it will not directly or indirectly:

•	solicit, initiate or encourage any acquisition proposal; or

•	engage in any discussions or negotiations with, or disclose any nonpublic information to, any person considering making an acquisition proposal.

The merger agreement does not, however, prohibit us from considering an acquisition proposal from a third party if certain specified conditions are met. For a discussion of the prohibition on solicitation of acquisition proposals from third parties, see “The Merger Agreement — We Are Prohibited From Soliciting Takeover Proposals” beginning on page 48.

Termination of the Merger Agreement

Generally, the merger agreement may be terminated or abandoned at any time prior to completion of the merger (including after stockholder approval) in the following circumstances:

•	by mutual written consent of us and IdentiPHI;

•	by either party, if:

•	the SEC declares the registration statement effective but the merger is not consummated on or before February 29, 2008;

•	the merger is not consummated on or before March 31, 2008;

•

the other party breaches any of its representations, warranties or obligations in the merger agreement in a way that the related condition would not be satisfied, and this breach is not cured within ten days;

•	an injunction or other order of a court prevents the consummation of the merger; or

•	our stockholders do not approve the merger at the special meeting or any adjournment or postponement thereof.

Termination Fees and Expenses

Each of the parties is responsible for its own costs and expenses in connection with the merger and the merger agreement. If either party terminates the agreement because the other party breached any of its representations, warranties or obligations in the merger agreement in a way that the related condition would not be satisfied, and this breach was not cured within ten days, then the breaching party shall reimburse the other party’s costs and expenses up to $250,000.

Special Meeting of Stockholders

The special meeting will be held at the offices of DLA Piper, 701 Fifth Avenue, Suite 7000, Seattle, Washington beginning at 10:00 AM, local time, on Thursday, February 7, 2008. At the special meeting, you will be asked to:

•	approve the merger;

•	amend our certificate of incorporation to increase the number of authorized shares of common stock and to effect a reverse stock split;

•	approve the Saflink 2007 Equity Incentive Plan; and

•	approve the adjournment or postponement of the special meeting if necessary to solicit additional proxies.

The approval of the merger proposal is conditioned on the approval of the charter amendment, and approval of each is required for completion of the merger.

Our board of directors recommends that you vote FOR all of the proposals set forth above, as more fully described under “Special Meeting of Stockholders” beginning on page 9.

Amendment to Certificate of Incorporation — Increase of Authorized Capital Stock and Reverse Stock Split

At the special meeting, you will be asked to approve an amendment to our certificate of incorporation increasing the number of authorized shares of common stock from 200,000,000 to 1,500,000,000, which we refer to in this proxy statement as the “charter amendment.” The charter amendment will not change the number of authorized shares of preferred stock. The charter amendment also would amend our certificate of incorporation to effect a reduction in the aggregate number of our common stock outstanding through a reverse stock split of our common stock on a ratio of between 1-for-5 and 1-for-15. Approval by our stockholders of the charter amendment is a condition to closing under the merger agreement and is necessary for us to have the ability to issue shares of our common stock to IdentiPHI’s stockholders pursuant to the merger.

If the charter amendment is approved by our stockholders and the merger is to be completed, we plan to file the charter amendment prior to the merger. We reserve the right to abandon the charter amendment at any time prior to the filing of the charter amendment with the Secretary of State of the State of Delaware, including after approval of stockholders has been obtained.

For a more complete discussion of the charter amendment, see “Matters Being Submitted to a Vote — Proposal No. 2 — The Charter Amendment” beginning on page 91.

Stockholder Vote Required

The affirmative vote of a majority of the outstanding shares of our common stock entitled to vote is required to approve the merger. If you fail to vote or fail to instruct your broker or other nominee how to vote on the merger proposal, your failure to vote will have the same effect as a vote against the merger proposal. If you respond with an “abstain” vote, your proxy will have the same effect as a vote against the merger proposal. If you respond but do not indicate how you want to vote on the merger proposal, your proxy will be counted as a vote in favor of the merger proposal.

The affirmative vote of a majority of the outstanding shares of our common stock is required to approve the amendment to our certificate of incorporation to increase the authorized number of shares of common stock and to effect the reverse split. If you fail to vote or fail to instruct your broker or other nominee how to vote on the charter amendment, your failure to vote will have the same effect as a vote against the charter amendment. If you respond with an “abstain” vote, your proxy will have the same effect as a vote against the charter amendment. If you respond but do not indicate how you want to vote on the charter amendment, your proxy will be counted as a vote in favor of the charter amendment.

The affirmative vote of a majority of the shares voting on the proposal is required to approve the 2007 equity incentive plan and the adjournment or postponement of the special meeting if necessary to solicit additional proxies.

Voting by Directors and Executive Officers

On December 10, 2007, the record date set by our board of directors, our directors and executive officers owned and were entitled to vote 10,724,208 shares of our common stock, or approximately 6.7% of the total voting power of our shares of common stock outstanding on that date. To our knowledge, our directors and executive officers intend to vote their shares in favor of the proposals described in the preceding paragraphs.

Summary Historical Financial Data for Saflink

The following table sets forth certain of our historical financial data as of and for each of the periods indicated. The financial information for the years ended December 31, 2002, 2003, 2004, 2005, and 2006, and as of December 31, 2002, 2003, 2004, 2005, and 2006, is derived from our audited consolidated financial statements. The financial information as of and for the nine-month periods ended September 30, 2006, and 2007, is derived from our unaudited consolidated financial statements. In our opinion, such unaudited consolidated financial statements include all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of our financial position and results of operations for such periods. Interim results for the nine months ended September 30, 2007, are not necessarily indicative of, and are not projections for, the results to be expected for the full year ending December 31, 2007.

You should read the selected historical financial information below together with our consolidated financial statements, the notes related thereto and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in our annual report on Form 10-K for the fiscal year ended December 31, 2006, which is incorporated by reference in this proxy statement and a copy of which has been included in the mailing of this proxy statement for your convenience.

	Nine Months Ended September 30,		Year Ended December 31,
	2007	2006	2006		2005	2004	2003	2002
			(in thousands except per share data)
Summary Operating Data
Revenue	$775	$3,459	$4,161		$7,116	$6,398	$2,015	$2,006
Net loss	(8,257)	(95,380)	(120,114	)(1)	(47,037)	(15,937)	(10,736)	(6,223)
Preferred stock dividend and accretion	—	—	—		—	—	—	(4,731)
Modification of warrants	—	(585)	(611)		(59)	(2,167)	—	—
Loss on early extinguishment of convertible debt	(284)	—	—		—	—	—	—
Gain on sale of Registered Traveler business	7,973	—	—		—	—	—	—
Net loss attributable to common stockholders	(568)	(95,965)	(120,725	)(1)	(47,096)	(18,104)	(10,736)	(10,954)
Basic and diluted loss per common share attributable to common stockholders	$(0.00)	$(1.09)	$(1.36)		$(0.56)	$(0.36)	$(0.42)	$(0.73)
Weighted average number of common shares	135,877	88,203	89,035		84,125	50,125	25,505	14,919

	As of September 30,		As of December 31,
	2007		2006		2005	2004	2003	2002
			(in thousands)
Summary Balance Sheet Data
Total assets	$2,802		$3,454	(1)	$114,102	$146,222	$12,848	$8,618
Total liabilities	3,704		8,805		5,683	7,027	1,747	1,355
Working capital (deficit)	(955)		(6,321)		11,770	19,261	6,711	7,064
Current portion of convertible debt, net of discounts	298		4,619		—	—	—	—
Note payable to related party	1,650		1,250		1,250	1,250	—	—
Stockholders’ equity (deficit)	(902)		(5,351)		108,419	139,195	11,101	7,263

(1)	The net loss for the year ended December 31, 2006, included impairment losses on goodwill and intangible assets of approximately $91.5 million, which reduced the balance of goodwill and intangible assets to zero as of December 31, 2006.

Summary Historical Financial Data for IdentiPHI

The following table sets forth certain of IdentiPHI’s historical financial data as of and for each of the periods indicated. The financial information for the year ended December 31, 2006, and for the period from October 1, 2005 (inception) through December 31, 2005, and as of December 31, 2005, and 2006, is derived from IdentiPHI’s audited financial statements which are included elsewhere in this proxy statement. The financial information as of and for the nine-month period ended September 30, 2007, is derived from IdentiPHI’s unaudited financial statements which are included elsewhere in this proxy statement. In IdentiPHI’s opinion, such unaudited financial statements include all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of its financial position and results of operations for such periods. Interim results for the nine months ended September 30, 2007, are not necessarily indicative of, and are not projections for, the results to be expected for the full year ending December 31, 2007.

You should read the selected historical financial information below together with IdentiPHI’s financial statements and the notes related thereto contained in IdentiPHI’s financial statements which are included elsewhere in this proxy statement.

	Nine Months Ended September 30, 2007	Year Ended December 31, 2006	Period from October 1, 2005 (inception) through December 31, 2005
		(in thousands)
Summary Operating Data
Revenue	$2,381	$5,501	$233
Cost of sales	1,802	4,895	268
Gross profit	579	606	(35)
Operating expenses	1,932	2,337	469
Other income (expense)	(99)	(117)	(5)
Net loss	$(1,452)	$(1,848)	$(509)

	September 30, 2007	December 31, 2006	December 31, 2005
		(in thousands)
Summary Balance Sheet Data
Total assets	$1,346	$1,910	$26
Total liabilities	1,627	4,267	536
Member deficit	(281)	(2,357)	(509)

Summary Unaudited Pro Forma Condensed Combined Consolidated Financial Data

The following summary unaudited pro forma condensed combined consolidated financial information is designed to show how the merger of Saflink and IdentiPHI might have affected historical financial statements if the merger had been completed at an earlier time and was prepared based on our reported historical financial results and IdentiPHI’s historical financial results included elsewhere in this proxy statement. The following should be read in connection with “Unaudited Pro Forma Condensed Combined Consolidated Financial Statements” beginning on page 53, our audited consolidated financial statements, which are incorporated by reference into this proxy statement, and IdentiPHI’s audited financial statements, which are included elsewhere in this proxy statement.

The unaudited pro forma condensed combined consolidated statements of operations data for the nine months ended September 30, 2007, and for the year ended December 31, 2006, give effect to the merger as if it had occurred on January 1, 2006. The unaudited pro forma balance sheet data assumes that the merger took place on September 30, 2007, and combines our historical consolidated balance sheet data as of September 30, 2007, with IdentiPHI’s historical balance sheet data as of September 30, 2007.

The pro forma condensed combined consolidated financial data is presented for illustrative purposes only and is not necessarily indicative of the financial condition or results of operations of future periods or the financial condition or results of operations that actually would have been realized had the entities been a single company during these periods.

	Pro Forma Combined Nine Months Ended September 30, 2007	Pro Forma Combined Year Ended December 31, 2006
	(in thousands, except per share data)
Summary Operating Data
Net revenue	$3,005	$9,662
Operating loss	(5,770)	(119,519)
Net loss from continuing operations	(9,850)	(121,962)
Basic and diluted net loss per common share	$(0.01)	$(0.16)
Weighed average number of common shares outstanding	795,051	748,209

	Pro Forma Combined as of September 30, 2007
	(in thousands)
Summary Balance Sheet Data
Cash and cash equivalents	$1,927
Goodwill	11,558
Total assets	15,706
Total liabilities	2,800
Total stockholders’ equity	12,906

Comparative Per Share Data (Unaudited)

The following table shows per share data regarding the loss from continuing operations, book value per share and cash dividends for Saflink and IdentiPHI on a historical, pro forma combined basis. The pro forma loss from continuing operations information was computed as if the merger had been completed on January 1, 2006. The pro forma book value per share information was computed as if the merger had been completed on September 30, 2007. The IdentiPHI pro forma equivalent information was calculated by multiplying the corresponding pro forma combined data by the exchange ratio of 6.1498 to 1.0. This information shows how each share of IdentiPHI common stock would have participated in the combined companies’ loss from continuing operations and book value per share if the merger had been completed on the relevant dates. These amounts do not necessarily reflect future per share amounts of earnings (losses) from continuing operations and book value per share of the combined company, nor does it consider the effect of a reverse stock split.

The following unaudited comparative per share data is derived from the historical consolidated financial statements of each of Saflink and IdentiPHI. The information below should be read in conjunction with “Unaudited Pro Forma Condensed Combined Consolidated Financial Data” beginning on page 53. Audited consolidated financial statements and accompanying notes of Saflink, which are incorporated by reference into this proxy statement, and the audited consolidated financial statements and accompanying notes of IdentiPHI, which are included elsewhere in this proxy statement.

	As of and for the Nine Months Ended September 30, 2007				As of and for the Year Ended December 31, 2006
	Historical		Pro Forma		Historical		Pro Forma
	Saflink	IdentiPHI	Saflink/ IdentiPHI Combined	IdentiPHI Equivalent (2)	Saflink	IdentiPHI	Saflink/ IdentiPHI Combined	IdentiPHI Equivalent (2)
Basic and diluted net loss per share from continuing operations	$(0.00)	N/A	$(0.01)	$(0.06)	$(1.35)	N/A	$(0.16)	$(0.98)
Book value per share at period end (1)	(0.00)	N/A	0.00	0.00	(0.06)	N/A	N/A	N/A
Cash dividends declared per share	—	—	—	—	—	—	—	—

(1)	The historical book value per share of Saflink common stock is computed by dividing common stockholders’ equity at period end by the number of shares of common stock outstanding at the respective period end. The historical book value per share for IdentiPHI is unavailable as IdentiPHI was a limited liability company during the periods presented and had no outstanding common stock. The pro forma net book value per share of the combined company’s common stock is computed by dividing the pro forma common stockholders’ equity by the pro forma number of shares of common stock outstanding at the respective period end, assuming the merger had been completed on that date.
(2)	The pro forma loss and book value per equivalent IdentiPHI share is calculated by multiplying the pro forma per share amounts by the fixed exchange ratio of 6.1498 shares of Saflink common stock for each share of IdentiPHI common stock.

Market Prices and Dividend Information

Stock Prices

Our common stock is currently quoted on the OTC Bulletin Board under the symbol “SFLK,” and was previously quoted on the Nasdaq Capital Market under the symbol “SFLK” through March 19, 2007. IdentiPHI common stock is privately held and does not trade on any public market.

The following table sets forth, for the calendar quarters indicated, the high and the low reported closing prices per share of our common stock as reported on the Nasdaq Capital Market and the OTC Bulletin Board, respectively. Our fiscal year ends on December 31 of each year.

	Saflink Common Stock
	High	Low
2005
First Quarter	$2.72	$1.75
Second Quarter	2.25	1.55
Third Quarter	1.64	1.01
Fourth Quarter	1.22	0.75
2006
First Quarter	1.07	0.75
Second Quarter	0.82	0.37
Third Quarter	0.45	0.23
Fourth Quarter	0.36	0.07
2007
First Quarter	0.15	0.08
Second Quarter	0.09	0.03
Third Quarter	0.09	0.03
Fourth Quarter (through December 24, 2007)	0.08	0.03

On August 30, 2007, the last trading day prior to the public announcement of the signing of the merger agreement, the last sale price per share of our common stock as reported on the OTC Bulletin Board was $0.08. On December 24, 2007, the most recent practicable date prior to the mailing of this proxy statement, the last sale price per share of our common stock as reported on the OTC Bulletin Board was $0.055.

Dividends

We have never paid or declared cash dividends on our common stock, and we do not intend to pay or declare cash dividends on our common stock in the foreseeable future. However, on December 14, 2007, our board of directors declared a special in-kind dividend of shares of FLO Corporation to our stockholders to effect a pro rata spin-off of all of the shares of FLO Corporation common stock owned by us. Our board of directors set December 24, 2007, as the record date for the special dividend, and we expect the payment date for the special dividend to be January 7, 2008.

IdentiPHI has never paid or declared cash dividends on its common stock, and it does not intend to pay or declare cash dividends on its common stock in the foreseeable futures.

Other than the spin-off of the shares of FLO Corporation common stock we hold, we and IdentiPHI have agreed not to pay dividends pending the completion of the merger without the written consent of the other. The board of directors of the combined company will determine the new dividend policy, but is expected that no dividends will be paid in the foreseeable future.

Cautionary Statement Regarding Forward-Looking Information

We make forward-looking statements in this proxy statement and in the documents that are incorporated by reference. These forward-looking statements relate to outlooks or expectations for earnings, revenues, expenses, asset quality or other future financial or business performance, strategies or expectations, or the impact of legal, regulatory or supervisory matters on business, results of operations or financial condition. Specifically, forward looking statements may include:

•	statements relating to the benefits of the merger, including anticipated synergies and cost savings estimated to result from the merger;

•	statements relating to future business prospects, revenue, income and financial condition; and

•	statements preceded by, followed by or that include the words “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “target” or similar expressions.

These statements reflect management judgment based on currently available information and involve a number of risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. With respect to these forward-looking statements, our management and IdentiPHI’s management has made assumptions regarding, among other things, product sales, business performance, operating costs and the commercial competitive environment.

Future performance cannot be ensured. Actual results may differ materially from those in the forward-looking statements. Some factors that could cause actual results to differ include:

•	the risk that the businesses will not be integrated successfully;

•	expected cost savings from the merger may not be fully realized within the expected time frames or at all;

•	revenues following the merger may be lower than expected;

•	the effects of vigorous competition in the markets in which Saflink and IdentiPHI operate;

•	the ability of the combined company to obtain equity or debt financing on terms favorable to it or at all;

•	changes in general economic and market conditions; and

•	other risks referenced from time to time in filings with the SEC and those factors listed or incorporated by reference into this proxy statement under “Risk Factors” beginning on page 17.

We caution you not to place undue reliance on any forward-looking statement, which speak only as of the date on which it is made, or in the case of a document incorporated by reference, as of the date of that document. Except as required by law, neither we nor IdentiPHI undertake any obligation to publicly update or release any revisions to these forward-looking statements to reflect any events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in reports we file with the SEC. See “Where You Can Find More Information” beginning on page 100 for a list of the documents incorporated by reference.

RISK FACTORS

In addition to the other information contained in or incorporated by reference into this proxy statement, you should carefully consider the following risk factors in deciding how to vote on the merger. In addition, you should carefully consider the risks described in our most recent annual report on Form 10-K and most recent quarterly report on Form 10-Q (as amended), which have been incorporated by reference into this proxy statement, because these risks will also relate to the combined company. We have included in the mailing of this proxy statement copies of our most recent annual report on Form 10-K for your convenience.

Continuation of Saflink and IdentiPHI on a Going Concern Basis

Each of Saflink and IdentiPHI have received audit opinions with explanatory paragraphs regarding their ability to continue as a going concern. The audit report of our independent registered public accounting firm issued on our audited financial statements for the fiscal year ended December 31, 2006, and IdentiPHI’s audit report of its independent public accounting firm issued on its audited financial statements for the fiscal year ended December 31, 2006, each contain explanatory paragraphs regarding the applicable company’s ability to continue as a going concern. Our financial statements do not include any adjustments that might result from the outcome of this uncertainty.

The issuance of shares of our common stock to IdentiPHI stockholders in the merger will substantially reduce the percentage interests of our stockholders.

If the merger is completed, we will issue up to approximately 615 million shares of our common stock in the merger. The exchange ratio is fixed and will not be adjusted to reflect stock price changes prior to the closing. In addition, we expect to issue up to approximately 46 million shares of our common stock prior to the merger upon conversion of outstanding promissory notes. Based on the number of shares of our common stock outstanding on our record date, the former stockholders of IdentiPHI will own, in the aggregate, approximately 75% of the shares of common stock of the combined company immediately after the merger, assuming the conversion of all securities convertible into shares of our common stock. Our issuance of shares of our common stock to IdentiPHI stockholders in the merger and upon conversion of outstanding promissory notes will cause a significant reduction in the relative percentage interest of current Saflink stockholders in earnings, voting, liquidation value and book and market value.

Uncertainty about the merger and diversion of management’s attention could harm us, IdentiPHI or the combined company, whether or not the merger is completed.

In response to the announcement of the merger, existing or prospective customers or suppliers of Saflink or IdentiPHI may delay or defer their purchasing or other decisions concerning Saflink or IdentiPHI, or they may seek to change their existing business relationship. In addition, as a result of the merger, current and prospective employees could experience uncertainty about their future with Saflink or IdentiPHI or the combined company. These uncertainties may impair each company’s ability to retain, recruit or motivate key personnel. Completion of the merger will also require a significant amount of time and attention from management. The diversion of management’s attention away from ongoing operations could adversely affect ongoing operations and business relationships.

Failure to complete the merger could adversely affect our business, prospects, stock price, and financial results.

Completion of the merger is conditioned upon, among other things, approval of the merger by our stockholders, the receipt of required governmental consents and authorizations, and approval of those persons whose consent or approval is required under certain agreements. There is no assurance that we will receive the necessary approvals or satisfy the other conditions to the completion of the merger. Failure to complete the proposed merger would prevent us from realizing the anticipated benefits of the merger. We will also remain liable for significant transaction costs, including legal, accounting and financial advisory fees. In addition, the market price of our common stock may reflect various market assumptions as to whether the merger will occur. Consequently, the completion of, or failure to complete, the merger could result in a significant change in the market price of our common stock.

If the charter amendment is not approved by stockholders or if the merger is not completed, Mr. Kiphart’s agreement to convert all of the outstanding principal and accrued but unpaid interest on outstanding promissory notes will terminate. As a result, Mr. Kiphart will be entitled to exercise his rights as a creditor under his outstanding promissory notes and under applicable law. Because we do not have sufficient funds to pay Mr. Kiphart the amount due and payable under his outstanding promissory notes, if Mr. Kiphart exercised his rights as a creditor we may be required to reduce the scope of our business or cease our operations.

The anticipated benefits of the merger may not be realized fully or at all or may take longer to realize than expected.

The merger involves the integration of two companies that have previously operated independently with principal offices in two distinct locations. We and IdentiPHI have conducted only limited planning regarding the integration of the two companies. The combined company will be required to devote significant management attention and resources to integrating the two companies. Delays in this process could adversely affect the combined company’s business, operations financial results, financial condition and stock price. Even if we and IdentiPHI were able to integrate our business operations successfully, there can be no assurance that this integration will result in the realization of the full benefits of synergies, cost savings, innovation and operational efficiencies that may be possible from this integration or that these benefits will be achieved within a reasonable period of time.

Because the exchange ratio is fixed, we cannot be sure of the market value of the shares of our common stock that we will issue to IdentiPHI stockholders.

In the proposed merger, IdentiPHI stockholders will receive 6.1498 shares of our common stock for each share of IdentiPHI common stock held by them at the effective time of the merger. This exchange ratio is fixed and will not be adjusted to reflect stock price changes prior to the closing. There will be no adjustment to this exchange ratio for changes in the market price of either our common stock or the fair market value of IdentiPHI common stock. In addition, neither company may terminate the merger agreement or “walk away” from the merger solely because of changes in the market price or fair market value of either company’s common stock. Therefore, if the market value of our common stock or the fair market value of IdentiPHI common stock changes relative to the value of the other, there will not be a change, either upward or downward, in the aggregate number of shares of our common stock to be issued to IdentiPHI stockholders in the merger. Accordingly, the market value of the shares of our common stock we issue will depend on the market value of shares of our common stock at the time we complete the merger and could vary significantly from the market value on the date of this proxy statement or the date of the special meeting.

The merger could adversely affect combined financial results.

We and IdentiPHI expect to incur direct transaction costs of approximately $700,000 in connection with the merger. If the benefits of the merger do not exceed the costs associated with the merger, including any dilution to our stockholders and IdentiPHI stockholders resulting from the issuance of shares in connection with the merger and upon conversion of outstanding promissory notes, the combined company’s financial results, including earnings per share, could be adversely affected.

Because certain directors and executive officers of Saflink have interests in seeing the merger completed that are different from those of our other stockholders, these persons may have conflicts of interest in supporting the merger and recommending that you vote to approve the merger.

Some of our directors and executive officers have arrangements or other interests in the merger that are different from your interests. These interests relate to the treatment of equity-based compensation awards held by our directors and executive officers, the appointment of Steven M. Oyer, currently our CEO and a member of our board of directors, as CEO of the combined company, the appointment of Jeffrey T. Dick, currently our CFO, as CFO of the combined company, and the appointment of Asa Hutchinson, currently a member of our board of directors, as a member of the board of directors of the combined company. In addition, while our other current directors will not become directors of the combined company after the merger, the combined company will indemnify and maintain liability insurance for each of the directors’ services as directors before the merger. Relatedly, certain shares of restricted stock held by our current directions will fully vest and become unrestricted upon the closing of the merger. As a result, our directors and executive officers could be more likely to support the merger or recommend that you vote to approve the merger than if they did not have these interests.

Saflink and IdentiPHI have accumulated significant losses and the combined company may not be able to generate significant revenue or any net income in the future, which would negatively impact our ability to run our business.

We have accumulated net losses of $281.9 million from our inception through December 31, 2006. IdentiPHI has accumulated net losses of $1.85 million through December 31, 2006. Both companies have continued to accumulate losses after December 31, 2006, to date, and we may be unable to generate significant revenue or any net income in the future. We have funded our operations primarily through the issuance of equity and debt securities to investors and may not be able to generate a positive cash flow in the future. If the combined company is unable to generate sufficient cash flow from operations, we will need to seek additional funds through the issuance of additional equity or debt securities or other sources of financing. We may not be able to secure such additional financing on favorable terms, or at all. In addition, if our stockholders do not approve the charter amendment, we will likely have insufficient shares available to seek additional funds through the issuance of equity securities. Any additional financings will likely cause substantial dilution to existing stockholders. If we are unable to obtain necessary additional financing, we may be required to reduce the scope of, or cease, our operations.

Resales of shares of our common stock following the merger may cause the market price of our common stock to fall.

As of August 30, 2007, we had approximately 161 million shares of common stock outstanding and approximately 26 million shares of common stock subject to outstanding options, warrants or other rights to purchase or acquire our shares. We expect that we will issue approximately 615 million shares of common stock in connection with the merger. We also expect to issue approximately 46 million shares of common stock in connection with the conversion of outstanding promissory notes. The issuance of these new shares of our common stock and the sale of additional shares of our common stock that may become eligible for sale in the public market from time to time upon the exercise or conversion of options, warrants and promissory notes could have the effect of depressing the market price for shares of our common stock.

Following the merger, a few stockholders will own a large percentage of our shares, and these stockholders could significantly influence our affairs which may preclude other stockholders from being able to influence stockholder votes.

Following the merger, five of the stockholders of the combined company will beneficially own in excess of 79% of our outstanding common stock. Because of this substantial ownership, if they decided to act together they would be able to significantly influence the vote on those corporate matters to be decided by our stockholders. Such concentrated ownership may decrease the value of our common stock and could significantly influence our corporate affairs, which may preclude other stockholders from being able to influence stockholder votes.

The combined company may not generate any significant sales of products within the competitive commercial market or demonstrate successful sales techniques or promotional activities.

We and IdentiPHI are in an emerging, complex and competitive commercial market for digital commerce and communications security solutions. Potential customers in our target markets are becoming increasingly aware of the need for security products and services in the digital economy to conduct their business. Historically, only enterprises that had substantial resources developed or purchased security solutions for delivery of digital content over the Internet or through other means. Also, there is a perception that security in delivering digital content is costly and difficult to implement. Therefore, we will not succeed unless we can educate our target markets about the need for security in delivering digital content and convince potential customers of our ability to provide this security in a cost-effective and easy-to-use manner. Even if we convince our target markets about the importance of and need for such security, there can be no assurance that it will result in the sale of our products following the merger. We may be unable to establish sales and marketing operations at levels necessary for us to grow this portion of our business after the merger, especially if we are unsuccessful at selling our products into vertical markets. We may not be able to support the promotional programs required by selling simultaneously into several markets. If we are unable to develop an efficient sales system after the merger, or if our products or components do not achieve wide market acceptance, then the operating results of the combined company will suffer and its earnings per share will be adversely affected.

If we fail to attract and retain qualified senior executive and key technical personnel, our business will not be able to expand.

Following the merger, we will be dependent on the availability of the services of our employees, many of whom are individually key to the future success of the combined company, and the availability of new employees to implement the combined company’s business plans. Although our current compensation program is intended to attract and retain the employees required for us to be successful, there can be no assurance that we will be able to retain the services of all of our key employees or a sufficient number to execute our plans, either prior to or after the merger. If we lose the services of key personnel, or if the combined company fails to replace the services of key personnel who depart, we could experience a severe negative impact on our financial results and stock price.

SPECIAL MEETING OF STOCKHOLDERS

Date, Time and Place

The special meeting will be held at the offices of DLA Piper, 701 Fifth Avenue, Suite 7000, Seattle, Washington at 10:00 AM local time, on Thursday, February 7, 2008.

Purpose of the Special Meeting

At the special meeting, you will be asked to:

•

approve the merger of Saflink and IdentiPHI, pursuant to which each share of IdentiPHI common stock outstanding at the effective time of the merger will be converted into the right to receive 6.1498 shares of Saflink common stock and IdentiPHI will become a wholly-owned subsidiary of Saflink;

•

amend our certificate of incorporation to increase the number of authorized shares of common stock from 200,000,000 shares to 1,500,000,000 shares and effect a reverse split of our outstanding common stock by a ratio of between 1-for-5 and 1-for-15;

•	approve the Saflink 2007 Equity Incentive Plan; and

•

approve the adjournment or postponement of the special meeting if necessary to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposals listed above.

The first proposal listed above relating to the merger is conditioned upon the approval of the charter amendment and approval of each such proposal is required for completion of the merger.

Record Date and Shares Entitled to Vote

Our board of directors has fixed the close of business on December 10, 2007, as the record date for the determination of stockholders entitled to notice of, and to vote at, the special meeting or any adjournments or postponements of the special meeting.

As of the record date, there were 160,552,837 shares of our common stock outstanding and entitled to vote at the special meeting. Our stockholders will have one vote for each share of our common stock that they owned on the record date, exercisable in person or by properly executed and delivered proxy with respect to the special meeting.

A complete list of stockholders entitled to vote at the special meeting will be available for examination by any Saflink stockholder at our headquarters, 12413 Willows Road NE, Suite 300, Kirkland, Washington for purposes pertaining to the special meeting, during normal business hours for a period of ten days before the special meeting, and at the time and place of the special meeting.

Quorum

In order to carry on the business of the special meeting, we must have a quorum. A quorum requires the presence, in person or by proxy, of the holders of at least a majority of our common stock entitled to vote at the special meeting. All shares of our common stock represented at the special meeting, but not voting, including abstentions and broker non-votes, will be treated as present for determining the presence or absence of a quorum for all matters for consideration at the special meeting.

Votes Required

Required Vote to Approve the Merger (Proposal 1)

The affirmative vote of a majority of the outstanding shares of our common stock entitled to vote at the special meeting is required to approve the merger.

Required Vote to Adopt the Charter Amendment (Proposal 2)

The affirmative vote of a majority of the outstanding shares of our common stock entitled to vote at the special meeting is required to approve the amendment to our certificate of incorporation to increase the authorized number of shares of common stock and to effect the reverse stock split.

Required Vote to Adopt the Saflink 2007 Equity Incentive Plan (Proposal 3)

The affirmative vote of a majority of the shares voting on the proposal is required to approve the 2007 equity incentive plan.

Required Vote to Approve the Adjournment or Postponement of the Meeting (Proposal 4)

The affirmative vote of a majority of the shares voting on the proposal is required to approve the adjournment or postponement of the special meeting if necessary to solicit additional proxies.

Abstentions, Not Voting and Incomplete Proxies

If you respond with an “abstain” vote on the merger proposal or the charter amendment, your proxy will have the same effect as a vote against such proposal. If you respond with an “abstain” vote on the equity incentive plan proposal or the proposal to adjourn or postpone the meeting, it will have no effect on the outcome of such proposal.

If you fail to vote or fail to instruct your broker or other nominee how to vote on the merger proposal or the charter amendment, your failure to vote will have the same effect as a vote against such proposal. If you fail to vote or fail to instruct your broker or other nominee how to vote on the equity incentive plan proposal or the proposal to adjourn or postpone the meeting, it will have no effect on the outcome of such proposal.

If you respond but do not indicate how you want to vote on any of the proposals, your proxy will be counted as a vote in favor of such proposal.

Voting by our Directors and Executive Officers

On December 10, 2007, the record date for the special meeting, our directors and executive officers owned and were entitled to vote 10,724,208 shares of our common stock, or approximately 6.7% of the shares of our common stock outstanding on that date. To our knowledge, our directors and executive officers intend to vote their common stock in favor of the proposals described in the preceding paragraphs.

Voting of Proxies

Giving a proxy means that you authorize the persons named in the enclosed proxy card to vote your shares at the special meeting in the manner you direct. You may vote by proxy or in person at the meeting. To vote by proxy, you may complete and sign the proxy card and return it the enclosed envelope if you are a registered holder (that is, if you hold your stock in your own name). The envelope requires no additional postage if mailed in the United States.

We request that you complete and sign the accompanying proxy and return it to us as soon as possible in the enclosed postage-paid envelope. When the accompanying proxy is returned properly executed, the shares of common stock represented by it will be voted at the special meeting in accordance with the instructions contained on the proxy card.

If a proxy is returned without an indication as to how to vote, the common stock represented by the proxy will be considered a vote in favor of all matters for consideration at the special meeting. Unless you check the box on your proxy card to withhold discretionary authority, the proxy holders may use their discretion to vote on other matters relating to the special meeting.

If you shares are held in “street name” by a broker or other nominee, you should follow the directions your broker or other nominee provides to vote your shares.

Every vote is important. Accordingly, you should sign, date and return your proxy card whether or not you plan to attend the special meeting in person.

Revocability of Proxies

You have the power to change your vote at any time before your shares are voted at the special meeting by:

•	notifying our corporate secretary, Jeffrey T. Dick, in writing at Saflink Corporation, 12413 Willows Road NE, Suite 300, Kirkland, Washington 98034 that you are revoking your proxy;

•	executing and delivering a later dated proxy card; or

•	voting in person at the special meeting.

However, if you have shares held through a brokerage firm, bank or other custodian, you may revoke your instructions only by informing the custodian in accordance with any procedures it has established.

Solicitation of Proxies

The solicitation of proxies from our stockholders is made on behalf of our board of directors and we will pay the costs of soliciting and obtaining the proxies, including the cost of reimbursing banks and brokers for forwarding proxy materials to their customers. Proxies may be solicited, without extra compensation, by our officers, directors and employees by mail, telephone, fax, personal interviews or other methods of communication. We have engaged MacKenzie Partners to assist us in the distribution and solicitation of proxies and we expect to pay MacKenzie Partners an estimated fee of $30,000 plus out-of-pocket expenses for its services.

Attending the Meeting

Subject to space availability, all stockholders as of the record date, or their duly appointed proxies, may attend the meeting. Since seating is limited, admission to the meeting will be on a first-come, first-served basis. If you are a registered stockholder (that is, if you hold your stock in certificate form), we will confirm your stock ownership as of the record date at the meeting. Even if you wish to attend the special meeting, please vote your proxy.

If your shares are held in “street name” (that is, through a bank, broker or other holder of record) and you wish to attend the special meeting, you need to bring a copy of a bank or brokerage statement to the special meeting reflecting your stock ownership as of the record date.

THE MERGER

This section of this proxy statement describes the principal aspects of the proposed merger. While we believe that this description covers the material terms of the merger and the related transactions, this summary may not contain all of the information that is important to our stockholders. You can obtain a more complete understanding of the merger by reading the merger agreement, a copy of which is attached to this proxy statement as Annex A. We urge you to read the merger agreement and the other annexes to this proxy statement carefully and in their entirety.

The Companies

SAFLINK

Saflink offers a comprehensive and flexible set of identity solutions developed from our expertise with biometric, smart card and cryptographic technologies. Our solutions provide Identity Assurance Management™, a framework designed to improve trust through secure authentication, verification and management of identities. Our products enable an enterprise — commercial or government — to verify the identity of users and securely control access to applications, computers, networks, and physical facilities.

For logical and physical access control needs, we develop a broad range of biometric, smart card and token-based technology and products. Biometric technologies are utilized to identify users by electronically capturing a specific biological or behavioral characteristic of that individual, such as a fingerprint, iris pattern, voiceprint or facial feature, creating a unique digital identifier from that characteristic and then comparing it against a previously created and stored digital identifier. Because this process relies on largely unalterable human characteristics, it provides greater security for the organization and greater convenience for the individual seeking access to information systems or physical facilities. Similar to biometric technology, smart card or token solutions can be used for greater assurance in identity verification and authentication. Smart cards and tokens provide additional flexibility when used in conjunction with Public Key Infrastructure (PKI) deployments. Smart cards or tokens employing PKI technology can be used for logical access decisions as well as securing electronic communications.

Our software and hardware products are scalable to support large-scale and complex computer networks, facilities, and mobile environments, as well as smaller businesses, applications and users. By following recognized industry and international standards, our identity solutions can be integrated with a variety of authentication technologies and business applications without costly development related to each technology. An adaptable approach for integration enables our customers to address their security and access control needs — network, application and facilities — with the confidence that their investment and security infrastructure will support new technologies, applications and needs when required.

IDENTIPHI

IdentiPHI is an innovative technology company offering a comprehensive suite of enterprise security solutions and consulting services. IdentiPHI provides flexible tools that meet or exceed current legislation requirements to strengthen identity management and authentication systems. IdentiPHI is defining security technology to meet the evolving challenges of today’s fast-paced business needs through its role as a technology provider, system integrator and security consultant.

IdentiPHI is currently expanding operations outside the United States focusing on Europe, the Middle East, and Africa (EMEA); thereafter IdentiPHI plans to focus on growing its presence in Asia. IdentiPHI believes EMEA and Asia have led the smart cards and biometrics security field for many years, with more mature markets and users already familiar with the biometric security technologies.

IdentiPHI focuses on three primary lines of business: SAFsolution software, Security Consulting Services and Third Party Products.

IdentiPHI Products

SAFsolution ® Enterprise Edition is enterprise-grade security software that replaces Windows ® passwords with biometric authentication, the most reliable and convenient form of security on the market. Designed and tested for extensive administration and policy control, SAFsolution tightly integrates with Microsoft ® Active Directory ® or Active Directory Application Mode (ADAM).

The software is standards-compliant and has an open systems architecture, which means customers are not tied to one technology or device. This broad hardware device support allows customers to mix and match biometric technologies — such as fingerprint and iris recognition — to meet their unique security needs. It also gives customers the flexibility to use cheaper or better devices as they become available.

This flexibility and agnostic approach allows IdentiPHI to leverage, partner with or co-exist with current market-leaders while providing a best-of-breed solution. IdentiPHI represents vendors to potential distribution channels, to complimentary vendors, or to software development firms that may be able to offer integration services that will make the vendors’ products more marketable. In the process, IdentiPHI creates intellectual property and value-added services. An example of this coordination is the IdentiPHI super authentication bundle that IdentiPHI has developed for a large OEM computer manufacturer, combining best-of-breed authentication solutions into a single product offering.

Security Consulting Services

IdentiPHI’s Security Consulting Services (SCS) through its operational assessment service enable IdentiPHI to identify the strengths and vulnerabilities of a business enterprise, while its application of security hardening procedures can improve the integrity and preserve the value of existing infrastructures. Additionally, IdentiPHI’s security planning and policy development is designed to build safeguards into the basic design of evolving networking solutions such as utilizing sophisticated firewall and Public Key Infrastructure (PKI) encryption technologies to protect the security of e-mail, data, applications and portals.

Third Party Products

IdentiPHI’s third party products consist of the deployment of management services for security products and secure authentication solutions, including, but not limited to, IdentiPHI SSO (an “OEM” version of ActivIdentity’s Single Sign-On Solution that can be bundled with IdentiPHI’s SAFsolution software); ActivIdentity’s PIV/HSPD-12 Software Solution, which is offered to customers through Dells Intercede’s Card Management System; Certicom’s Suite B Crypto Algorithm; Oberthur Smart Cards; Gemalto Smart Cards and applets and middleware; Cherry’s biometric and smart card peripheral devices; Infineon’s TPM Platform; Omnikey’s smart card peripheral devices; SCM Micro’s smart card peripheral devices; Precise Biometrics’s biometric peripheral devices; SecuGen’s biometric peripheral devices; Fargo’s smart card printers; Goldtouch’s ergonomic smart card keyboards; Zvetco’s biometric peripheral devices; Sensible Vision’s facial feature biometric solution, which can integrated into our SAFsolution product; and UPEK’s biometric peripheral devices and biometric service provider.

Ireland Acquisition Corporation

Ireland Acquisition Corporation is a Delaware corporation and our wholly-owned subsidiary. We organized Ireland Acquisition Corporation solely for the purpose of entering into the merger agreement with IdentiPHI and effecting the merger. Upon completion of the merger, Ireland Acquisition Corporation will merge with and into IdentiPHI, and IdentiPHI will become our wholly-owned subsidiary.

Ireland Acquisition Corporation has not conducted any business operations other than those incidental to its formation and the matters contemplated by the merger agreement. Ireland Acquisition Corporation will cease to exist following its merger with and into IdentiPHI.

Software Rights Agreement with IdentiPHI

On February 27, 2007, we sold our rights in our SAFsolution and SAFmodule software programs to IdentiPHI for an initial payment of $778,000 plus deferred payments due quarterly over a period of three years. Pursuant to the terms of the agreement, the amount of the deferred payments would be equal to a percentage of the provider’s gross margin on sales that include the software programs’ source code, including (i) 20% of gross margin on OEM sales that include SAFsolution, (ii) 15% of gross margin on non-OEM sales that include SAFsolution, and (iii) 30% of gross margin on sales that include SAFmodule. Upon completion of the merger, such deferred payments will no longer be due and payable to us.

Background of the Merger

In December 2005, we engaged William Blair & Company as our financial advisor to help identify and assess potential strategic business opportunities. William Blair had largely concluded this assignment by early 2006 and had identified one potential strategic business combination opportunity. In the spring of 2006 we entered into negotiations with this party, a global provider of information security and compliance management solutions to businesses and the public sector. After several months of negotiations, however, we were unable to reach an agreement regarding the terms of a strategic transaction.

During the fall of 2006, various members of our management engaged in discussions with representatives from IdentiPHI regarding a potential license or sale of portions of our core technology to IdentiPHI.

On November 15, 2006, we entered into a mutual confidentiality agreement with IdentiPHI to provide for the exchange of non-public information between the parties.

During the period between November 2006 and February 2007, the parties continued to negotiate the terms of a potential license or sale of portions of our core technology to IdentiPHI.

On February 7, 2007, Steven M. Oyer, our Interim Chief Executive Officer, provided an update to our board of directors regarding the negotiations of an agreement with IdentiPHI for the sale of our SAFsolution and SAFmodule software programs. The board of directors also discussed our interest in pursuing a potential business combination with IdentiPHI following execution of the software rights agreement.

On February 27, 2007, we sold our rights in our SAFsolution and SAFmodule software programs to IdentiPHI for an initial payment of $778,000 plus royalty payments over a period of three years.

Immediately following the closing the sale of SAFsolution and SAFmodule software programs to IdentiPHI, Mr. Oyer telephoned Peter Gilbert, Chief Executive Officer of IdentiPHI, and expressed our interest in pursuing a business combination.

From April 25, 2007, through the beginning of June 2007, Mr. Oyer held several telephone calls with Mr. Gilbert, Mr. Atkinson, Mr. Norwalk and Chris Linegar, chairman of the board of IdentiPHI, to discuss the potential synergies that could be realized in a combination of IdentiPHI and Saflink.

During the months of May and June 2007, various representatives of IdentiPHI and Saflink met and held telephone conference calls to discuss the companies’ products and technology.

On June 15, 2007, Messrs. Atkinson and Norwalk accompanied Mr. Oyer to Chicago, Illinois, to meet with Richard P. Kiphart, our chairman, and to discuss IdentiPHI’s options for its future operations. The parties discussed IdentiPHI’s two potential strategies: to continue to seek funding as an independent company from third parties; or to consider a potential merger with Saflink. Following this meeting, the parties agreed to continue discussing the various terms of the potential merger. Over the next several weeks, Messrs. Oyer and Gilbert discussed the principal terms of a proposed transaction. Mr. Oyer proposed an exchange ratio that would result in our stockholders owning 40% of the combined company following the transaction. Mr. Gilbert insisted that IdentiPHI was not interested in a transaction if IdentiPHI’s stockholders held less than 75% of the combined company following the transaction.

On July 6, 2007, our board of directors met and discussed the principal terms of the proposed merger with IdentiPHI, including IdentiPHI’s proposed exchange ratio. The board of directors directed Mr. Oyer to continue financial and business due diligence, and to continue to negotiate the terms of a transaction with Mr. Gilbert with an exchange ratio that would result in our stockholders owning 25% of the combined company following the transaction. Mr. Oyer informed the board of directors that the parties had not decided upon the members of management of the combined company, but that Mr. Gilbert had indicated that IdentiPHI may be interested in retaining certain members of our management following the transaction, including Mr. Oyer and Jeffrey T. Dick, our CFO. As a result, the board of directors established a special committee consisting of independent directors to consider, evaluate and negotiate the terms of the proposed merger. The board of directors also authorized Messrs. Oyer and Dick to negotiate the terms of their continuation as members of management of the combined company.

On July 6, 2007, following the meeting of our board of directors, we entered into a limited confidentiality and non-solicitation letter agreement with IdentiPHI. Pursuant to the terms of this letter agreement, each party agreed to an exclusivity period of 30 days to permit due diligence and negotiations of the proposed merger.

During the months of July and August 2007, various representatives of Saflink and IdentiPHI (and their legal advisors) discussed potential terms of the proposed merger and due diligence proceeded. During this period, representatives of Saflink and IdentiPHI reviewed legal, financial and operations data relating to the other company. Members of each company’s management, with the assistance of outside advisors, met with one another and engaged in financial due diligence. Each of Saflink and IdentiPHI also made available to the other company’s representatives its material contracts and information relating to its litigation, intellectual property, regulatory compliance and employment benefit arrangements.

On July 17, 2007, we engaged Cogent Valuation to act as financial advisor to our board of directors in connection with the proposed merger and to evaluate the fairness, from a financial point of view, of the exchange ratio of common stock that would result in our stockholders owning approximately 25% of the combined company after the proposed merger.

On August 1, 2007, we delivered an initial draft of the proposed merger agreement to IdentiPHI and its legal advisors.

On August 7, 2007, IdentiPHI’s legal advisors provided comments to the initial draft of the proposed merger agreement.

On August 10, 2007, legal counsel updated the special committee regarding its discussions with IdentiPHI’s legal advisors and reviewed the material open issues in the definitive agreement and summarized the proposed terms of post-transaction compensation for Messrs. Oyer and Dick.

On August 14, 2007, the special committee met to discuss IdentiPHI’s comments to the proposed merger agreement. The special committee also met with Mr. Oyer to review the terms of the proposed merger. The special committee authorized and instructed management to continue negotiation of a definitive merger agreement with IdentiPHI.

On August 16 and 17, 2007, Messrs. Oyer, Dick, Gilbert and Norwalk, as well as Gary Valdez, of Focus Strategies Merchant Banking, LLC, IdentiPHI’s financial advisor, met at IdentiPHI’s headquarters in Austin,

Texas, to discuss potential benefits and opportunities of a combined company and plans for leadership and corporate governance of the combined company.

On August 29, 2007, the special committee met to discuss the status of negotiations and the proposed merger agreement. At this meeting, a representative of Cogent Valuation presented its financial analysis and other financial information with respect to the proposed merger. Cogent Valuation orally rendered its opinion, which was subsequently confirmed by a written opinion dated as of August 30, 2007, that, as of the latter date and based upon and subject to the factors and assumptions set forth in the opinion, the proposed merger was fair, from a financial point of view, to Saflink and the holders of the outstanding shares of our common stock. Our legal counsel presented information to the special committee regarding the terms and conditions of the merger that had changed since the special committee last met on August 14, 2007, and advised the special committee regarding legal considerations relating to the transaction, including a review of the proposed terms of post-transaction employment for Messrs. Oyer and Dick and the fiduciary obligations of the members of the special committee and the board of directors. Following this review, the special committee unanimously determined that the terms of the proposed merger, merger agreement and related transactions were advisable and fair to, and in the best interests of, our stockholders, and recommended that our board of directors approve the proposed merger, merger agreement and related transactions.

On August 30, 2007, our board of directors met to consider adoption of the merger and the merger agreement, approval of the issuance of shares of our common stock pursuant to the merger agreement, approval of the 2007 Equity Incentive Plan, and approval of the reverse stock split. At this meeting, a representative of Cogent Valuation presented its financial analysis and other financial information with respect to the proposed merger. At the meeting, Cogent Valuation orally rendered its opinion, subsequently confirmed by a written opinion dated as of August 30, 2007, that, as of such date and based upon and subject to the factors and assumptions set forth in the opinion, the proposed merger was fair, from a financial point of view, to Saflink and the holders of the outstanding shares of our common stock. The special committee reported the results of its meeting held on August 29, 2007, after which our legal counsel presented information to the board of directors regarding the terms and conditions to the merger, and advised the board regarding legal considerations relating to the transaction, including a review of the fiduciary obligations of the members of our board.

After detailed discussion and consideration, our board of directors unanimously determined that the merger, the merger agreement, the issuance of shares of our common stock as a result of the merger, the amendment to our certificate of incorporation to increase its authorized capital stock and to effect the reverse stock split, the Saflink 2007 Equity Incentive Plan, and the other transactions contemplated by the merger agreement were advisable and fair to, and in the best interests of, us and our stockholders. The board of directors unanimously approved the merger and the merger agreement and determined to recommend that our stockholders vote in favor of the merger and the issuance of our common stock pursuant to the merger agreement, and directed that the merger agreement be finalized and executed.

On August 30, 2007, representatives of Saflink and IdentiPHI executed the merger agreement and issued a joint press release announcing the execution of the merger agreement.

Reasons for the Merger

Our board of directors, at a meeting held on August 30, 2007, determined that the merger, the merger agreement, the exchange ratio and the transactions contemplated by the merger agreement are fair to, and in the best interests of, us and our stockholders, authorized the merger agreement to be signed and resolved to recommend that our stockholders approve the issuance of shares of our common stock pursuant to the terms of the merger agreement, the amendment of our certificate of incorporation and the adoption of the Saflink 2007 Equity Incentive Plan. The board of directors of IdentiPHI, pursuant to a unanimous written consent dated August 30, 2007, determined that the merger, the merger agreement and the transactions contemplated by the merger agreement are fair to the stockholders of IdentiPHI and authorized the merger agreement to be signed.

The requisite number of IdentiPHI stockholders approved the merger, the merger agreement and the transactions contemplated therein, in a written consent dated August 30, 2007.

In reaching its separate decision, each board of directors consulted with the applicable company’s senior management and financial and legal advisors, and considered a number of factors, as discussed below. Each board of directors also considered historical information concerning the businesses, operations, financial condition, results of operations, technology, management, competitive positions and prospects of Saflink and IdentiPHI as stand-alone companies, including results of operations during their most recent fiscal periods. In view of the complexity and the wide variety of information and factors, both positive and negative, considered by each board of directors, neither board of directors found it practical to quantify, rate or otherwise assign any relative or specific weight to the factors it considered. In addition, neither board of directors reached any specific conclusion with respect to each of the factors it considered, or any aspect of any particular factor. Instead, each board of directors conducted an overall analysis of the factors it considered. In considering these factors, individual members of each board of directors may have given differing weight to different factors. Each board of directors considered all these factors as a whole and concluded that these factors supported its decision.

Saflink’s Reasons for the Merger

The material factors that led our board of directors to explore the potential for a business combination or other strategic transaction over the past two years include the following:

•

We have not generated any significant sales of our products within the commercial market, nor have we demonstrated sales techniques or promotional activities that have proven to be successful on a consistent basis;

•

We have not been able to leverage our involvement in biometric standards activities and participation in government pilot programs into revenue generating relationships with the Federal government or governmental agencies; and

•

We have not obtained the necessary additional financing to continue our level of operations and have reduced the scope of our operations dramatically through the reduction of personnel, research and development, marketing activities and other costs.

Since our inception, we have been unable to generate net income from operations. Historically, we have funded our operations primarily through the issuance of equity securities to investors. We financed our operations during fiscal 2005 primarily from $14.0 million we raised in a private placement of our common stock in June 2005. As a result of the capital raised during 2005, we believed that we had sufficient funds to continue our operations at then-current levels through September 30, 2006. We did not have a credit line or other borrowing facility to fund our operations. To continue our level of operations beyond September 30, 2006, we needed to seek additional funds through the issuance of additional equity or debt securities or other sources of financing.

Our board of directors believed that our lack of success in generating significant revenue or net income in the commercial market combined with the substantial amount of time and resources we had invested in our unsuccessful efforts to participate in government security initiatives made it essential to consider strategic opportunities to fund our operations and to advance our family of products and our portfolio of intellectual property. As such, our board of directors and management engaged financial advisors and considered a number of alternatives to achieve these ends, including possible business combinations, acquisitions and financing transactions.

We were not able to enter into a strategic business transaction at that time. As a result, we obtained necessary additional financing in June 2006 when we raised $8.0 million through a private placement of 8% convertible debentures and warrants to purchase shares of our common stock. To continue our then-current level of operations beyond December 31, 2006, and through September 30, 2007, we believed that we would need an additional $15.0 million of cash flow from operations and through the issuance of equity or debt securities or other sources of financing.

Despite our ongoing efforts to generate significant revenue or net income, we continued to be unsuccessful in generating sufficient cash flow from operations to fund our operations. In addition, we were unable to secure additional funds through the issuance of equity or debt securities on favorable terms. We continued to believe that many of our product lines showed the potential for sustainable growth if given sufficient funding and an established product distribution infrastructure, but we first needed to stabilize our financial condition and restructure our business to find a way to monetize our technology portfolio.

As a result, we took a series of steps in late 2006 and 2007 designed to reduce operating expenses and to maximize our chances for success in key markets and programs. These steps included:

•	We appointed Steven M. Oyer, a long-time member of our board of directors, as Interim Chief Executive Officer;

•	We reduced our headcount by 62% and instituted a hiring freeze;

•	We assigned or terminated many of our facility leases or sublet the facilities, including those in Washington, Virginia, South Carolina, California, and Alberta, Canada;

•

We sold or disbanded lines of business that we believed did not represent opportunities for substantial growth, including our Fortezza reader technology, our professional services organization in Virginia and our NetSign Common Access Card (CAC) desktop smartcard middleware product;

•	We sold our rights in our SAFsolution and SAFmodule software programs to IdentiPHI for an initial payment of $778,000 plus royalty payments over a period of three years;

•	We transferred our Registered Traveler business to FLO Corporation in exchange for $6.3 million in cash and cancelled debt; and

•	We declared a special in-kind dividend of all of the shares of FLO Corporation common stock we held to effect a pro rata spin-off of FLO Corporation.

Our board of directors believes that over the past year we have successfully moved toward our goal of reducing our operating expenses and finding partnerships with companies that can combine their own investment in marketing, production, distribution and support with our products and intellectual property to offer solutions to the market that are mutually beneficial.

Given the existing nature of our business, operations, capitalization, assets and financial performance, as well as the status of our products and technology in the commercial and government markets, our board of directors identified several potential benefits for our stockholders it believes could result from the merger with IdentiPHI. These potential benefits include:

•

creating a powerful and flexible platform to launch additional integrated biometric and security solutions into the commercial and government markets by combining IdentiPHI’s enterprise security solutions for major computer manufacturers, integrators and customers with our biometric security, smart card and cryptographic technologies and related patent portfolio;

•	enabling us to utilize IdentiPHI’s significant customer base to enhance the overall performance of the combined company;

•	strengthening our balance sheet and cash position as a result of the combination of the two companies;

•	providing us with synergies and cost-saving opportunities as redundant operations are eliminated or streamlined; and

•	improving our competitive position in the increasingly competitive and consolidating enterprise security industry through the integration of biometrics, smart cards and cryptographic technologies.

Our board of directors considered a number of potentially positive factors in connection with its review and analysis of the merger. Some of the potentially positive factors considered by our board of directors included:

•

the views of our management as to the prospective businesses, competitive position, financial condition, and results of operations of the combined company following the merger and of Saflink as a stand-alone entity and, in particular, the view that, in light of industry and market conditions and our financial condition, the ability to leverage IdentiPHI’s historical customer base to increase sales of our products and services, the other synergies expected to be realized from the merger, and other relevant considerations, the prospective business, competitive position, financial condition, and results of operations of the combined company would be better than the prospective business, competitive position, financial condition, and results of our operations as a stand-alone entity;

•

the belief of our management that the terms of the merger agreement, including the parties’ representations, warranties and covenants, and the conditions to the parties’ respective obligations, are reasonable;

•

the analyses prepared by Cogent Valuation and presented to our board of directors, and the opinion of Cogent Valuation confirmed in writing on August 30, 2007, that as of August 30, 2007, and based upon and subject to the factors and assumptions set forth in Cogent Valuation’s opinion (the full text of which is attached as Annex D to this proxy statement), the merger was fair, from a financial point of view, to Saflink and the holders of the outstanding shares of our common stock, as described more fully under “Opinion of Saflink’s Financial Advisor”;

•	historical and recent financial data concerning our business and financial performance and IdentiPHI’s business and financial performance;

•	the addition of Peter Gilbert, IdentiPHI’s current Chief Executive Officer, as vice chairman and senior vice president of sales and marketing of the combined company;

•

that fact that, because the exchange ratio is fixed in the merger agreement and will not change with increases or decreases in the market price of our common stock before closing of the merger, the total number of shares of our common stock issued as consideration to IdentiPHI stockholders will not be subject to fluctuations in the market value of our common stock; and

•	the impact of the merger on our customers and employees.

The conclusion reached by our board of directors with respect to each of these factors supported its determination that the merger agreement, the exchange ratio and the transactions contemplated by the merger agreement are fair to, and in the best interests of, us and our stockholders. Our board of directors also considered a number of risks, uncertainties and potentially negative factors in its deliberations concerning the merger. The risks, uncertainties and potentially negative factors considered by our board of directors included:

•	the risk that the merger might not be completed in a timely manner or at all;

•

the challenges of integrating the management teams, strategies, cultures and organizations of the two companies, especially in light of the physical distance between our headquarters in Kirkland, Washington and IdentiPHI’s headquarters in Austin, Texas;

•	the diversion of management’s time and attention from our existing business;

•	the risk of disruption of sales momentum as a result of uncertainties created by the announcement of the merger;

•	the substantial accounting charges to be incurred in connection with the merger, including costs of integrating the businesses and transaction expenses arising from the merger;

•	the risk that the merger may not be well received by customers, suppliers or employees of the two companies;

•	the risk that, despite the efforts of the combined company, key technical and management personnel might not remain employed by the combined company;

•	the loss of control over our future operations following the merger;

•	the risk that the potential benefits sought in the merger may not be fully realized, if at all; and

•	other risks described under “Risk Factors” beginning on page 17 of this proxy statement.

Our board of directors concluded that the potential benefits of the merger outweighed these potentially negative factors.

The foregoing discussion, information and factors considered by our board of directors is not intended to be exhaustive but is believed to include all material factors considered by our board of directors. In view of the wide variety of factors considered by our board of directors, our board of directors did not find it practicable to quantify or otherwise assign relative weight to the specific factors considered. In addition, our board of directors did not reach any specific conclusions on each factor considered, or any aspect of any particular factor, but conducted an overall analysis of these factors. Individual members of our board of directors may have given different weight to different factors. However, after taking into account all of the factors set forth above, our board of directors unanimously agreed that the merger agreement, the merger and the exchange ratio were fair to, and in the best interests of, us and our stockholders and that we should proceed with the merger.

Opinion of Saflink’s Financial Advisor

Cogent Valuation acted as financial advisor to our board of directors in connection with the merger and evaluated the fairness, from a financial point of view, of the merger, including an exchange ratio of common stock that will result in our stockholders owning approximately 25% of the combined company after the merger. The exchange ratio was determined through negotiations between our management and board of directors and IdentiPHI’s management.

In a meeting of the special committee of our board of directors on August 29, 2007, held to evaluate the proposed transaction, Cogent Valuation delivered to the special committee its oral opinion, subsequently followed by delivery of a written opinion, that, as of that date and based on the assumptions made, the matters considered and the limitations on the review undertaken and described orally to the board and in the written opinion, the merger was fair, from a financial point of view, to Saflink and the holders of the outstanding shares of our common stock.

The full text of the Cogent Valuation opinion, which sets forth, among other things, assumptions made, matters considered and limitations on the review undertaken, is attached as Annex D. The summary of the Cogent Valuation opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of the Cogent Valuation opinion. We encourage you to read the Cogent Valuation opinion in its entirety. The Cogent Valuation opinion was prepared for the benefit and use of our board of directors in connection with its evaluation of the merger and is not intended to be and does not constitute a recommendation to any stockholder as to how such stockholder should vote, or take any other action, with respect to the merger.

The Cogent Valuation opinion does not address:

•	the relative merits of the merger and the other business strategies that our board has considered or may be considering; or

•	the decision of our board to proceed with the merger, or any alternative transaction.

Cogent Valuation did not express any opinion as to:

•	the value of any employee agreement or other arrangement entered into in connection with the merger;

•	any tax or other consequences that might result from the merger; or

•	the value of our common stock when issued to IdentiPHI’s stockholders pursuant to the merger or the price at which shares of our common stock may be traded in the future.

The trading price of our common stock may be affected by a number of factors, including but not limited to:

•	dispositions of our common stock by stockholders within a short period of time after the effective time of the merger;

•	changes in prevailing interest rates and other factors which generally influence the price of securities;

•	adverse changes in our current capital market, generally and/or in the sectors of which either we are or IdentiPHI is a part;

•	the occurrence of adverse changes in our financial condition, business, assets, results of operations or prospects, or those of IdentiPHI, or in our respective product markets;

•	any necessary actions by or restrictions of federal, state or other governmental agencies or regulatory authorities; and

•	timely completion of the merger on terms and conditions that are acceptable to all parties at interest.

In connection with the preparation of the Cogent Valuation opinion, Cogent Valuation, among other things:

•	reviewed our annual reports on Form 10-K for the five years ended December 31, 2006, and our quarterly reports on Form 10-Q for the quarters ended March 31 and June 30, 2007;

•	reviewed certain internal financial statements, forecasts and other financial and operating data prepared by our management and by IdentiPHI’s management;

•	reviewed a draft of the merger agreement;

•

held discussions with our management and IdentiPHI’s management concerning the business, past and current operations, financial conditions and future prospects of both Saflink and IdentiPHI, independently and combined, including discussions with our management and IdentiPHI’s management, concerning synergies that are expected to result from the merger as well as their views regarding the strategic rationale for the merger;

•	reviewed certain financial schedules and information related to the historical operations of IdentiPHI;

•	reviewed various supplier contracts between IdentiPHI and Dell and other key customers;

•

reviewed certain publicly available data, including data on the biometric security industry and an analysis of certain publicly traded companies and acquisition transactions with similar investment characteristics of IdentiPHI; and

•	conducted such other studies, analyses and inquires as it deemed appropriate.

In its review and analysis, and in arriving at its opinion, Cogent Valuation assumed that there were no material changes in our assets, financial condition, business or prospects since the date of the most recent financial statements made available to it. Cogent Valuation did not solicit third party indications of interest in acquiring all or any part of our company.

Furthermore, Cogent Valuation did not independently verify the accuracy and completeness of the information we supplied to it and did not assume any responsibility with respect to the accuracy of such information. Cogent Valuation did not independently appraise any of our properties or assets. Cogent Valuation’s opinion was based on business, economic, market and other conditions as they existed at the time of the opinion and as could be evaluated by it at such date.

Summary of Cogent Valuation Financial Analyses

The following is a summary of the material financial analyses performed by Cogent Valuation in connection with rendering its opinion. The summary of the financial analyses is not a complete description of all the analyses performed by Cogent Valuation. The Cogent Valuation opinion is based upon the totality of the various analyses performed by Cogent Valuation and no particular portion of the analyses has any merit standing alone.

In preparing its opinion, Cogent Valuation analyzed the exchange ratio resulting from the merger and the fair value of the IdentiPHI capital stock to be received by us in connection with the merger. Cogent Valuation compared its determination of the current fair value of the IdentiPHI capital stock to the proposed consideration to be paid by us in shares of our common stock in the merger to determine whether the fair value of IdentiPHI was in excess of the fair value of the consideration to be paid.

In its determination of the fair value of IdentiPHI, Cogent Valuation took into consideration the income and cash flow generating capability of IdentiPHI and determined the value of the company and its assets as a going concern.

Cogent Valuation determined the current value of the IdentiPHI primarily by utilizing various market multiple approaches and a discounted cash flow approach. Market multiple approaches consider the sales price of similar business enterprises relative to the earnings and/or cash flow of those enterprises. The market multiples thus derived are applied to the subject company’s normalized level of earnings and/or cash flow after being adjusted for the riskiness of the subject company relative to the comparative companies. Discounted cash flow approaches involve determining the net present value of expected future cash flows to be derived from the business utilizing a discount rate that reflects the risks inherent in receiving those cash flows.

In applying the market approaches, Cogent Valuation analyzed market multiples of public companies involved in IdentiPHI’s industry and transaction multiples of acquisitions of closely held companies that were analyzed for the purpose of calculating transaction multiples. Cogent Valuation calculated market multiples for public companies based on the market value of total invested capital (the market capitalization of equity plus interest bearing debt) divided by latest revenues, and projected, latest 12 months’, and latest fiscal year-end earnings before interest, taxes, depreciation, and amortization (EBITDA). Cogent Valuation also calculated acquisition multiples for the industry transactions based on the acquisition price divided by latest fiscal year end and latest 12 months’ revenues and EBITDA, respectively, at the time of the acquisitions. Based on an analysis of these companies relative to IdentiPHI, Cogent Valuation selected a 1.5 times multiple of revenues and a 12.0 times multiple of EBITDA to apply to IdentiPHI’s projected 2008 revenues and EBITDA, which Cogent Valuation considered to be reasonably determined and most representative IdentiPHI’s revenue and earnings capability. Applying these multiples yielded indications of value for IdentiPHI in the range of $27.0 million to $30.8 million.

IdentiPHI’s projected financial results for the remainder of fiscal 2007 and for fiscal 2008 and fiscal 2009 were the basis for anticipated cash flows to be discounted in Cogent Valuation’s discounted cash flow analysis. The projected financial results indicated total revenues of approximately $4.4 million in the second half of 2007 and approximately $20.2 million and $29.7 million in 2008 and 2009, respectively, with a deficit EBITDA of approximately $0.2 million in the second half of 2007 and EBITDA of approximately $2.2 million and $5.4 million in fiscal 2008 and 2009, respectively. IdentiPHI’s projections did not factor in potential synergies from the merger and did not include corporate overhead expenses. Cogent Valuation analyzed the projections for reasonableness based on an analysis of existing customer relations, current project contracts, the likelihood of project upgrades by customers, an analysis of historical margins by product line, the outlook in the industry, and other factors.

Cogent Valuation grew the revenues beyond the projection period at growth rates of 25 percent in 2010 and 20 percent in 2011, and determined future cash flows based on historical relations of costs and capital needs relative to revenues. Cash flows were assumed to increase at a compound annual growth rate ranging from 7.5 to 12.5 percent beyond 2011. Projected cash flows were discounted to the present value using a weighted average cost of capital based on the required rate of return on equity for an investment with the risk characteristics and the existing capital structure of IdentiPHI. Applying a required rate of return (weighted average cost of capital) in the range of 20.0 to 22.0 percent to projected net cash flows yielded a value for IdentiPHI in the range of $23.0 million to $42.6 million, with a central tendency of approximately $29.7 million.

Cogent Valuation compared the value of the consideration of 614,981,000 shares of our common stock to be paid by us in connection with the merger to Cogent Valuation’s determination of the fair value of the capital stock of IdentiPHI. As of the date of Cogent Valuation’s opinion, the last sale price of our common stock was $0.08 per share and averaged $0.075 over the previous 20 trading days. However, holders of the shares to be issued to IdentiPHI shareholders as part of the merger will not participate in the spin-off of FLO Corporation common shares expected to be distributed to our existing shareholders prior to the merger. Based on the pricing of the FLO Corporation capital shares in its recent private placement, Cogent Valuation estimated that at least $0.025 of our per share common stock price was attributable to the FLO Corporation shares, indicating an adjusted indicated value our common stock of no more than $0.05 per share, or approximately $30.7 million for the 614,981,000 shares to be issued in the merger.

Cogent Valuation also considered the indicated value of our common stock based on the average trading price of our shares of approximately $0.035 prior to our announcement of the formation of FLO Corporation and our monetization of assets sold to FLO Corporation. The $0.035 price indicates an aggregate value of approximately $21.5 million for the 614,981,000 shares to be issued in the merger. Finally, Cogent Valuation analyzed our existing assets, business opportunities, and cash flow streams (net of FLO Corporation operations) and determined that the per share present value of our likely future cash flows is well below our recent stock price. Accordingly, Cogent Valuation determined that the fair value of the consideration to be paid in the merger was less than or within a reasonable range of the fair value of IdentiPHI’s capital stock to be acquired.

Based on these and other considerations, Cogent Valuation concluded that the exchange ratio was reasonable and that the merger was fair to us and our stockholders from a financial point of view.

The preparation of a fairness opinion is a complex process that involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances. Several analytical methodologies were employed and no one method of analysis should be regarded as critical to the overall conclusion reached by Cogent Valuation. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques. The conclusions reached by Cogent Valuation are based on all analyses and factors taken as a whole and also on the application of Cogent Valuation’s experience and judgment. Such conclusions may involve significant elements of subjective judgment and qualitative analysis. Cogent Valuation therefore gives no opinion as to the value or merit of any one or more parts of the analysis that it performed standing alone. In performing its analyses, Cogent Valuation considered general economic, market and financial conditions and other matters, many of which are beyond our control or the control of IdentiPHI. The analyses performed by Cogent Valuation are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than those suggested by such analyses.

Our board of directors retained Cogent Valuation based on Cogent Valuation’s experience as a financial advisor in connection with merger and acquisitions and in securities valuations generally. Cogent Valuation is a business valuation firm frequently engaged in the valuation of businesses and their securities in connection with merger and acquisitions, negotiated underwritings, secondary distributions of securities, private placements and other purposes.

Our engagement agreement with Cogent Valuation provides that, for its services, Cogent Valuation received an engagement fee of $50,000 upon execution of the engagement agreement and $50,000 payable upon delivery of its opinion regardless of the conclusion expressed. No portion of Cogent Valuation’s fee is contingent upon the consummation of the merger. We have also agreed to reimburse Cogent Valuation for certain of its out-of-pocket expenses, including legal fees, and to indemnify and hold harmless Cogent Valuation and its affiliates and any director, employee or agent of Cogent Valuation or any of its affiliates, or any person controlling Cogent Valuation or its affiliates for certain losses, claims, damages, expenses and liabilities relating to or arising out of services provided by Cogent Valuation as our financial advisor. The terms of the fee arrangement with Cogent Valuation, which we and Cogent Valuation believe are customary in transactions of this nature, were negotiated at arm’s length with Cogent Valuation, and our board was aware of such fee arrangements. In the ordinary course of its business, Cogent Valuation may trade in our securities for its own account and the account of its customers and, accordingly, may at any time hold a long or short position in our securities.

IdentiPHI’s Reasons for the Merger

Industry leaders such as Microsoft, Citrix, Novell, Computer Associates and other leaders have publicly announced that information security is a top corporate focus. In addition to the rising profile of security in the marketplace, the ability to deploy biometric and smart cards solutions has never been easier because leaders such as Dell, Hewlett Packard, IBM, and Gateway are providing convenient and inexpensive means to deploy strong authentication solutions through the integration of biometrics sensors and smart card readers within their system platforms. In the past, one of the inhibitors of biometric and smart card adoption has been the price and availability of biometric sensors and smart card readers.

The availability, falling prices for biometric collection devices (such as fingerprint sensors) and improvements in accuracy, performance, and acceptance of this technology have made integration of biometrics for physical access, desktop PCs, and portable computers a cost effective security alternative for the public sector and commercial market. In addition, new biometric devices, such as silicon chip-based fingerprint sensors and iris recognition cameras, are now widely available from name-brand commercial vendors such as Targus Logitec and Panasonic.

It was because of these aligning factors that IdentiPHI determined that an acquisition of intellectual property was an appropriate course of action. To that end, IdentiPHI acquired Saflink’s SAFsolution (Windows) and SAFmodule (Novell) in February of 2007. The acquisition provided IdentiPHI with a baseline for building value and adding additional features. In addition to providing IdentiPHI with its own intellectual property, this acquisition gave IdentiPHI the added benefit of faster turn-around for development projects and integration with complementary products, such as encryption providers or device manufacturers.

IdentiPHI’s board of directors identified several potential benefits for IdentiPHI’s stockholders, employees and customers that it believes could result from a merger with us. These potential benefits include:

•	providing IdentiPHI’s stockholders with shares of our common stock in a tax free exchange;

•	providing IdentiPHI’s stockholders with greater liquidity, transparency and access to capital markets as stockholders of a public company;

•

enabling the combined company to offer complementary product lines, including, in particular, the addition of biometrics to IdentiPHI’s existing products, which presents the opportunity to increase the breadth of products offered;

•

enabling the combined company to take advantage of certain economies of scale and general and administrative efficiencies, with the expectation of reducing selling, general and administrative expenses as a percentage of revenues;

•	gaining access to an established and experienced commercial sales force; and

•	potentially greater access to capital than either company could obtain on its own.

In the course of its deliberations, IdentiPHI’s board of directors reviewed with IdentiPHI’s management and outside advisors a number of factors relevant to the merger, including the strategic overview and prospects for IdentiPHI. The IdentiPHI board of directors also considered the following potentially positive factors, among others, in connection with its review and analysis of the merger. The conclusion reached by the IdentiPHI board of directors with respect to each of the factors supported its determination that the merger agreement and the merger were fair to, and in the best interests of, IdentiPHI and its stockholders:

•	historical information concerning Saflink’s and IdentiPHI’s respective businesses, financial performance and condition, operations, technology, management and competitive position;

•

IdentiPHI management’s view as to the financial condition, results of operations and businesses of Saflink and IdentiPHI before and after giving effect to the merger based on management due diligence and publicly available earnings estimates and, in particular, the view that, in light of, among other things, market and industry conditions, the potential synergy and compatibility between IdentiPHI and Saflink, the cash position of Saflink and the ability to leverage the Saflink sales network to increase sales of IdentiPHI’s products, the long-term financial condition, results of operations, prospects and competitive position of the combined company would be better than the long-term financial condition, results of operations, prospects and competitive position of IdentiPHI on a stand-alone basis;

•	the belief that the terms of the merger agreement, including the parties’ representations, warranties and covenants, and the conditions to the parties’ respective obligations, are reasonable.

•	the impact of the merger on IdentiPHI’s customers and employees; and

•	reports from management, legal advisors and financial advisors as to the results of their due diligence investigations of Saflink.

IdentiPHI’s board of directors also considered a number of potentially negative factors in its deliberations concerning the merger. The potentially negative factors considered by IdentiPHI’s board of directors included:

•

the risk that, because the exchange ratio will not be adjusted for changes in the market price of our common stock, the per share value of the consideration to be received by IdentiPHI stockholders might be less than the price per share implied by the exchange ratio immediately before the announcement of the merger due to fluctuations in the market value of our common stock;

•	the risk that the merger might not be completed in a timely manner or at all;

•	the negative impact of any customer or supplier confusion after announcement of the proposed merger;

•	the challenges relating to the integration of the two companies;

•

the possibility of management and employee disruption associated with the potential merger and integrating the operations of the companies, and the risk that, despite the efforts of the combined company, key management, marketing, technical and administrative personnel of IdentiPHI might not continue with the combined company;

•

certain terms of the merger agreement and related agreements that prohibit IdentiPHI and its representatives from soliciting third party bids or from entering into discussions regarding, accepting, approving or recommending unsolicited third party bids except in very limited circumstances, which terms would reduce the likelihood that a third party would make a bid for IdentiPHI;

•	the risks relating to our business and how it would affect the operations of the combined company;

•	the other risks described above under “Risk Factors” starting on page 17.

IdentiPHI’s board of directors believed that these risks were outweighed by the potential benefits of the merger.

Secured Promissory Note

Under the merger agreement, we agreed to loan IdentiPHI up to an aggregate amount of $1,000,000, in one or more installments, pursuant to the terms of a secured promissory note. Such loaned amounts will accrue interest at the prime rate per annum (as published from time to time in the Wall Street Journal), compounded on an annual basis. IdentiPHI will be required to repay any such principal borrowed amounts, plus all accrued and unpaid interest, within 45 days following the earlier of the termination of the merger agreement for any reason, or IdentiPHI’s closing of an equity financing of at least $2,000,000. IdentiPHI’s obligations under the secured promissory note are secured by all of IdentiPHI’s assets. As of the date hereof, IdentiPHI has borrowed $200,000 under this secured promissory note.

Interests of Directors and Executive Officers in the Merger

In considering the recommendations of our board of directors with respect to its approval of the merger agreement, you should be aware that our directors and executive officers have interests in the merger that are different from, or in addition to, those of the our stockholders generally.

CEO, CFO and Board of Directors

Steven M. Oyer, our CEO and a member of our board of directors, will remain CEO of the combined company and a member of the board of directors. Jeffrey T. Dick, our CFO, will remain CFO of the combined company. In addition to Mr. Oyer, Asa Hutchinson, a current board member, will remain a member of the board of directors of the combined company. IdentiPHI has designated Christer Bergman and Jacques Bouhet as the remaining two members of the board of directors.

Vesting of Restricted Stock

Restricted stock awards held by our directors and executive officers are subject to forfeiture if such director or executive officer ceases providing services to us before the shares become vested shares. These shares of restricted stock held by our directors and executive officers will become 100% vested upon an “ownership change event.” For these purposes, “ownership change event” is defined in a manner that includes consummation of the merger. As a result, all restrictions on the shares of restricted stock held by our directors and executive officers will lapse upon the effectiveness of the merger.

The following table sets forth the number of shares of restricted stock held by each of our current directors and executive officers, all of which would become vested and unrestricted shares upon effectiveness of the merger:

Name	Position	Number of Shares	% of Common Stock
Lincoln D. Faurer	Director	221,067	*
Gordon E. Fornell	Director	383,267	*
Asa Hutchinson	Director	146,000	*
Richard P. Kiphart	Director	224,400	*
Trevor Neilson	Director	516,000	*
Steven M. Oyer	Director, CEO	1,158,858	*
Jeffrey T. Dick	CFO	350,000	*

*	Less than 1%

If the merger is not completed, the shares of restricted stock listed above will continue to be subject to forfeiture if such director or executive officer ceases providing services to us before the shares become vested shares.

Conversion of Promissory Notes

In connection with our merger transaction with SSP Solutions, Inc. in 2004, we assumed a promissory note held by Richard P. Kiphart in the principal amount of $1,250,000, issued in 2003 by SSP Solutions. On January 24, 2007, we borrowed an additional $400,000 from Mr. Kiphart and issued a promissory note to Mr. Kiphart. The outstanding principal and accrued but unpaid interest under the 2003 promissory note we assumed in connection with the SSP Solutions merger was due and payable on December 31, 2006, and is in default. As a result, Mr. Kiphart would have the right to exercise his rights and remedies as creditor.

On November 1, 2007, Mr. Kiphart agreed to convert the outstanding principal and accrued but unpaid interest under both promissory notes and to waive his rights under the promissory notes, provided that (i) the outstanding principal and accrued but unpaid interest under the promissory notes is converted into shares of our common stock at a per share conversion price equal to $0.0415, and (ii) we covenant not to declare a dividend payable to holders of shares of our common stock until after the promissory notes have been converted into shares of our common stock. In exchange, Mr. Kiphart agreed to forbear from exercising his rights as a creditor under the promissory notes and applicable law prior to the closing of the merger.

On December 14, 2007, we amended the conversion agreement with Mr. Kiphart to allow us to declare a dividend payable to holders of shares of our common stock before Mr. Kiphart’s outstanding promissory notes have been converted into shares of our common stock. In connection with the amendment, we agreed to pay Mr. Kiphart, upon conversion of his promissory notes into our common stock, a cash payment in an amount determined by a formula based on the number of shares of FLO Corporation common stock that Mr. Kiphart would have received had our spin-off of FLO Corporation common stock to our stockholders occurred after conversion of the promissory notes. The conversion of Mr. Kiphart’s outstanding promissory notes into shares of our common stock and the corresponding cash payment to Mr. Kiphart continues to be at our discretion at any time prior to the closing of the merger. The number of shares we would be required to issue to Mr. Kiphart upon conversion of his promissory notes would exceed the total number of our authorized shares of common stock, so we must obtain stockholder approval of an increase to the number of shares of our common stock authorized before we can effect this conversion.

Restricted Stock Awards Contingent Upon Merger

In the merger agreement, our board of directors, as well as IdentiPHI’s board of directors, management and shareholders, agreed to grant under the 2007 Equity Incentive Plan, effective immediately upon effectiveness of the merger, restricted stock awards to certain individuals, including certain of our executive officers.

The following table sets forth the restricted stock awards, with corresponding vesting criteria, that we agreed to grant to the individuals listed below under the 2007 Equity Incentive Plan. The awards are described in terms of percentages of common stock outstanding immediately following the effectiveness of the merger and are subject to the approval of the 2007 Equity Incentive Plan by our stockholders. Because we have agreed to grant a number of shares equal to a percentage of shares outstanding after completion of the merger, we cannot determine the exact number of shares related to these awards until the merger is completed. Currently, we estimate that 821,062,837 shares of our common stock will be outstanding following the effectiveness of the merger, prior to the reverse split. If the merger is not completed or if the equity incentive plan is not approved, the restricted stock grants set forth below will not be made.

Name	Initial Grant Percentage of Outstanding Shares (1)	Second Grant Percentage of Outstanding Shares (2)	Third Grant Percentage of Outstanding Shares (3)	Total Percentage of Outstanding Shares (4)
Steven M. Oyer	2.5%	2.0%	2.0%	6.5%
Jeffrey T. Dick	1.0%	0.5%	0.5%	2.0%

(1)	These shares would vest on a quarterly basis for a period of two years following the effectiveness of the merger.
(2)	These shares would become vested and unrestricted shares in the event that we achieve an average market capitalization equal to or greater than $50 million during any period of twenty (20) consecutive trading days after the merger.
(3)	These shares would become vested and unrestricted shares in the event that we achieve an average market capitalization equal to or greater than $75 million during any period of twenty (20) consecutive trading days after the merger.
(4)	This represents the maximum percentage of shares that could vest if the awardee remains a service provider to us and both market capitalization goals described in notes (2) and (3) above are met.

Employment Agreements

As contemplated by the merger agreement, we expect to enter into new employment agreements with each of Messrs. Oyer and Dick with respect to post-transaction employment in a form acceptable to such individual and us.

Pursuant to the terms of the form of executive employment agreement expected to be executed by us and Mr. Oyer once the merger is effective, Mr. Oyer is to serve as chief executive officer of the combined company. The initial term of the agreement will be two years from execution, subject to automatic renewal unless terminated by either party within 45 days prior to the end of the current term. Mr. Oyer would be entitled to an annual base salary, as well as eligible for annual corporate performance bonuses upon his satisfaction of certain performance targets. The agreement may be terminated by either party, with or without cause. If we terminate Mr. Oyer’s employment in connection with certain change of control transactions and such termination is without cause, or if Mr. Oyer resigns for good reason (each as more specifically described in the agreement), Mr. Oyer would be entitled to receive certain severance benefits in connection with his termination.

Similarly, pursuant to the terms of the form of executive employment agreement expected to be executed by us and Mr. Dick once the merger is effective, Mr. Dick is to serve as chief financial officer of the combined company. The initial term of the agreement will be two years from execution, subject to automatic renewal unless terminated by either party within 45 days prior to the end of the current term. Mr. Dick would be entitled to an annual base salary, as well as eligible for annual corporate performance bonuses upon his satisfaction of certain performance targets. The agreement may be terminated by either party, with or without cause. If we terminate Mr. Dick’s employment in connection with certain change of control transactions and such termination is without cause, or if Mr. Dick resigns for good reason (each as more specifically described in the agreement), Mr. Dick would be entitled to receive certain severance benefits in connection with his termination.

Completion and Effectiveness of the Merger

The merger will be completed when all of the conditions to completion of the merger are satisfied or waived, including the approval of the merger, the charter amendment and the 2007 Equity Incentive Plan by our stockholders. The merger will become effective upon the filing of the certificate of merger with the Secretary of State of the State of Delaware or as provided in the certificate of merger. We and IdentiPHI are working toward completing the merger as quickly as practicable and expect to complete the merger during the first calendar quarter of 2008.

Structure of the Merger and Conversion of IdentiPHI Stock

Under the terms of the merger agreement, Ireland Acquisition Corporation, our newly formed, wholly-owned subsidiary, will merge with and into IdentiPHI and the separate corporate existence of Ireland Acquisition Corporation will cease. IdentiPHI will be the surviving corporation in the merger and will continue as our wholly-owned subsidiary.

Upon completion of the merger, IdentiPHI stockholders will be entitled to receive 6.1498 shares of our common stock for each share of IdentiPHI common stock held by them at the effective time of the merger. This exchange ratio is fixed and will not be adjusted to reflect stock price changes prior to the closing.

Our stockholders will continue to own their existing shares of our common stock.

Material U.S. Federal Income Tax Consequences of the Merger

Our stockholders will not exchange their common stock in the merger and accordingly will not recognize gain or loss as a result of the merger. The preceding statement is based on existing provisions of the Internal Revenue Code, existing treasury regulations and current administrative rulings and court decisions, all of which are subject to change, possibly with retroactive effect, and to differing interpretations.

The preceding discussion is not a complete analysis or discussion of all potential tax effects relevant to the merger. Holders of our common stock are urged to consult their own tax advisers as to the specific consequences of the merger to them, including tax return reporting requirements, the applicability and effect of federal, state, local, and other tax laws and the effects of any proposed changes in the tax laws.

Accounting Treatment of the Merger

Under the purchase method of accounting in accordance with GAAP, the merger will be deemed a “reverse acquisition” and IdentiPHI will be treated as the “acquiring” company for accounting and financial reporting purposes. In other words, IdentiPHI is legally the target company but is treated as the accounting acquirer, and Saflink is legally the acquirer but is treated, for accounting purposes, as the target company.

Accordingly, the merger will be accounted for as an acquisition of Saflink by IdentiPHI under the purchase method of accounting of U.S. generally accepted accounting principles. Under the purchase method of accounting, the assets and liabilities of Saflink, the “acquired company,” will be, as of completion of the merger, recorded at their respective fair values and added to those of IdentiPHI, the “acquiring company,” including an amount for goodwill representing the difference between the purchase price and the fair value of the identifiable net assets and liabilities assumed. Our historical financial statements prior to the merger will be restated to be those of IdentiPHI, although they will be labeled as the financial statements of Saflink because Saflink is the legal acquirer and will continue to be the public reporting company. The combined company’s financial statements issued after the merger will reflect only the operations of Saflink as the combined company after the merger and will not reflect the historical financial position or results of operations of Saflink.

All unaudited pro forma condensed combined consolidated financial statements contained in this proxy statement were prepared using the purchase method of accounting. The final allocation of the purchase price will be determined after the merger is completed and after completion of an analysis to determine the fair value of Saflink’s assets and liabilities as of the merger date. Accordingly, the final purchase accounting adjustments may be materially different from the unaudited pro forma adjustments. Any decrease in the fair value of the assets or increase in the fair value of the liabilities of Saflink as compared to the unaudited pro forma information included in this proxy statement will have the effect of increasing the amount of the purchase price allocable to goodwill.

Board of Directors and Management Following the Merger

Our board of directors after the merger will initially consist of four directors. Steven M. Oyer, our CEO and a member of our board of directors, will remain CEO of the combined company and a member of the board of directors. Peter Gilbert, IdentiPHI’s CEO and a member of its board of directors, will become vice chairman and senior vice president of sales and marketing. Jeffrey T. Dick, our CFO, will remain CFO of the combined company.

In addition to Mr. Oyer, Asa Hutchinson, a current board member, will remain a member of the board of directors of the combined company. IdentiPHI has designated Christer Bergman and Jacques Bouhet as the remaining two members of the board of directors.

In addition, we expect that Brian Wilchusky, our current senior vice president of marketing and business development, John Atkinson, IdentiPHI’s current president, and Mark Norwalk, IdentiPHI’s current chief technology officer, will continue to serve as members of management of the combined company.

Regulatory Filings and Approvals Required to Complete the Merger

We are not aware of any material governmental or regulatory approval required for completion of the merger, other than the effectiveness of the registration statement of which this proxy statement is a part, and compliance with applicable corporate laws of Delaware.

Restrictions on Sales of Shares of Saflink Common Stock Received in the Merger

The shares of our common stock to be issued in connection with the merger will be registered under the Securities Act and will be freely transferable under the Securities Act, except for shares of our common stock issued to any person who is deemed to be an “affiliate” of either IdentiPHI or Saflink at the time of our special meeting. Persons who may be deemed to be affiliates include individuals or entities that control, are controlled by, or are under the common control of either IdentiPHI or Saflink and may include our executive officers and directors, as well as our significant stockholders.

Under Rule 145 promulgated under the Securities Act, former IdentiPHI stockholders who were affiliates of IdentiPHI prior to the merger and who are not affiliates of Saflink after the completion of the merger may sell their Saflink shares at any time subject to the volume and manner of sale limitations of Rule 144 under the Securities Act. In addition, so long as former IdentiPHI affiliates are not affiliates of Saflink following the completion of the merger, and a period of at least one year has elapsed after the completion of the merger, the former IdentiPHI affiliates may sell their Saflink shares without regard to the volume and manner of sale limitations of Rule 144 under the Securities Act if there is adequate current public information available about Saflink in accordance with Rule 144. After a period of two years has elapsed following the completion of the merger, and so long as former IdentiPHI affiliates are not affiliates of Saflink and have not been for at least three months before any sale, they may freely sell their Saflink shares. Former IdentiPHI stockholders who are or become affiliates of Saflink after completion of the merger will remain or be subject to the volume and manner of sale limitations of Rule 144 under the Securities Act until they are no longer affiliates of Saflink.

The SEC has recently proposed revisions to Rule 145 which, if adopted as proposed, may change the applicability of Rule 145 to the merger. The anticipated timing for the adoption of any revisions to Rule 145 and whether such revisions will be adopted as proposed are unknown as of the date of this proxy statement. The registration statement of which this proxy statement forms a part does not cover resales of Saflink common stock received by any person upon completion of the merger, and no person is authorized to make any use of this proxy statement in connection with any resale.

Appraisal Rights

Under Section 262 of the General Corporation Law of the State of Delaware, holders of shares of our common stock do not have appraisal rights in connection with the merger.

OTC Bulletin Board Listing of our Common Stock Issued to IdentiPHI Stockholders in the Merger

We have agreed to use commercially reasonable efforts to cause the shares of our common stock issued to IdentiPHI stockholders in connection with the merger to be authorized for listing on the OTC Bulletin Board before the completion of the merger, subject to official notice of issuance. However, such approval is not a condition to the completion of the merger.

THE MERGER AGREEMENT

The following summary describes the material provisions of the merger agreement. The provisions of the merger agreement are complicated and not easily summarized. This summary may not contain all of the information about the merger agreement that is important to you. The merger agreement is attached to this proxy statement as Annex A and is incorporated by reference into this proxy statement, and we urge you to read it carefully in its entirety for a more complete understanding of the merger agreement.

The representations and warranties described below and included in the merger agreement were made by Saflink and IdentiPHI to each other as of specific dates. The assertions embodied in those representations and warranties were made solely for purposes of the merger agreement and may be subject to important qualifications and limitations agreed to by us and IdentiPHI in connection with negotiating its terms. Moreover, the representations and warranties may be subject to a contractual standard of materiality that may be different from what may be viewed as material to stockholders, or may have been used for the purpose of allocating risk between us and IdentiPHI rather than establishing matters as facts. The merger agreement is described in this proxy statement and included as Annex A only to provide you with information regarding its terms and conditions, and not to provide any other factual information regarding us, IdentiPHI or our respective businesses. Accordingly, you should not rely on the representations and warranties in the merger agreement as characterizations of the actual state of facts about us or IdentiPHI, and you should read the information provided elsewhere in this proxy statement and in the documents incorporated by reference into this proxy statement for information regarding us and IdentiPHI and our respective businesses. See “Where You Can Find More Information” beginning on page 100 of this proxy statement.

General

Subject to the terms and conditions of the merger agreement and in accordance with Delaware law, Ireland Acquisition Corporation, our newly formed, wholly-owned subsidiary, will merge with and into IdentiPHI, and IdentiPHI will survive the merger as our wholly-owned subsidiary.

Closing Matters

We will complete the merger when all of the conditions to completion of the merger contained in the merger agreement described in the section entitled “The Merger — Conditions to Completion of the Merger” beginning on page      of this proxy statement are satisfied or waived, including approval by our stockholders of the issuance of shares of our common stock in connection with the merger, of an amendment to our Certificate of Incorporation to increase the number of authorized shares of our common stock and to effect a reverse stock split, and of the Saflink 2007 Equity Incentive Plan. The merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware, or such later time as we and IdentiPHI agree and set forth in the certificate of merger.

We are working to complete the merger as quickly as possible. We currently plan to complete the merger during the first calendar quarter of 2008. Because completion of the merger is subject to governmental and regulatory approvals and other conditions, however, we cannot predict the exact timing.

Conversion of IdentiPHI Common Stock in the Merger

Upon completion of the merger, each share of IdentiPHI common stock outstanding immediately prior to the effective time of the merger will be canceled and extinguished and automatically converted into the right to receive 6.1498 shares of our common stock upon surrender of the certificate representing such share of IdentiPHI common stock in the manner provided in the merger agreement.

The exchange ratio in the merger (6.1498 shares of our common stock for each share of IdentiPHI common stock) will be adjusted to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into our common stock or IdentiPHI common stock), reorganization, recapitalization, reclassification or other like change with respect to our common stock or IdentiPHI common stock occurring on or after the date of the merger agreement and prior to completion of the merger.

Each share of IdentiPHI common stock held by IdentiPHI or owned by Saflink or any of their direct or indirect wholly-owned subsidiaries immediately prior to the merger will be automatically canceled and extinguished, and none of IdentiPHI or any of their direct or indirect subsidiaries will receive any of our securities or other consideration in exchange for those shares.

Based on the exchange ratio and the number of shares of IdentiPHI common stock outstanding as of August 30, 2007, a total of 614,981,000 shares of our common stock will be issued in connection with the merger to holders of IdentiPHI common stock.

Fractional Shares

We will not issue any fractional shares of our common stock in connection with the merger. Instead, the number of shares of our common stock to be issued to any holder of IdentiPHI common stock will be rounded down to the nearest whole number of shares of our common stock.

Exchange of IdentiPHI Stock Certificates for Saflink Stock Certificates

Promptly following completion of the merger, the exchange agent for the merger will mail to each record holder of IdentiPHI common stock a letter of transmittal and instructions for surrendering the record holder’s stock certificates in exchange for a certificate representing our common stock. Only those holders of IdentiPHI common stock who properly surrender their IdentiPHI stock certificates in accordance with the exchange agent’s instructions will receive (i) a certificate representing our common stock and (ii) any dividends or other distributions to which they are entitled under the terms of the merger agreement. The surrendered certificates representing IdentiPHI common stock will be canceled. After the effective time of the merger, each certificate representing shares of IdentiPHI common stock that has not been surrendered will represent only the right to receive each of the items enumerated in the preceding sentence. Following the completion of the merger, IdentiPHI will not register any transfers of IdentiPHI common stock on its stock transfer books.

Holders of IdentiPHI common stock should not send in their IdentiPHI stock certificates until they receive a letter of transmittal from the exchange agent for the merger, with instructions for the surrender of IdentiPHI stock certificates.

Distributions with Respect to Unexchanged Shares

Holders of IdentiPHI common stock are not entitled to receive any dividends or other distributions on our common stock until the merger is completed. After the merger is completed, holders of IdentiPHI common stock certificates will be entitled to dividends and other distributions declared or made after completion of the merger with respect to the number of whole shares of our common stock which they are entitled to receive upon exchange of their IdentiPHI stock certificates, but they will not be paid any dividends or other distributions on our common stock until they surrender their IdentiPHI stock certificates to the exchange agent in accordance with the exchange agent instructions.

Transfers of Ownership and Lost Stock Certificates

We will issue only (i) a stock certificate representing shares of our common stock and (ii) any dividends or distributions that may be applicable in a name other than the name in which a surrendered IdentiPHI stock certificate is registered if the person requesting such exchange presents to the exchange agent all documents required to show and effect the unrecorded transfer of ownership and to show that such person paid any applicable stock transfer taxes. If an IdentiPHI stock certificate is lost, stolen or destroyed, the holder of such certificate may need to deliver an affidavit and/or bond prior to receiving any statement indicating book-entry ownership of our common stock or our stock certificate.

Representations and Warranties

The merger agreement contains a number of customary representations and warranties made by us, on the one hand, and IdentiPHI, on the other, regarding aspects of their respective businesses, financial condition and structure, as well as other facts pertinent to the merger. These representations and warranties relate to the following subject matters with respect to each party:

•	Organization, Standing and Power;

•	Capital Structure;

•	Authority;

•	Financial Statements;

•	SEC Documents (with respect to Saflink only);

•	Absence of Certain Changes;

•	Absence of Undisclosed Liabilities;

•	Litigation;

•	Restrictions on Business Activities;

•	Governmental Authorization;

•	Title to Property;

•	Intellectual Property;

•	Privacy Policies; Third Party Privacy Obligations; Web Site Terms and Conditions;

•	Environmental Matters;

•	Taxes;

•	Employee Benefit Plans;

•	Government Contracts (with respect to IdentiPHI only);

•	Certain Agreements Affected by the Merger;

•	Employee Matters;

•	Interested Party Transactions;

•	Insurance;

•	Compliance With Laws;

•	Minute Books;

•	Complete Copies of Materials;

•	Brokers’ and Finders’ Fees;

•	Registration Statement; Proxy statement;

•	Opinion of Financial Advisor (with respect to Saflink only);

•	Vote Required;

•	Board Approval;

•	Stockholder Agreement; Irrevocable Proxies (with respect to Saflink only);

•	State Takeover Statutes;

•	Inventory;

•	Accounts Receivable;

•	Customers and Suppliers; and

•	Representations Complete.

The representations and warranties of Saflink and IdentiPHI contained in the merger agreement expire upon completion of the merger.

Conduct of Business Before Completion of the Merger

Under the merger agreement, each of Saflink and IdentiPHI has agreed on behalf of itself and its subsidiaries that, until the earlier of the completion of the merger or termination of the merger agreement, or unless the other consents in writing, it will:

•	carry on its business, in the ordinary course, in substantially the same manner as previously conducted and in material compliance with all applicable laws and regulations;

•	pay its debts and taxes when due, subject to good faith disputes over such debts or taxes;

•	pay or perform other material obligations when due; and

•

use its reasonable best efforts, consistent with past practices and policies, to preserve intact its present business organization, keep available the services of its present officers and employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees and others with which it has business dealings.

Under the merger agreement, each of Saflink and IdentiPHI has also agreed that, until the earlier of the completion of the merger or termination of the merger agreement, or unless the other consents in writing, it will conduct its business in compliance with specific restrictions relating to the following:

•	Amending its Certificate of Incorporation or Bylaws;

•

Declaring or paying any dividends on or making any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or repurchasing or otherwise acquiring, directly or indirectly, any shares of its capital stock except from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service to it or its subsidiaries;

•

Accelerating, amending or changing the period of exercisability or vesting of options or other rights granted under its stock plans or authorize cash payments in exchange for any options or other rights granted under any of such plans;

•

Entering into any contract or commitment, or violating, amending or otherwise modifying or waiving any of the terms of any of its contracts, other than in the ordinary course of business consistent with past practice, and in no event, entering into any contract or commitment, or violating, amending or otherwise modifying or waiving any of the terms of any of its contracts, other than those relating to sales or products or purchases of supplies in the ordinary course, involving payment in excess of $100,000;

•

Issuing, delivering or selling or authorizing or proposing the issuance, delivery or sale of, or purchase or propose the purchase of, any shares of its capital stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities, other than the issuance of shares of common stock pursuant to the exercise of stock options, warrants or other rights outstanding as of the date of the merger agreement;

•

Transferring or licensing to any person or entity any rights to any Intellectual Property other than the license of non-exclusive rights to Intellectual Property in the ordinary course of business consistent with past practice, place any Intellectual Property into a source-code escrow, or grant any source-code license of any kind;

•

Entering into or amending any agreements pursuant to which any other party is granted exclusive marketing or other exclusive rights of any type or scope with respect to any of its products or technology;

•	Selling, leasing or licensing or otherwise disposing of or encumbering any of its properties or assets which are material, except in the ordinary course of business consistent with past practice;

•	Incurring any indebtedness for borrowed money or guarantee any such indebtedness or issuing or selling any debt securities or guaranteeing any debt securities of others;

•	Entering into any operating lease in excess of $100,000;

•

Paying, discharging or satisfying in an amount in excess of $100,000 in any one case, any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) arising other than in the ordinary course of business, other than the payment, discharge or satisfaction of liabilities reflected or reserved against in either parties financial statements;

•

Making any capital expenditures, capital additions or capital improvements except in the ordinary course of business and consistent with past practice that do not exceed $25,000 individually or $100,000 in the aggregate;

•	Materially reducing the amount of any material insurance coverage provided by existing insurance policies;

•	Terminating or waiving any right of substantial value;

•

Adopting or amending any employee benefit or stock purchase or option plan or hiring any new director level or officer level employee, paying any special bonus or special remuneration to any employee or director, or increasing the salaries or wage rates of its employees other than pursuant to scheduled annual performance reviews, provided that any resulting modifications are in the ordinary course of business and consistent with past practices;

•

Granting any severance, termination pay or payments or benefits payable as a result of the merger (i) to any director or officer, or (ii) to any other employee except payments made pursuant to outstanding written agreements;

•

Commencing a lawsuit other than (i) for the routine collection of bills, (ii) in such cases where such party in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of its business, provided that it consults with the other party prior to the filing of such a suit, (iii) for a breach of the merger agreement, or (iv) to clarify such party’s obligations under the merger agreement;

•

Acquiring or agreeing to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to its and its subsidiaries’ business, taken as a whole, or acquire or agree to acquire any equity securities of any corporation, partnership, association or business organization;

•

Other than in the ordinary course of business, making or changing any material election in respect of taxes, adopting or changing any accounting method in respect of taxes, filing any material tax return or any amendment to a material tax return, entering into any closing agreement, settling any claim or assessment in respect of taxes, or consenting to any extension or waiver of the limitation period applicable to any claim or assessment in respect of taxes;

•	Revaluing any of its assets, including without limitation writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business;

•

Making any change to its accounting methods, principles, policies, procedures or practices, except as may be required by GAAP, Regulation S-X promulgated by the Securities and Exchange Commission or applicable statutory accounting principles; and

•

Taking or agreeing in writing or otherwise to take, any of the actions described above, or any action which would make any of its representations or warranties contained in the merger agreement untrue or incorrect or preventing it from performing or causing it not to perform its covenants under the merger agreement.

IdentiPHI is Prohibited from Soliciting Other Offers

Under the terms of the merger agreement, subject to certain exceptions described below, IdentiPHI has agreed that it and its subsidiaries will not, directly or indirectly:

•

take any action to solicit, initiate or encourage or agree to any written proposal or offer from any person that would reasonably be expected to lead to an acquisition or purchase, in one or more transactions or a series of transactions, of assets or businesses that constitute 50% or more of the revenues, net income or the assets of Company and its subsidiaries, taken as a whole, or 50% or more of any class of equity securities of IdentiPHI, any tender offer or exchange offer that if consummated would result in any person beneficially owning 50% or more of any class of equity securities of IdentiPHI, or any merger, consolidation, business combination, recapitalization, liquidation, dissolution, joint venture, binding share exchange or similar transaction involving Company pursuant to which any person or the stockholders of any person would own 50% or more of any class of equity securities of IdentiPHI or of any resulting parent of IdentiPHI; or

•

engage in any discussions or negotiations with, or disclose any nonpublic information relating to IdentiPHI or any of its subsidiaries to, or afford access to the properties, books or records of IdentiPHI or any of its subsidiaries to, any person that has advised IdentiPHI that it may be considering making, or that has made, a takeover proposal described in the bullet point above.

We are Prohibited from Soliciting Takeover Proposals

Under the terms of the merger agreement, subject to certain exceptions described below, we have agreed that we and our subsidiaries will not, directly or indirectly:

•

take any action to solicit, initiate or encourage or agree to any written proposal or offer from any person that would reasonably be expected to lead to an acquisition or purchase, in one or more transactions or a series of transactions, of assets or businesses that constitute 50% or more of our revenues, net income or assets and those of our subsidiaries, taken as a whole, or 50% or more of any class of our equity securities, any tender offer or exchange offer that if consummated would result in any person beneficially owning 50% or more of any class of our equity securities, or any merger, consolidation, business combination, recapitalization, liquidation, dissolution, joint venture, binding share exchange or similar transaction involving us pursuant to which any person or the stockholders of any person would own 50% or more of any class of our equity securities or of any resulting parent; or

•

engage in any discussions or negotiations with, or disclose any nonpublic information relating to us or any of our subsidiaries, or afford access to our properties, books or records or the properties, books or records of any of our subsidiaries to, any person that has advised us that it may be considering making, or that has made, a takeover proposal described in the bullet point above.

Notwithstanding the prohibition contained in the merger agreement with respect to the type of takeover proposals described above, if we receive an unsolicited bona fide written offer that our board of directors believes in good faith (after advice from its financial advisor and after considering all terms and conditions of such written offer, including the likelihood and timing of its consummation) that such offer would result in a transaction more favorable to our stockholders from a financial point of view than the transaction with IdentiPHI contemplated by the merger agreement, and our board of directors has determined in good faith after advice from its outside legal counsel that it is necessary for our board of directors to comply with its fiduciary duties to its stockholders, we may engage in negotiations with such party. We will be required to promptly advice IdentiPHI that we have received such an offer, and the above provisions will no longer apply.

Agreement Regarding Recommendations to Stockholders and Stockholder Meetings

Our board of directors has agreed to call, hold and convene a special meeting of our stockholders as promptly as practicable, and in any event within 45 days after the registration statement of which this proxy statement forms a part is declared effective by the Securities and Exchange Commission, and to recommend that our stockholders approve the issuance of the shares of our common stock and the increase in the number of shares of our authorized common stock. Notwithstanding our board of directors’ obligations described in this paragraph, in response to a third party acquisition proposal deemed by our board of directors to be a superior offer, our board of directors may withhold, withdraw, amend or modify its recommendation to our stockholders as described in this paragraph.

Secured Promissory Note

Under the terms of the merger agreement, we agreed to loan IdentiPHI up to an aggregate amount of $1,000,000, in one or more installments, pursuant to the terms of a secured promissory note. Such loaned amounts will accrue interest at the prime rate per annum (as published from time to time in the Wall Street Journal), compounded on an annual basis. IdentiPHI will be required to repay any such principal borrowed amounts, plus all accrued and unpaid interest, within 45 days following the earlier of the termination of the merger agreement for any reason, or IdentiPHI’s closing of an equity financing of at least $2,000,000. IdentiPHI’s obligations under the secured promissory note are secured by all of IdentiPHI’s assets.

Treatment of IdentiPHI 401(k)

Unless otherwise requested by us, IdentiPHI will merge its 401(k) plan (and any and all other plans intended to include an Internal Revenue Code Section 401(k) arrangement) and its employee stock purchase plan into our 401(k) plan and employee stock purchase plan at the effective time of the merger.

Board of Directors of Saflink Following the Merger

We have agreed to take all actions necessary including expanding the number of authorized directors, such that, immediately following completion of the merger, our board of directors will include two persons designated by us and three persons designated by IdentiPHI.

Conditions to Completion of the Merger

The respective obligations of Saflink and Ireland Acquisition Corporation, on the one hand, and IdentiPHI, on the other, to complete the merger and the other transactions contemplated by the merger agreement are subject to the satisfaction or waiver of each of the following conditions:

•

the merger agreement, the merger, the amendment of our certificate of incorporation to increase in the number of authorized shares of our common stock and effect the reverse stock split, and the Saflink 2007 Equity Incentive Plan shall have been approved and adopted by a majority of the outstanding shares of our common stock casting votes at the special meeting;

•

the SEC shall have declared the registration statement effective, and no stop order suspending the effectiveness of the registration statement or any part thereof shall have been issued and no proceeding for that purpose, and no similar proceeding in respect of the proxy statement, shall have been initiated or threatened by the SEC, and all requests for additional information on the part of the SEC shall have been complied with to the reasonable satisfaction of the parties;

•

no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the completion of the merger shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending; nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the merger, which makes the completion of the merger illegal;

•

all required government approvals, waivers and consents, if any, necessary for completion of or in connection with the merger, including such approvals, waivers and consents as may be required under the Securities Act, under state Blue Sky laws, and under the HSR Act shall have been obtained;

•

IdentiPHI and Saflink have taken all requisite action to cause the board of directors of the combined company to be comprised, as of the effective time of the merger, of three directors nominated by IdentiPHI and two directors nominated by us; and

•	the individuals named in the merger agreement shall have entered into employment and non-competition agreements with us.

IdentiPHI’s obligation to complete the merger is also subject to the satisfaction or waiver of each of the following conditions:

•

our representations and warranties and those of Ireland Acquisition Corporation in the merger agreement are true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality which representations and warranties as so qualified shall be true and correct in all respects) both when made and on and as of the effective time of the merger as though such representations and warranties were made on and as of such time (provided that those representations and warranties which address matters only as of a particular date shall be true and correct as of such date) and both we and Ireland Acquisition Corporation shall have performed and complied in all material respects with all covenants, obligations and conditions of the merger agreement required to be performed and complied with by them as of the effective time of the merger;

•

IdentiPHI has been provided with a certificate executed on behalf of us by our authorized officer certifying that our representations and warranties were true and correct on August 30, 2007, and are true and correct as of the date the merger is to be completed as if made at and as of that time;

•	we have not experienced any material adverse effect, or any change that has a material adverse effect on us; and

•

our board of directors shall have adopted resolutions reserving or setting aside an aggregate of 20% of total common stock outstanding as restricted stock and/or options under our stock option plan for issuance after the effective time of the merger to certain persons who were our officers prior to the merger and who continue to provide services to the surviving corporation or us as an officer, director, employee, consultant or contractor after the merger.

Our obligation to complete the merger is also subject to the satisfaction or waiver of each of the following conditions:

•

The representations and warranties of IdentiPHI in the merger agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality, which representations and warranties as so qualified shall be true and correct in all respects) both when made and on and as of the effective time of the merger as though such representations and warranties were made on and as of such time (provided that those representations and warranties that address matters only as of a particular date shall be true and correct as of such date) and (ii) IdentiPHI shall have performed and complied in all material respects with all covenants, obligations and conditions of the merger agreement required to be performed and complied with by it as of the effective time of the merger;

•

We shall have been provided with a certificate executed on behalf of IdentiPHI by its authorized officer certifying that the representations and warranties of IdentiPHI were true and correct on August 30, 2007, and are true and correct as of the date the merger is to be completed as if made at and as of that time;

•

The merger agreement and the merger shall have been approved and adopted by at least a majority of our stockholders who do not holder any shares of IdentiPHI common stock (or securities convertible into or exchangeable for shares of IdentiPHI common stock);

•	We shall have been furnished with evidence satisfactory to us of the consent or approval of those persons whose consent or approval shall be required in connection with the merger;

•	There shall not have occurred any material adverse effect on IdentiPHI, or any change that has a material adverse effect on IdentiPHI; and

•	IdentiPHI shall have provided evidence to us that no IdentiPHI debt remains outstanding as of the effective time of the merger.

Definition of Material Adverse Effect

Under the terms of the merger agreement, a material adverse effect on either us or IdentiPHI is defined to mean any event, change or effect that is materially adverse to the condition (financial or otherwise), properties, assets, liabilities, business, operations or results of operations of such person and its subsidiaries, taken as a whole.

Termination of the Merger Agreement

The merger agreement may be terminated in accordance with its terms at any time prior to completion of the merger, whether before or after the approval of the issuance of shares of our common stock to IdentiPHI stockholders by our stockholders in connection with the merger:

•	by mutual written consent of both companies;

•

by either Saflink or IdentiPHI if the merger is not completed by February 29, 2008, or March 31, 2008, if the merger has not been completed as a result of a failure to obtain required antitrust approvals or if the Form S-4 registration statement has not been declared effective by the Securities and Exchange Commission, except that this right to terminate the merger agreement is not available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the merger to occur on or before that date, and the action or failure to act constitutes a breach of the merger agreement;

•

by us upon a breach of any representation, warranty, covenant or agreement on the part of IdentiPHI in the merger agreement or if any representation or warranty of IdentiPHI has become untrue so that the condition to completion of the merger regarding IdentiPHI’s representations and warranties or covenants would not be met. However, if the breach or inaccuracy is curable by IdentiPHI, then we may not terminate the merger agreement for 10 days after delivery of written notice from us to IdentiPHI of the breach. If the breach is cured during those 10 days, we may not exercise this termination right;

•

by IdentiPHI upon our breach of any of our representations, warranties, covenants or agreements in the merger agreement or if any of our representations or warranties has become untrue so that the condition to completion of the merger regarding such representations and warranties or covenants would not be met. However, if the breach or inaccuracy is curable by us, then IdentiPHI may not terminate the merger agreement for 10 days after delivery of written notice from IdentiPHI to us of the breach. If the breach is cured during those 10 days, IdentiPHI may not exercise this termination right;

•	by Saflink or IdentiPHI if the other party failed to comply with the restrictions on other takeover proposals; or

•

by Saflink or IdentiPHI if there is a permanent injunction or other final and nonappealable order, decree or ruling or action taken of any governmental entity of competent jurisdiction having the effect of permanently restraining, enjoining or prohibiting the completion of the merger, or any required stockholder approval shall not have been obtained by reason of the failure to obtain the required vote upon a vote held at a the meeting of such stockholders).

In the event we terminate the merger agreement as a result of an uncured breach of the merger agreement by IdentiPHI, IdentiPHI will be required to reimburse us for our out of pocket costs and expenses, up to an aggregate amount of $250,000. In the event IdentiPHI terminates the merger agreement as a result of an uncured breach of the merger agreement by us, we will be required to reimburse IdentiPHI for its out of pocket costs and expenses, up to an aggregate amount of $250,000.

Extension, Waiver and Amendment of the Merger Agreement

Saflink and IdentiPHI may amend the merger agreement before completion of the merger by mutual written consent.

Either Saflink or IdentiPHI may, to the extent legally allowed, extend the other’s time for the performance of any of the obligations or other acts under the merger agreement, waive any inaccuracies in the other’s representations and warranties and waive compliance by the other with any of the agreements or conditions contained in the merger agreement.

UNAUDITED PRO FORMA CONDENSED

COMBINED CONSOLIDATED FINANCIAL STATEMENTS

On August 30, 2007, Saflink Corporation entered into an Agreement and Plan of Merger and Reorganization with IdentiPHI, Inc., a Delaware corporation, and Ireland Acquisition Corporation, a Delaware corporation and wholly-owned subsidiary of Saflink, pursuant to which Saflink will acquire all of the outstanding shares of IdentiPHI in a stock-for-stock transaction where each outstanding share of IdentiPHI common stock will be exchanged for 6.1498 shares of Saflink common stock, resulting in an aggregate of 614,980,000 shares of Saflink common stock being issued to the former stockholders of IdentiPHI. Under the terms of the merger agreement, Ireland Acquisition Corporation will merge with and into IdentiPHI, with IdentiPHI surviving as a wholly-owned subsidiary of Saflink. Upon completion of the merger, the former security holders of IdentiPHI will hold approximately 75% of Saflink’s common stock (on a fully-converted basis) and the security holders of Saflink will continue to hold the remaining 25% of Saflink’s common stock (on a fully-converted basis). Headquartered in Austin, Texas, IdentiPHI is an innovative technology company offering a comprehensive suite of enterprise security solutions and consulting services. Following completion of the merger, the combined company plans to change its name to IdentiPHI, Inc. and have its headquarters in Austin, Texas.

The merger will be accounted for under the purchase method of accounting in accordance with Statement of Financial Accounting Standard No. 141, “Business Combinations.” After considering all the relevant factors in determining the acquiring enterprise, including, but not limited to, relative voting rights, composition of the board of directors and senior management, and the relative size of the companies, the merger will be deemed a “reverse merger” and IdentiPHI will be treated as the “acquiring” company for accounting and financial reporting purposes. Under the purchase method of accounting, the assets and liabilities of Saflink, the “acquired company,” will be, as of completion of the merger, recorded at their respective fair values and added to those of IdentiPHI, the “acquiring company,” including any identifiable intangible assets and an amount for goodwill representing the difference between the purchase price and the fair value of the identifiable net assets of Saflink. We have engaged independent valuation specialists to assist in the valuation of Saflink’s intangible assets as of the date of the merger, but for the purposes of these pro forma financial statements, the excess of the purchase price over the fair value of Saflink’s net tangible assets has been allocated entirely to goodwill. A final determination of these fair values, which cannot be made prior to the completion of the merger, will include our consideration of a final valuation prepared by the independent valuation specialists. This final valuation will be based on the actual net tangible and identified intangible assets and liabilities of Saflink that exist as of the completion date of the merger.

The combined company’s historical financial statements prior to the merger will be restated to be those of IdentiPHI, with adjustments to IdentiPHI’s historical stockholders’ equity (deficit) and earnings (losses) per share to reflect the number of equivalent shares received by the IdentiPHI’s shareholders in connection with the merger. The combined company’s financial statements issued after the merger will reflect operations of Saflink only after the completion of the merger and will not reflect the historical financial position or results of operations of Saflink prior to the merger.

The following unaudited pro forma condensed combined consolidated financial information is designed to show how the merger of Saflink and IdentiPHI might have affected historical financial statements if the merger had been completed at an earlier time and excludes any pro forma effects of the contemplated reverse stock split. The unaudited pro forma condensed combined balance sheet assumes that the merger took place on September 30, 2007, and combines our historical consolidated balance sheet data as of September 30, 2007, with IdentiPHI’s historical balance sheet data as of September 30, 2007. The unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2007, and for the year ended December 31, 2006, give effect to the merger as if it had occurred on January 1, 2006.

The unaudited pro forma financial statements were derived from Saflink’s reported historical financial results filed with the SEC on Form 10-K for the year ended December 31, 2006, and Form 10-Q/A for the nine months ended September 30, 2007, and IdentiPHI’s audited and unaudited historical financial statements included elsewhere in this proxy statement. The following should be read in connection with our audited consolidated financial statements, which are incorporated by reference into this proxy statement, and IdentiPHI’s audited and unaudited financial statements, which are included elsewhere in this proxy statement.

The unaudited pro forma condensed combined consolidated financial data is presented for illustrative purposes only and is not indicative of the financial condition or results of operations of future periods or the financial condition or results of operations that actually would have been realized had the entities been a single company during these periods.

IDENTIPHI, INC. (SURVIVING ENTITY)

UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED BALANCE SHEET

September 30, 2007

(In thousands)

	Saflink	IdentiPHI	Pro Forma Adjustments		Pro Forma Combined
ASSETS
Current Assets:
Cash and cash equivalents	$1,897	$30			$1,927
Accounts receivable, net	81	318			399
Inventory	111	199			310
Other current assets	560	68			628

Total current assets	2,649	615	—		3,264
Furniture and equipment, net	140	37			177
Intangible assets, net	—	687			687
Debt issuance costs, net	13	—	—		13
Goodwill	—	—	11,558	(b)	11,558
Other Assets	—	7			7

Total assets	$2,802	$1,346	$11,558		$15,706

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$578	$652	$—		$1,230
Accrued expenses	481	—	(184	)(c)	227
			(70	)(d)
Convertible debt, net of discount	298	—			298
Current portion of notes payable to related party	1,550	839	(1,550	)(c)	839
Deferred revenue	697	127	(627	)(e)	197

Total current liabilities	3,604	1,618	(2,431)		2,791
Other liabilities	—	9			9
Long term note payable to related party	100	—	(100	)(c)	—

Total Liabilities	3,704	1,627	(2,531)		2,800
Stockholders’ deficit:
Common stock	1,572	100	442	(c)	8,264
			6,150	(f)
Additional paid-in capital	280,004	3,428	1,392	(c)	8,451
			(283,410	)(g)
			(6,150	)(f)
			13,187	(a)
Accumulated deficit	(282,478)	(3,809)	282,478	(g)	(3,809)

Total stockholders’ equity (deficit)	(902)	(281)	14,089		12,906

Total liabilities and stockholders’ equity (deficit)	$2,802	$1,346	$11,558		$15,706

See notes to unaudited pro forma condensed combined consolidated financial statements

IDENTIPHI, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED

STATEMENTS OF OPERATIONS

For the Nine Months Ended September 30, 2007

(In thousands, except per share data)

	Saflink	IdentiPHI	Pro Forma Adjustments		Pro Forma Combined
Revenue:
Product	$527	$2,011	$169	(h)	$2,556
			(151	)(j)
Consulting		192	(192	)(i)	—
Enterprise software and maintenance		169	(169	)(h)	—
Service and other	248	9	192	(i)	449

Total revenue	775	2,381	(151)		3,005
Cost of revenue:
Product	205	1,471	32	(h)	1,698
			(10	)(j)
Consulting		80	(80	)(i)	—
Enterprise software and maintenance		32	(32	)(h)	—
Service and other	117	219	80	(i)	416

Total cost of revenue	322	1,802	(10)		2,114

Gross profit	453	579	(141)		891
Operating Expenses:
Product Development	496	370	—		866
Sales and Marketing	877	778	—		1,655
General and Administrative	3,356	784	—		4,140

Total operating expenses	4,729	1,932	—		6,661

Operating loss	(4,276)	(1,353)	(141)		(5,770)
Interest expense	(4,187)	(103)	—		(4,290)
Other income, net	206	4	—		210

Net loss from continuing operations	$(8,257)	$(1,452)	$(141)		$(9,850)

Basic and diluted loss per common share:
Net loss	$(0.06)				$(0.01)

Weighted average number of common shares outstanding	135,877		44,194	(k)	795,051
			614,980	(k)

See notes to unaudited pro forma condensed combined consolidated financial statements

IDENTIPHI, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED

STATEMENTS OF OPERATIONS

For the Year Ended December 31, 2006

(In thousands, except per share data)

	Saflink	IdentiPHI	Pro Forma Adjustments		Pro Forma Combined
Revenue:
Product	$3,399	$4,753	$312	(h)	$8,464
Consulting		422	(422	)(j)	—
Enterprise software and maintenance		312	(312	)(h)	—
Service and other	762	14	422	(i)	1,198

Total revenue	4,161	5,501	—		9,662
Cost of revenue:
Product	1,713	4,182	250	(h)	6,145
Consulting		348	(348	)(i)	—
Enterprise software and maintenance		250	(250	)(h)	—
Service and other	472	115	348	(i)	935
Impairment loss on intangible assets	15,535				15,535
Amortization on intangible assets	2,112				2,112

Total cost of revenue	19,832	4,895	—		24,727

Gross profit (loss)	(15,671)	606	—		(15,065)
Operating Expenses:
Product Development	7,853	433			8,286
Sales and Marketing	6,538	947			7,485
General and Administrative	8,251	957			9,208
Impairment loss on goodwill	75,923				75,923
Impairment loss on furniture and equipment	716				716
Restructuring charges	2,836				2,836

Total operating expenses	102,117	2,337	—		104,454

Operating loss	(117,788)	(1,731)	—		(119,519)
Interest expense	(2,741)	(117)			(2,858)
Other income, net	275	—			275

Loss before income taxes	(120,254)	(1,848)	—		(122,102)
Income tax provision (benefit)	(140)	—			(140)

Loss from continuing operations	$(120,114)	$(1,848)	$—		$(121,962)

Basic and diluted loss per common share:
Loss from continuing operations	$(1.35)				$(0.16)

Weighted average number of common shares outstanding	89,035		44,194	(k)	748,209
			614,980	(k)

See notes to unaudited pro forma condensed combined consolidated financial statements

NOTES TO UNAUDITED PRO FORMA

CONDENSED COMBINED CONSOLIDATED FINANCIAL STATEMENTS

The following adjustments were applied to the historical financial statements of Saflink and IdentiPHI to arrive at the unaudited pro forma condensed combined financial information:

(a) Represents the determination of the purchase price of IdentiPHI to acquire Saflink. Since IdentiPHI was deemed the accounting acquirer, the purchase price of Saflink was determined using the fair value of Saflink’s common stock, estimated at $0.0784 per share based on the average closing price for a period before and after September 4, 2007, the date of the merger agreement was announced publicly, multiplied by the 160,552,837 shares of Saflink common stock outstanding on August 30, 2007, the date the merger agreement was signed. The purchase price also includes $100,000 of estimated merger related costs that have been and are expected to be incurred by IdentiPHI, primarily consisting of legal, financial advisory and accounting fees. Saflink also expects to incur approximately $600,000 in merger costs related to this transaction, which will be expensed as incurred because Saflink is the entity being acquired. Saflink’s merger related costs primarily consist of legal, financial advisory and accounting fees related to the merger and the filing and distribution of this proxy statement.

A summary of the components of the estimated purchase price for the acquisition, in thousands, is as follows:

Fair value of Saflink common stock	$12,587
Fair value of Saflink common stock options assumed	100
Fair value of Saflink common stock warrants assumed	400
Estimated merger related costs	100

Total	$13,187

The fair value of common stock options and warrants assumed was determined using the fair value of Saflink common stock of $0.0784 per share and a Black-Scholes model with the following assumptions: Options – an expected dividend yield of 0.0%, a risk free interest rate of 5%, volatility of 100%, and an expected life of approximately 5 years. Warrants – an expected dividend yield of 0.0%, a risk free interest rate between 3%-5%, volatility of 100%, and an expected life between 0-5 years (the remaining contractual life of the warrants).

(b) The following, in thousands, represents the preliminary allocation of the purchase price to the acquired assets of Saflink and is for illustrative purposes only. This allocation is based on the estimated fair value of the assets and liabilities of Saflink as of September 30, 2007, and may not be indicative of the final allocation of purchase price consideration. As previously stated, we have engaged independent valuation specialists to assist in the valuation of Saflink’s intangible assets, but for the purposes of these pro forma financial statements, the excess of the purchase price over the fair value of Saflink’s net tangible assets acquired has been entirely allocated to goodwill:

Net tangible assets	$2,802
Liabilities assumed	(1,173)
Goodwill	11,558

Total	$13,187

(c) Represents the elimination of Saflink’s debt to a related party ($1.65 million) and accrued but unpaid interest to a related party ($184,000) as of September 30, 2007, due to conversion into Saflink common stock that is expected to occur prior to the closing of the merger. The conversion price of the outstanding debt and accrued but unpaid interest is $0.0415 per share and, if converted as of September 30, 2007, would be converted into 44,193,700 shares of Saflink common stock based on the amount of principal and interest outstanding as of September 30, 2007.

NOTES TO UNAUDITED PRO FORMA

CONDENSED COMBINED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(d) Represents the estimated cost ($70,000) to relocate certain employees from Kirkland, Washington to Austin, Texas.

(e) Represents the fair value adjustment to Saflink deferred revenue ($627,000) related to the sale of SAFsolution and SAFmodule from Saflink to IdentiPHI in February 2007.

(f) Represents issuance of 614,980,000 shares of Saflink common stock in exchange for the outstanding common shares of IdentiPHI.

(g) Represents the elimination of Saflink’s historical accumulated deficit and additional paid-in capital and adjustment to IdentiPHI’s common stock to reflect the par value of shares outstanding post-acquisition.

(h) Represents the reclassification of IdentiPHI’s enterprise software and maintenance revenue and enterprise software and maintenance cost of revenue to product revenue and product cost of revenue.

(i) Represents the reclassification of IdentiPHI’s consulting revenue and consulting cost of revenue to service and other revenue and service and other cost of revenue.

(j) Represents the elimination of revenue recognized by Saflink ($151,000) and IdentiPHI’s royalty due ($10,000) to Saflink related to the sale of SAFsolution and SAFmodule from Saflink to IdentiPHI in February 2007.

(k) Unaudited pro forma basic and diluted loss from continuing operations per share are computed by dividing the unaudited pro forma net loss from continuing operations by the unaudited pro forma weighted average number of common shares outstanding. The number of weighted-average shares outstanding is adjusted by the 44,193,700 shares of our common stock estimated to be issued to Richard P. Kiphart, if converted on September 30, 2007, upon conversion of his outstanding debt and adjusted by 614,980,000 shares of our common stock to be issued to holders of IdentiPHI common stock in connection with the acquisition. Potentially dilutive securities were not included in the computation of pro forma basic and diluted loss from continuing operations per share because their effect would be antidilutive.

IDENTIPHI MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

This discussion and analysis should be read in conjunction with IdentiPHI’s audited and unaudited financial statements and accompanying notes included in this document

Critical Accounting Policies and Estimates

The accounting and reporting policies of IdentiPHI conform to U.S. generally accepted accounting principles (GAAP) and to general practices within the enterprise software industry.

Revenue Recognition

IdentiPHI derives revenue from license and maintenance fees for software products, from reselling third-party hardware and software applications and from fees for services for software installation, integration, implementation, maintenance and training. Revenue is recognized in accordance with the provisions of Statement of Position (SOP) 97-2, “Software Revenue Recognition” (SOP 97-2), as amended by SOP 98-9, “Modification of SOP 97-2, Software Revenue Recognition with Respect to Certain Transactions,” and related interpretations, including Technical Practice Aids, which provides specific guidance and stipulates that revenue recognized from software arrangements is to be allocated to each element of the arrangement based on the relative fair values of the elements, such as software products, upgrades, enhancements, post-contract customer support, installation, integration and/or training. Under this guidance, the determination of fair value is based on objective evidence that is specific to the vendor. In multiple element arrangements in which fair value exists for undelivered elements, the fair value of the undelivered elements is deferred and the residual arrangement fee is assigned to the delivered elements. If evidence of fair value for any of the undelivered elements does not exist, all revenue from the arrangement is deferred until such time that evidence of fair value does exist, or until all elements of the arrangement are delivered.

Revenue from biometric software and data security license fees is generally recognized upon delivery, provided that persuasive evidence of an arrangement exists, collection is probable, the fee is fixed or determinable, and vendor-specific objective evidence exists so that the total fee can be allocated to the elements of the arrangement. For pilot or test versions of products, the revenue is recognized upon customer acceptance of permanent license rights. Certain software delivered under a license requires a separate annual maintenance contract that governs the conditions of post-contract customer support. Post-contract customer support services can be purchased under a separate contract on the same terms and at the same pricing, whether purchased at the time of sale or at a later date. Revenue from these separate maintenance support contracts is recognized ratably over the contract term. The value of such deferred maintenance revenue is established by the price at which the customer may purchase a renewal maintenance contract.

IdentiPHI generally recognizes revenue upon delivery for hardware manufactured or enhanced internally and for third-party hardware and software items that are resold.

Revenue for services relates primarily to installation, integration, implementation and training services performed on a time-and-materials or fixed-fee basis under separate service arrangements. Fees are generally recognized as the services are performed.

Software Development Costs

IdentiPHI’s current process for developing software is essentially completed concurrently with the establishment of technological feasibility and therefore costs associated with the development of software are expensed as incurred.

Inventories

IdentiPHI’s inventory is comprised of raw materials, work-in-process and finished goods related to smart card readers, biometric physical access readers and hardware appliances for its network authentication products which are either manufactured internally or by third parties, and may be purchased either separately or in connection with the installation of IdentiPHI’s security products. Inventories are stated at the lower of cost or market, on a first-in, first-out basis.

Results of Operations for the Nine months Ended September 30, 2007, and the Year Ended December 31, 2006

IdentiPHI incurred net loss of $1,452,000 for the nine months ended September 30, 2007. These results included non-cash interest expense related to its unsecured loan from a related party, Key Ovation, LLC, and non-cash amortization expense of software rights purchased from Saflink Corporation in February 2007. IdentiPHI incurred a net loss of $1,848,000 for the year ended December 31, 2006.

The following discussion presents certain elements of IdentiPHI’s revenue and expenses that pertain to the nine months ended September 30, 2007, and the year ended December 31, 2006.

Revenue and Cost of Revenue

IdentiPHI recorded revenue primarily from three sources during the nine months ended September 30, 2007, and the year ended December 31, 2006: 1) its security solutions suite which includes its enterprise software licenses, technical support and manufactured hardware products; 2) product sales of third-party hardware and software; and 3) consulting services. Enterprise software and maintenance revenue consisted of license and maintenance fees for IdentiPHI’s software products. Product sales consisted primarily of the reselling of third-party hardware and software products and applications. Services revenue consisted primarily of payments for installation, integration, implementation and training services.

During the nine months ended September 30, 2007, enterprise software license and maintenance sales were $169,000; product sales of third party software and hardware were $2,011,000, while services revenue was $192,000. Enterprise software license revenue was $130,000 while the related maintenance revenue was $39,000. During the year ended December 31, 2006, enterprise software license and maintenance sales were $312,000; product sales of third party software and hardware were $4,753,000, while services revenue was $422,000. Enterprise software license revenue was $262,000 while the related maintenance revenue was $50,000.

Total cost of revenue included enterprise software license and maintenance cost of revenue, product sales cost of revenue and services cost of revenue. Enterprise software license and maintenance cost of revenue consisted of purchased software that was integrated into IdentiPHI’s product and the cost of technical support provided on this software. Product sales cost of revenue included the cost of hardware and software applications purchased from third parties and resold to IdentiPHI’s customers and distributors. Services cost of revenue consisted of outsourced labor for consulting, installation, implementation, integration and training services.

During the nine months ended September 30, 2007, cost of revenue from enterprise software licenses and maintenance services was $32,000, the cost of product sales of third party software and hardware was $1,471,000, while the cost of services revenue was $80,000. During the year ended December 31, 2006, cost of revenue from enterprise software licenses and maintenance services was 250,000, the cost of product sales of third party software and hardware was $4,182,000, while the cost of services revenue was $349,000.

IdentiPHI’s gross profit for the nine months ended September 30, 2007, was $579,000, or 24%, while IdentiPHI’s gross profit for the year ended December 31, 2006, was $606,000, or 11%.

Operating Expenses

Research and Development—Product research and development expenses consist primarily of salaries, benefits, supplies and materials for software developers, hardware engineers, product architects and quality assurance personnel, fees paid for outsourced software development and hardware design. For the nine month period ended September 30, 2007, product research and development expenses were $370,000, while for the twelve month period ended December 31, 2006, product research and development expenses were $433,000.

Sales and Marketing—Sales and marketing expenses consist primarily of salaries and commissions earned by sales and marketing personnel, trade shows, advertising and promotional expenses, fees for consultants, and travel and entertainment costs. Sales and marketing expenses were $778,000 for the nine months ended September 30, 2007, while sales and marketing expenses were $947,000 for the year ended December 31, 2006.

General and Administrative—General and administrative expenses consist primarily of salaries, benefits and related costs for IdentiPHI’s executive, finance, legal, human resource, information technology and administrative personnel, professional services fees and allowances for bad debts. General and administrative expenses were $784,000 for the nine months ended September 30, 2007, while general and administrative expenses were $957,000 for the year ended December 31, 2006.

Interest expense

Interest expense for the nine months ended September 30, 2007, and for the year ended December 31, 2006, was $103,000 and $117,000, respectively, and consisted of interest expense from the unsecured financing provided by IdentiPHI’s sister company due to common control, Key Ovation, LLC, and from the credit card financing of certain equipment purchases and operating expenses. As of September 30, 2007, and December 31, 2006, IdentiPHI had a principal balance of $839,000 and $2,839,000, respectively, related to its unsecured loan with an annual interest rate of 8% with Key Ovation.

Other income, net

Other income for the nine months ended September 30, 2007, was $4,000, while other income for the year ended December 31, 2006, was $0. Other income primarily consisted of interest earned on cash and money market balances.

Liquidity and Capital Resources

IdentiPHI financed its operations during the year ended December 31, 2006, primarily from its existing working capital and through an unsecured loan from a related party. As of December 31, 2006, IdentiPHI’s principal source of liquidity largely consisted of $1,229,000 of cash and cash equivalents and its working capital deficit was $2,387,000.

IdentiPHI’s net cash outflows for operating activities was $627,000 for the twelve months of 2006. The net loss of $1,848,000 for the year ended December 31, 2006, included a $115,000 charge related to non-cash interest expense. Other significant adjustments to the net loss included an increase in deferred contract costs of $116,000, an increase in accounts receivable of $451,000, and an increase in accounts payable and accrued expenses of $1,814,000.

Net cash used by investing activities was $32,000 during the year ended December 31, 2006, related to the acquisition of equipment and furnishings.

Net cash provided from financing activities was $1,888,000 during the year ended December 31, 2006. These funds were provided through IdentiPHI’s unsecured loan from a related party.

IdentiPHI financed its operations during the nine months ended September 30, 2007, primarily from its existing working capital and through an unsecured loan from a related party. As of September 30, 2007, IdentiPHI’s principal source of liquidity largely consisted of $30,000 of cash and cash equivalents and its working capital balance was $22,000.

IdentiPHI’s net cash outflows for operating activities was $2,391,000 for the nine months ended September 30, 2007. The net loss of $1,452,000 for the nine months ended September 30, 2007, included a $97,000 charge related to non-cash interest expense and $91,000 in non-cash amortization of software rights purchased from Saflink. Other significant adjustments to the net loss included a decrease in deferred contract costs of $99,000, a decrease in accounts receivable of $132,000, an increase in deferred revenue of $105,000 and a decrease in accounts payable and accrued expenses of $1,190,000.

Net cash used by investing activities was $785,000 during the nine months ended September 30, 2007, with $7,000 related to the acquisition of equipment and furnishings and $778,000 related to the Saflink software rights purchase.

Net cash provided from financing activities was $1,977,000 during the nine months ended September 30, 2007, with $2,750,000 of IdentiPHI’s unsecured loan from a related party being converted into 11,000,000 shares of common stock, a prior investment of $778,000 being converted into a portion of the common stock issued an existing investor.

IdentiPHI also received non-cash support from Key Ovation, LLC, in the form of warehouse and inventory management for inventories held for resale, processing of customer orders for goods held in inventory including receiving, storage, picking and shipping, and administrative support such as payroll processing, accounts payable processing, accounts receivable processing and inventory count management.

Pursuant to the terms of the merger agreement with Saflink, IdentiPHI established a secured credit facility with Saflink for up to $1,000,000 and IdentiPHI borrowed $200,000 on October 9, 2007 and $200,000 on November 20, 2007 against that loan vehicle. The debt is secured by all of IdentiPHI’s assets and bears simple interest from the date of the draw at the prime rate as published by the Wall Street Journal (per annum). Payment of principal and accrued interest is due on the earlier of 1) 45 days following the termination of the merger agreement; or 2) immediately upon the closing of a financing transaction in which IdentiPHI issues or sells shares of equity securities or debt with gross proceeds of not less than $2,000,000.

In Austin, Texas, IdentiPHI leases 4,224 square feet of office space under a lease that expires in November 2008.

IdentiPHI believes that its facilities are adequate to satisfy its projected requirements for the foreseeable future, and that additional space will be available if needed. The following is a summary of the current property leases:

Property Description	Location	Square Feet	Lease Expiration Date
IdentiPHI executive offices and headquarters	Austin, Texas	4,224	11/30/2008

The significant fixed commitments with respect to the operating leases as of September 30, 2007, were as follows (in thousands):

	Payments For The Year Ended December 31,
	Total	Remainder of 2007	2008	2009	2010
Operating leases	$98	$21	$77	$0	$0

Quantitative and Qualitative Disclosures About Market Risk

IdentiPHI’s exposure to market rate risk for changes in interest rates relates primarily to money market funds included in its investment portfolio. Investments in fixed rate earning instruments carry a degree of interest rate risk as their fair market value may be adversely impacted due to a rise in interest rates. As a result, future investment income may fall short of expectations due to changes in interest rates. IdentiPHI does not use any hedging transactions or any financial instruments for trading purposes and is not a party to any leveraged derivatives. Due to the nature of its investment portfolio, IdentiPHI believes that it is not subject to any material market risk exposure.

IDENTIPHI’S CONSOLIDATED FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm

The Board of Directors and Members’

IdentiPHI, Inc.

We have audited the accompanying balance sheets of IdentiPHI, Inc. (the Company) as of December 31, 2006 and 2005, and the related statements of operations, members’ equity (deficit), and cash flows for the year ended December 31, 2006, and the period from Inception (October 1, 2005) through December 31, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of IdentiPHI, Inc. as of December 31, 2006 and 2005, and the results of its operations and its cash flows for the year ended December 31, 2006 and the period from Inception through December 31, 2005, in conformity with generally accepted accounting principles in the United States of America.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has experienced circumstances which raise substantial doubt about its ability to continue as a going concern. Management’s plans regarding these matters are described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

As discussed in Note 12, on August 30, 2007, Saflink Corporation (Saflink) entered into an Agreement and Plan of Merger and Reorganization with the Company, and Ireland Acquisition Corporation, a Delaware corporation and wholly-owned subsidiary of Saflink, pursuant to which Saflink will acquire all of the outstanding shares of IdentiPHI in a stock-for-stock transaction.

PMB Helin Donovan, LLP

/s/ PMB Helin Donovan, LLP
October 8, 2007 Austin, Texas

IdentiPHI, Inc.

BALANCE SHEETS

As of September 30, 2007 (unaudited), December 31, 2006 and 2005

	September 30, 2007	December 31,
		2006	2005
	(unaudited)
ASSETS
Current assets
Cash and cash equivalents	$30,165	$1,229,180	$192
Accounts receivable, net	318,387	450,834	—
Inventory, net of reserves	199,275	70,002	109
Deferred contract costs	16,935	116,422	—
Prepaid expenses	50,317	97	—

Total current assets	615,079	1,866,535	301

Property and equipment	58,667	51,960	20,408
Less: accumulated depreciation	(21,680)	(15,160)	(951)

Property and equipment, net	36,987	36,800	19,457

Intangible assets	778,000	—	—
Less: accumulated amortization	(90,817)	—	—

Intangible assets, net	687,183	—	—
Deposits and other assets	6,688	6,688	6,688

TOTAL ASSETS	$1,345,937	$1,910,023	$26,446

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Liabilities
Current liabilities
Accounts payable and accrued expenses	$651,861	$1,841,956	$28,221
Deferred revenue	127,349	22,098	4,439
Note payable to Key Ovation, LLC	838,461	2,389,300	501,505

Total current liabilities	1,617,671	4,253,354	534,165
Other liabilities	9,332	13,974	1,608

Total liabilities	1,627,003	4,267,328	535,773

Stockholders’ deficit
Common stock, par value $0.001 (100,000,000 shares authorized, 99,777,500 shares issued and outstanding)	99,778	—	—
Additional paid in capital	3,428,222	—	—
Accumulated deficit	(3,809,066)	(2,357,305)	(509,327)

Total stockholders’ deficit	(281,066)	(2,357,305)	(509,327)

TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$1,345,937	$1,910,023	$26,446

See accompanying notes and independent auditors’ report.

IdentiPHI, Inc.

STATEMENTS OF OPERATIONS

For the Nine Months Ended September 30, 2007 (unaudited), the Year Ended

December 31, 2006 and the period from Inception (October 1, 2005) through December 31, 2005

	2007
		2006	2005
	(unaudited)
REVENUES
Product sales	$2,010,859	$4,753,312	$120,033
Consulting	191,829	421,507	59,350
Enterprise software and maintenance	169,490	312,352	23,369
Other income	8,490	14,287	30,169

Total revenues	2,380,668	5,501,458	232,921

COST OF SALES
Product sales costs	1,471,427	4,181,573	118,930
Consulting	79,570	348,584	—
Enterprise software and maintenance	31,947	249,841	144,485
Other cost of sales	218,617	115,439	4,629

Total cost of sales	1,801,561	4,895,437	268,044

GROSS PROFIT	579,107	606,021	(35,123)

OPERATING EXPENSES
Research and development	369,523	432,930	106,803
Sales and marketing	777,816	947,303	237,949
General and administrative	784,355	957,364	124,488

Total operating expenses	1,931,694	2,337,597	469,240

OTHER INCOME (EXPENSE)
Interest income	3,976	1,555	—
Interest expense	(102,900)	(116,581)	(4,965)
Other income (expenses), net	(250)	(1,375)	—

Total other income (expense)	(99,174)	(116,401)	(4,965)

NET LOSS	$(1,451,761)	$(1,847,977)	$(509,328)

See accompanying notes and independent auditors’ report.

IdentiPHI, Inc.

STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)

For the Nine Months Ended September 30, 2007 (unaudited) and the Year Ended

December 31, 2006 and the period from Inception (October 1, 2005) through December 31, 2005

	Common Stock (shares)	Common Stock Par Value $0.001	Additional Paid-in Capital	Retained deficit	TOTAL
Balance at inception	—	$—	$—	$—	$—
Contributions	—	—	—	—	—
Net loss	—	—	—	(509,328)	(509,328)

Balance at December 31, 2005	—	$—	$—	$(509,328)	$(509,328)
Net loss	—	—	—	(1,847,977)	(1,847,977)

Balance at December 31, 2006	—	$—	$—	$(2,357,305)	$(2,357,305)
Conversion of membership interests for common stock	85,665,500	85,666	(85,666)	—	—
Contribution of cash for common stock	3,112,000	3,112	774,888	—	778,000
Conversion of notes payable to Key Ovation, LLC for common stock	11,000,000	11,000	2,739,000	—	2,750,000
Net loss (unaudited)	—	—	—	(1,451,761)	(1,451,761)

Balance at September 30, 2007 (unaudited)	99,777,500	$99,778	$3,428,222	$(3,809,066)	$(281,066)

See accompanying notes and independent auditors’ report.

IdentiPHI, Inc.

STATEMENTS OF CASH FLOWS

For the Nine Months Ended September 30, 2007 (unaudited), and the Year Ended

December 31, 2006 and the period from Inception (October 1, 2005) through December 31, 2005

	2007	2006	2005
	(unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(1,451,761)	(1,847,977)	(509,328)

Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	97,336	14,209	952
(Increase) decrease in:
Accounts receivable	132,447	(450,834)	—
Inventory	(129,273)	(69,893)	(109)
Deferred contract costs	99,488	(116,423)	—
Prepaid expenses	(50,220)	(97)	—
Deposits and other assets	—	—	(6,688)
Increase (decrease) in:
Accounts payable and accrued expenses	(1,190,095)	1,813,735	28,221
Deferred rent	(4,642)	12,365	1,608
Billings in excess of revenues	105,251	17,659	4,439

	(939,708)	1,220,721	28,423

NET CASH USED IN OPERATING ACTIVITIES	(2,391,469)	(627,256)	(480,905)

CASH FLOWS FROM INVESTING ACTIVITIES
Acquisition of equipment	(6,707)	(31,552)	(20,408)
Acquisition of intangibles	(778,000)	—	—

NET CASH USED IN INVESTING ACTIVITIES	(784,707)	(31,552)	(20,408)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from note payable to Key Ovation, LLC, net of repayments	1,199,161	1,887,796	501,505
Proceeds from issuance of equity	778,000	—	—

NET CASH PROVIDED BY FINANCING ACTIVITIES	1,977,161	1,887,796	501,505

NET INCREASE (DECREASE) IN CASH	(1,199,015)	1,228,988	192
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	1,229,180	192	—

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$30,165	1,229,180	192

SUPPLEMENTAL DISCLOSURE
Income taxes paid	$—	—	—

Interest paid	$5,478	1,755	—

SUPPLEMENTAL Non Cash Financing activities
Conversion of membership interests to common stock	$85,658	—	—

Conversion of notes payable to Key Ovation, LLC for common stock	$2,750,000	—	—

See accompanying notes and independent auditors’ report.

Notes to Financial Statements

September 30, 2007, December 31, 2006 and 2005

Note 1 – Nature of Business

Organization

IdentiPHI, Inc., a Delaware corporation (“IdentiPHI”), was formed in October 2004 as a Delaware limited liability company, and subsequently converted to a Delaware corporation in August 2007. IdentiPHI began operations in October 2005 in Austin, Texas.

Nature of Operations

IdentiPHI is a technology company offering a suite of enterprise security solutions and consulting services. IdentiPHI provides flexible tools that meet or exceed current legislation requirements to strengthen identity management and authentication systems. The IdentiPHI suite of services enables clients to leverage their investments in information security in order to improve productivity, optimize business processes and focus on their core business. Each IdentiPHI solution can be purchased as a stand-alone managed service or as part of a larger solution including business process consulting or application integration.

Note 2 – Liquidity

These financial statements have been prepared assuming that IdentiPHI will continue as a going concern. IdentiPHI has suffered recurring losses from operations and has a net capital deficiency that raises substantial doubt about its ability to continue as a going concern. These financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Since inception, IdentiPHI has been unable to generate net income from operations. IdentiPHI has accumulated net losses of approximately $2.3 million from its Inception through December 31, 2006, and has continued to accumulate net losses since December 31, 2006. IdentiPHI has historically been financed through a note payable from Key Ovation, LLC. As of December 31, 2006, IdentiPHI’s principal source of liquidity consisted of $1,229,000 of cash and cash equivalents and working capital (deficit) was negative $2.6 million.

IdentiPHI currently does not have a credit line or other borrowing facility to fund its operations. To continue its current level of operations beyond September 30, 2007, it is expected that IdentiPHI will need to seek additional funds through the issuance of additional equity or debt securities or other sources of financing. Additional financing sources may not be available when and if needed by IdentiPHI. If IdentiPHI were unable to obtain the necessary additional financing, it would be required to reduce the scope of its operations, primarily through the reduction of discretionary expenses, which include personnel, benefits, marketing and other costs, or discontinue operations.

Note 3 – Significant Accounting Policies

The accounting and reporting policies of IdentiPHI conform to U.S. generally accepted accounting principles (GAAP) and to general practices within the enterprise software industry. The following summarizes the more significant of these policies.

Cash Equivalents

For purposes of the statements of cash flows, IdentiPHI considers short-term investments, which may be withdrawn at any time without penalty, to be cash equivalents.

Use of estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Accordingly, actual results could differ from those estimates.

Property and Equipment

Property and equipment are stated at cost. Depreciation and amortization are provided on a straight-line basis over the estimated useful lives of the assets. The following table shows estimated useful lives of property and equipment:

Classification	Useful Lives
Computer equipment	3 years
Software	3 years
Office equipment	5 years
Furniture and fixtures	5 years
Leasehold improvements	2-3 years

IdentiPHI periodically evaluates the estimated useful lives used to depreciate its assets and the estimated amount of assets that will be abandoned or have minimal use in the future. While IdentiPHI believes its estimates of useful lives are reasonable, significant differences in actual experience or significant changes in assumptions may affect future depreciation expense.

Expenditures for maintenance and repairs are charged to expense as incurred. Major expenditures for additions, replacements and betterments are capitalized. When assets are sold, retired or fully depreciated, the cost, reduced by the related amount of accumulated depreciation, is removed from the accounts and any resulting gain or loss is recognized as income or expense.

Financial instruments and credit risk

Financial instruments that potentially subject IdentiPHI to credit risk include cash and cash equivalents and accounts receivable. Cash is deposited in demand accounts in federally insured domestic institutions to minimize risk. Accounts receivable are generally unsecured. With respect to accounts receivable, IdentiPHI performs ongoing credit evaluations of customers and generally does not require collateral.

Receivables are concentrated with a small number of customers (note 4). IdentiPHI maintains reserves for potential credit losses on customer accounts when deemed necessary. There was $35,858 in allowances for credit losses at September 30, 2007 (unaudited), and none at December 31, 2006 and 2005.

The amounts reported for cash and cash equivalents, accounts receivable, accounts payable and accrued expenses are considered to approximate their fair values based on comparable market information available at the respective balance sheet dates and their short-term nature. The note payable to Key Ovation, LLC, reported amount also is considered to approximate its fair value based on the market interest rate and demand feature on the note.

Inventories

Inventory is comprised of raw materials, work-in-process and finished goods related to IdentiPHI’s smart card readers, biometric physical access readers and hardware appliances for its network authentication products. These products are either manufactured by IdentiPHI or manufactured by third parties. IdentiPHI also inventories third party biometric and non-biometric hardware devices to be purchased by customers in connection with the installation of IdentiPHI’s security products. Inventories are stated at the lower of cost, on a first-in, first-out basis, or market. If the cost of the inventory exceeds its market value, provisions are made for the difference between the cost and the market value.

Software Development Costs

IdentiPHI expenses costs associated with the development of software as incurred until technological feasibility is established. IdentiPHI believes its current process for developing software is essentially completed concurrently with the establishment of technological feasibility; accordingly, software costs incurred after establishment of technological feasibility have not been material and, therefore, have been expensed.

Income taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. In addition, a valuation allowance is established to reduce any deferred tax asset in which IdentiPHI is not able to determine on a more likely than not basis that the deferred tax asset will be realized.

Prior to the acquisition, IdentiPHI elected to be taxed as an S-Corporation under the provisions of the Internal Revenue Code. Under those provisions, IdentiPHI does not pay federal corporate income taxes on its taxable income. Instead, the stockholders are liable for individual federal income taxes on their respective shares of taxable net income. Accordingly, no Federal or Texas state franchise taxes were paid by the Company since the taxable income or loss is reported by the members on their individual income tax returns through August 29, 2007. Effective August 30, 2007, IdentiPHI became a corporation and elected to be taxed as a C corporation under the provisions of the Internal Revenue Code.

Impairment of Long-Lived Assets

Long-lived assets (asset group) to be held and used are tested for recoverability whenever events or changes in circumstances indicate that an asset’s carrying amount may not be recoverable. An impairment loss shall be recognized only if the carrying amount of a long-lived asset (asset group) is not recoverable and exceeds its fair value. The carrying amount of a long-lived asset (asset group) is not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset (asset group). That assessment shall be based on the carrying amount of the asset (asset group) at the date it is tested for recoverability, whether in use or under development. An impairment loss shall be measured as the amount by which the carrying amount of a long-lived asset (asset group) exceeds its fair value. IdentiPHI periodically evaluates whether it has incurred any impairment loss. IdentiPHI has not made a provision for an impairment loss as of September 30, 2007 (unaudited), December 31, 2006 and 2005.

Revenue Recognition

IdentiPHI derives revenue from license fees for software products, selling hardware manufactured by IdentiPHI, reselling third party hardware and software applications, and fees for services related to these software and hardware products including maintenance services, installation and integration consulting services.

IdentiPHI recognizes revenue in accordance with the provisions of Statement of Position (SOP) 97-2, “Software Revenue Recognition” (SOP 97-2), as amended by SOP 98-9, “Modification of SOP 97-2, Software Revenue Recognition with Respect to Certain Transactions,” and related interpretations, including Technical Practice Aids, which provides specific guidance and stipulates that revenue recognized from software arrangements is to be allocated to each element of the arrangement based on the relative fair values of the elements, such as software products, upgrades, enhancements, post-contract customer support, installation, integration and/or training. Under this guidance, the determination of fair value is based on objective evidence that is specific to the vendor. In multiple element arrangements in which fair value exists for undelivered elements, the fair value of the undelivered elements is deferred and the residual arrangement fee is assigned to the delivered elements. If evidence of fair value for any of the undelivered elements does not exist, all revenue from the arrangement is deferred until such time that evidence of fair value does exist, or until all elements of the arrangement are delivered.

Revenue from biometric software and data security license fees is recognized upon delivery, net of an allowance for estimated returns, provided persuasive evidence of an arrangement exists, collection is probable, the fee is fixed or determinable, and vendor-specific objective evidence exists to allocate the total fee to elements of the arrangement. If customers receive pilot or test versions of products, revenue from these arrangements is recognized upon customer acceptance of permanent license rights. If IdentiPHI’s software is sold through a reseller, revenue is recognized when the reseller delivers its product to the end-user. Certain software delivered under a license requires a separate annual maintenance contract that governs the conditions of post-contract customer support. Post-contract customer support services can be purchased under a separate contract on the same terms and at the same pricing, whether purchased at the time of sale or at a later date. Revenue from these separate maintenance support contracts is recognized ratably over the maintenance period. If software maintenance is included under the terms of the software license agreement, then the value of such maintenance is deferred and recognized ratably over the initial license period. The value of such deferred maintenance revenue is established by the price at which the customer may purchase a renewal maintenance contract.

Revenue from hardware manufactured by IdentiPHI is generally recognized upon delivery, unless contract terms call for a later date, net of an allowance for estimated returns provided persuasive evidence of an arrangement exists, collection is probable, the fee is fixed or determinable, and vendor-specific objective evidence exists to allocate the total fee to elements of the arrangement. Revenue from some data security hardware products contains embedded software. However, the embedded software is considered incidental to the hardware product sale. IdentiPHI also acts as a reseller of third party hardware and software applications. Such revenue is also generally recognized upon delivery of the hardware, unless contract terms call for a later date, provided that all other conditions above have been met.

Service revenue includes payments under support and upgrade contracts and consulting fees. Support and upgrade revenue is recognized ratably over the term of the contract, which typically is twelve months. Consulting revenue primarily relates to installation, integration and training services performed on a time-and-materials or fixed-fee basis under separate service arrangements. Fees from consulting are recognized as services are performed. If a transaction includes both license and service elements, license fees are recognized separately upon delivery of the licensed software, provided services do not include significant customization or modification of the software product, the licenses are not subject to acceptance criteria, and vendor-specific objective evidence exists to allocate the total fee to elements of the arrangement.

Warranty Reserves

Reserves are provided for estimated warranty costs when revenue is recognized. The costs of warranty obligations are estimated based on warranty policy or applicable contractual warranty, historical experience of known product failure rates and use of materials and service delivery charges incurred in correcting product failures. Specific warranty accruals may be made if unforeseen technical problems arise. If actual experience, relative to these factors, adversely differs from these estimates, additional warranty expense may be required. To date IdentiPHI has not accrued for warranty costs as the computer hardware and software that is resold is covered by original equipment manufacturer warranties and the remaining costs have not been considered material to the financial statements.

Advertising

IdentiPHI recognizes advertising expenses as incurred.

Intangible assets

Intangible assets represent purchased software costs. The value recorded for intangibles is periodically reviewed to assess recoverability from future operations using undiscounted cash flows. Impairments are recognized in operating results to the extent the carrying value exceeds fair value determined based on the net present value of estimated future cash flows.

Research and development expenses

Research and development costs are expensed as incurred and include salaries and benefits, costs paid to third-party contractors for research, development and manufacturing of materials and devices, and a portion of facilities cost. Prototype development costs are a significant component of research and development expenses and include costs associated with third-party contractors. Invoicing from third-party contractors for services performed can lag several months. We accrue the costs of services rendered in connection with third-party contractor activities based on our estimate of management fees, site management and monitoring costs and data management costs. Actual costs may differ from estimated costs in some cases and are adjusted for in the period in which they become known.

Share-Based Compensation

IdentiPHI adopted Financial Accounting Standards Board (“FASB”) issued SFAS No. 123 (Revised 2004) (“SFAS No. 123(R)”), “Share Based Payment,” at inception. SFAS No. 123(R) requires IdentiPHI to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. That cost will be recognized over the period during which an employee is required to provide service in exchange for the award — known as the requisite service period. No compensation cost is recognized for equity instruments for which employees do not render the requisite service. The grant-date fair value of employee share options and similar instruments will be estimated using option-pricing models adjusted for the unique characteristics of those instruments. To date IdentiPHI has not provided any share-based compensation.

IdentiPHI may, from time to time, issue common stock, stock options or common stock warrants to acquire services or goods from non-employees. Common stock, stock options and common stock warrants issued to persons other than employees or directors are recorded on the basis of their fair value, as required by SFAS No. 123 (R), which is measured as of the date required by EITF Issue 96-18 (“EITF 96-18”), “Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services.” In accordance with EITF 96-18, the stock options or common stock warrants are valued using the Black-Scholes model on the basis of the market price of the underlying common stock on the “valuation date,” which for options and warrants related to contracts that have substantial disincentives to non-performance, is the date of the contract, and for all other contracts is the vesting date. Expense related to the options and warrants is recognized on a straight-line basis over the shorter of the period over which services are to be received or the vesting period. Where expense must be recognized prior to a valuation date, the expense is computed under the Black-Scholes model on the basis of the market price of the underlying common stock at the end of the period, and any subsequent changes in the market price of the underlying common stock through the valuation date is reflected in the expense recorded in the subsequent period in which that change occurs.

Employment agreements

IdentiPHI has entered into employment agreements with John Atkinson (President), Chris Collier (Director of Sales), and Michel Nerrant (Director of Business Development), Jason Rivera (Inside Sales Representative) at September 30, 2007 (unaudited), Jim Weinstein (Chief Financial Officer) at December 31, 2006, and Brian Maloney (Marketing Manager) at December 31, 2005, respectively.

Deferred Revenue

Deferred revenue represents amounts collected from customers for projects, products, or services expected to be provided at a future date. Deferred revenue is shown on the balance sheet as either a short-term or long-term liability, depending on when the service or product is expected to be provided.

Recently Issued Accounting Pronouncements

In June 2006, the FASB issued FIN No. 48, Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109. FIN No. 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return, and provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. FIN No. 48 is effective for fiscal years beginning after December 15, 2006. IdentiPHI does not expect the adoption of FIN No. 48 will have a material impact on its financial statements.

In September 2006, the SEC issued Staff Accounting Bulletin (SAB) No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Current Year Misstatements. SAB No. 108 requires analysis of misstatements using both an income statement approach and a balance sheet approach in assessing materiality and provides for a one-time cumulative effect transition adjustment. SAB No. 108 is effective for fiscal years ending after November 15, 2006. Adoption of SAB No. 108 did not have a material effect on IdentiPHI’s financial statements.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements, which defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS No. 157 does not require any new fair value measurements, but provides guidance on how to measure fair value by providing a fair value hierarchy used to classify the source of the information. This statement is effective for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years. IdentiPHI is currently assessing the impact of SFAS No. 157 on its financial statements.

Note 4 – Trade Accounts Receivable

Supplemental information on net trade accounts receivable:

	Nine Months Ended September 30,	Year ended December 31,
	2007	2006	2005
	(unaudited)
Gross trade accounts receivable	$354,245	$450,834	$—
Less: allowance for doubtful accounts	$(35,858)	—	—

	$318,387	$450,834	$—

Note 5 – Deferred Revenues

Deferred Revenues at September 30, 2007, December 31, 2006 and 2005 consisted of the following:

	2007	2006	2005
	(unaudited)
Advance billings of deferred maintenance contracts	$127,349	$22,098	$4,439

Note 6 – Debt to Related Party

Debt to a related party as of September 30, 2007, December 31, 2006 and 2005 consisted of the following:

	2007	2006	2005
	(unaudited)
Unsecured borrowing from Key Ovation, LLC, a related party having common ownership, accruing interest at 8% per annum (simple interest) and due on demand.	$838,461	$2,389,300	$501,505

In August 2007, IdentiPHI converted $2,750,000 of the note payable to Key Ovation, LLC into 11,000,000 shares of its common stock, which is a membership interest representing approximately 11% of IdentiPHI.

Note 7 – Commitments and Contingencies

Leases

IdentiPHI conducts its operations in a leased facility under a lease classified as an operating lease. IdentiPHI has office space leased until November 30, 2008.

Rental expense for operating leases during the nine months ended September 30, 2007, the year ended December 31, 2006, and the period from Inception through December 31, 2005 was approximately $59,000 (unaudited), $80,000 and $7,000, respectively.

Note 8 – Concentrations

Revenues are in products and services in the Biometrics and Security industries, which are highly competitive and rapidly changing. Significant technological changes in the industry or customer requirements, or the emergence of competitive products with new capabilities or technologies could adversely affect operating results. IdentiPHI is also dependent on a limited number of suppliers and resellers for its inventory of computer hardware and software held for resale.

During the nine months ended September 30, 2007, the year ended December 31, 2006, and the period from Inception through December 31, 2005 sales and net receivables (receivables billed, less deferred revenues) by customers with more than 10% of revenue or the total of accounts and unbilled receivables balances were as follows:

2007 (unaudited)

Customer	Revenues		Receivables
Customer A	$1,507,935	63.3%	$149,377	46.9%
Customer C	$409,722	17.2%	$114,537	36.0%

2006

Customer	Revenues		Receivables
Customer A	$4,656,345	85.6%	$255,380	56.6%
Customer C	$181,963	3.3%	$102,706	22.8%

2005

Customer	Revenues		Receivables
Customer A	$109,596	47.1%	$—	—%
Customer B	$69,350	29.8%	$—	—%

IdentiPHI is also dependent on a limited number of suppliers for biometric and security solutions equipment for resale and for inclusion in its internally-developed enterprise software, as follows:

Concentration	Activity and Balances

Utimaco

IdentiPHI has purchased a significant amount of its products from Utimaco. Purchases from Utimaco were $792,000, $3,752,000, and $-0- for the nine months ended September 30, 2007 (unaudited), the year ended December 31, 2006 and for the period from inception to December 31, 2005. IdentiPHI has an accounts payable to Utimaco of $179,000 at September 30, 2007 (unaudited), $1,360,000 at December 31, 2006 and $-0- at December 31, 2005.

Note 9 – Related Party Transactions

IdentiPHI has unsecured debt to Key Ovation, LLC, which has common investors, officers and directors with IdentiPHI. The balance of this debt was $838,461 at September 30, 2007 (unaudited), $2,389,300 and $501,505 at December 31, 2006 and 2005, respectively. IdentiPHI has recorded interest expense of $97,187, $116,581 and $4,965 for the nine months ended September 30, 2007, the year ended December 31, 2006, and the period from Inception through December 31, 2005.

Key Ovation, LLC, provided warehouse and inventory management for IdentiPHI’s inventories held for resale, processing of IdentiPHI’s customer orders for goods held in inventory including receiving, storage, picking and shipping, and administrative support such as payroll processing, accounts payable, accounts receivable, and inventory count management.

IdentiPHI and Key Ovation, LLC are under common control and the existence of that control may create operating results and financial positions for IdentiPHI that are significantly different than if IdentiPHI were autonomous.

Note 10 – Income Taxes

IdentiPHI has elected to be taxed as an S-Corporation under the provisions of the Internal Revenue Code. Under those provisions, IdentiPHI does not pay federal corporate income taxes on its taxable income. Instead, the stockholders are liable for individual federal income taxes on their respective shares of taxable net income.

IdentiPHI is subject to the Texas Franchise tax on Texas Source income. The income component of the Texas Franchise tax was not significant.

Effective August 30, 2007, IdentiPHI became a corporation and elected to be taxed as a C corporation under the provisions of the Internal Revenue Code.

Note 11 – General and Administrative Expenses

For the nine months ended September 30, 2007, the year ended December 31, 2006, and the period from Inception through December 31, 2005, general and administrative expenses consisted of the following:

	2007	2006	2005
Employee compensation and benefits	$421,673	$613,840	$103,027
Occupancy	61,671	77,011	8,631
Professional fees	164,235	50,628	7,017
Travel	41,903	89,380	2,184
Depreciation and amortization	8,412	14,208	952
Other	86,461	112,297	2,677

	$784,355	$957,364	$124,488

Note 12 – Employee Benefit Plan

IdentiPHI has a 401(k) profit sharing plan (the Plan) and other employee health and benefit plans. The Plan allows all eligible employees to defer a portion of their income on a pretax basis through contributions to the Plan. IdentiPHI’s 401(k) matching contributions for the nine months ended September 30, 2007 (unaudited), the year ended December 31, 2006, and the period from Inception through December 31, 2005, were $15,710, $16,319 and $0, respectively.

IdentiPHI provides group health and other benefits to its employees through plans that cover all employees that elect to be covered. IdentiPHI’s share of group health care costs was approximately $37,000 (unaudited) for the nine months ended September 30, 2007 and $72,000 and $0 in 2006 and 2005, respectively, and such amounts have been included in employee compensation and benefits expense.

Note 13 – Purchase of Software from Saflink Corporation

On February 27, 2007, IdentiPHI entered into a Software Rights Agreement whereby IdentiPHI purchased Saflink Corporations’s SAFsolution and SAFmodule software programs for an initial payment of $778,000 plus deferred payments due quarterly over a period of three years. The amount of the deferred payments will be equal to a percentage of the provider’s gross margin on sales that include the software programs’ source code, including (i) 20% of gross margin on OEM sales that include SAFsolution, (ii) 15% of gross margin on non-OEM sales that include SAFsolution, and (iii) 30% of gross margin on sales that include SAFmodule.

The agreement contains customary provisions regarding audit rights and intellectual property warranties, as well as provisions regarding the enforcement of certain intellectual property rights.

Note 14 – Issuance of Common Stock

IdentiPHI changed its form of entity from a Delaware limited liability company to a Delaware corporation on August 30, 2007 and authorized 100,000,000 shares and issued 88,777,500 shares of $0.001 par value common stock and renamed IdentiPHI, LLC as IdentiPHI, Inc. At approximately the same time, IdentiPHI converted $2,750,000 of the note payable to Key Ovation, LLC into 11,000,000 shares of common stock, representing a membership interest of approximately 11% of IdentiPHI.

Note 15 – Subsequent Events (unaudited)

On August 30, 2007, Saflink Corporation entered into an Agreement and Plan of Merger and Reorganization with IdentiPHI, and Ireland Acquisition Corporation, a Delaware corporation and wholly-owned subsidiary of Saflink, pursuant to which Saflink will acquire all of the outstanding shares of IdentiPHI in a stock-for-stock transaction where each outstanding share of IdentiPHI common stock will be exchanged for 6.1498 shares of Saflink common stock, resulting in an aggregate of 614,980,000 shares of Saflink common stock being issued to IdentiPHI. Under the terms of the merger agreement, Ireland Acquisition Corporation will merge with and into IdentiPHI, with IdentiPHI surviving as a wholly-owned subsidiary of Saflink.

Upon completion of the merger, the former security holders of IdentiPHI would hold approximately 75% of Saflink’s common stock (on a fully-converted basis) and the security holders of Saflink would continue to hold the remaining 25% of Saflink’s common stock (on a fully-converted basis). The merger agreement contains certain covenants regarding the operation of both parties prior to closing as well as the cooperation of both parties in meeting conditions to closing. The merger agreement also contains termination rights in favor of both Saflink and IdentiPHI upon the occurrence of certain events, including the right of either party to terminate the merger agreement after March 31, 2008, and under certain circumstances after February 29, 2008, if the merger has not been consummated by such date and the failure to complete the merger is not caused by a breach of the merger agreement by the terminating party.

Under the merger agreement, Saflink agreed to loan IdentiPHI up to an aggregate amount of $1,000,000, in one or more installments, pursuant to the terms of a secured promissory note. IdentiPHI will be required to repay any such principal borrowed amounts, plus all accrued and unpaid interest, within 45 days following the earlier of the termination of the merger agreement for any reason, or IdentiPHI’s closing of an equity financing of at least $2,000,000. IdentiPHI’s obligations under the secured promissory note are secured by all of IdentiPHI’s assets. IdentiPHI borrowed $200,000 on October 11, 2007 and another $200,000 on November 20, 2007, under this secured promissory note.

DESCRIPTION OF SAFLINK CAPITAL STOCK

The following is a summary of the material terms of our capital stock before the completion of the merger, which, except as noted, also summarizes the material terms of our capital stock after the merger. It is only a summary; therefore, it is not meant to be complete and does not contain all of the information that may be important to you. Accordingly, you should read carefully the more detailed provisions of our certificate of incorporation and bylaws.

Authorized Capital Stock

Prior to Completion of the Merger

Under our certificate of incorporation, our authorized capital stock consists of 200,000,000 shares of common stock, $0.01 par value per share, and 1,000,000 shares of preferred stock, $0.01 par value per share. As of December 24, 2007, there were 160,552,837 shares of our common stock issued and outstanding and no shares of our preferred stock issued and outstanding.

After the Completion of the Merger

If our certificate of incorporation is amended as proposed, our authorized capital stock would consist of 1,500,000,000 shares of common stock, $0.01 par value per share, and 1,000,000 shares of preferred stock, $0.01 par value per share. If it is not amended, our authorized capital stock would remain unchanged.

Giving effect to the merger and the conversion of outstanding promissory notes, we estimate that there will be approximately 821 million shares of our common stock outstanding and approximately 26 million shares of our common stock subject to outstanding options, warrants or other rights to purchase or acquire our shares.

Saflink Common Stock

Saflink Common Stock Outstanding

The outstanding shares of our common stock are, and the shares of our common stock issued in the merger will be, duly authorized, validly issued, fully paid and non-assessable.

Voting Rights

Each of our stockholders is entitled to one vote for each share of our common stock held of record on the applicable record date on all matters submitted to a vote of the stockholders.

Dividend Rights; Rights Upon Liquidation

The holders of our common stock are entitled to receive, from funds legally available for the payment thereof, dividends when and as declared by resolution of our board of directors, subject to any preferential dividend rights granted to the holders of any of our outstanding preferred stock. In the event of our liquidation, dissolution or winding up, each share of our common stock is entitled to share pro rata in any distribution of our assets after payment or providing for the payment of liabilities and the liquidation preference of any of our outstanding preferred stock.

Preemptive Rights

Holders of our common stock have no preemptive rights to purchase, subscribe for or otherwise acquire any unissued or treasury shares or other securities.

Saflink Preferred Stock

Under our certificate of incorporation, our board of directors is authorized, subject to any limitations prescribed by law, to issue our preferred stock in one or more series. Each series shall have the rights, preferences, privileges and restrictions, such as dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the right to increase or decrease the number of shares of any series, as our board of directors shall determine. Our board of directors may issue preferred stock with voting or conversion rights that may have the effect of delaying, deferring or preventing a change of control of and could adversely affect the market price of our common stock and the voting and other rights of the holders of our common stock. As of the date of this proxy statement/prospectus, there were no shares of preferred stock outstanding.

COMPARISON OF RIGHTS OF SAFLINK STOCKHOLDERS AND IDENTIPHI STOCKHOLDERS

This section of the proxy statement describes material differences between the rights of our stockholders and the rights of stockholders of IdentiPHI. The rights compared are those found in the respective companies’ charter documents. While we believe that these descriptions address the material differences, this summary may not contain all of the information that is important to our stockholders and IdentiPHI stockholders. Our stockholders should read this entire document and the documents referred to in this summary carefully for a more complete understanding of the differences between the rights of our stockholders, on the one hand, and the rights of IdentiPHI stockholders, on the other.

Saflink and IdentiPHI are both organized under the laws of the State of Delaware. Any differences, therefore, in the rights of holders of our capital stock and IdentiPHI capital stock arise primarily from differences in our respective certificates of incorporation and bylaws. Upon completion of the merger, holders of IdentiPHI capital stock will become holders of our capital stock and their rights will be governed by Delaware law, our certificate of incorporation, and our bylaws. This section of this proxy statement describes the material differences between the rights of our stockholders and the rights of IdentiPHI stockholders.

Because this summary does not provide a complete description of these documents, our stockholders are urged to read carefully the relevant provisions of Delaware law, as well as the certificates of incorporation and bylaws of each of Saflink and IdentiPHI. Copies of the certificate of incorporation and bylaws of IdentiPHI will be sent to our stockholders, upon request. Copies of our certificate of incorporation and bylaws will be sent to our stockholders, upon request. See “Where You Can Find More Information” on page 100.

For additional information regarding the specific rights of holders of our common stock, you should read the section of this proxy statement entitled “Description of Saflink Capital Stock” beginning on page 80.

Capitalization

Saflink

Our authorized capital stock consists of:

•	200,000,000 shares of common stock, par value $0.01 per share; and

•	1,000,000 shares of preferred stock, par value $0.01 per share.

IdentiPHI

The authorized capital stock of IdentiPHI consists of:

•	100,000,000 shares of common stock, par value $0.001 per share

If the charter amendment is approved by our stockholders and filed with the Delaware Secretary of State, our authorized capital stock will consist of:

•	1,500,000,000 shares of common stock, par value $0.01 per share; and

•	1,000,000 shares of preferred stock, par value $0.01 per share.

Voting Rights

General

Under Delaware law, stockholders do not have cumulative voting rights for the election of directors unless the corporation’s certificate of incorporation so provides.

Saflink

Each of our stockholders has the right to cast one vote for each share of our common stock held of record on all matters submitted to a vote of our stockholders. Holders of our common stock have no cumulative voting rights.

IdentiPHI

Each IdentiPHI stockholder has the right to cast one vote for each share of IdentiPHI common stock held of record on all matters submitted to a vote of stockholders of IdentiPHI, including the election of directors. Holders of IdentiPHI common stock have no cumulative voting rights.

Number and Election of Directors

General

Under Delaware law, stockholders do not have cumulative voting rights for the election of directors unless the corporation’s certificate of incorporation so provides.

Saflink

Our board of directors has six members. Upon completion of the merger, our board of directors will have four members. Our bylaws provide that the board of directors will consist of a number of directors between four and seven, to be fixed from time to time by the directors then in office.

Members of our board of directors are elected to serve a term of one year and until their successors are elected and qualified.

Our certificate of incorporation does not provide for cumulative voting.

IdentiPHI

The board of directors of IdentiPHI has two members. The IdentiPHI bylaws provide that the IdentiPHI board of directors will consist of a number of directors to be established from time to time by a majority of the board of directors.

IdentiPHI’s certificate of incorporation does not provide for cumulative voting.

Vacancies on the Board of Directors and Removal of Directors

General

Delaware law provides that if, at the time of the filling of any vacancy or newly created directorship, the directors then in office constitute less than a majority of the authorized number of directors, the Delaware Court of Chancery may, upon application of any stockholder or stockholders holding at least 10% of the outstanding stock of the corporation having the right to vote for such directors, order an election to be held to fill the vacancy or replace the directors selected by the directors then in office.

Saflink

Vacancies on our board of directors, including vacancies and unfilled newly created directorships resulting from any increase in the authorized number of directors, may be filled only by a majority vote of the directors then in office, though less than a quorum.

Our bylaws provide that a director may be removed without cause by the holders of shares representing a majority of the voting power entitled to vote at an election of directors.

IdentiPHI

Vacancies on the board of directors of IdentiPHI, including vacancies and unfilled newly created directorships resulting from any increase in the authorized number of directors, may be filled only by a majority vote of the directors then in office, though less than a quorum.

Amendments to the Certificate of Incorporation

General

Under Delaware law, an amendment to the certificate of incorporation of a corporation requires the approval of the corporation’s board of directors and the approval of holders of a majority of the outstanding stock entitled to vote upon the proposed amendment, unless a higher vote is required by the corporation’s certificate of incorporation.

Saflink

Our certificate of incorporation provides that the affirmative vote of the holders of at least two-thirds of the holders of the then outstanding Series E preferred stock is required to amend provisions of the certificate of incorporation pertaining to the Series E preferred stock. On December 24, 2007, there were no shares of Series E preferred stock outstanding.

IdentiPHI

IdentiPHI’s certificate of incorporation is silent as to amendment of its provisions.

Amendments to Bylaws

General

Under Delaware law, stockholders entitled to vote have the power to adopt, amend or repeal bylaws. In addition, a corporation may, in its certificate of incorporation, confer this power on the board of directors. The stockholders always have the power to adopt, amend or repeal the bylaws, even though the board of directors may also be delegated the power.

Saflink

Our certificate of Incorporation provides that the board of directors may make, alter or repeal the bylaws.

IdentiPHI

IdentiPHI’s certificate of incorporation is silent as to the alteration or repeal of its the bylaws.

Action by Written Consent

General

Delaware law provides that, unless otherwise stated in the certificate of incorporation, any action which may be taken at a special meeting or special meeting of stockholders may be taken without a meeting, if a consent in writing is signed by the holders of the outstanding stock having the minimum number of votes necessary to authorize the action at a meeting of stockholders.

Saflink

Our bylaws provide that stockholder action may be taken by written consent.

IdentiPHI

IdentiPHI’s bylaws provide that stockholder action may be taken by written consent.

Ability to Call Special Meetings

Saflink

Special meetings of our stockholders may be called by the board of directors, the chairman of the board or by the president.

IdentiPHI

Special meetings of IdentiPHI stockholders may be called by the president, a majority of the board of directors, or by one or more stockholders owning not less than a majority of issued and outstanding IdentiPHI capital stock able to vote at such meeting.

Notice of Stockholder Action

Saflink

Under our bylaws, in order for a stockholder to nominate candidates for election to our board of directors at any annual or any special stockholder meeting at which the board of directors has determined that directors will be elected, timely written notice must be given to our corporate secretary before the annual or special meeting. Similarly, in order for a stockholder to propose business to be brought before any annual stockholder meeting, timely written notice must be given to our Secretary before the special meeting.

Under our bylaws, to be timely, notice of stockholder nominations or other business to be conducted at a stockholder meeting must be received by our corporate secretary no less than 120 days in advance of the first anniversary of the date that our proxy statement was sent to stockholders in connection with the previous year’s annual meeting. If no annual meeting was held in the previous year or the date of the annual meeting has been advanced by more than 30 days from the date contemplated at the time of the previous year’s proxy statement, notice of a stockholder nomination will also be timely if delivered within 10 days of the date on which public announcement of the meeting was first made by us.

A stockholder’s nomination must set forth all of the following:

•	The name and address of the stockholder who intends to make the nomination and of the person or persons to be nominated;

•

A representation that the stockholder is a holder of record of shares of capital stock entitled to vote at such meeting and intends to appear in person or by proxy to nominate the person or persons specified in the notice;

•	A description of all arrangements, understandings or relationships between the stockholder and each nominee and any other person pursuant to which the nominations are to be made by the stockholder;

•

Such other information regarding each nominee proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC had the nominee been nominated, or intended to be nominated, by the board of directors; and

•	A consent signed by each such nominee to serve as our director if so elected.

If the chairman of the board of directors determines that the nomination is not in compliance with our advance notice procedures, the chairman may declare that the defective proposal will be disregarded.

Under our bylaws, to be timely, notice of other business to be conducted at a stockholder meeting must be received by our corporate secretary.

A stockholder’s notice of a proposal to conduct other business at an annual meeting must set forth all of the following:

•	A brief description of the business desired to be brought before the meeting;

•	The name and address of record of the stockholder proposing such business;

•	The class and number of shares of capital stock that are beneficially owned by the stockholder; and

•	Any material interest of the stockholder in such business.

IdentiPHI

The IdentiPHI bylaws are silent as to the nomination procedures for candidates for election to the IdentiPHI board of directors.

Limitation of Personal Liability of Directors and Officers

General

Delaware law provides that a corporation may include in its certificate of incorporation a provision limiting or eliminating the liability of its directors to the corporation and its stockholders for monetary damages arising from a breach of fiduciary duty, except for:

•	a breach of the duty of loyalty to the corporation or its stockholders;

•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	payment of a dividend or the repurchase or redemption of stock in violation of Delaware law; or

•	any transaction from which the director derived an improper personal benefit.

Saflink

Our certificate of incorporation is silent as to the limitation or elimination of the liability of directors.

IdentiPHI

The IdentiPHI certificate of incorporation provides that, to the fullest extent Delaware law permits the limitation or elimination of the liability of directors, no director of IdentiPHI will be liable to IdentiPHI or its stockholders for monetary damages for breach of fiduciary duty as a director.

Indemnification of Directors and Officers

General

Under Delaware law, a corporation generally may indemnify directors and officers:

•	for actions taken in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation; and

•	with respect to any criminal proceeding, they had no reasonable cause to believe that their conduct was unlawful.

In addition, Delaware law provides that a corporation may advance to a director or officer expenses incurred in defending any action upon receipt of an undertaking by the director or officer to repay the amount advanced if it is ultimately determined that he or she is not entitled to indemnification.

Saflink

Our certificate of incorporation provides that any person who was or is a party or is threatened to be a party to, or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, because that person is or was a director or officer, or is or was serving at our request as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, will be indemnified and held harmless by us to the fullest extent permitted by Delaware law. We will indemnify any such person seeking indemnification in connection with a proceeding that was initiated by such person only if such proceeding was authorized or ratified by the board of directors.

IdentiPHI

The IdentiPHI certificate is silent as to the indemnification of its officers and directors.

State Anti-Takeover Statutes

General

Under the business combination statute of Delaware law, a corporation is prohibited from engaging in any business combination with an interested stockholder who, together with its affiliates or associates, owns, or who is an affiliate or associate of the corporation and within a three-year period did own, 15% or more of the corporation’s voting stock for a three year period following the time the stockholder became an interested stockholder, unless:

•

prior to the time the stockholder became an interested stockholder, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•

the interested stockholder owned at least 85% of the voting stock of the corporation, excluding specified shares, upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder; or

•

at or subsequent to the time the stockholder became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized by the affirmative vote, at an annual or special meeting and not by written consent, of at least 66 2/3% of the outstanding voting shares of the corporation, excluding shares held by that interested stockholder.

A business combination generally includes:

•	mergers, consolidations and sales or other dispositions of 10% or more of the assets of a corporation to or with an interested stockholder;

•	specified transactions resulting in the issuance or transfer to an interested stockholder of any capital stock of the corporation or its subsidiaries; and

•	other transactions resulting in a disproportionate financial benefit to an interested stockholder.

The provisions of the Delaware business combination statute do not apply to a corporation if, subject to certain requirements, the certificate of incorporation or bylaws of the corporation contain a provision expressly electing not to be governed by the provisions of the statute or the corporation does not have voting stock listed on a national securities exchange, authorized for quotation on an inter-dealer quotation system of a registered national securities association or held of record by more than 2,000 stockholders.

Saflink

Because we have not adopted any provision in its certificate of incorporation to “opt-out” of the Delaware business combination statute, the statute is applicable to business combinations involving us.

IdentiPHI

Because IdentiPHI has not adopted any provision in its certificate of incorporation to “opt-out” of the Delaware business combination statute, the statute is applicable to business combinations involving IdentiPHI.

MANAGEMENT OF SAFLINK AFTER THE MERGER

Board of Directors of Combined Company

We have agreed that following the merger our board of directors will have four members. Initially, one member of the board of directors of the combined company will be a current director of Saflink that has been designated by us to continue as a director following the merger and three of the members have been designated by IdentiPHI.

The initial board of directors of the combined company following completion of the merger will consist of the following individuals:

Christer Bergman is an international executive with a proven track record in business expansion, specializing in general management, partnership building, and creating a customer-oriented corporate culture. Since 1989, Mr. Bergman has held positions as managing director, president, and chief executive officer in both public and private companies in Sweden and the United States in the information technology and security industries. Since 2000, Mr. Bergman has been an industry expert in the field of Biometrics. From 2001 through 2006, Mr. Bergman was President and CEO of Precise Biometrics AB (publ.), an innovative security company that supplies world-leading systems for fingerprint and smart card-based authentication. Focusing his efforts on creating a virtual international management consultant company, Mr. Bergman founded NOVEXUS, LLC in 1999. NOVEXUS, LLC provides a network of seasoned executives working with the latest technology to provide up-to-date information and guidance to its clients.

Jacques Bouhet began his career with Societe Generale in 1965. From 1988 through 1992, he served as General Manager and Chief Executive Officer of the Societe Generale USA Banking Network and Chairman of Societe Generale Financial Corporation. From January 1993 through December 2005, Mr. Bouhet served as Deputy Director of the International Division of Societe Generale. In 1995, he became Director of the International Development Division within International Finance. In 1997, Mr. Bouhet was appointed CEO for the Americas and based in New York City. In addition, he has served as Chairman of SG Cowen and Deputy Chief Executive of the SG Corporate and Investment Banking Division.

Asa Hutchinson has served as a member of our board of directors since March 2005. Mr. Hutchinson is a partner in the law firm Venable LLP, and was a founding member of the U.S. Department of Homeland Security and the nation’s first Under Secretary of Border and Transportation Security. Mr. Hutchinson was confirmed by the U.S. Senate as Under Secretary of Homeland Security in January 2003, shortly after the department was created. As one of the nation’s top-ranking homeland security officials after Secretary Tom Ridge, Mr. Hutchinson was responsible for more than 110,000 federal employees in such agencies as the Transportation Security Administration, Customs and Border Protection, Immigration and Customs Enforcement, and the Federal Law Enforcement Training Center. Mr. Hutchinson managed the overall security of U.S. borders and transportation systems, which included oversight for security programs such as US-VISIT and the Transportation Security Administration’s TWIC and Registered Traveler initiatives. From 2001 to 2003, Mr. Hutchinson served as the director of the U.S. Drug Enforcement Administration, and from 1997 to 2001, he served as a member of the U.S. House of Representatives from Arkansas. Mr. Hutchinson received a BS from Bob Jones University and a JD from the University of Arkansas.

Steven M. Oyer has served as a member of our board of directors since December 2001 and as our chief executive officer since September 2006. Mr. Oyer is president and principal of Capital Placement Holdings, Inc., a New York advisory firm. Mr. Oyer previously served as senior managing director for PlusFunds Group, Inc., a New York investment manager. From October 2001 to August 2005, Mr. Oyer served as managing director of Standard & Poor’s Investment Services, responsible for global business development. He served as our interim chief financial officer from June 2001 until December 2001. From October 1995 to November 2000, Mr. Oyer served as the vice president regional director for Murray Johnstone International Ltd., a Scottish investment firm. Mr. Oyer is a member of the board of directors of Salton, Inc., has been active in industry associations such as Family Office Exchange and has served on the leadership council of the Institute for Private Investors.

Committees of the Board of Directors

Under our bylaws, each of the committees of our board of directors will be designated by our board of directors. Our board of directors will create committees with such membership to satisfy the requirements of the Sarbanes-Oxley Act of 2002 and the Exchange Act.

Management

Steven M. Oyer, our CEO and a member of our board of directors, will remain CEO of the combined company and a member of the board of directors. Peter Gilbert, IdentiPHI’s CEO and a member of its board of directors, will become vice chairman and senior vice president of sales and marketing of the combined company. Jeffrey T. Dick, our CFO, will remain CFO of the combined company.

In addition, we expect that Brian Wilchusky, our current senior vice president of marketing and business development, John Atkinson, IdentiPHI’s current president, and Mark Norwalk, IdentiPHI’s current chief technology officer, will continue to serve as members of management of the combined company.

MATTERS BEING SUBMITTED TO A VOTE OF SAFLINK STOCKHOLDERS

Proposal No. 1 – The Merger

We are proposing the merger of Saflink and IdentiPHI, pursuant to which each share of IdentiPHI common stock outstanding at the effective time of the merger will be converted into the right to receive 6.1498 shares of Saflink common stock and IdentiPHI will become a wholly-owned subsidiary of Saflink. Please see “The Merger” beginning on page 24 .

We are asking our stockholders to approve the merger. This Proposal No. 1 is conditioned on the approval of Proposal No. 2, and the approval of both of these proposals is required for completion of the merger.

Our board of directors unanimously recommends a vote FOR the approval of the merger.

Proposal No. 2 – The Charter Amendment

It is a condition to completion of the merger that we issue shares of our common stock in the merger. When the merger becomes effective, each share of IdentiPHI common stock outstanding immediately before the merger will be converted in to the right to receive 6.1498 shares of our common stock. If the merger is completed, we will issue up to approximately 615 million shares of our common stock in the merger. In addition, we will issue up to approximately 46 million shares upon conversion of outstanding promissory notes after approval of the charter amendment but prior to the merger. The aggregate number of shares of our common stock to be issued in the merger and upon conversion of outstanding promissory notes will exceed the total number of our authorized shares of common stock, and for this reason we must obtain stockholder approval of the charter amendment for the issuance of these securities.

Background of the Share Increase

Under Delaware law, we may only issue shares of common stock to the extent such shares have been authorized for issuance under our certificate of incorporation. The certificate of incorporation currently authorizes the issuance by us of up to 200,000,000 shares of common stock. However, as of December 24, 2007:

•	160,552,837 shares of our common stock were issued and outstanding;

•	23,461,348 unissued shares of common stock were reserved for issuance under our stock incentive plan, as well as for issuance upon conversion of outstanding warrants and notes;

•	614,980,000 shares of common stock are proposed to be issued pursuant to the merger; and

•	45,530,000 shares of our common stock are estimated to be issued to Richard P. Kiphart in connection with the conversion of his outstanding promissory notes.

Currently, approximately 16 million shares of common stock are available unissued and unreserved under our certificate of incorporation, an amount that is inadequate to effect the merger, to convert outstanding promissory notes, and for other future purposes. In order to ensure sufficient shares of common stock will be available for issuance to effect the merger, to convert outstanding promissory notes, and for other future purposes, the board of directors has approved, subject to stockholder approval, an amendment to our certificate of incorporation to increase the number of shares of common stock authorized for issuance to 1,500,000,000 shares. The form of the charter amendment authorizing the issuance of 1,500,000,000 shares of common stock is included in this proxy statement as Annex B.

Purpose and Effect of the Amendment to Increase the Number of Shares

The purpose of the proposed amendment to our certificate of incorporation is to authorize additional shares of common stock necessary to effect the merger, to effect the conversion of Mr. Kiphart’s promissory notes, and which will be available in the event the board of directors determines that it is necessary or appropriate to issue additional shares in connection with a stock dividend, raising additional capital, acquiring other businesses, establishing strategic relationships with corporate partners or providing equity incentives to employees and officers or for other corporate purposes. The availability of additional shares of common stock is particularly important if we need to undertake any of the foregoing actions on an expedited basis and wishes to avoid the time and expense of seeking stockholder approval in connection with the contemplated issuance of common stock. Other than in connection with the merger and the conversion of outstanding promissory notes, we have no present agreement or arrangement to issue any of the shares for which approval is sought. If the amendment is approved by the stockholders, our board of directors does not intend to solicit further stockholder approval prior to the issuance of any additional shares of common stock, except as may be required by applicable law.

In addition, the purpose of the charter amendment is to authorize additional shares of common stock necessary to convert our indebtedness to Mr. Kiphart, a member of our board of directors, under outstanding promissory notes currently held by Mr. Kiphart. In connection with our merger transaction with SSP Solutions, Inc. in 2004, we assumed a promissory note in the principal amount of $1,250,000, issued in 2003 by SSP Solutions in favor of Mr. Kiphart. On January 24, 2007, we borrowed an additional $400,000 from Mr. Kiphart and issued a promissory note to Mr. Kiphart. The outstanding principal and accrued but unpaid interest under the 2003 promissory note we assumed in connection with the SSP Solutions merger was due and payable on December 31, 2006, and is in default. As a result, Mr. Kiphart would have the right to exercise his rights and remedies as creditor.

On November 1, 2007, Mr. Kiphart agreed to convert the outstanding principal and accrued but unpaid interest under both promissory notes and to waive his rights under the promissory notes, provided that (i) the outstanding principal and accrued but unpaid interest under the promissory notes is converted into shares of our common stock at a per share conversion price equal to $0.0415, and (ii) we covenant not to declare a dividend payable to holders of shares of our common stock until after the promissory notes have been converted into shares of our common stock. In exchange, Mr. Kiphart agreed to forbear from exercising his rights as a creditor under the promissory notes and applicable law prior to the closing of the merger.

On December 14, 2007, we amended the conversion agreement with Mr. Kiphart to allow us to declare a dividend payable to holders of shares of our common stock before Mr. Kiphart’s outstanding promissory notes have been converted into shares of our common stock. In connection with the amendment, we agreed to pay Mr. Kiphart, upon conversion of his promissory notes into our common stock, a cash payment in an amount determined by a formula based on the number of shares of FLO Corporation common stock that Mr. Kiphart would have received had our spin-off of FLO Corporation common stock to our stockholders occurred after conversion of the promissory notes. The conversion of Mr. Kiphart’s outstanding promissory notes into shares of our common stock and the corresponding cash payment to Mr. Kiphart continues to be at our discretion at any time prior to the closing of the merger. The number of shares we would be required to issue to Mr. Kiphart upon conversion of his promissory notes would exceed the total number of our authorized shares of common stock, and for this additional reason we must obtain stockholder approval of the charter amendment. If the charter amendment is approved, we expect to effect the conversion of Mr. Kiphart’s promissory notes prior to the closing of the merger.

The increase in authorized common stock will not have any immediate effect on the rights of existing stockholders. However, approximately 614,980,000 shares will be issued in connection with the merger and we estimate that approximately 45,530,000 shares will be issued upon conversion of Mr. Kiphart’s promissory notes. Additionally, the board will have the authority to issue common stock without requiring future stockholder approval of such issuances, except as may be required by applicable law. To the extent that additional shares are issued in the future, they may decrease the existing stockholders’ percentage equity ownership and, depending on the price at which they are issued, could be dilutive to the existing stockholders.

The increase in the authorized number of shares of our common stock and the subsequent issuance of such shares could have the effect of delaying or preventing a change in control without further action by the stockholders. Shares of authorized and unissued common stock could, within the limits imposed by applicable law, be issued in one or more transactions which would make a change in control of more difficult, and therefore less likely. Any such issuance of additional stock could have the effect of diluting the earnings per share and book value per share of outstanding shares of common stock, and such additional shares could be used to dilute the stock ownership or voting rights of a person seeking to obtain control of us. While it may be deemed to have potential anti-takeover effects, the proposed amendment to increase the authorized common stock is not prompted by any specific effort or takeover threat currently perceived by management.

If the proposed amendment is approved by the stockholders, Article IV of our certificate of incorporation will be amended to read as follows:

“The total number of shares of all classes of stock which the Corporation shall have the authority to issue is 1,501,000,000 shares, consisting of (i) 1,000,000 shares of Preferred Stock, $0.01 par value per share (the “Preferred Stock”), and (ii) 1,500,000,000 shares of Common Stock, $0.01 par value per share (the “Common Stock”).”

Background of the Reverse Stock Split

Our board of directors has also proposed amending Article IV of our certificate of incorporation to effect a reverse stock split in which the outstanding shares of common stock, referred to as “old common stock,” will be combined and reconstituted as a smaller number of shares of common stock, referred to as “new common stock,” in a ratio of between 5 and 15 shares of old common stock for each share of new common stock. The permissible ratios between 5 and 15 will vary by increments of one share, such that we could effect a 1-for-7 reverse split but not a 1-for-7.5 reverse split. The exact ratio will be determined by the board based on prevailing market conditions at the time the reverse stock split is effected. Stockholders are being asked to approve a separate amendment to the certificate of incorporation corresponding to each of the possible reverse split ratios between 5 and 15, with the board having the authority to give its final approval to only one of such amendments.

By approving the proposed amendment, the stockholders will be authorizing the board to implement the reverse split at any time on or before December 31, 2008, or to abandon the reverse split at any time. If the amendment has not been filed with the Delaware Secretary of State by the close of business on the foregoing date, the board will either resolicit stockholder approval or abandon the reverse split.

Purposes and Effects of the Reverse Stock Split

The purposes of the reverse stock split are to reduce the number of common shares of our stock outstanding, to increase the per share trading price of our common stock and to bolster our efforts to secure a re-listing of our common stock on the Nasdaq Capital Market or upon any other national exchange.

The immediate effect of the reverse stock split will be to decrease the number of shares of common stock outstanding from approximately 821 million shares to between approximately 164 million shares and approximately 55 million shares. The reverse stock split will also decrease the number of shares into which outstanding options, warrants and other convertible securities may be converted. As a result, the number of shares into which such securities may be converted will be reduced from approximately 26 million shares of old common stock to between approximately 5.3 million shares and approximately 1.8 million shares of new common stock.

The reduction in the number of outstanding shares is expected to increase the trading price of our common stock, although there can be no assurance that such price will increase in proportion to the ratio of the reverse stock split ratio. The trading price of our common stock depends on many factors, including many which are beyond our control. The higher stock price may increase investor interest and reduce resistance of brokerage firms to recommend the purchase of our common stock. On the other hand, to the extent that negative investor sentiment regarding our common stock is not based on our underlying business fundamentals, the reverse split may not overcome such sentiment enough to increase our stock price to a level that consistently exceeds $1.00 per share.

The shares of new common stock will be fully paid and non-assessable. The amendment will not change the terms of our common stock. The shares of new common stock will have the same voting rights and rights to dividends and distributions and will be identical in all other respects to the common stock now authorized. No stockholder’s percentage ownership of common stock will be altered except for the effect of rounding fractional shares.

We are asking our stockholders to approve the charter amendment. Proposal No. 1 is conditioned on the approval of this Proposal No. 2, and the approval of both of these proposals is required for completion of the merger.

Our board of directors unanimously recommends a vote FOR the approval of the charter amendment.

We reserve the right to abandon or modify the charter amendment at any time prior to the filing of the amendment with the Secretary of State of the State of Delaware, including after the approval of the stockholders has been obtained, upon approval of our board of directors and as permitted by the merger agreement.

Proposal No. 3 – The Saflink 2007 Equity Incentive Plan

Our stockholders will be asked to approve the adoption of a new incentive plan to be effective following the completion of the merger, known as the Saflink 2007 Equity Incentive Plan, attached hereto as Annex C. The board of directors believes that we must offer a competitive equity incentive program if we are to continue to successfully attract and retain the best possible candidates for positions of responsibility within our organization. We expect that the plan will continue to be an important factor in attracting and retaining the high caliber employees, directors and consultants essential to our success and in motivating these individuals to strive to enhance our growth and profitability. Therefore, the board of directors has unanimously adopted, subject to stockholder approval, the Saflink 2007 Equity Incentive Plan.

Summary of the Plan

The principal features of the plan are summarized below. The summary is qualified in its entirety by the specific language of the plan, a copy of which is available to any stockholder upon request.

General. The purpose of the plan is to promote our growth and profitability by enabling us to attract and retain the best available personnel for positions of substantial responsibility, to provide our employees, directors and consultants with an opportunity to invest in our common stock, and to align their interest with the interests of our stockholders. Under the plan, we may grant equity-based incentive awards to our employees, directors and consultants. We may grant incentive stock options (within the meaning of Section 422 of the Internal Revenue Code) to employees, and nonstatutory stock options and stock purchase rights to employees, directors and consultants.

Shares Subject to Plan. A maximum of 20% of post-transaction outstanding shares of our common stock may be issued under the plan. If any outstanding option expires, terminates or is canceled, or if shares acquired pursuant to an option or a stock purchase right are repurchased by us, the expired or repurchased shares are returned to the plan and again become available for grant. However, no more than 20% of post-transaction outstanding shares will be cumulatively available under the plan for issuance upon the exercise of incentive stock options. Appropriate adjustments will be made to the maximum number of shares issuable under the plan, to the foregoing limit on incentive stock option shares, to the “grant limit” described below, and to the number of shares and their exercise price under outstanding options and stock repurchase rights upon any stock dividend, stock split, reverse stock split, recapitalization, combination, reclassification, or similar change in our capital structure.

To enable us to deduct in full for federal income tax purposes the compensation recognized by certain executive officers in connection with options or stock purchase rights granted under the plan, the plan is designed to qualify such compensation as “performance-based compensation” under Section 162(m) of the Internal Revenue Code. To comply with Section 162(m), the plan limits the number of shares for which options may be granted to any employee. Under this grant limit, no employee may be granted options for more than 1,000,000 shares in any fiscal year, except that this limit will be 2,000,000 in the fiscal year in which the employee’s service with us commences. The grant limit is subject to appropriate adjustment in the event of certain changes in our capital structure, as previously described. In addition, the board may not grant stock purchase rights during any fiscal year for more than 10% of the total number of shares available for issuance under the plan on the first day of such fiscal year.

Administration. The plan is administered by the board of directors or a duly appointed committee of the board, which, in the case of options intended to qualify for the performance-based compensation exemption under Section 162(m) of the Internal Revenue Code, must be comprised solely of two or more “outside directors” within the meaning of Section 162(m). For purposes of this summary, the term “board” refers to either the board of directors or such committee. Subject to the provisions of the plan, the board determines the persons to whom options and stock purchase rights are to be granted, the number of shares to be covered by each option or stock purchase right, whether an option is to be an incentive stock option or a nonstatutory stock option, the timing and terms of exercisability and vesting of each option and stock purchase right, the award price and the type of consideration to be paid to us upon the exercise of each option and stock purchase right, the time of expiration of each option and stock purchase right, and all other terms and conditions of the options and stock purchase rights. For purposes of this summary, the term “award” refers to awards of options and stock purchase rights. The board may amend, modify, extend, cancel or renew any award, waive any restrictions or conditions applicable to any award, and accelerate, continue, extend or defer the exercisability or vesting of any award. The board will interpret the plan and awards granted thereunder, and all determinations of the board will be final and binding on all persons having an interest in the plan or any award.

Eligibility. Awards may be granted under the plan to our employees, directors and consultants or to employees, directors and consultants of any of our present or future parent or subsidiary corporations. In addition, awards may be granted to prospective service providers in connection with written offers of employment or other service relationship, provided that no shares may be purchased prior to such person’s commencement of service.

Terms and Conditions of Awards. Each award granted under the plan will be evidenced by a written agreement between us and the recipient specifying the number of shares subject to the award and the other terms and conditions of the award, consistent with the requirements of the plan. Incentive stock options must have an exercise price at least equal to the fair market value of a share of our common stock on the date of grant, while nonstatutory stock options must have an exercise price equal to at least 85% of such fair market value. However, any incentive stock option granted to a person who at the time of grant owns stock with more than 10% of the total combined voting power of all classes of our capital stock or any of our parent or subsidiary corporations must have an exercise price equal to at least 110% of the fair market value of a share of our common stock on the date of grant.

The plan provides that the board may determine the acceptable forms of consideration for exercising an award, including payment of the exercise price in any of the following ways:

•	in cash;

•	by check;

•	by a promissory note;

•	to the extent legally permitted, by tender of shares of common stock owned by the award recipient having a fair market value not less than the exercise price;

•	the assignment of the proceeds of a cashless exercise with respect to some or all of the shares being acquired upon the exercise of the option;

•	a reduction in the amount of any liability to the award recipient;

•	by any combination of these; or

•	by such other lawful consideration as approved by the board.

Awards will become vested and exercisable at such times or upon such events and subject to such terms, conditions, performance criteria or restrictions as specified by the board. The maximum term of an option granted under the plan is ten years, provided that an incentive stock option granted to a holder of more than 10% of our common stock must have a term not exceeding five years. An option generally will remain exercisable for three months following the optionee’s termination of service. However, if such termination results from the optionee’s death or disability, the option generally will remain exercisable for twelve months. In any event, the option must be exercised no later than its expiration date. Incentive stock options are nontransferable by the optionee other than by will or by the laws of descent and distribution, and are exercisable during the optionee’s lifetime only by the optionee. Nonstatutory stock options granted under the plan may be assigned or transferred to the extent permitted by the board and set forth in the option agreement.

Merger, Asset Sale and Change of Control. The plan provides that, in the event of our merger with or into another corporation, or our sale of substantially all of our assets, each outstanding award may be assumed or substituted by the successor corporation or its parent or subsidiary without the consent of any award recipient. If the successor corporation does not assume an outstanding award, the award shall become fully vested and exercisable and will terminate if it is not exercised within 15 days following notice of such acceleration of vesting and exercisability.

The plan defines a “change of control” of Saflink as the occurrence of any of the following events:

•	any person becomes the beneficial owner, directly or indirectly, of 35% or more of the total voting power of our voting securities;

•	a sale or disposition by us of all or substantially all of our assets;

•

our merger or consolidation with another company, other than a merger or consolidation which would result in our voting securities outstanding immediately before the transaction continuing to represent at least 35% of the total voting power of the voting securities of the surviving entity or its parent immediately after the transaction; or

•	a change in the composition of our board of directors, occurring within a two-year period, which results in the board of directors being comprised of less than a majority of continuing directors.

If an award recipient’s status as a service provider is terminated by us or the surviving corporation without cause within twelve months following a change of control, then the award recipient’s awards shall become fully vested and exercisable upon such termination.

Termination or Amendment. The plan will continue in effect until the earlier of its termination by the board or ten years following approval of the plan by our stockholders. The board may terminate or amend the plan at any time. However, without stockholder approval, the board may not effect any change that would require stockholder approval under any applicable law, regulation or rule. No termination or amendment may impair the rights of an optionee unless mutually agreed otherwise between the board and the optionee.

Summary of U.S. Federal Income Tax Consequences

The following summary is intended only as a general guide to the U.S. federal income tax consequences of participation in the Plan and does not attempt to describe all possible federal or other tax consequences of such participation or tax consequences based on particular circumstances.

Incentive Stock Options. A participant recognizes no taxable income for regular income tax purposes as a result of the grant or exercise of an incentive stock option. Participants who neither dispose of their shares within two years following the date the option was granted nor within one year following the exercise of the option will normally recognize a capital gain or loss equal to the difference, if any, between the sale price and the purchase price of the shares. In such event, we will not be entitled to any corresponding deduction for federal income tax purposes. A participant’s disposition of shares before both of these holding periods have been satisfied will be a disqualifying disposition. In the event of a disqualifying disposition, the participant will recognize ordinary income equal to the spread between the option exercise price and the fair market value of the shares on the date of exercise, but in most cases not to exceed the gain realized on the sale, if lower. Any gain in excess of that amount will be a capital gain. If a loss is recognized, there will be no ordinary income, and such loss will be a capital loss. Any ordinary income recognized by the participant upon the disqualifying disposition of the shares generally should be deductible by us for federal income tax purposes, except to the extent such deduction is limited by applicable provisions of the Internal Revenue Code.

In general, the difference between the option exercise price and the fair market value of the shares on the date when an incentive stock option is exercised, or at such later time as the shares vest, is treated as an adjustment in computing income that may be subject to the alternative minimum tax, which is paid if such tax exceeds the regular tax for the year. Special rules may apply with respect to certain subsequent sales of the shares in a disqualifying disposition, certain basis adjustments for purposes of computing the alternative minimum taxable income on a subsequent sale of the shares and certain tax credits which may arise with respect to optionees subject to the alternative minimum tax.

Nonstatutory Stock Options. Options not designated or qualifying as incentive stock options are nonstatutory stock options having no special tax status. A participant generally recognizes no taxable income upon receipt of such an option. Upon exercising a nonstatutory stock option, the participant normally recognizes ordinary income equal to the difference between the exercise price paid and the fair market value of the shares on the determination date, which is the date when the option is exercised or such later date as the shares become vested and free of any restrictions on transfer. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. If the determination date is after the exercise date, the participant may elect, pursuant to Section 83(b) of the Internal Revenue Code, to treat the exercise date as the determination date by filing an election with the Internal Revenue Service no later than 30 days after the exercise date. Upon the sale of stock acquired by the exercise of a nonstatutory stock option, any gain or loss, based on the difference between the sale price and the fair market value of the shares on the determination date, will be taxed as capital gain or loss. We generally should be entitled to a tax deduction equal to the amount of ordinary income recognized by the participant as a result of the exercise of a nonstatutory stock option, except to the extent such deduction is limited by applicable provisions of the Internal Revenue Code.

Restricted Stock. Acquisitions of restricted stock receive tax treatment that is similar to that of exercises of nonstatutory stock options. A participant acquiring restricted stock normally recognizes ordinary income equal to the difference between the amount, if any, the participant paid for the restricted stock and the fair market value of the shares on the determination date. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. The participant may elect, pursuant to Section 83(b) of the Internal Revenue Code, to treat the acquisition date as the determination date by filing an election with the Internal Revenue Service. Upon the sale of restricted stock, any gain or loss, based on the difference between the sale price and the fair market value of the shares on the determination date, will be taxed as capital gain or loss. We generally should be entitled to a tax deduction equal to the amount of ordinary income recognized by the participant as a result of the acquisition of restricted stock, except to the extent such deduction is limited by applicable provisions of the Internal Revenue Code.

Performance and Stock Units Awards. A participant generally will recognize no income upon the grant of a performance share, performance units or stock units award. Upon the settlement of such awards, participants normally will recognize ordinary income in the year of settlement in an amount equal to the cash received and the fair market value of any unrestricted shares received. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. If the participant receives shares of restricted stock, the participant generally will be taxed in the same manner as described above under “Restricted Stock.” Upon the sale of any shares received, any gain or loss, based on the difference between the sale price and the fair market value on the determination date (as defined above under “Nonstatutory Stock Options”), will be taxed as capital gain or loss. We generally should be entitled to a deduction equal to the amount of ordinary income recognized by the participant on the determination date, except to the extent such deduction is limited by applicable provisions of the Internal Revenue Code.

New Plan Benefits

In the merger agreement, our board of directors, as well as IdentiPHI’s board of directors, management and shareholders, agreed to grant under the 2007 Equity Incentive Plan, effective immediately upon effectiveness of the merger, restricted stock awards to certain individuals, including certain of our executive officers.

The following table sets forth the restricted stock awards we agreed to grant to the individuals listed below under the 2007 Equity Incentive Plan, all of which are contingent upon approval of the equity incentive plan and the effectiveness of the merger, and are subject to vesting based on the combined company’s achievement of certain market capitalization targets:

NEW PLAN BENEFITS

Name and Position	Total Percentage of Outstanding Shares(1)
Steven M. Oyer, Chief Executive Officer	6.5%
Jeffrey T. Dick, Chief Financial Officer	2.0%
Non-Executive Officer Employee Group	1.0%

(1)	This represents the maximum percentage of shares that could vest if awardee remains a service provider to us and all market capitalization goals applicable to these grants are met, as described in greater detail in the section entitled “The Merger — Restricted Stock Awards Contingent Upon Merger” beginning on page 39.

Because the restricted stock grants listed above are contingent upon the effectiveness of the merger and the approval of the equity compensation plan, if the equity compensation plan is not approved or if the merger is not completed, the restricted stock awards listed above will not be granted.

Additionally, because the dollar value of these restricted stock grants will depend on the per share price of our common stock on the actual date of grant, it is not possible to determine the dollar value of these grants at this time.

No awards will be granted under the plan prior to its approval by our stockholders. Awards under the 2007 Equity Incentive Plan will be granted at the discretion of the board of directors, and, accordingly, are not yet determinable. In addition, benefits under the plan, including performance awards, will depend on a number of factors, including the fair market value of our common stock on future dates, actual performance measured against performance goals and decisions made by the participants. Consequently, it is not possible to determine the benefits that might be received by participants under the plan.

We are asking our stockholders to approve the 2007 Equity Incentive Plan.

Our board of directors unanimously recommends a vote FOR the approval of the 2007 Equity Incentive Plan.

Proposal No. 4 – Possible Adjournment or Postponement of the Special Meeting

Our special meeting may be adjourned or postponed to another time or place to permit, among other things, further solicitation of proxies if necessary to obtain additional votes in favor of the merger proposal, the charter amendment and the equity incentive plan.

Our board of directors unanimously recommends a vote FOR the approval of the adjournment or postponement of the special meeting if necessary.

No Other Matters to Come Before the Meeting

Under our bylaws and Delaware law, no other matters may be brought before the special meeting.

LEGAL MATTERS

The validity of the shares of our common stock to be issued in the merger will be passed upon for us by DLA Piper US LLP, Seattle, Washington.

EXPERTS

The consolidated financial statements of Saflink Corporation and subsidiaries as of December 31, 2006, and 2005, and for each of the years in the three-year period ended December 31, 2006, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The audit report covering the December 31, 2006, consolidated financial statements contains an explanatory paragraph that states that the Company’s recurring losses from operations and net capital deficiency raise substantial doubt about the entity’s ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

The audit report covering the December 31, 2006, consolidated financial statements refers to the adoption of Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment, effective January 1, 2006.

The audited financial statements with respect to IdentiPHI included in this proxy statement have been audited by PMB Helin Donovan, LLP and are included herein in reliance upon said firm as experts in giving said report.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy this information at the following locations of the SEC:

Public Reference Room

450 Fifth Street, N.W.

Room 1024

Washington, D.C. 20549

You may obtain information on the operations of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You can also obtain copies of this information by mail at prescribed rates from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549.

The SEC also maintains a website that contains reports, proxy statements and other information regarding companies who file information electronically with the SEC, including Saflink. The address of the SEC website is http://www.sec.gov.

You also may obtain printer-friendly versions of our SEC reports at http://www.saflink.com.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We have filed a registration statement on Form S-4 under the Securities Act to register with the SEC our common stock to be issued to IdentiPHI stockholders in the merger. This proxy statement is part of that registration statement and constitutes a prospectus in addition to being a proxy statement for the special meeting. As allowed by SEC rules, this document does not contain all of the information you can find in the registration statement or the exhibits to the registration statement. You may inspect and copy the registration statement at any of the addresses listed above.

The SEC allows us to “incorporate by reference” information into this proxy statement. This means we can disclose important information to you by referring you to another document separately filed with the SEC. The information incorporated by reference is considered a part of this proxy statement, except for any information superseded by information in this proxy statement. In addition, any later information that we file with the SEC will automatically update and supersede this information. This proxy statement incorporates by reference the documents listed below that we have previously filed with the SEC. These documents contain important information about our companies and their finances.

All documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the original registration statement and before the date of the special meeting are incorporated by reference into and are deemed to be a part of this proxy statement from the date of filing of those documents.

You should rely only on the information contained in this document or that to which we have referred you. We have not authorized anyone to provide you with any additional information. This proxy statement is dated as of the date listed on the cover page. You should not assume that the information contained in this proxy statement is accurate as of any date other than such date, and neither the mailing of this proxy statement to stockholders nor the issuance of shares of our common stock in the merger shall create any implication to the contrary.

The following documents, which have been filed by us with the SEC (SEC file number 000-20270), are incorporated by reference into this proxy statement:

•	Our annual report on Form 10-K for the fiscal year ended December 31, 2006 (filed on March 30, 2007, as amended on April 30, 2007);

•	Our quarterly reports on Form 10-Q for the quarters ended March 31, 2007, June 30, 2007 and September 30, 2007 (as amended); and

•	Our current reports on Form 8-K dated August 30, 2007, November 1, 2007, and December 14, 2007.

If you are a stockholder of Saflink, you can obtain any of the documents incorporated by reference through us or the SEC. Documents incorporated by reference are available from us without charge, excluding all exhibits unless such exhibits have been specifically incorporated by reference in this proxy statement. We will provide you with copies of documents that are incorporated by reference in this proxy statement, without charge, upon written or oral request to:

Saflink Corporation

12413 Willows Road NE, Suite 300

Kirkland, Washington 98034

Attention: Investor Relations

Telephone No.: (847) 945-2222

Certain of the incorporated information is also available to investors via our website, www.saflink.com. Information included in our website is not incorporated by reference in this proxy statement.

You may also obtain documents incorporated by reference in this proxy statement by requesting them in writing or by telephone from MacKenzie Partners, Inc., our proxy solicitor, at the following address and telephone number:

MacKenzie Partners, Inc.

105 Madison Avenue

New York, New York 10016

Telephone No.: (800) 322-2885

In order to ensure timely delivery of the documents, you should make your request no later than January 15, 2008.

In addition, copies of our documents may be inspected and copied at the following public reference facilities maintained by the SEC:

Public Reference Room

Room 1024

450 Fifth Street, N.W.

Washington, D.C. 20549

ANY STATEMENT CONTAINED IN A DOCUMENT INCORPORATED OR DEEMED TO BE INCORPORATED BY REFERENCE INTO THIS PROXY STATEMENT WILL BE DEEMED TO BE MODIFIED OR SUPERSEDED FOR PURPOSES OF THIS PROXY STATEMENT TO THE EXTENT THAT A STATEMENT CONTAINED IN THIS PROXY/STATEMENT PROSPECTUS OR ANY OTHER SUBSEQUENTLY FILED DOCUMENT THAT IS DEEMED TO BE INCORPORATED BY REFERENCE INTO THIS PROXY STATEMENT MODIFIED OR SUPERSEDES THE STATEMENT. ANY STATEMENT SO MODIFIED OR SUPERSEDED WILL NOT BE DEEMED, EXCEPT AS SO MODIFIED OR SUPERSEDED, TO CONSTITUTE A PART OF THIS PROXY STATEMENT. ANY STATEMENT CONCERNING THE CONTENTS OF ANY CONTRACT OR OTHER DOCUMENT FILED AS AN EXHIBIT TO THE REGISTRATION STATEMENT ARE NOT NECESSARILY COMPLETE. WITH RESPECT TO EACH CONTRACT OR OTHER DOCUMENT FILED AS AN EXHIBIT TO THE REGISTRATION STATEMENT, WE REFER YOU TO THAT EXHIBIT FOR A MORE COMPLETE DESCRIPTION OF THE MATTER INVOLVED, AND EACH SUCH STATEMENT IS QUALIFIED IN ITS ENTIRETY BY SUCH REFERENCE.

ANNEX A

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

BY AND AMONG

SAFLINK CORPORATION,

IRELAND ACQUISITION CORPORATION

AND

IDENTIPHI, INC.

AUGUST 30, 2007

A-i

A-ii

A-iii

A-iv

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

This AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (the “Agreement”) is made and entered into as of August 30, 2007, by and among SAFLINK Corporation, a Delaware corporation (“Parent”), Ireland Acquisition Corporation, a Delaware corporation (“Merger Sub”) and wholly owned subsidiary of Parent, and IdentiPHI, Inc., a Delaware corporation (“Company”).

RECITALS

A. The Boards of Directors of Company, Parent and Merger Sub believe it is in the best interests of their respective companies and the stockholders of their respective companies that Company and Merger Sub combine into a single company through the statutory merger of Merger Sub with and into Company (the “Merger”) and, in furtherance thereof, have approved the Merger.

B. Pursuant to the Merger, among other things, the outstanding shares of Company Common Stock, $0.001 par value (“Company Common Stock”), shall be converted into shares of Parent Common Stock, $0.01 par value (“Parent Common Stock”), at the rate set forth herein.

C. Company, Parent and Merger Sub desire to make certain representations and warranties and other agreements in connection with the Merger.

D. The parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368 of Code, and to cause the Merger to qualify as a reorganization under the provisions of Sections 368 of the Code.

NOW, THEREFORE, in consideration of the covenants and representations set forth herein, and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

“2007 Equity Incentive Plan” has the meaning ascribed to such term in Section 6.15 hereof.

“280G/83(b) Agreement” has the meaning ascribed to such term in Section 6.11 hereof.

“Agreement” has the meaning ascribed to such term in the introductory paragraph hereof.

“Antitrust Laws” has the meaning ascribed to such term in Section 6.6(b) hereof.

“CERCLA” means the federal Comprehensive Environmental Response, Compensation and Liability Act.

“Certificates” has the meaning ascribed to such term in Section 2.7(c) hereof.

“Closing” has the meaning ascribed to such term in Section 2.2 hereof.

“Closing Date” has the meaning ascribed to such term in Section 2.2 hereof.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning ascribed to such term in the introductory paragraph hereof.

“Company Authorizations” has the meaning ascribed to such term in Section 3.9 hereof.

“Company Balance Sheet” has the meaning ascribed to such term in Section 3.6 hereof.

“Company Balance Sheet Date” has the meaning ascribed to such term in Section 3.5 hereof.

“Company Bylaws” has the meaning ascribed to such term in Section 3.1 hereof.

“Company Certificate of Incorporation” has the meaning ascribed to such term in Section 3.1 hereof.

“Company Common Stock” has the meaning ascribed to such term in Recital B. hereof.

“Company Designees” has the meaning ascribed to such term in Section 6.12 hereof.

“Company Disclosure Schedule” has the meaning ascribed to such term in the introductory paragraph of ARTICLE III hereof.

“Company Employee Plans” has the meaning ascribed to such term in Section 3.15(a) hereof.

“Company Financial Statements” has the meaning ascribed to such term in Section 3.4 hereof.

“Company Intellectual Property” has the meaning ascribed to such term in Section 3.11(a) hereof.

“Company Privacy Statements” has the meaning ascribed to such term in Section 3.12(a)(ii) hereof.

“Company Representatives” has the meaning ascribed to such term in Section 5.3 hereof.

“Company Sites” has the meaning ascribed to such term in Section 3.12(a)(i) hereof.

“Company Takeover Proposal” has the meaning ascribed to such term in Section 5.3 hereof.

“Company Terms and Conditions” has the meaning ascribed to such term in Section 3.12(a)(iii) hereof.

“Company Third Party Privacy Obligation” has the meaning ascribed to such term in Section 3.12(g) hereof.

“Confidential Information” has the meaning ascribed to such term in Section 3.11(g) hereof.

“Confidentiality Agreement” has the meaning ascribed to such term in Section 6.4 hereof.

“Delaware Law” means the Delaware General Corporation Law.

“disinterested Parent stockholders” has the meaning ascribed to such term in Section 7.3(c) hereof.

“Effective Time” has the meaning ascribed to such term in Section 2.2 hereof.

“Employee Matters” has the meaning ascribed to such term in Section 3.17(a) hereof.

“Environmental and Safety Laws” has the meaning ascribed to such term in Section 3.13(a)(i) hereof.

“ERISA” has the meaning ascribed to such term in Section 3.15(a) hereof.

“ERISA Affiliate” has the meaning ascribed to such term in Section 3.15(a) hereof.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agent” has the meaning ascribed to such term in Section 2.7(a) hereof.

“Exchange Ratio” has the meaning ascribed to such term in Section 2.6(b) hereof.

“Facilities” has the meaning ascribed to such term in Section 3.13(a)(iv) hereof.

“FICA” means the Federal Insurance Contributions Act tax.

“Final Date” has the meaning ascribed to such term in Section 8.1(b) hereof.

“Foreign Plans” has the meaning ascribed to such term in Section 3.15(i) hereof.

“FUCA” means the Federal Unemployment Tax Act tax.

“GAAP” means the United States generally accepted accounting principles.

“Governmental Entity” has the meaning ascribed to such term in Section 3.3 hereof.

“Hazardous Materials” has the meaning ascribed to such term in Section 3.13(a)(ii) hereof.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“include”, “includes” and “including” have the meaning ascribed to such terms in Section 9.3 hereof.

“Individuals” has the meaning ascribed to such term in Section 3.12(a)(ii) hereof.

“Intellectual Property” has the meaning ascribed to such term in Section 3.11(a) hereof.

“knowledge” has the meaning ascribed to such term in the introductory paragraph of ARTICLE III hereof.

“made available” has the meaning ascribed to such term in Section 9.3 hereof.

“material” has the meaning ascribed to such term in the introductory paragraph of ARTICLE III hereof.

“Material Adverse Effect” has the meaning ascribed to such term in the introductory paragraph of ARTICLE III hereof.

“Merger” has the meaning ascribed to such term in Recital A. hereof.

“Merger Sub” has the meaning ascribed to such term in the introductory paragraph hereof.

“Merger Sub Common Stock” has the meaning ascribed to such term in Section 2.6(a)(iii) hereof.

“NASD” means the National Association of Securities Dealers.

“Order” has the meaning ascribed to such term in Section 6.6(b) hereof.

“OSHA” means the Occupational Safety and Health Administration.

“OTCBB” means the OTC Bulletin Board.

“Parent” has the meaning ascribed to such term in the introductory paragraph hereof.

“Parent Authorizations” has the meaning ascribed to such term in Section 4.9 hereof.

“Parent Balance Sheet” has the meaning ascribed to such term in Section 4.6 hereof.

“Parent Bylaws” has the meaning ascribed to such term in Section 4.1 hereof.

“Parent Certificate of Incorporation” has the meaning ascribed to such term in Section 4.1 hereof.

“Parent Common Stock” has the meaning ascribed to such term in Recital B. hereof.

“Parent Confidential Information” has the meaning ascribed to such term in Section 4.11(g) hereof.

“Parent Designees” has the meaning ascribed to such term in Section 6.12 hereof.

“Parent Employee Matters” has the meaning ascribed to such term in Section 4.17(a) hereof.

“Parent Employee Plans” has the meaning ascribed to such term in Section 4.15(a) hereof.

“Parent Employees” has the meaning ascribed to such term in Section 4.17(a) hereof.

“Parent ESPP” has the meaning ascribed to such term in Section 4.2 hereof.

“Parent Facilities” has the meaning ascribed to such term in Section 4.13(a)(i) hereof.

“Parent Financial Statements” has the meaning ascribed to such term in Section 4.4 hereof.

“Parent Intellectual Property” has the meaning ascribed to such term in Section 4.11(a) hereof.

“Parent Privacy Statements” has the meaning ascribed to such term in Section 4.12(a)(ii) hereof.

“Parent Property” has the meaning ascribed to such term in Section 4.13(a)(ii) hereof.

“Parent Representatives” has the meaning ascribed to such term in Section 5.3 hereof.

“Parent SEC Documents” has the meaning ascribed to such term in Section 4.4 hereof.

“Parent Share Increase” has the meaning ascribed to such term in Section 4.26 hereof.

“Parent Sites” has the meaning ascribed to such term in Section 4.12(a)(i) hereof.

“Parent Stockholders Meeting” has the meaning ascribed to such term in Section 3.24 hereof.

“Parent Stock Option Plan” has the meaning ascribed to such term in Section 4.2 hereof.

“Parent Takeover Proposal” has the meaning ascribed to such term in Section 5.3 hereof.

“Parent Terms and Conditions” has the meaning ascribed to such term in Section 4.12(a)(iii) hereof.

“Parent Third Party Privacy Obligation” has the meaning ascribed to such term in Section 4.12(g) hereof.

“PCBs” means polychlorinated biphenyls.

“Promissory Note” has the meaning ascribed to such term in Section 6.13 hereof.

“Property” has the meaning ascribed to such term in Section 3.13(a)(iii) hereof.

“Proxy Statement” has the meaning ascribed to such term in Section 3.24 hereof.

“Registration Statement” has the meaning ascribed to such term in Section 3.24 hereof.

“Reverse Split” has the meaning ascribed to such term in Section 6.14 hereof.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Superior Proposal” has the meaning ascribed to such term in Section 5.3 hereof.

“Surviving Corporation” has the meaning ascribed to such term in Section 2.1 hereof.

“Tax”, “Taxes” or “Taxable” have the meaning ascribed to such terms in Section 3.14(a) hereof.

“Tax authority” has the meaning ascribed to such term in Section 3.14(a) hereof.

“Tax Return” has the meaning ascribed to such term in Section 3.14(a) hereof.

“the date of this Agreement” and “the date hereof” have the meaning ascribed to such terms in Section 9.3 hereof.

“Third Party Intellectual Property” has the meaning ascribed to such term in Section 3.11(b) hereof.

“WARN” means the United States Worker Adjustment and Retraining Notification Act.

ARTICLE II

THE MERGER

2.1 The Merger. At the Effective Time and subject to and upon the terms and conditions of this Agreement and the Certificate of Merger attached hereto as Exhibit A and in accordance with the applicable provisions of the Delaware Law, Merger Sub shall be merged with and into Company, the separate corporate existence of Merger Sub shall cease and Company shall continue as the surviving corporation. Company as the surviving corporation after the Merger is hereinafter sometimes referred to as the “Surviving Corporation.”

2.2 Closing; Effective Time. The closing of the transactions contemplated hereby (the “Closing”) shall take place as soon as practicable after the satisfaction or waiver of each of the conditions set forth in Article VI hereof or at such other time as the parties hereto agree (the “Closing Date”). The Closing shall take place at the offices of DLA Piper US LLP, 701 Fifth Avenue, Suite 7000, Seattle, Washington 98104, or at such other location as the parties hereto agree. In connection with the Closing, the parties hereto shall cause the Merger to be consummated by filing the Certificate of Merger with the Secretary of State of the State of Delaware, in accordance with the relevant provisions of Delaware Law (the time of such filing being the “Effective Time”).

2.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

2.4 Certificate of Incorporation; Bylaws.

(a) At the Effective Time, the Certificate of Incorporation of Company shall be amended so as to read in its entirety as set forth in Exhibit A to the Certificate of Merger and as so amended shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by Delaware Law and such Certificate of Incorporation.

(b) The Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended.

2.5 Directors and Officers. At the Effective Time, the directors of the Surviving Corporation shall be those persons who were the directors of Merger Sub, in each case until their successors are elected or appointed and qualified or until their earlier resignation or removal. The officers of the Surviving Corporation shall be the initial officers of Merger Sub, until their respective successors are duly elected or appointed and qualified or until their earlier resignation or removal.

2.6 Effect on Capital Stock.

(a) At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, Company or the holders of any of the following securities:

(i) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time will be canceled and extinguished and be converted automatically into the right to receive 6.1498 shares of Parent Common Stock, except as provided in Section 2.6(a)(ii) below and subject to Sections 2.6(b) and 2.6(c);

(ii) All shares of Company Common Stock that are held by Company (or held as treasury stock) and each share of Company Common Stock owned by Parent or any direct or indirect wholly owned subsidiary of Parent or of Company immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof; and

(iii) Each share of common stock, $0.01 par value, of Merger Sub (“Merger Sub Common Stock”) issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation, and the Surviving Corporation shall be a wholly owned subsidiary of Parent. Each stock certificate of Merger Sub evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.

(b) The number of shares of Parent Common Stock specified in Section 2.6(b)(i) (as such number may be adjusted in accordance with this Section (b)) is referred to as the “Exchange Ratio.” The Exchange Ratio shall be adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock or Company Common Stock), reorganization, recapitalization or other like change with respect to Parent Common Stock or Company Common Stock occurring after the date hereof and prior to the Effective Time, so as to provide holders of Company Common Stock and Parent the same economic effect as contemplated by this Agreement prior to such stock split, reverse split, stock dividend, reorganization, recapitalization or like change.

(c) No fraction of a share of Parent Common Stock will be issued in connection with the Merger, and no certificates or scrip for any such fractional shares shall be issued. In lieu thereof, the number of shares of Parent Common Stock to be issued to any holder of Company Common Stock in exchange therefor will be rounded down to the nearest whole number of shares of Parent Common Stock.

2.7 Exchange of Certificates.

(a) Parent’s transfer agent shall act as exchange agent (the “Exchange Agent”) in the Merger.

(b) Promptly after the Effective Time, Parent shall make available to the Exchange Agent for exchange in accordance with this Article I, through such reasonable procedures as Parent may adopt, the shares of Parent Common Stock issuable pursuant to Section 2.6(a) in exchange for shares of Company Common Stock outstanding immediately prior to the Effective Time.

(c) As soon as reasonably practicable after the Effective Time, the Exchange Agent will mail to each holder of record of a certificate or certificates (the “Certificates”) which immediately prior to the Effective Time represented outstanding shares of Company Common Stock, whose shares were converted into the right to receive shares of Parent Common Stock pursuant to Section 2.6(a), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon receipt of the Certificates by the Exchange Agent, and shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Parent Common Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing the number of whole shares of Parent Common Stock which such holder has the right to receive pursuant to Section 2.6, and the Certificate so surrendered shall forthwith be canceled. Until so surrendered, each outstanding Certificate that, prior to the Effective Time, represented shares of Company Common Stock will be deemed from and after the Effective Time, for all corporate purposes, other than the payment of dividends, to evidence the ownership of the number of full shares of Parent Common Stock into which such shares of Company Common Stock shall have been so converted in accordance with Section 2.6.

(d) Notwithstanding anything to the contrary contained in this Agreement, no shares of Parent Common Stock (or certificates therefor) shall be issued in exchange for any Certificate to any person who may be an “affiliate” (as that term is used in Rule 145 under the Securities Act) of Company until such person shall have delivered to Parent and Company a duly executed Affiliate Agreement in substantially the form attached hereto as Exhibit B.

(e) No dividends or other distributions with respect to Parent Common Stock with a record date after the Effective Time will be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock represented thereby until the holder of record of such Certificate shall surrender such Certificate. Subject to applicable law, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest, at the time of such surrender, the amount of any such dividends or other distributions with a record date after the Effective Time theretofore payable (but for the provisions of this Section 2.7(e)) with respect to such shares of Parent Common Stock.

(f) If any certificate for shares of Parent Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the Certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Parent or any agent designated by it any transfer or other taxes required by reason of the issuance of a certificate for shares of Parent Common Stock in any name other than that of the registered holder of the Certificate surrendered, or established to the satisfaction of Parent or any agent designated by it that such tax has been paid or is not payable.

(g) Notwithstanding anything to the contrary in this Section 2.7, none of the Exchange Agent, the Surviving Corporation, Parent or any party hereto shall be liable to any person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

2.8 No Further Ownership Rights in Company Common Stock. All shares of Parent Common Stock issued upon the surrender for exchange of shares of Company Common Stock in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article II.

2.9 Lost, Stolen or Destroyed Certificates. In the event any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, such shares of Parent Common Stock as may be required pursuant to Section 2.6; provided, however, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

2.10 Tax Consequences. For federal income tax purposes, it is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368 of the Code. The parties to this Agreement hereby adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.

2.11 Withholding Rights. Parent and the Surviving Corporation shall be entitled to deduct and withhold from the number of shares of Parent Common Stock otherwise deliverable under this Agreement, such amounts as Parent and the Surviving Corporation are required to deduct and withhold with respect to such delivery and payment under the Code or any provision of state, local, provincial or foreign tax law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been delivered and paid to the holder of shares of Company Common Stock in respect of which such deduction and withholding was made by Parent and the Surviving Corporation.

2.12 Termination of Exchange Agent Funding. Any certificates for shares of Parent Common Stock held by the Exchange Agent which have not been delivered to holders of Certificates pursuant to this Article I within six months after the Effective Time shall promptly be delivered to Parent, and thereafter holders of Certificates who have not theretofore complied with the exchange procedures set forth in and contemplated by Section 2.7 shall thereafter look only to Parent (subject to abandoned property, escheat and similar laws) for their claim for shares of Parent Common Stock and any dividends or distributions (with a record date after the Effective Time) with respect to Parent Common Stock to which they are entitled.

2.13 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Company and Merger Sub, the officers and directors of Company and Merger Sub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF COMPANY

In this Agreement, any reference to any event, change, condition or effect being “material” with respect to any person means any material event, change, condition or effect related to the condition (financial or otherwise), properties, assets (including intangible assets), liabilities, business, operations or results of operations of such person and its subsidiaries, taken as a whole. In this Agreement, any reference to a “Material Adverse Effect”

with respect to any person means any event, change or effect that is materially adverse to the condition (financial or otherwise), properties, assets, liabilities, business, operations or results of operations of such person and its subsidiaries, taken as a whole.

In this Agreement, any reference to a party’s “knowledge” means such party’s actual knowledge after reasonable inquiry of officers, directors and other employees of such party charged with senior administrative or operational responsibility for such matters.

For purposes of this Article III, any reference to “Company” means Company and any predecessor(s) of Company, and, unless otherwise specified or reasonably apparent from the nature of the context in which such term is used, also means any of Company’s subsidiaries (as such term is defined in Section 424(f) of the Code).

Except as disclosed in that section of the document of even date herewith delivered by Company to Parent prior to the execution and delivery of this Agreement (the “Company Disclosure Schedule”) corresponding to the Section of this Agreement to which any of the following representations and warranties specifically relate or as disclosed in another section of the Company Disclosure Schedule if it is reasonably apparent from the nature of the disclosure that it is applicable to another Section of this Agreement, Company represents and warrants to Parent and Merger Sub as follows:

3.1 Organization, Standing and Power. Company is a corporation duly organized, validly existing and in good standing, and no certificates of dissolution have been filed under the laws of its jurisdiction of organization. Company has the corporate power to own its properties and to carry on its business as now being conducted and as presently proposed to be conducted and is duly authorized and qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified and in good standing would have a Material Adverse Effect on Company. Company does not directly or indirectly own any equity or similar interest in, or any interest convertible or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity. Company has delivered to Parent a true and correct copy of the Certificate of Incorporation (the “Company Certificate of Incorporation”), and the Bylaws (the “Company Bylaws”), or other charter documents, as applicable, of Company, each as amended to date. Company is not in violation of any of the provisions of the Company Certificate of Incorporation or the Company Bylaws.

3.2 Capital Structure. The authorized capital stock of Company consists of 100,000,000 shares of Common Stock, $0.001 par value, all of which were issued and outstanding as of the close of business on the date hereof. There are no other outstanding shares of capital stock or voting securities and no outstanding commitments to issue any shares of capital stock or voting securities after the date hereof. All outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid and non-assessable and are free of any liens or encumbrances other than any liens or encumbrances created by or imposed upon the holders thereof, and are not subject to preemptive rights or rights of first refusal created by statute, the Company Certificate of Incorporation or the Company Bylaws or any agreement to which Company is a party or by which it is bound. Except for the rights created pursuant to this Agreement, there are no other options, warrants, calls, rights, commitments or agreements of any character to which Company is a party or by which it is bound obligating Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of capital stock of Company or obligating Company to grant, extend, accelerate the vesting and/or repurchase rights of, change the price of, or otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. There are no contracts, commitments or agreements relating to voting, purchase or sale of Company’s capital stock (i) between or among Company and any of its stockholders and (ii) to the best of Company’s knowledge, between or among any of Company’s stockholders.

3.3 Authority. Company has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Company. This Agreement has been duly executed and delivered by Company and constitutes the valid and binding obligation of Company enforceable against Company in accordance with its terms, except as enforceability may be limited by bankruptcy and other laws affecting the rights and remedies of creditors generally and general principles of equity. The execution and delivery of this Agreement by Company does not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under (i) any provision of the Company Certificate of Incorporation or the Company Bylaws or (ii) any mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Company or any of its properties or assets. No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality (“Governmental Entity”) is required by or with respect to Company in connection with the execution and delivery of this Agreement, or the consummation of the transactions contemplated hereby, except for (i) the filing of the Certificate of Merger as provided in Section 2.2 and (ii) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not have a Material Adverse Effect on Company and would not prevent, or materially alter or delay any of the transactions contemplated by this Agreement.

3.4 Financial Statements. The financial statements of Company, including the notes thereto, furnished to Parent (the “Company Financial Statements”) were complete and correct in all respects as of their respective dates, complied as to form in all material respects with applicable accounting requirements as of their respective dates, and have been prepared in accordance with GAAP applied on a basis consistent throughout the periods indicated and consistent with each other. The Company Financial Statements fairly present the consolidated financial condition and operating results of Company and its subsidiaries at the dates and during the periods indicated therein (subject, in the case of unaudited statements, to normal, recurring year-end adjustments). There has been no change in Company accounting policies since December 31, 2006, except as described in the notes to the Company Financial Statements. Since December 31, 2006, Company has not, nor, to the knowledge of the Company, has any director, officer, employee, auditor, accountant or representative of Company, received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Company or its internal accounting controls, including any complaint, allegation, assertion or claim that Company has engaged in questionable accounting or auditing practices, except for (i) any complaint, allegation, assertion or claim as has been resolved without any resulting change to Company’s accounting or auditing practices, procedures methodologies or methods of Company or its internal accounting controls and (ii) questions regarding such matters raised and resolved in the ordinary course in connection with the preparation and review of Company’s financial statements and periodic reports. No attorney representing Company, whether or not employed by Company, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Company or any of its officers, directors, employees or agents to the Board of Directors of Company or any committee thereof or to any director or officer of Company. To the knowledge of Company, no employee of Company has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable law.

3.5 Absence of Certain Changes. Since December 31, 2006 (the “Company Balance Sheet Date”), Company has conducted its business in the ordinary course consistent with past practice and there has not occurred: (i) any change, event or condition (whether or not covered by insurance) that has resulted in, or is reasonably likely to result in, or to the best of Company’s knowledge any event beyond Company’s control that is reasonably likely to result in, a Material Adverse Effect to Company; (ii) any acquisition, sale or transfer of any material asset of Company other than in the ordinary course of business and consistent with past practice; (iii) any change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by Company or any revaluation by Company of any of its assets; (iv) any declaration, setting aside, or payment of a dividend or other distribution with respect to the shares of Company, or any direct or indirect redemption, purchase or other acquisition by Company of any of its shares of capital stock; (v) any material contract entered into by Company, other than in the ordinary course of business and as provided to Parent, or any amendment or termination of, or default under, any material contract to which Company is a party or by which it is bound;

(vi) any amendment or change to the Company Certificate of Incorporation or the Company Bylaws; or (vii) any increase in or modification of the compensation or benefits payable, or to become payable, by Company to any of its directors or employees, other than pursuant to scheduled annual performance reviews, provided that any resulting modifications are in the ordinary course of business and consistent with Company’s past practices. Company has not agreed since December 31, 2006, to do any of the things described in the preceding clauses (i) through (vii) and is not currently involved in any negotiations to do any of the things described in the preceding clauses (i) through (vii) (other than negotiations with Parent and its representatives regarding the transactions contemplated by this Agreement).

3.6 Absence of Undisclosed Liabilities. Company has no material obligations or liabilities of any nature (matured or unmatured, fixed or contingent) other than (i) those set forth or adequately provided for in the Balance Sheet for the fiscal year ended December 31, 2006 (the “Company Balance Sheet”), (ii) those incurred in the ordinary course of business and not required to be set forth in the Company Balance Sheet under GAAP, (iii) those incurred in the ordinary course of business since the Company Balance Sheet date and not reasonably likely to have a Material Adverse Effect on Company; and (iv) those incurred in connection with the execution of this Agreement.

3.7 Litigation. There is no private or governmental action, suit, proceeding, claim, arbitration, audit or investigation pending before any agency, court or tribunal, foreign or domestic, or, to the knowledge of Company, threatened against Company or any of its properties or any of its officers or directors (in their capacities as such) that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Company. There is no injunction, judgment, decree, order or regulatory restriction imposed upon Company or any of its assets or business, or, to the knowledge of Company, any of its directors or officers (in their capacities as such), that would prevent, enjoin, alter or materially delay any of the transactions contemplated by this Agreement, or that could reasonably be expected to have a Material Adverse Effect on Company. Schedule 3.7 lists all actions, suits, proceedings, claims, arbitrations, audits and investigations pending before any agency, court or tribunal that involve Company.

3.8 Restrictions on Business Activities. There is no agreement, judgment, injunction, order or decree binding upon Company which has or reasonably could be expected to have the effect of prohibiting or materially impairing any business practice of Company, any acquisition of property by Company or the conduct of business by Company.

3.9 Governmental Authorization. Company has obtained each federal, state, county, local or foreign governmental consent, license, permit, grant, or other authorization of a Governmental Entity (i) pursuant to which Company currently operates or holds any interest in any of its properties or (ii) that is required for the operation of Company’s business or the holding of any such interest ((i) and (ii) herein collectively called “Company Authorizations”), and all of such Company Authorizations are in full force and effect, except where the failure to obtain or have any of such Company Authorizations or where the failure of such Company Authorizations to be in full force and effect would not reasonably be expected to have a Material Adverse Effect on Company.

3.10 Title to Property. Company has good and valid title to all of its properties, interests in properties and assets, real and personal, reflected in the Company Balance Sheet or acquired after the Company Balance Sheet Date (except properties, interests in properties and assets sold or otherwise disposed of since the Company Balance Sheet Date in the ordinary course of business), or in the case of leased properties and assets, valid leasehold interests in, free and clear of all mortgages, liens, pledges, charges or encumbrances of any kind or character, except (i) the lien of current taxes not yet due and payable, (ii) such imperfections of title, liens and easements as do not and will not materially detract from or interfere with the use of the properties subject thereto or affected thereby, or otherwise materially impair business operations involving such properties, (iii) liens securing debt which is reflected on the Company Balance Sheet, and (iv) liens that in the aggregate would not have a Material Adverse Effect on Company. The plants, property and equipment of Company that are used in the operations of its business are in good operating condition and repair, except where the failure to be in good operating condition or repair would not have a Material Adverse Effect. All properties used in the operations of Company are reflected in the Company Balance Sheet to the extent generally accepted accounting principles require the same to be reflected. Schedule 3.10 identifies each parcel of real property owned or leased by Company.

3.11 Intellectual Property.

(a) Company owns, or is licensed or otherwise possesses legally enforceable and unencumbered rights to use, all patents, trademarks, trade names, service marks, domain names, database rights, copyrights, and any applications therefor, maskworks, net lists, schematics, technology, know-how, trade secrets, inventory, ideas, algorithms, processes, computer software programs or applications (in both source code, except in circumstances where Company only possesses a license to the object code form, and object code form), and tangible or intangible proprietary information or material (“Intellectual Property”) that are used in the business of Company (“Company Intellectual Property”). Company owns and possesses source code for all software owned by Company and owns or has valid licenses and possesses source code for all products owned, distributed and presently supported by Company. Company has not (i) licensed any Company Intellectual Property in source code form to any party or (ii) entered into any exclusive agreements relating to Company Intellectual Property. No royalties or other continuing payment obligations are due in respect of Third Party Intellectual Property Rights (as defined below).

(b) Schedule 3.11(b) lists (i) all patents and patent applications and all registered trademarks, trade names and service marks, registered copyrights, and maskworks included in Company Intellectual Property, including the jurisdictions in which each such Intellectual Property right has been issued or registered or in which any application for such issuance and registration has been filed, (ii) all material non-registered Intellectual Property, (iii) all licenses, sublicenses and other agreements as to which Company is a party and pursuant to which any person is authorized to use any Company Intellectual Property (except for non-material licenses entered into by Company in the ordinary course of business), and (iv) all licenses, sublicenses and other agreements as to which Company is a party and pursuant to which Company is authorized to use any third party patents, trademarks or copyrights, including software (“Third Party Intellectual Property Rights”) which are incorporated in, are, or form a part of any Company product, other than commercially available, off-the-shelf software.

(c) To Company’s knowledge, there is no unauthorized use, disclosure, infringement or misappropriation of any Company Intellectual Property rights, or any Intellectual Property right of any third party to the extent licensed by or through Company, by any third party, including any employee or former employee of Company. Company has not entered into any agreement to indemnify any other person against any charge of infringement of any Intellectual Property, other than indemnification provisions contained in purchase orders, license agreements and distribution and other customer agreements arising in the ordinary course of business.

(d) Company is not, nor will it be as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, in breach of any license, sublicense or other agreement relating to the Company Intellectual Property or Third Party Intellectual Property Rights.

(e) All patents, trademarks, service marks and copyrights held by Company are valid and subsisting. Company (i) has not been sued in any suit, action or proceeding (or received any notice or, to Company’s knowledge, threat) which involves a claim of infringement of any patents, trademarks, service marks, copyrights or violation of any trade secret or other proprietary right of any third party and (ii) has not brought any action, suit or proceeding for infringement of Company Intellectual Property or breach of any license or agreement involving Company Intellectual Property against any third party. The manufacture, marketing, licensing or sale of Company’s products does not infringe any patent, trademark, service mark, copyright, trade secret or other proprietary right of any third party.

(f) Company has secured valid written assignments from all consultants and employees who contributed to the creation or development of Company Intellectual Property of the rights to such contributions that Company does not already own by operation of law.

(g) Company has taken all reasonably necessary steps to protect and preserve the confidentiality of all Company Intellectual Property not otherwise protected by patents or patent applications or copyright (“Confidential Information”). All use, disclosure or appropriation of Confidential Information owned by Company by or to a third party has been pursuant to the terms of a written agreement between Company and such third party. All use, disclosure or appropriation of Confidential Information not owned by Company has been pursuant to the terms of a written agreement between Company and the owner of such Confidential Information, or is otherwise lawful.

(h) There are no actions that must be taken by Company within sixty (60) days of the Closing Date that, if not taken, will result in the loss of any Company Intellectual Property, including the payment of any registration, maintenance or renewal fees or the filing of any responses to the U.S. Patent and Trademark Office actions, documents, applications or certificates for the purposes of obtaining, maintaining, perfecting or preserving or renewing any Company Intellectual Property.

(i) Company has not received any opinion of counsel, written or oral, that any third party patents apply to any of Company’s products.

3.12 Privacy Policies; Third Party Privacy Obligations; Web Site Terms and Conditions.

(a) For purposes of this Section 3.12:

(i) “Company Sites” means all of Company’s public sites on the World Wide Web;

(ii) “Company Privacy Statements” means, collectively, any and all of Company’s privacy policies published on the Company Sites or otherwise made available by Company regarding the collection, retention, use and distribution of the personal information of individuals, including, without limitation, from visitors of any of the Company Sites (“Individuals”); and

(iii) “Company Terms and Conditions” means any and all of the visitor terms and conditions published on the Company Sites governing Individuals’ use of or access to the Company Sites.

(b) A Company Privacy Statement is posted and is accessible to Individuals at all times on each Company Site. Company maintains a hypertext link to a Company Privacy Statement from the homepage of each Company Site, and Company uses its best efforts to include a hypertext link to a Company Privacy Statement from every page of the Company Sites on which personal information is collected from Individuals.

(c) The Company Privacy Statements are clearly written and include, at a minimum, accurate notice to Individuals about Company’s collection, retention, use and disclosure policies and practices with respect to Individuals’ personal information. The Company Privacy Statements are accurate and consistent with the Company Terms and Conditions and Company’s actual practices with respect to the collection, retention, use and disclosure of Individuals’ personal information.

(d) Company (i) complies with the Company Privacy Statements as applicable to any given set of personal information collected by Company from Individuals; (ii) complies with all applicable privacy laws and regulations regarding the collection retention, use and disclosure of personal information; and (iii) takes all appropriate industry standard measures to protect and maintain the confidential nature of the personal information provided to Company by Individuals. Company has adequate technological and procedural measures in place to protect personal information collected from Individuals against loss, theft and unauthorized access or disclosure. Company does not knowingly collect information from or targets children under the age of thirteen. Company does not sell, rent or otherwise make available to third parties any personal information submitted by Individuals.

(e) Company’s collection, retention, use and distribution of all personal information collected by Company from Individuals is governed by the Company Privacy Statement pursuant to which the data was collected. Each Company Privacy Statement contains rules for the review, modification and deletion of personal information by the applicable Individual, and Company is and has been at all times in compliance with such rules. All versions of the Company Privacy Statements used by Company at any time on or after the date hereof are attached hereto in Schedule 3.12. Other than as constrained by the Company Privacy Statements and by applicable laws and regulations, Company is not restricted in its use and/or distribution of personal information collected by Company.

(f) Company has the full power and authority to transfer all rights Company has in all Individuals’ personal information in their possession and/or control to Parent and Merger Sub. The Company Privacy Statements expressly permit the transfer of all personal information collected from Individuals by Company and its subsidiaries in connection with the merger or acquisition or sale of all or substantially all of the assets of Company. Company is not a party to any contract, or is subject to any other obligation that, following the date of this Agreement, would prevent Parent and/or its affiliates from using the information governed by the Company Privacy Statements in a manner consistent with applicable privacy laws and industry standards regarding the disclosure and use of information. No claims or controversies have arisen regarding the Company Privacy Statements or the implementation thereof or of any of the foregoing.

(g) Company has complied with and is not in violation of any applicable privacy obligations under any legal requirements or under any contract to which Company is a party or by which its properties are bound (“Company Third Party Privacy Obligations”). Neither the execution, delivery or performance of this Agreement nor the consummation of the Merger will violate, contravene or conflict with the Company Third Party Privacy Obligations. The Company Third Party Privacy Obligations expressly permit the transfer of all personal information collected from Individuals by Company in connection with the merger or acquisition or sale of all or substantially all of the assets of Company. No claims or controversies have arisen regarding the Company Third Party Privacy Obligations or of the implementation thereof or of any of the foregoing.

(h) The Company Terms and Conditions are posted and are accessible to Individuals at all times on the Company Sites. The Company Terms and Conditions expressly permit the transfer of personal information collected from Individuals by Company in connection with the merger or acquisition or sale of all or substantially all of the assets of Company. No claims or controversies have arisen regarding the Company Terms and Conditions or the implementation thereof or of any of the foregoing.

3.13 Environmental Matters.

(a) The following terms shall be defined as follows:

(i) “Environmental and Safety Laws” means any federal, state or local laws, ordinances, codes, regulations, rules, policies and orders that are intended to assure the protection of the environment, or that classify, regulate, call for the remediation of, require reporting with respect to, or list or define air, water, groundwater, solid waste, hazardous or toxic substances, materials, wastes, pollutants or contaminants, or which are intended to assure the safety of employees, workers or other persons, including the public.

(ii) “Hazardous Materials” means any toxic or hazardous substance, material or waste or any pollutant or contaminant, or infectious or radioactive substance or material, including without limitation, those substances, materials and wastes defined in or regulated under any Environmental and Safety Laws.

(iii) “Property” means all real property leased or owned by Company or its subsidiaries either currently or in the past.

(iv) “Facilities” means all buildings and improvements on the Property.

(b) Company represents and warrants that, except in all cases as, in the aggregate, would not have a Material Adverse Effect on Company, as follows: (i) no methylene chloride or asbestos is contained in or has been used at or released from the Facilities; (ii) all Hazardous Materials and wastes have been disposed of in accordance with all Environmental and Safety Laws; (iii) Company and its subsidiaries have received no notice (verbal or written) of any noncompliance of the Facilities or its past or present operations with

Environmental and Safety Laws; (iv) no notices, administrative actions or suits are pending or, to Company’s knowledge, threatened relating to a violation of any Environmental and Safety Laws; (v) to Company’s knowledge, neither Company nor its subsidiaries are a potentially responsible party under CERCLA, or state analog statute, arising out of events occurring prior to the Closing Date; (vi) there have not been in the past, and are not now, any Hazardous Materials on, under or migrating to or from the Facilities or Property; (vii) there have not been in the past, and are not now, any underground tanks or underground improvements at, on or under the Property including without limitation, treatment or storage tanks, sumps, or water, gas or oil wells; (viii) there are no PCBs deposited, stored, disposed of or located on the Property or Facilities or any equipment on the Property containing PCBs at levels in excess of 50 parts per million; (ix) there is no formaldehyde on the Property or in the Facilities, nor any insulating material containing urea formaldehyde in the Facilities; (x) the Facilities and Company’s and its subsidiaries uses and activities therein have at all times complied with all Environmental and Safety Laws; and (xi) Company and its subsidiaries have all the permits and licenses required to be issued under applicable Environmental and Safety Laws and are in full compliance with the terms and conditions of those permits and licenses.

3.14 Taxes.

(a) For purposes of this Agreement, the following terms have the following meanings: “Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means (i) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental Entity (a “Tax authority”) responsible for the imposition of any such tax (domestic or foreign); (ii) any liability for the payment of any amounts of the type described in (i) as a result of being a member of an affiliated, consolidated, combined or unitary group for any Taxable period; and (iii) any liability for the payment of any amounts of the type described in (i) or (ii) as a result of being a transferee of or successor to any person or as a result of any express or implied obligation to indemnify any other person, including pursuant to any Tax sharing or Tax allocation agreement. “Tax Return” means any return, statement, report or form (including, without limitation estimated Tax returns and reports, withholding Tax returns and reports and information reports and returns) required to be filed with respect to Taxes.

(b) Company and each of its subsidiaries, and any consolidated, combined, unitary or aggregate group for Tax purposes of which Company or any of its subsidiaries is or has been a member, has properly completed and timely filed all Tax Returns required to be filed by each and has paid all Taxes shown thereon to be due. All unpaid Taxes of Company for periods through December 31, 2006, are reflected in the Company Balance Sheet. Company has no liability for unpaid Taxes accruing after December 31, 2006, other than Taxes arising in the ordinary course of its business subsequent to December 31, 2006.

(c) There is (i) no claim for Taxes that is a lien against the property of Company or is being asserted against Company other than liens for Taxes not yet due and payable; (ii) no audit of any Tax Return of Company that is being conducted by a Tax authority; (iii) no extension of the statute of limitations on the assessment of any Taxes that has been granted by Company and that is currently in effect; and (iv) no agreement, contract or arrangement to which Company is a party that may result in the payment of any amount that would not be deductible by reason of Sections 280G, 162 or 404 of the Code. Company has not been and will not be required to include any material adjustment in Taxable income for any Tax period (or portion thereof) pursuant to Section 481 or 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions, events or accounting methods employed prior to the Merger. Company has not filed and will not file any consent to have the provisions of paragraph 341(f)(2) of the Code (or comparable provisions of any state Tax laws) apply to Company.

(d) There are no Tax sharing or Tax allocation agreements to which Company is a party or to which it is bound. Company has not filed any disclosures under Section 6662 or comparable provisions of state, local or foreign law to prevent the imposition of penalties with respect to any Tax reporting position taken on any

Tax Return. Except as set forth on Schedule 3.14, Company has never been a member of a consolidated, combined or unitary group of which Company was not the ultimate parent corporation. Company has in its possession receipts for any Taxes paid to foreign Tax authorities.

(e) Company has not been either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (x) in the two years prior to the date of this Agreement or (y) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

(f) Company has withheld (and paid over to the appropriate governmental authorities) with respect to either its employees or any third party all Taxes required to be withheld, including, but not limited to, FICA and FUTA.

(g) Company has never been a United States real property holding corporation within the meaning of Section 897 of the Code.

3.15 Employee Benefit Plans.

(a) Schedule 3.15(a) lists, with respect to Company, any subsidiary of Company and any trade or business (whether or not incorporated) which is treated as a single employer with Company (an “ERISA Affiliate”) within the meaning of Section 414(b), (c), (m) or (o) of the Code, (i) all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) other than Foreign Plans (as defined below)); (ii) each loan to a non-officer employee in excess of $50,000, loans to officers and directors and any stock option, stock purchase, phantom stock, stock appreciation right, supplemental retirement, severance, sabbatical, medical, dental, vision care, disability, employee relocation, cafeteria benefit (Code Section 125) or dependent care (Code Section 129), life insurance or accident insurance plans, programs or arrangements; (iii) all bonus, pension, profit sharing, savings, deferred compensation or incentive plans, programs or arrangements; (iv) other fringe or employee benefit plans, programs or arrangements; and (v) any current or former employment or executive compensation, change in control or severance agreements, written or otherwise, as to which unsatisfied obligations of Company remain for the benefit of, or relating to, any present or former employee, consultant or director of Company (together, the “Company Employee Plans”).

(b) Company has furnished or made available to Parent a copy of each of the Company Employee Plans and related plan documents (including trust documents, insurance policies or contracts, employee booklets, summary plan descriptions and other authorizing documents, and any material employee communications relating thereto) and has, with respect to each Company Employee Plan which is subject to ERISA reporting requirements, provided copies of the Form 5500 reports filed for the last three plan years. Any Company Employee Plan intended to be qualified under Section 401(a) of the Code has obtained from the Internal Revenue Service a favorable determination letter as to its qualified status under the Code. Company has also furnished Parent with the most recent Internal Revenue Service determination letter issued with respect to each such Company Employee Plan, and nothing has occurred since the issuance of each such letter which would reasonably be expected to cause the loss of the tax-qualified status of any such Company Employee Plan. Company has also furnished Parent with all registration statements and prospectuses prepared in connection with each Company Employee Plan.

(c) None of the Company Employee Plans (including but not limited to Foreign Plans) promises or provides retiree medical or other retiree welfare benefits to any person, except as required by applicable law; (ii) there has been no “prohibited transaction,” as such term is defined in Section 406 of ERISA and Section 4975 of the Code, with respect to any Company Employee Plan; (iii) each Company Employee Plan has been administered in accordance with its terms and in compliance with the requirements prescribed by any and all statutes, rules and regulations (including ERISA and the Code), except as would not have, in the aggregate, a Material Adverse Effect on Company, and Company and each subsidiary or ERISA Affiliate have performed in all material respects all obligations required to be performed by them under, are not in default in any material respect under or violation of, and have no knowledge of any material default or violation by any other party to, any of the Company Employee Plans; (iv) neither Company nor any subsidiary or ERISA Affiliate is subject to any material liability or material penalty under Sections 4976 through 4980 of the Code or Title I of ERISA with respect to any of the Company Employee Plans; (v) all material contributions required to be made by Company or any subsidiary or ERISA Affiliate to any Company Employee Plan have been made on or before their due dates and a reasonable amount has been accrued for contributions to each Company Employee Plan for the current plan years; (vi) with respect to each Company Employee Plan, no “reportable event” within the meaning of Section 4043 of ERISA (excluding any such event for which the thirty (30) day notice requirement has been waived under the regulations to Section 4043 of ERISA) nor any event described in Section 4062, 4063 or 4041 or ERISA has occurred; (vii) no Company Employee Plan is covered by, and neither Company nor any subsidiary or ERISA Affiliate has incurred or expects to incur any liability under Title IV of ERISA or Section 412 of the Code; and (viii) each Company Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to Parent (other than for benefits accrued through the date of termination and ordinary administrative expenses typically incurred in a termination event). With respect to each Company Employee Plan subject to ERISA as either an employee pension plan within the meaning of Section 3(2) of ERISA or an employee welfare benefit plan within the meaning of Section 3(1) of ERISA, Company has prepared in good faith and timely filed all requisite governmental reports (which were true and correct as of the date filed) and has properly and timely filed and distributed or posted all notices and reports to employees required to be filed, distributed or posted with respect to each such Company Employee Plan, except where the failure to do so would not have a Material Adverse Effect. No suit, administrative proceeding, action or other litigation has been brought, or to the knowledge of Company is threatened, against or with respect to any such Company Employee Plan, including any audit or inquiry by the IRS or United States Department of Labor. No payment or benefit which will or may be made by Company to any employee will be characterized as an “excess parachute payment” within the meaning of Section 280G(b)(1) of the Code.

(d) With respect to each Company Employee Plan, Company and each of its United States subsidiaries have complied except to the extent that such failure to comply would not, individually or in the aggregate, have a Material Adverse Effect on Company, with (i) the applicable health care continuation and notice provisions of COBRA and the regulations (including proposed regulations) thereunder, (ii) the applicable requirements of the Family Medical and Leave Act of 1993 and the regulations thereunder, and (iii) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996 and the regulations (including proposed regulations) thereunder. Schedule 3.15(d) describes all obligations of the Company as of the date of this Agreement under any of the provisions of COBRA and the Family and Medical Leave Act of 1993.

(e) The consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee or other service provider of Company, any Company subsidiary or any other ERISA Affiliate to severance benefits or any other payment, except as expressly provided in this Agreement, or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee or service provider under any Company Employee Plan.

(f) There has been no amendment to, written interpretation or announcement (whether or not written) by Company, any Company subsidiary or other ERISA Affiliate relating to, or change in participation or coverage under, any Company Employee Plan which would materially increase the expense of maintaining such Plan above the level of expense incurred with respect to that Plan for the most recent fiscal quarter included in Company’s financial statements.

(g) Company does not currently maintain, sponsor, participate in or contribute to, nor has it ever maintained, established, sponsored, participated in, or contributed to, any pension plan (within the meaning of Section 3(2) of ERISA) which is subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code.

(h) Neither Company nor any Company subsidiary or other ERISA Affiliate is a party to, or has made any contribution to or otherwise incurred any obligation under, any “multiemployer plan” as defined in Section 3(37) of ERISA.

(i) With regard to each compensation and benefit plan required to be maintained or contributed to by the law or applicable custom or rule of the relevant jurisdiction outside of the United States (the “Foreign Plans”), (i) each of the Foreign Plans is listed in Schedule 3.15(i) and is in material compliance with the provisions of the laws of each jurisdiction in which each such Foreign Plan is maintained, to the extent those laws are applicable to the Foreign Plans; (ii) all material contributions to, and material payments from, the Foreign Plans which may have been required to be made in accordance with the terms of any such Foreign Plan, and, when applicable, the law of the jurisdiction in which such Foreign Plan is maintained, have been timely made or shall be made by the Closing Date, and all such contributions to the Foreign Plans, and all payments under the Foreign Plans, for any period ending before the Closing Date that are not yet, but will be, required to be made, are reflected as an accrued liability on the Balance Sheet; (iii) Company, each Company subsidiary and ERISA Affiliates have materially complied with all applicable reporting and notice requirements, and all of the Foreign Plans have obtained from the governmental body having jurisdiction with respect to such plans any required determinations, if any, that such Foreign Plans are in compliance with the laws of the relevant jurisdiction if such determinations are required in order to give effect to the Foreign Plan; (iv) each of the Foreign Plans has been administered in all material respects at all times in accordance with its terms and applicable law and regulations; (v) there are no pending investigations by any governmental body involving the Foreign Plans, and no pending claims (except for claims for benefits payable in the normal operation of the Foreign Plans), suits or proceedings against any Plan or asserting any rights or claims to benefits under any Foreign Plan; (vi) the consummation of the transactions contemplated by this Agreement will not by itself create or otherwise result in any liability with respect to any Foreign Plan other than the triggering of payment to participants; and (vii) the benefits available under any Foreign Plan in the aggregate do not provide substantially greater benefits to employees of Company or any of its subsidiaries participating in such plans than the benefits available under Company Employee Plans for employees of Company in the United States.

(j) Schedule 3.15(j) identifies each employee of Company who is not fully available to perform work because of disability or other leave and sets forth the basis of such disability or leave and the anticipated date of return to full service.

3.16 Certain Agreements Affected by the Merger. Neither the execution and delivery of this Agreement nor the consummation of the transaction contemplated hereby will (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director or employee of Company, (ii) materially increase any benefits otherwise payable by Company, or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

3.17 Employee Matters.

(a) Schedule 3.17 contains a true, complete and accurate list (and, as indicated below, description) of (i) the names and titles of all consultants, independent contractors, full-time, part-time, temporary or casual employees employed by Company (collectively, “Employees”), together with their status and location of their employment; (ii) the date each Employee was hired or retained; (iii) a list of all written employment, consulting or service contracts or offer letters between Company and the Employees; (iv) the rate of annual remuneration of each Employee at the date hereof, any bonuses paid since the end of the last completed financial year and all other bonuses, incentive schemes and benefits to which such Employee is entitled; (v) the amount of vacation pay or number of weeks of vacation to which each Employee is entitled as of the date hereof; (vi) the names of all inactive Employees, the reason they are inactive Employees, whether they are expected to return to work, and if so when, and the nature of any benefits to which such inactive Employees are entitled from Company; (vii) any employee handbook or personnel policies or procedures manual in effect that governs the terms and conditions or privileges of employment of the Employees; and (viii) particulars of all other material terms and conditions of employment or engagement of the Employees and the positions, title or classification held by them (collectively, “Employee Matters”).

(b) Company has provided to Parent correct and complete copies of all documents relating to the Employee Matters.

(c) Company is in compliance in all respects with all currently applicable laws and regulations respecting employment, discrimination in employment, terms and conditions of employment, wages, hours, leaves, classification of workers as employees and independent contractors, and occupational safety and health and employment practices, and is not engaged in any unfair labor practice, except where the failure to be in compliance or the engagement in such unfair labor practices would not have a Material Adverse Effect on Company. Company has in all material respects withheld all amounts required by law or by agreement to be withheld from the wages, salaries, and other payments to employees; and is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing. Company is not liable for any payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending claims, or claims reasonably expected or threatened, against Company for any amounts under any workers compensation plan or policy or for long-term disability. Company has no obligations under COBRA with respect to any former Employees or qualifying beneficiaries thereunder. To the knowledge of Company, there are no controversies pending or threatened between Company, on the one hand, and any of its Employees, on the other hand, which controversies have or would reasonably be expected to result in an action, suit, proceeding, claim, arbitration, audit or investigation before any agency, court or tribunal, foreign or domestic.

(d) Company is not a party to any collective bargaining agreement or other labor union contract nor does Company know of any activities or proceedings of any labor union to organize any such Employees.

(e) No labor dispute, walk out, strike, slowdown, hand billing, picketing, work stoppage (sympathetic or otherwise), or other “concerted action” involving the Employees has occurred, is in progress or has been, to the knowledge of Company, threatened.

(f) Company has provided the Employees with all wages, benefits, stock options, bonuses and incentives, and all other compensation that became due and payable through the Closing Date.

(g) In the last five (5) years, no citation has been issued by OSHA or by a state or provincial occupational safety and health board or agency against Company and no notice of contest, claim, complaint, charge, investigation or other administrative enforcement proceeding involving Company has been filed or is pending or, to the knowledge of Company, threatened against Company under OSHA or any provincial occupational safety and health board or any other applicable law relating to occupational safety and health.

(h) Company has not taken any action that would constitute a “mass layoff,” “mass termination” or “plant closing” within the meaning of WARN or that would otherwise trigger notice requirements or liability under any federal, local, state or foreign plant closing notice or collective dismissal law.

(i) To Company’s knowledge, no employees of Company are in violation of any term of any employment contract, confidentiality agreement, patent disclosure agreement, noncompetition agreement, or any restrictive covenant to a former employer relating to the right of any such Employee to be employed by Company because of the nature of the business conducted or presently proposed to be conducted by Company or to the use of trade secrets or proprietary information of others. No Employees of Company have given notice to Company, nor is Company otherwise aware, that any such Employee intends to terminate his or her employment with Company.

3.18 Interested Party Transactions. Company is not indebted to any director or officer of Company (except for amounts due as normal salaries and bonuses and in reimbursement of ordinary expenses), and no such person is indebted to Company, and there are no other transactions of the type required to be disclosed pursuant to Items 402 or 404 of Regulation S-K under the Securities Act and the Exchange Act.

3.19 Insurance. Company has policies of insurance and bonds of the type and in amounts customarily carried by persons conducting businesses or owning assets similar to those of Company. There is no claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid and Company is otherwise in compliance in all material respects with the terms of such policies and bonds. Company has no knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.

3.20 Compliance With Laws. Company has complied with, is not in violation of, and has not received any notices of violation with respect to, any federal, state, local or foreign statute, law or regulation with respect to the conduct of its business, or the ownership or operation of its business, except for such violations or failures to comply as would not be reasonably expected to have a Material Adverse Effect on Company.

3.21 Minute Books. The minute books of Company made available to Parent contain a complete and accurate summary of all meetings of directors and stockholders or actions by written consent since the time of incorporation of Company through the date of this Agreement, and reflect all transactions referred to in such minutes accurately in all material respects.

3.22 Complete Copies of Materials. Company has delivered or made available true and complete copies of each document that has been requested by Parent or its counsel in connection with their legal and accounting review of Company.

3.23 Brokers’ and Finders’ Fees. Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or investment bankers’ fees or any similar charges in connection with this Agreement or any transaction contemplated hereby.

3.24 Registration Statement; Proxy Statement/Prospectus. The information supplied by Company for inclusion in the registration statement on Form S-4 (or such other or successor form as shall be appropriate) pursuant to which the issuance of shares of Parent Common Stock to be issued in the Merger will be registered with the SEC (the “Registration Statement”) shall not at the time the Registration Statement (including any amendments or supplements thereto) is declared effective by the SEC contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The information supplied by Company for inclusion in the proxy statement/prospectus to be sent to the stockholders of Parent in connection with the meeting of Parent’s stockholders to consider the Merger (the “Parent Stockholders Meeting”) (such proxy statement/prospectus as amended or supplemented is referred to herein as the “Proxy Statement”) shall not, on the date the Proxy Statement is first mailed to Parent’s stockholders, at the time of the Parent Stockholders Meeting and at the Effective Time, contain any statement which, at such time, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Parent Stockholders Meeting which has become false or misleading. If at any time prior to the Effective Time any event or information should be discovered by Company which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement, Company shall promptly inform Parent and Merger Sub. Notwithstanding the foregoing, Company makes no representation, warranty or covenant with respect to any information supplied by Parent or Merger Sub or any other third party which is contained in any of the foregoing documents.

3.25 Board Approval. The Board of Directors of Company has (i) approved this Agreement and the Merger, (ii) determined that this Agreement and the Merger are advisable and in the best interests of the stockholders of Company and are on terms that are fair to such stockholders and (iii) recommended that the stockholders of Company approve this Agreement and consummation of the Merger.

3.26 Company Stockholder Approval. Company’s stockholders have approved this Agreement and the Merger and have taken all action necessary in accordance with Delaware Law and the Company Certificate of Incorporation and the Company Bylaws required to effect the Merger.

3.27 State Takeover Statutes. To Company’s knowledge, no other “fair practice,” “moratorium,” “control share acquisition,” “business combination,” or other state takeover statute or similar statute or regulation applies to Company, Parent, Merger Sub, the Merger or this Agreement.

3.28 Inventory. The inventories of Company disclosed in the Company Balance Sheet are stated consistently with the audited financial statements of Company and consist of items of a quantity usable or salable in the ordinary course of business. Since December 31, 2006, Company has continued to replenish inventories in a normal and customary manner consistent with past practices. Company has not received written or oral notice that it will experience in the foreseeable future any difficulty in obtaining, in the desired quantity and quality and at a reasonable price and upon reasonable terms and conditions, the raw materials, supplies or component products required for the manufacture, assembly or production of its products. The values at which inventories are carried reflect the inventory valuation policy of Company, which is consistent with its past practice and in accordance with GAAP applied on a consistent basis. Since December 31, 2006, due provision was made on the books of Company in the ordinary course of business consistent with past practices to provide for all slow-moving, obsolete, or unusable inventories to their estimated useful or scrap values and such inventory reserves are adequate to provide for such slow-moving, obsolete or unusable inventory and inventory shrinkage. As of the date hereof, Company had no inventory in the distribution channel and had no commitments to purchase inventory (other than purchases of supplies in the ordinary course).

3.29 Accounts Receivable. The accounts receivable disclosed in the Company Balance Sheet and, with respect to accounts receivable created since such date, as accrued on the books of Company in the ordinary course of business consistent with past practices in accordance with GAAP since the Company Balance Sheet, represent and will represent bona fide claims against debtors for sales and other charges, are not subject to discount except for normal cash and immaterial trade discount. The amount carried for doubtful accounts and allowances disclosed in the Company Balance Sheet or accrued on such books is sufficient to provide for any losses that may be sustained on realization of the receivables.

3.30 Customers and Suppliers. None of Company’s customers which individually accounted for more than 10% of Company’s gross revenues during the 12-month period preceding the date hereof has terminated any agreement with Company. As of the date hereof, no material supplier of Company has indicated that it will stop, or decrease the rate of, supplying materials, products or services to Company. Company has not knowingly breached, so as to provide a benefit to Company that was not intended by the parties, any agreement with, or engaged in any fraudulent conduct with respect to, any customer or supplier of Company.

3.31 Representations Complete. None of the representations or warranties made by Company herein or in any Schedule hereto, including the Company Disclosure Schedule, or certificate furnished by Company pursuant to this Agreement, when all such documents are read together in their entirety, contains or will contain at the Effective Time any untrue statement of a material fact, or omits or will omit at the Effective Time to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as disclosed in the Parent SEC Documents or in that section of the document of even date herewith delivered by Parent to Company prior to the execution and delivery of this Agreement (the “Parent Disclosure Schedule”) corresponding to the Section of this Agreement to which any of the following representations and warranties specifically relate or as disclosed in another section of the Parent Disclosure Schedule if it is reasonably apparent on the face of the disclosure that it is applicable to another Section of this Agreement, Parent represents and warrants to Company as follows:

4.1 Organization, Standing and Power. Each of Parent and its subsidiaries is a corporation duly organized, validly existing and in good standing, and no certificates of dissolution have been filed under the laws of its jurisdiction of organization. Each of Parent and its subsidiaries has the power to own its properties and to carry on its business as now being conducted and as presently proposed to be conducted and is duly authorized and qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified and in good standing would have a Material Adverse Effect on Parent. Parent has delivered to Company a true and correct copy of the Certificate of Incorporation (the “Parent Certificate of Incorporation”), and the Bylaws (the “Parent Bylaws”), or other charter documents, as applicable, of Parent and each of its subsidiaries, each as amended to date. Neither Parent nor any of its subsidiaries is in violation of any of the provisions of its respective charter or bylaws or equivalent organization documents. Parent is the owner of all outstanding shares of capital stock of each of its subsidiaries and all such shares are duly authorized, validly issued, fully paid and nonassessable. All of the outstanding shares of capital stock of each such subsidiary are owned by Parent free and clear of all liens, charges, claims or encumbrances or rights of others. There are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements of any character relating to the issued or unissued capital stock or other securities of any such subsidiary, or otherwise obligating Parent or any such subsidiary to issue, transfer, sell, purchase, redeem or otherwise acquire any such securities. Parent does not directly or indirectly own any equity or similar interest in, or any interest convertible or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity. Schedule 4.1 of the Parent Disclosure Schedule lists the charters of each committee of Parent’s Board of Directors and any code of conduct or similar policy adopted by Parent.

4.2 Capital Structure. The authorized capital stock of Parent consists of 200,000,000 shares of common stock, $0.01 par value, and 1,000,000 shares of preferred stock, $0.01 par value, of which there were issued and outstanding as of the close of business on the date hereof, 160,552,837 shares of common stock and no shares of preferred stock. All outstanding shares of Parent Common Stock are duly authorized, validly issued, fully paid and non-assessable and are free of any liens or encumbrances other than any liens or encumbrances created by or imposed upon the holders thereof, and are not subject to preemptive rights or rights of first refusal created by statute, the Parent Certificate of Incorporation or the Parent Bylaws or any agreement to which Parent is a party or by which it is bound. As of the date hereof, there are 15,000,000 shares of Parent Common Stock reserved for issuance to employees, consultants and directors pursuant to Parent’s 2000 Stock Incentive Plan (the “Parent Stock Option Plan”), of which 7,946,236 shares have been issued pursuant to option exercises or restricted stock grants, 6,821,401 shares are subject to outstanding, unexercised options, and 1,124,835 shares are available for issuance thereunder. As of the date hereof, Parent has reserved 14,341,871 shares of Parent Common Stock for issuance pursuant to outstanding warrants, and 4,205,064 shares of Parent Common Stock for issuance pursuant to outstanding convertible promissory notes. Except for (y) Parent’s rights to repurchase any unvested shares under the Parent Stock Option Plan or the agreements thereunder, and (z) the warrants and convertible securities listed on Schedule 4.2, there are no other options, warrants, calls, rights, commitments or agreements of any character to which Parent is a party or by which it is bound obligating Parent to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of capital stock of Parent or obligating Parent to grant, extend, accelerate the vesting and/or repurchase rights of, change the price of, or otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. There are no contracts, commitments or agreements relating to voting, purchase or sale of Parent’s capital stock (i) between or among Parent and any of its stockholders and (ii) to the best of Parent’s knowledge, between or among any of Parent’s stockholders. True and complete copies of all agreements and instruments relating to or issued under the Parent Stock Option Plan have been made available to Company and such agreements and instruments have not been amended, modified or supplemented, and there are no agreements to amend, modify or supplement such agreements or instruments in any case from the form made available to Company. The shares of Parent Common Stock issued under the Parent Stock Option Plan as amended and under all prior versions thereof, have either been registered under the Securities Act or were issued in transactions which qualified for exemptions under, either Section 4(2) of, or Rule 701 under, the Securities Act for stock issuances under compensatory benefit plans.

4.3 Authority. Parent and Merger Sub have all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this

Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub. This Agreement has been duly executed and delivered by Parent and Merger Sub and constitutes the valid and binding obligations of Parent and Merger Sub enforceable against Parent and Merger Sub in accordance with its terms, except as enforceability may be limited by bankruptcy and other laws affecting the rights and remedies of creditors generally and general principles of equity. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under (i) any provision of the Parent Certificate of Incorporation or the Parent Bylaws or the charter documents of any of Parent’s subsidiaries, or (ii) any mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or any of its subsidiaries or their properties or assets. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Parent or any of its subsidiaries in connection with the execution and delivery of this Agreement by Parent and Merger Sub or the consummation by Parent and Merger Sub of the transactions contemplated hereby, except for (i) the filing of the Certificate of Merger as provided in Section 2.2; (ii) the filing with the SEC and NASD of the Registration Statement; (iii) the filing of a Form 8-K with the SEC and NASD within 15 days after the Closing Date; (iv) any filings as may be required under applicable state securities laws and the securities laws of any foreign country; (v) such filings, if any, as may be required under the HSR Act; (vi) the filing with the OTCBB of a Notification Form for Listing of Additional Shares with respect to the shares of Parent Common Stock issuable upon conversion of the Company Common Stock in the Merger, and (vii) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not have a Material Adverse Effect on Parent and would not prevent or materially alter or delay any of the transactions contemplated by this Agreement.

4.4 SEC Documents; Financial Statements. Parent has made available to Company a true and complete copy of each statement, report, registration statement (with the prospectus in the form filed pursuant to Rule 424(b) of the Securities Act), definitive proxy statement, and other documents filed with the SEC by Parent since January 1, 2006, and, prior to the Effective Time, Parent will have furnished or made available to Company true and complete copies of any additional documents filed with the SEC by Parent prior to the Effective Time (collectively, the “Parent SEC Documents”). Parent has timely filed all forms, statements and documents required to be filed by it with the SEC since December 31, 2005. In addition, Parent has made available to Company all exhibits to the Parent SEC Documents filed prior to the date hereof, and will promptly make available to Company all exhibits to any additional Parent SEC Documents filed prior to the Effective Time. All documents required to be filed as exhibits to the Parent SEC Documents have been so filed, and all material contracts so filed as exhibits are in full force and effect, except those that have expired in accordance with their terms, and neither Parent nor any of its subsidiaries is in default thereunder. As of their respective filing dates, the Parent SEC Documents complied in all respects with the requirements of the Exchange Act and the Securities Act, and none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent corrected by a subsequently filed Parent SEC Document. None of Parent’s subsidiaries is required to file any forms, reports or other documents with the SEC. The financial statements of Parent, including the notes thereto, included in the Parent SEC Documents (the “Parent Financial Statements”) were complete and correct in all material respects as of their respective dates, complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto as of their respective dates, and have been prepared in accordance with GAAP applied on a basis consistent throughout the periods indicated and consistent with each other (except as may be indicated in the notes thereto or, in the case of unaudited statements included in Quarterly Reports on Form 10-Q, as permitted by Form 10-Q of the SEC). The Parent Financial Statements fairly present the consolidated financial condition and operating results of Parent and its subsidiaries at the dates and during the periods indicated therein (subject, in the case of unaudited statements, to normal, recurring year-end adjustments).

4.5 Absence of Certain Changes. Since March 31, 2007 (the “Parent Balance Sheet Date”), Parent has conducted its business in the ordinary course consistent with past practice and there has not occurred: (i) any change, event or condition (whether or not covered by insurance) that has resulted in, or is reasonably likely to result in, or to the best of Parent’s knowledge any event beyond Parent’s control that is reasonably likely to result in, a Material Adverse Effect to Parent; (ii) any acquisition, sale or transfer of any material asset of Parent other than in the ordinary course of business and consistent with past practice; (iii) any change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by Parent or any revaluation by Parent of any of its assets; (iv) any declaration, setting aside, or payment of a dividend or other distribution with respect to the shares of Parent, or any direct or indirect redemption, purchase or other acquisition by Parent of any of its shares of capital stock; (v) any material contract entered into by Parent, other than in the ordinary course of business, or any amendment or termination of, or default under, any material contract to which Parent is a party or by which it is bound; (vi) any amendment or change to the Parent Certificate of Incorporation or the Parent Bylaws; or (vii) any increase in or modification of the compensation or benefits payable, or to become payable, by Parent to any of its directors or employees, other than pursuant to scheduled annual performance reviews, provided that any resulting modifications are in the ordinary course of business and consistent with Parent’s past practices. Parent has not agreed since the Parent Balance Sheet Date to do any of the things described in the preceding clauses (i) through (vii) and is not currently involved in any negotiations to do any of the things described in the preceding clauses (i) through (vii) (other than negotiations with the Company and its representatives regarding the transactions contemplated by this Agreement).

4.6 Absence of Undisclosed Liabilities. Parent has no material obligations or liabilities of any nature (matured or unmatured, fixed or contingent) other than (i) those set forth or adequately provided for in the Balance Sheet included in Parent’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2007 (the “Parent Balance Sheet”), (ii) those incurred in the ordinary course of business and not required to be set forth in the Parent Balance Sheet under GAAP, (iii) those incurred in the ordinary course of business since the Parent Balance Sheet date and not reasonably likely to have a Material Adverse Effect on Parent, and (iv) those incurred in connection with the execution of this Agreement.

4.7 Litigation. There is no private or governmental action, suit, proceeding, claim, arbitration, audit or investigation pending before any agency, court or tribunal, foreign or domestic, or, to the knowledge of Parent, threatened against Parent or any of its properties or any of its officers or directors (in their capacities as such) that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Parent. There is no injunction, judgment, decree, order or regulatory restriction imposed upon Parent or any of its assets or business, or, to the knowledge of Parent, any of its directors or officers (in their capacities as such), that would prevent, enjoin, alter or materially delay any of the transactions contemplated by this Agreement, or that could reasonably be expected to have a Material Adverse Effect on Parent. Schedule 4.7 lists all actions, suits, proceedings, claims, arbitrations, audits and investigations pending before any agency, court or tribunal that involve Parent.

4.8 Restrictions on Business Activities. There is no agreement, judgment, injunction, order or decree binding upon Parent which has or reasonably could be expected to have the effect of prohibiting or materially impairing any business practice of Parent, any acquisition of property by Parent or the conduct of business by Parent.

4.9 Governmental Authorization. Parent has obtained each federal, state, county, local or foreign governmental consent, license, permit, grant, or other authorization of a Governmental Entity (i) pursuant to which Parent currently operates or holds any interest in any of its properties or (ii) that is required for the operation of Parent’s business or the holding of any such interest ((i) and (ii) herein collectively called “Parent Authorizations”), and all of such Parent Authorizations are in full force and effect, except where the failure to obtain or have any of such Parent Authorizations or where the failure of such Parent Authorizations to be in full force and effect would not reasonably be expected to have a Material Adverse Effect on Parent.

4.10 Title to Property. Parent has good and valid title to all of its properties, interests in properties and assets, real and personal, reflected in the Parent Balance Sheet or acquired after the Parent Balance Sheet Date

(except properties, interests in properties and assets sold or otherwise disposed of since the Parent Balance Sheet Date in the ordinary course of business), or in the case of leased properties and assets, valid leasehold interests in, free and clear of all mortgages, liens, pledges, charges or encumbrances of any kind or character, except (i) the lien of current taxes not yet due and payable, (ii) such imperfections of title, liens and easements as do not and will not materially detract from or interfere with the use of the properties subject thereto or affected thereby, or otherwise materially impair business operations involving such properties, (iii) liens securing debt which is reflected on the Parent Balance Sheet, and (iv) liens that in the aggregate would not have a Material Adverse Effect on Parent. The plants, property and equipment of Parent that are used in the operations of their businesses are in good operating condition and repair, except where the failure to be in good operating condition or repair would not have a Material Adverse Effect. All properties used in the operations of Parent are reflected in the Parent Balance Sheet to the extent generally accepted accounting principles require the same to be reflected. Schedule 4.10 identifies each parcel of real property owned or leased by Parent.

4.11 Intellectual Property.

(a) Parent owns, or is licensed or otherwise possess legally enforceable and unencumbered rights to use, all Intellectual Property used in the business of Parent (“Parent Intellectual Property”). Parent owns and possesses source code for all software owned by Parent and owns or has valid licenses and possesses source code for all products owned, distributed and presently supported by Parent. Parent has not (i) licensed any Parent Intellectual Property in source code form to any party or (ii) entered into any exclusive agreements relating to Parent Intellectual Property. No royalties or other continuing payment obligations are due in respect of Third Party Intellectual Property Rights (as defined below).

(b) Schedule 4.11(b) lists (i) all patents and patent applications and all registered trademarks, trade names and service marks, registered copyrights, and maskworks included in the Parent Intellectual Property, including the jurisdictions in which each such Intellectual Property right has been issued or registered or in which any application for such issuance and registration has been filed, (ii) all material non-registered Intellectual Property, (iii) all licenses, sublicenses and other agreements as to which Parent is a party and pursuant to which any person is authorized to use any Parent Intellectual Property (except for non-material licenses entered into by Parent in the ordinary course of business), and (iv) all licenses, sublicenses and other agreements as to which Parent is a party and pursuant to which Parent is authorized to use any Third Party Intellectual Property Rights which are incorporated in, are, or form a part of any Parent product, other than commercially available, off-the-shelf software.

(c) To Parent’s knowledge, there is no unauthorized use, disclosure, infringement or misappropriation of any Parent Intellectual Property rights, or any Intellectual Property right of any third party to the extent licensed to Parent, by any third party, including any employee or former employee of Parent. Parent has not entered into any agreement to indemnify any other person against any charge of infringement of any Intellectual Property, other than indemnification provisions contained in purchase orders, license agreements and distribution and other customer agreements.

(d) Parent is not, nor will it be as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, in breach of any license, sublicense or other agreement relating to the Parent Intellectual Property or Third Party Intellectual Property Rights.

(e) All patents, trademarks, service marks and copyrights held by Parent are valid and subsisting. Parent (i) has not been sued in any suit, action or proceeding (or received any notice or, to Parent’s knowledge, threat) which involves a claim of infringement of any patents, trademarks, service marks, copyrights or violation of any trade secret or other proprietary right of any third party and (ii) has not brought any action, suit or proceeding for infringement of Parent Intellectual Property or breach of any license or agreement involving Parent Intellectual Property against any third party. To Parent’s knowledge, the manufacture, use, marketing, licensing or sale of Parent’s products does not infringe any patent, trademark, service mark, copyright, trade secret or other proprietary right of any third party.

(f) Parent has secured valid written assignments from all consultants and employees who contributed to the creation or development of Parent Intellectual Property of the rights to such contributions that Parent does not already own by operation of law.

(g) Parent has taken all reasonably necessary steps to protect and preserve the confidentiality of all Parent Intellectual Property not otherwise protected by patents or copyright (“Parent Confidential Information”). All use, disclosure or appropriation of Parent Confidential Information owned by Parent by or to a third party has been pursuant to the terms of a written agreement between Parent and such third party. All use, disclosure or appropriation of Parent Confidential Information not owned by Parent has been pursuant to the terms of a written agreement between Parent and the owner of such Parent Confidential Information, or is otherwise lawful.

(h) There are no actions that must be taken by Parent within sixty (60) days of the Closing Date that, if not taken, will result in the loss of any Parent Intellectual Property, including the payment of any registration, maintenance or renewal fees or the filing of any responses to the U.S. Patent and Trademark Office actions, documents, applications or certificates for the purposes of obtaining, maintaining, perfecting or preserving or renewing any Parent Intellectual Property.

(i) Parent has not received any formal written opinion of counsel stating that: (i) there is or has been any unauthorized use, disclosure, infringement, or misappropriation of any Parent Intellectual Property; (ii) any of the Parent Intellectual Property is not valid or enforceable; or (iii) Parent has engaged in unauthorized use, disclosure, infringement or misappropriation of any third party intellectual property.

4.12 Privacy Policies; Third Party Privacy Obligations; Web Site Terms and Conditions.

(a) For purposes of this Section 4.12:

(i) “Parent Sites” means all of Parent’s public sites on the World Wide Web;

(ii) “Parent Privacy Statements” means, collectively, any and all of Parent’s privacy policies published on the Parent Sites or otherwise made available by Parent regarding the collection, retention, use and distribution of the personal information of individuals, including, without limitation, from visitors of any of the Parent Sites (“Individuals”); and

(iii) “Parent Terms and Conditions” means any and all of the visitor terms and conditions published on the Parent Sites governing Individuals’ use of or access to the Parent Sites.

(b) A Parent Privacy Statement is posted and is accessible to Individuals at all times on each Parent Site. Parent and each of its subsidiaries maintains a hypertext link to a Privacy Statement from the homepage of each Parent Site, and Parent uses commercially reasonable efforts to include a hypertext link to a Privacy Statement from every page of the Parent Sites on which personal information is collected from Individuals.

(c) The Parent Privacy Statements are clearly written and include, at a minimum, accurate notice to Individuals about Parent’s collection, retention, use and disclosure policies and practices with respect to Individuals’ personal information. The Parent Privacy Statements are accurate and consistent with the Parent Terms and Conditions and Parent’s actual practices with respect to the collection, retention, use and disclosure of Individuals’ personal information.

(d) Parent (i) complies with the Parent Privacy Statements as applicable to any given set of personal information collected by Parent from Individuals; (ii) to Parent’s knowledge complies with all applicable privacy laws and regulations regarding the collection retention, use and disclosure of personal information; and (iii) takes appropriate measures to protect and maintain the confidential nature of the personal information provided to Parent by Individuals. Parent has adequate technological and procedural measures in place to protect personal information collected from Individuals against loss, theft and unauthorized access or disclosure. Parent does not knowingly collects information from or targets children under the age of thirteen. Parent does not sell, rent or otherwise make available to third parties any personal information submitted by Individuals.

(e) Parent’s collection, retention, use and distribution of all personal information collected by Parent from Individuals is governed by the Parent Privacy Statement pursuant to which the data was collected. All versions of the Parent Privacy Statements currently used by Parent attached hereto in Schedule 4.12. Other than as constrained by the Parent Privacy Statements and by applicable laws and regulations, Parent is not restricted in its use and/or distribution of personal information collected by Parent.

(f) Parent is not a party to any contract, or is subject to any other obligation that, following the date of this Agreement, would prevent Parent and/or its affiliates from using the information governed by the Parent Privacy Statements in a manner consistent with applicable privacy laws and industry standards regarding the disclosure and use of information. No claims or controversies have arisen regarding the Parent Privacy Statements or the implementation thereof or of any of the foregoing.

(g) Parent has complied with and is not in violation of any applicable privacy obligations under any legal requirements or under any contract to which Parent or any of its subsidiaries is a party or by which their properties are bound (“Parent Third Party Privacy Obligations”). Neither the execution, delivery or performance of this Agreement nor the consummation of the Merger will violate, contravene or conflict with the Parent Third Party Privacy Obligations. No claims or controversies have arisen regarding the Parent Third Party Privacy Obligations or of the implementation thereof or of any of the foregoing.

(h) The Parent Terms and Conditions are posted and are accessible to Individuals at all times on the Parent Sites. No claims or controversies have arisen regarding the Parent Terms and Conditions or the implementation thereof or of any of the foregoing.

4.13 Environmental Matters.

(a) The following terms shall be defined as follows:

(i) “Parent Facilities” means all buildings and improvements on the Parent Property.

(ii) “Parent Property” means all real property leased or owned by Parent either currently or in the past.

(b) To Parent’s knowledge, except in all cases as, in the aggregate, would not have a Material Adverse Effect on Parent, (i) the Parent Property and Parent Facilities, and the present and former activities of Parent thereon, comply in all material respects with all applicable Environmental and Safety Laws; (ii) all Hazardous Materials and wastes have been disposed of in accordance with all Environmental and Safety Laws; (iii) Parent has received no notice (oral or written) of any noncompliance of the Parent Facilities or its past or present operations with Environmental and Safety Laws; (iv) no notices, administrative actions or suits are pending or, to Parent’s knowledge, threatened relating to a violation of any Environmental and Safety Laws; (v) to Parent’s knowledge, Parent is not a potentially responsible party under the federal CERCLA, or state analog statute, arising out of events occurring prior to the Closing Date; (vi) Parent has received no notice that any of them are the subject of any federal, state or local order, agreement or investigation concerning any use, release, discharge, storage, generation or disposal of any Hazardous Materials; (vii) except in material compliance with all Legal Rules and except for possible small operational releases, no Hazardous Materials have been released in, on or about the Parent Property or any other location; (viii) Parent has received no written notice that a lien in favor of any Governmental Entity for (A) any liability under any Environmental and Safety Laws or (B) damages arising from or costs incurred in responses to a release of any Hazardous Materials into the environment has been filed against Parent’s interest in the Parent Property; and (ix) Parent has all the permits and licenses required to be issued under applicable Environmental and Safety Laws and are in full compliance with the terms and conditions of those permits and licenses.

4.14 Taxes.

(a) Parent and each of its subsidiaries, and any consolidated, combined, unitary or aggregate group for Tax purposes of which Parent or any of its subsidiaries is or has been a member, have properly completed and timely filed all Tax Returns required to be filed by them and have paid all Taxes shown thereon to be due. All unpaid Taxes of Parent and its subsidiaries for periods through March 31, 2007, are reflected in the Parent Balance Sheet. Parent has no liability for unpaid Taxes accruing after March 31, 2007, other than Taxes arising in the ordinary course of its business subsequent to March 31, 2007.

(b) There is (i) no claim for Taxes that is a lien against the property of Parent or is being asserted against Parent other than liens for Taxes not yet due and payable; (ii) no audit of any Tax Return of Parent that is being conducted by a Tax authority that is currently pending; (iii) no extension of the statute of limitations on the assessment of any Taxes that has been granted by Parent and that is currently in effect; and (iv) no agreement, contract or arrangement to which Parent is a party that obligates Parent to make a payment of any amount that would not be deductible by reason of Sections 280G, 162 or 404 of the Code. Parent has not been and will not be required to include any material adjustment in Taxable income for any Tax period (or portion thereof) pursuant to Section 481 or 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions, events or accounting methods employed prior to the Merger.

(c) There are no Tax sharing or Tax allocation agreements to which Parent is a party or to which it is bound. Parent has not filed any disclosures under Section 6662 or comparable provisions of state, local or foreign law to prevent the imposition of penalties with respect to any Tax reporting position taken on any Tax Return. Parent has never been a member of a consolidated, combined or unitary group of which Parent was not the ultimate parent corporation. Parent has in its possession receipts for any Taxes paid to foreign Tax authorities.

(d) Parent has not been either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (x) in the two years prior to the date of this Agreement or (y) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

(e) Parent has withheld (and paid over to the appropriate governmental authorities) with respect to either its employees or any third party all Taxes required to be withheld, including, but not limited to, FICA and FUTA.

(f) Parent has never been a United States real property holding corporation within the meaning of Section 897 of the Code.

4.15 Employee Benefit Plans.

(a) Schedule 4.15(a) lists, with respect to Parent, any subsidiary of Parent and any trade or business (whether or not incorporated) which is treated as an ERISA Affiliate within the meaning of Section 414(b), (c), (m) or (o) of the Code, (i) all employee benefit plans (as defined in Section 3(3) of ERISA other than Foreign Plans; (ii) each loan to a non-officer employee in excess of $50,000, loans to officers and directors and any stock option, stock purchase, phantom stock, stock appreciation right, supplemental retirement, severance, sabbatical, medical, dental, vision care, disability, employee relocation, cafeteria benefit (Code Section 125) or dependent care (Code Section 129), life insurance or accident insurance plans, programs or arrangements; (iii) all bonus, pension, profit sharing, savings, deferred compensation or incentive plans, programs or arrangements; (iv) other fringe or employee benefit plans, programs or arrangements; and (v) any current or former employment or executive compensation, change in control or severance agreements, written or otherwise, as to which unsatisfied obligations of Parent remain for the benefit of, or relating to, any present or former employee, consultant or director of Parent (together, the “Parent Employee Plans”).

(b) Parent has furnished or made available to Parent a copy of each of the Parent Employee Plans and related plan documents (including trust documents, insurance policies or contracts, employee booklets, summary plan descriptions and other authorizing documents, and any material employee communications relating thereto) and has, with respect to each Parent Employee Plan which is subject to ERISA reporting requirements, provided copies of the Form 5500 reports filed for the last three plan years. Any Parent

Employee Plan intended to be qualified under Section 401(a) of the Code has obtained from the Internal Revenue Service a favorable determination letter as to its qualified status under the Code. Parent has also furnished Parent with the most recent Internal Revenue Service determination letter issued with respect to each such Parent Employee Plan, and nothing has occurred since the issuance of each such letter that would reasonably be expected to cause the loss of the tax-qualified status of any such Parent Employee Plan. Parent has also furnished Parent with all registration statements and prospectuses prepared in connection with each Parent Employee Plan.

(c) None of the Parent Employee Plans (including but not limited to Foreign Plans) promises or provides retiree medical or other retiree welfare benefits to any person, except as required by applicable law; (ii) there has been no “prohibited transaction,” as such term is defined in Section 406 of ERISA and Section 4975 of the Code, with respect to any Parent Employee Plan; (iii) each Parent Employee Plan has been administered in accordance with its terms and in compliance with the requirements prescribed by any and all statutes, rules and regulations (including ERISA and the Code), except as would not have, in the aggregate, a Material Adverse Effect on Parent, and Parent and each subsidiary or ERISA Affiliate have performed in all material respects all obligations required to be performed by them under, are not in default in any material respect under or violation of, and have no knowledge of any material default or violation by any other party to, any of the Parent Employee Plans; (iv) neither Parent nor any subsidiary or ERISA Affiliate is subject to any material liability or material penalty under Sections 4976 through 4980 of the Code or Title I of ERISA with respect to any of the Parent Employee Plans; (v) all material contributions required to be made by Parent or any subsidiary or ERISA Affiliate to any Parent Employee Plan have been made on or before their due dates and a reasonable amount has been accrued for contributions to each Parent Employee Plan for the current plan years; (vi) with respect to each Parent Employee Plan, no “reportable event” within the meaning of Section 4043 of ERISA (excluding any such event for which the thirty (30) day notice requirement has been waived under the regulations to Section 4043 of ERISA) nor any event described in Section 4062, 4063 or 4041 or ERISA has occurred; and (vii) no Parent Employee Plan is covered by, and neither Parent nor any subsidiary or ERISA Affiliate has incurred or expects to incur any liability under Title IV of ERISA or Section 412 of the Code. With respect to each Parent Employee Plan subject to ERISA as either an employee pension plan within the meaning of Section 3(2) of ERISA or an employee welfare benefit plan within the meaning of Section 3(1) of ERISA, Parent has prepared in good faith and timely filed all requisite governmental reports (which were true and correct as of the date filed) and has properly and timely filed and distributed or posted all notices and reports to employees required to be filed, distributed or posted with respect to each such Parent Employee Plan, except where the failure to do so would not have a Material Adverse Effect. No suit, administrative proceeding, action or other litigation has been brought, or to Parent’s knowledge is threatened, against or with respect to any such Parent Employee Plan, including any audit or inquiry by the IRS or United States Department of Labor. No payment or benefit which will or may be made by Parent to any employee will be characterized as an “excess parachute payment” within the meaning of Section 280G(b)(1) of the Code.

(d) With respect to each Parent Employee Plan, Parent and each of its United States subsidiaries have complied except to the extent that such failure to comply would not, individually or in the aggregate, have a Material Adverse Effect on Parent, with (i) the applicable health care continuation and notice provisions of COBRA and the regulations (including proposed regulations) thereunder, (ii) the applicable requirements of the Family Medical and Leave Act of 1993 and the regulations thereunder, and (iii) the applicable requirements of HIPAA and the regulations (including proposed regulations) thereunder. Schedule 4.15(d) describes all obligations of Parent as of the date of this Agreement under any of the provisions of COBRA and the Family and Medical Leave Act of 1993.

(e) The consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee or other service provider of Parent, any Parent subsidiary or any other ERISA Affiliate to severance benefits or any other payment, except as expressly provided in this Agreement, or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee or service provider under any Parent Employee Plan.

(f) There has been no amendment to, written interpretation or announcement (whether or not written) by Parent, any Parent subsidiary or other ERISA Affiliate relating to, or change in participation or coverage under, any Parent Employee Plan which would materially increase the expense of maintaining such Plan above the level of expense incurred with respect to that Plan for the most recent fiscal quarter included in Parent’s financial statements.

(g) Parent does not currently maintain, sponsor, participate in or contribute to, nor has it ever maintained, established, sponsored, participated in, or contributed to, any pension plan (within the meaning of Section 3(2) of ERISA) that is subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code.

(h) Neither Parent nor any Parent subsidiary or other ERISA Affiliate is a party to, or has made any contribution to or otherwise incurred any obligation under, any “multiemployer plan” as defined in Section 3(37) of ERISA.

(i) With regard to Foreign Plans, (i) each of the Foreign Plans is listed in Schedule 4.15(i) and is in material compliance with the provisions of the laws of each jurisdiction in which each such Foreign Plan is maintained, to the extent those laws are applicable to the Foreign Plans; (ii) all material contributions to, and material payments from, the Foreign Plans which may have been required to be made in accordance with the terms of any such Foreign Plan, and, when applicable, the law of the jurisdiction in which such Foreign Plan is maintained, have been timely made or shall be made by the Closing Date, and all such contributions to the Foreign Plans, and all payments under the Foreign Plans, for any period ending before the Closing Date that are not yet, but will be, required to be made, are reflected as an accrued liability on the Parent Balance Sheet; (iii) Parent, each Parent subsidiary and ERISA Affiliates have materially complied with all applicable reporting and notice requirements, and all of the Foreign Plans have obtained from the governmental body having jurisdiction with respect to such plans any required determinations, if any, that such Foreign Plans are in compliance with the laws of the relevant jurisdiction if such determinations are required in order to give effect to the Foreign Plan; (iv) each of the Foreign Plans has been administered in all material respects at all times in accordance with its terms and applicable law and regulations; (v) there are no pending investigations by any governmental body involving the Foreign Plans, and no pending claims (except for claims for benefits payable in the normal operation of the Foreign Plans), suits or proceedings against any Plan or asserting any rights or claims to benefits under any Foreign Plan; (vi) the consummation of the transactions contemplated by this Agreement will not by itself create or otherwise result in any liability with respect to any Foreign Plan other than the triggering of payment to participants; and (vii) the benefits available under any Foreign Plan in the aggregate do not provide substantially greater benefits to employees of Parent or any of its subsidiaries participating in such plans than the benefits available under Parent Employee Plans for employees of Parent in the United States.

(j) Schedule 4.15(j) identifies each employee of Parent who is not fully available to perform work because of disability or other leave and sets forth the basis of such disability or leave and the anticipated date of return to full service.

4.16 Certain Agreements Affected by the Merger. Neither the execution and delivery of this Agreement nor the consummation of the transaction contemplated hereby will (i) result in any entitlement, payment or benefit (including, without limitation, severance, unemployment compensation, golden parachute, bonus or benefit under any Parent plan or policy or otherwise) becoming due to any current or former director or employee of Parent, (ii) increase the amount of any entitlements, payments or benefits otherwise payable by Parent, or (iii) result in the acceleration of the time of payment or vesting of any such entitlements, payments or benefits.

4.17 Employee Matters.

(a) Schedule 4.17 contains a true, complete and accurate list (and, as indicated below, description) of (i) the names and titles of all consultants, independent contractors, full-time, part-time, temporary, contract, leased or casual employees employed by or who provided services for Parent (collectively, “Parent Employees”), together with their status and location of their employment; (ii) the date each Parent

Employee was hired or retained; (iii) a list of all written employment, consulting or service contracts or offer letters between Parent or any of its subsidiaries and the Parent Employees; (iv) the rate of annual remuneration of each Parent Employee at the date hereof, any bonuses paid since the end of the last completed financial year and all other bonuses, incentive schemes and benefits to which such Parent Employee is or may be entitled; (v) the annual accrual rate and the total current accrued and unused amount of vacation or paid time off for each Parent Employee as of the date hereof; (vi) the names of all inactive Parent Employees, the reason they are inactive Parent Employees, whether they are expected to return to work, and if so when, and the nature of any benefits to which such inactive Parent Employees are entitled from Parent; (vii) any employee handbook or personnel policies or procedures manual in effect that governs the terms and conditions or privileges of employment of the Parent Employees; and (viii) particulars of all other material terms and conditions of employment or engagement of the Parent Employees and the positions, title or classification held by them (collectively, “Parent Employee Matters”).

(b) Parent has provided or made available to Company correct and complete copies of all documents including but not limited to all agreements, correspondence, files and policies, relating to the Parent Employee Matters.

(c) Parent is in compliance in all respects with all currently applicable laws and regulations respecting terms and conditions of employment, including without limitation applicant and employee background checking, immigration laws, verification of employment eligibility, document retention and record keeping, discrimination in employment, wages and hours, leaves of absence, classification of workers as employees and independent contractors, classification of workers as exempt or nonexempt employees, and occupational safety and health and employment practices, and is not engaged in any unfair labor practice, except where the failure to be in compliance or the engagement in such unfair labor practices would not have a Material Adverse Effect on Parent. Parent has in all material respects withheld all amounts required by law or by agreement to be withheld from the wages, salaries, and other payments to employees; and is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing. Parent is not liable for any payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Parent Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending claims, or claims reasonably expected or, to Parent’s knowledge, threatened, against Parent under any workers compensation plan or policy or long-term or short-term disability plan or policy. Parent has no obligations under COBRA with respect to any former or current Parent Employees or qualifying beneficiaries thereunder. To the knowledge of Parent, there are no controversies, including claims, complaints, charges, investigations, or proceedings pending or, to Parent’s knowledge, reasonably expected or threatened between Parent, on the one hand, and any of Parent Employees, on the other hand, which controversies have or would reasonably be expected to result in an action, suit, proceeding, claim, arbitration, audit or investigation before any agency, court or tribunal, foreign or domestic.

(d) Parent is not a party to any collective bargaining agreement or other labor union contract nor does Parent know of any activities or proceedings of any labor union to organize any such Parent Employees.

(e) No labor dispute, walk out, strike, slowdown, hand billing, picketing, work stoppage (sympathetic or otherwise), or other “concerted action” involving the Parent Employees has occurred, is in progress or has been, to the knowledge of Parent, threatened.

(f) Parent has provided all current and former Parent Employees with all wages, benefits, stock options, bonuses and incentives, and all other compensation that became due and payable through the date hereof.

(g) In the last five (5) years, no citation has been issued by OSHA or by a state or provincial occupational safety and health board or agency against Parent or its subsidiaries and no notice of contest, claim, complaint, charge, investigation or other administrative enforcement proceeding involving Parent has been filed or is pending or, to the knowledge of Parent, threatened against Parent under OSHA or any provincial occupational safety and health board or any other applicable law relating to occupational safety and health.

(h) Parent has not taken any action that would constitute a “mass layoff,” “mass termination” or “plant closing” within the meaning of WARN or any similar state or provincial law or that would otherwise trigger notice requirements or liability under any federal, local, state or foreign plant closing notice or collective dismissal law.

(i) To Parent’s knowledge, no Parent Employees are in violation of any term of any employment contract, confidentiality agreement, patent disclosure agreement, noncompetition agreement, or any restrictive covenant to a former employer relating to the right of any such Parent Employee to be employed by Parent because of the nature of the business conducted or presently proposed to be conducted by Parent or to the use of trade secrets or proprietary information of others. No Parent Employees have given notice to Parent, nor is Parent otherwise aware, that any such Parent Employee intends to terminate his or her employment with Parent.

4.18 Interested Party Transactions. Parent is not indebted to any director or officer of Parent (except for amounts due as normal salaries and bonuses and in reimbursement of ordinary expenses), and no such person is indebted to Parent, and there are no other transactions of the type required to be disclosed pursuant to Items 402 or 404 of Regulation S-K under the Securities Act and the Exchange Act which are not disclosed in the Parent SEC Documents.

4.19 Insurance. Parent has policies of insurance and bonds of the type and in amounts customarily carried by persons conducting businesses or owning assets similar to those of Parent. There is no claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid and Parent is otherwise in compliance in all material respects with the terms of such policies and bonds. Parent has no knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.

4.20 Compliance With Laws. Parent has complied with, are not in violation of, and have not received any notices of violation with respect to, any federal, state, local or foreign statute, law or regulation with respect to the conduct of its business, or the ownership or operation of its business, except for such violations or failures to comply as would not be reasonably expected to have a Material Adverse Effect on Parent.

4.21 Complete Copies of Materials. Parent has delivered or made available true and complete copies of each document that has been requested by Company or its counsel in connection with their legal and accounting review of Parent.

4.22 Brokers’ and Finders’ Fees. Parent has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or investment bankers’ fees or any similar charges in connection with this Agreement or any transaction contemplated hereby.

4.23 Minute Books. The minute books of Parent made available to Company contain a complete and accurate summary of all meetings of directors and stockholders or actions by written consent of Parent during the past three years and through the date of this Agreement, and reflect all transactions referred to in such minutes accurately in all material respects.

4.24 Registration Statement; Proxy Statement/Prospectus. The information supplied by Parent and Merger Sub for inclusion in the Registration Statement shall not, at the time the Registration Statement (including any amendments or supplements thereto) is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If at any time prior to the Effective Time any event or information should be discovered by Parent or Merger Sub that should be set forth in an amendment to the Registration Statement, Parent or Merger Sub shall promptly inform Company. Notwithstanding the foregoing, Parent and Merger Sub make no representation, warranty or covenant with respect to any information supplied by Company or any other third party that is contained in any of the foregoing documents.

4.25 Opinion of Financial Advisor. Parent has been advised in writing by its financial advisor, Cogent Valuation, that in such advisor’s opinion, as of August 30, 2007, the Exchange Ratio is fair, from a financial point of view, to the holders of Parent Common Stock, a signed copy of which opinion will be delivered to Company.

4.26 Board Approval. The Board of Directors of Parent has (i) approved this Agreement and the Merger, (ii) approved the issuance of the shares of Parent Common Stock pursuant to Section 2.6(a), (iii) approved an amendment to Parent’s Certificate of Incorporation increasing the number of authorized shares of Parent Common Stock to the amount mutually acceptable to Parent and Company (the “Parent Share Increase”), and (iv) recommended that the stockholders of Parent approve the issuance of the shares of Parent Common Stock pursuant to Section 2.6(a) and the Parent Share Increase at the Parent Stockholder Meeting. The Board of Directors of Merger Sub has approved this Agreement and the Merger, and recommended that the sole stockholder of Merger Sub approve this Agreement and the Merger.

4.27 Vote Required. The affirmative vote of the Parent’s stockholders holding a majority of the outstanding shares of Parent Common Stock outstanding on the record date set for the Parent Stockholders Meeting approving the issuance of the shares of Parent Common Stock pursuant to Section 2.6(a) and the Parent Share Increase and the affirmative vote of Parent as sole stockholder of Merger Sub are the only vote of the holders of any of Parent’s or Merger Sub’s capital stock necessary to approve this Agreement and the transactions contemplated hereby.

4.28 Parent Stockholder Agreement; Irrevocable Proxies. All of the persons listed on Schedule 4.28 have agreed in writing to vote for approval of the issuance of the shares of Parent Common Stock pursuant to Section 2.6(a) and the Parent Share Increase pursuant to the Parent Stockholder Agreement, and pursuant to an Irrevocable Proxy attached thereto as Exhibit C.

4.29 State Takeover Statutes. The Board of Directors of Parent has taken all actions necessary so that the restrictions contained in Section 203 of the Delaware Law applicable to a “business combination” (as defined in Section 203) shall not apply to the execution, delivery or performance of this Agreement, the Stockholder Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement or the Parent Stockholder Agreement. To Parent’s knowledge, no other “fair practice,” “moratorium,” “control share acquisition,” “business combination,” or other state takeover statute or similar statute or regulation applies to Parent, Parent, Merger Sub, the Merger, this Agreement or the Parent Stockholder Agreement.

4.30 Inventory. The inventories of Parent disclosed in the Parent SEC Documents as of March 31, 2007, and in any subsequently filed Parent SEC Documents, are stated consistently with the audited financial statements of Parent and consist of items of a quantity usable or salable in the ordinary course of business. Since March 31, 2007, Parent has continued to replenish inventories in a normal and customary manner consistent with past practices. Parent has not received written or oral notice that it will experience in the foreseeable future any difficulty in obtaining, in the desired quantity and quality and at a reasonable price and upon reasonable terms and conditions, the raw materials, supplies or component products required for the manufacture, assembly or production of its products. The values at which inventories are carried reflect the inventory valuation policy of Parent, which is consistent with its past practice and in accordance with GAAP applied on a consistent basis. Since March 31, 2007, due provision was made on the books of Parent in the ordinary course of business consistent with past practices to provide for all slow-moving, obsolete, or unusable inventories to their estimated useful or scrap values and such inventory reserves are adequate to provide for such slow-moving, obsolete or unusable inventory and inventory shrinkage. As of the date hereof, Parent had no inventory in the distribution channel and had no commitments to purchase inventory (other than purchases of supplies in the ordinary course).

4.31 Accounts Receivable. The accounts receivable disclosed in the Parent SEC Documents as of March 31, 2007, and, with respect to accounts receivable created since such date, disclosed in any subsequently filed Parent SEC Documents, or as accrued on the books of Parent in the ordinary course of business consistent with past practices in accordance with GAAP since the last filed Parent SEC Documents, represent and will represent bona fide claims against debtors for sales and other charges, are not subject to discount except for normal cash and immaterial trade discount. The amount carried for doubtful accounts and allowances disclosed in each of such Parent SEC Document or accrued on such books is sufficient to provide for any losses that may be sustained on realization of the receivables.

4.32 Customers and Suppliers. None of Parent’s customers that individually accounted for more than 10% of Parent’s gross revenues during the 12-month period preceding the date hereof has terminated any material agreement with Company or has indicated that it will stop, or decrease the rate of, its business with Parent. As of the date hereof, no material supplier of Parent has indicated that it will stop, or decrease the rate of, supplying materials, products or services to Parent. Parent has not knowingly breached, so as to provide a benefit to Parent that was not intended by the parties, any agreement with, or engaged in any fraudulent conduct with respect to, any customer or supplier of Parent.

4.33 Representations Complete. None of the representations or warranties made by Parent or Merger Sub herein or in any Schedule hereto, including the Parent Disclosure Schedule, or certificate furnished by Parent or Merger Sub pursuant to this Agreement, or the Parent SEC Documents, when all such documents are read together in their entirety, contains or will contain at the Effective Time any untrue statement of a material fact, or omits or will omit at the Effective Time to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading. All projected, forecasted or prospective financial information provided by Parent to Company has been prepared in good faith on the basis of assumptions Parent believes are reasonable and supportable.

ARTICLE V

CONDUCT PRIOR TO THE EFFECTIVE TIME

5.1 Conduct of Business. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, each of Parent and Company agrees (except to the extent expressly contemplated by this Agreement or as consented to in writing by the other party), to carry on its business in the ordinary course in substantially the same manner as heretofore conducted, to pay and to cause its subsidiaries to pay debts and Taxes when due subject to good faith disputes over such debts or taxes, to pay or perform other obligations when due, and to use all reasonable efforts consistent with past practice and policies to preserve intact its present business organizations, use its reasonable best efforts consistent with past practice to keep available the services of its present officers and key employees and use its reasonable best efforts consistent with past practice to preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it, to the end that its goodwill and ongoing businesses shall be unimpaired at the Effective Time. Each of Parent and Company agrees to promptly notify the other party of any material event or occurrence not in the ordinary course of its business, and of any event which would have a Material Adverse Effect on Parent or Company, respectively.

5.2 Restrictions on Conduct of Business. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, except as expressly contemplated by this Agreement, neither Parent nor Company shall do, cause or permit any of the following, without the prior written consent of the other party:

(a) Cause or permit any amendments to its Certificate of Incorporation or Bylaws (other than an amendment to the Parent Certificate of Incorporation for the purpose of effecting the Parent Share Increase);

(b) Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock except from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service to it;

(c) Except as required by Section 6.9 hereof, take any action to accelerate, amend or change the period of exercisability or vesting of options or other rights granted under its stock plans or authorize cash payments in exchange for any options or other rights granted under any of such plans;

(d) Enter into any contract or commitment, or violate, amend or otherwise modify or waive any of the terms of any of its contracts, other than in the ordinary course of business consistent with past practice and in no event shall such contract, commitment, amendment, modification or waiver (other than those relating to sales of products or purchases of supplies in the ordinary course) involve the payment by Parent or Company, as applicable, in excess of $100,000;

(e) Issue, deliver or sell or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any shares of its capital stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities, other than the issuance of shares of its common stock pursuant to the exercise of stock options, warrants or other rights therefor outstanding as of the date of this Agreement;

(f) Transfer or license to any person or entity any rights to any Intellectual Property other than the license of non-exclusive rights to Intellectual Property in the ordinary course of business consistent with past practice, place any Intellectual Property into a source-code escrow, or grant any source-code license of any kind;

(g) Enter into or amend any agreements pursuant to which any other party is granted exclusive marketing or other exclusive rights of any type or scope with respect to any of its products or technology;

(h) Sell, lease, license or otherwise dispose of or encumber any of its properties or assets which are material, except in the ordinary course of business consistent with past practice;

(i) Incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or guarantee any debt securities of others;

(j) Enter into any operating lease in excess of $100,000;

(k) Pay, discharge or satisfy in an amount in excess of $100,000 in any one case, any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) arising other than in the ordinary course of business, other than the payment, discharge or satisfaction of liabilities reflected or reserved against in the Parent Financial Statements or the Company Financial Statements, as applicable;

(l) Make any capital expenditures, capital additions or capital improvements except in the ordinary course of business and consistent with past practice that do not exceed $25,000 individually or $100,000 in the aggregate;

(m) Materially reduce the amount of any material insurance coverage provided by existing insurance policies;

(n) Terminate or waive any right of substantial value;

(o) Except as required by Section 6.9 hereof, adopt or amend any employee benefit or stock purchase or option plan or hire any new director level or officer level employee, pay any special bonus or special remuneration to any employee or director, or increase the salaries or wage rates of its employees other than pursuant to scheduled annual performance reviews, provided that any resulting modifications are in the ordinary course of business and consistent with Parent’s or Company’s past practices, as applicable;

(p) Grant any severance, termination pay or payments or benefits payable as a result of the Merger (i) to any director or officer, or (ii) to any other employee except payments made pursuant to standard written agreements outstanding on the date hereof;

(q) Commence a lawsuit other than (i) for the routine collection of bills, (ii) in such cases where it in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of its business, provided that it consults with the other party prior to the filing of such a suit, (iii) for a breach of this Agreement, or (iv) to clarify its obligations under this Agreement;

(r) Acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to its and its subsidiaries’ business, taken as a whole, or acquire or agree to acquire any equity securities of any corporation, partnership, association or business organization;

(s) Other than in the ordinary course of business, make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, file any material Tax Return or any amendment to a material Tax Return, enter into any closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

(t) Revalue any of its assets, including without limitation writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business;

(u) Make any change to its accounting methods, principles, policies, procedures or practices, except as may be required by GAAP, Regulation S-X promulgated by the SEC or applicable statutory accounting principles;

(v) Take or agree in writing or otherwise to take, any of the actions described in Sections 5.2(a) through (u) above, or any action which would make any of its representations or warranties contained in this Agreement untrue or incorrect or prevent it from performing or cause it not to perform its covenants hereunder.

5.3 No Solicitation. Company and its subsidiaries and the officers, directors, employees or other agents of Company and its subsidiaries (collectively, “Company Representatives”) will not, directly or indirectly, (i) take any action to solicit, initiate or encourage or agree to any written proposal or offer from any person that would reasonably be expected to lead to an acquisition or purchase, in one or more transactions or a series of transactions, of assets or businesses that constitute 50% or more of the revenues, net income or the assets of Company and its subsidiaries, taken as a whole, or 50% or more of any class of equity securities of Company, any tender offer or exchange offer that if consummated would result in any person beneficially owning 50% or more of any class of equity securities of Company, or any merger, consolidation, business combination, recapitalization, liquidation, dissolution, join venture, binding share exchange or similar transaction involving Company pursuant to which any person or the stockholders of any person would own 50% or more of any class of equity securities of Company or of any resulting parent of Company, other than the transactions contemplated by this Agreement (a “Company Takeover Proposal”) or (ii) engage in any discussions or negotiations with, or disclose any nonpublic information relating to Company or any of its subsidiaries to, or afford access to the properties, books or records of Company or any of its subsidiaries to, any person that has advised Company that it may be considering making, or that has made, a Company Takeover Proposal. Parent and the officers, directors, employees or other agents of Parent and its subsidiaries (collectively, “Parent Representatives”) will not, directly or indirectly, (i) take any action to solicit, initiate or encourage or agree to any written proposal or offer from any person that would reasonably be expected to lead to an acquisition or purchase, in one or more transactions or a series of transactions, of assets or businesses that constitute 50% or more of the revenues, net income or the assets of Parent and its subsidiaries, taken as a whole, or 50% or more of any class of equity securities of Parent, any tender offer or exchange offer that if consummated would result in any person beneficially owning 50% or more of any class of equity securities of Parent, or any merger, consolidation, business combination, recapitalization, liquidation, dissolution, join venture, binding share exchange or similar transaction involving Parent pursuant to which any person or the stockholders of any person would own 50% or more of any class of equity securities of Parent or of any resulting parent of Parent, other than the transactions contemplated by this Agreement (a “Parent Takeover Proposal”) or (ii) subject to the terms of the immediately following sentence, engage in any discussions or negotiations with, or disclose any nonpublic information relating to Parent or any of its subsidiaries to, or afford access to the properties, books or records of Parent or any of its subsidiaries to, any person that has advised Parent that it may be considering making, or that has made, a Parent Takeover Proposal; provided, that nothing herein shall prohibit Parent’s Board of Directors from complying with Rules 14d-9 and 14e-2 promulgated under the Exchange Act. Notwithstanding the immediately preceding sentence, if, prior to adoption of this Agreement by Parent stockholders, an unsolicited written Parent Takeover Proposal shall be received by the Board of Directors of Parent, then, to the extent the Board of Directors of Parent believes in good faith (after advice from its financial advisor and after considering all terms and conditions of such written Parent Takeover Proposal, including the likelihood and timing of its consummation) that such Parent Takeover Proposal would result in a transaction more favorable to Parent’s stockholders from a financial point of view than the transaction contemplated by this Agreement (any such more favorable Parent Takeover Proposal being referred to in this Agreement as a “Superior Proposal”) and the Board of Directors of Parent determines in good faith after advice from outside legal counsel that it is necessary for the Board of Directors of Parent to comply with its fiduciary duties to stockholders under applicable law, Parent Representatives may furnish in connection therewith information to the party making such Superior Proposal and, subject to the provisions hereof, engage in negotiations with such party, and such actions shall not be considered a breach of this Section 5.3 or any other provisions of this Agreement; provided that in each such event Parent notifies Company of such determination by the Parent Board of Directors and provides Company with a true and complete copy of the Superior Proposal received from such third party, and provides (or has provided) Company with all documents containing or referring to non-public information of Company that are supplied to such third party; provided, however, that Parent provides such non-public information pursuant to a non-disclosure agreement at least as restrictive on such third party as the Confidentiality Agreement (as defined in Section 6.4) is on Company; and provided further that Parent shall not, and shall not permit any of its officers, directors, employees or other representatives, as agents, to agree to or endorse any Takeover Proposal or withdraw its recommendation of the Merger and adoption of this Agreement unless Parent has provided Company at least three (3) days prior notice thereof.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1 Proxy Statement/Prospectus; Registration Statement. As promptly as practicable after the execution of this Agreement, Company and Parent shall prepare, and Parent shall file with the SEC, preliminary proxy materials relating to the approval of the Merger and the transactions contemplated hereby by the stockholders of Parent. As promptly as practicable following receipt of SEC comments thereon, Parent shall file with the SEC definitive proxy materials and a Registration Statement on Form S-4 (or such other or successor form as shall be appropriate), in each case which complies in form with applicable SEC requirements and shall use all reasonable efforts to cause the Registration Statement to become effective as soon thereafter as practicable. Parent will notify Company promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff or any other government officials for amendments or supplements to the proxy materials or Registration Statement or any other filing or for additional information and will supply each other with copies of all correspondence between Parent or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the proxy materials, Registration Statement or other filing. Whenever any event occurs that is required to be set forth in an amendment or supplement to the proxy materials, Registration Statement or any other filing, Parent shall promptly inform Company of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to stockholders of Parent, such amendment or supplement. Subject to Section 5.3, the proxy materials shall solicit the adoption of this Agreement by stockholders of Parent. All shares of Parent Company Stock issued pursuant to Section 2.6 hereof shall be registered pursuant to this Section 6.1.

6.2 Parent Stockholders Meeting. Parent shall promptly after the date hereof take all action necessary in accordance with Delaware Law and the Parent Certificate of Incorporation and the Parent Bylaws to convene a meeting of the Parent Stockholders Meeting within 45 days of the Registration Statement being declared effective by the SEC. Parent shall not postpone or adjourn (other than for the absence of a quorum) the Parent

Stockholders Meeting without the consent of Company. Parent shall use its reasonable best efforts to solicit from its stockholders proxies in favor of approval of the issuance of the shares of Parent Common Stock issuable pursuant to Section 2.6(a) and the Parent Share Increase, and shall take all other action necessary or advisable to secure the vote or consent of stockholders required to effect the Merger.

6.3 Access to Information.

(a) Except as prohibited by applicable law, each of Parent and Company shall afford the other party and its accountants, counsel and other representatives, reasonable access during normal business hours during the period prior to the Effective Time to (i) all of such party’s properties, books, contracts, commitments and records, and (ii) all other information concerning the business, properties and personnel of such party as the other party may reasonably request. Each of Parent and Company agrees to provide to the other party and its accountants, counsel and other representatives copies of internal financial statements promptly upon request.

(b) Subject to compliance with applicable law, from the date hereof until the Effective Time, each of Parent and Company shall confer on a regular and frequent basis with one or more representatives of the other party to report operational matters of materiality and the general status of ongoing operations.

(c) No information or knowledge obtained in any investigation pursuant to this Section 6.3 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

(d) Each of Parent and Company shall provide the other party and its accountants, counsel and other representatives reasonable access, during normal business hours during the period prior to the Effective Time, to all of such party’s Tax Returns and other records and workpapers relating to Taxes, and shall also provide the following information upon the request of the other party: (i) a schedule of the types of Tax Returns being filed by Parent or Company, as applicable, in each taxing jurisdiction, (ii) a schedule of the year of the commencement of the filing of each such type of Tax Return, (iii) a schedule of all closed years with respect to each such type of Tax Return filed in each jurisdiction, (iv) a schedule of all material Tax elections filed in each jurisdiction by Parent or Company, as applicable, (v) a schedule of any deferred intercompany gain with respect to transactions to which Parent or Company, as applicable, has been a party, and (vi) receipts for any Taxes paid to foreign Tax authorities.

6.4 Confidentiality. The parties acknowledge that each of Parent and Company have previously executed a non-disclosure agreement, which agreement shall continue in full force and effect in accordance with its terms (the “Confidentiality Agreement”).

6.5 Public Disclosure. Unless otherwise permitted by this Agreement, Parent and Company shall consult with each other before issuing any press release or otherwise making any public statement or making any other public (or non-confidential) disclosure (whether or not in response to an inquiry) regarding the terms of this Agreement and the transactions contemplated hereby, and neither shall issue any such press release or make any such statement or disclosure without the prior approval of the other (which approval shall not be unreasonably withheld), except as may be required by law or by obligations pursuant to any listing agreement with any national securities exchange or with the NASD, in which case the party proposing to issue such press release or make such public statement or disclosure shall use its commercially reasonable efforts to consult with the other party before issuing such press release or making such public statement or disclosure.

6.6 Consents; Cooperation.

(a) Each of Parent and Company shall promptly apply for or otherwise seek, and use its reasonable best efforts to obtain, all consents and approvals required to be obtained by it for the consummation of the Merger, including those required under the HSR Act. Company shall use its reasonable best efforts to obtain all necessary consents, waivers and approvals under any of its material contracts in connection with the

Merger for the assignment thereof or otherwise. The parties hereto will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to the HSR Act or any other federal or state antitrust or fair trade law.

(b) Each of Parent and Company shall use its reasonable best efforts to resolve such objections, if any, as may be asserted by any Governmental Entity with respect to the transactions contemplated by this Agreement under the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other Federal, state or foreign statutes, rules, regulations, orders or decrees that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, “Antitrust Laws”). In connection therewith, if any administrative or judicial action or proceeding is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Antitrust Law, each of Parent and Company shall cooperate and use its reasonable best efforts vigorously to contest and resist any such action or proceeding and to have vacated, lifted, reversed, or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent (each, an “Order”), that is in effect and that prohibits, prevents, or restricts consummation of the Merger or any such other transactions, unless by mutual agreement Parent and Company decide that litigation is not in their respective best interests. Notwithstanding the provisions of the immediately preceding sentence, it is expressly understood and agreed that neither Parent nor Company shall have any obligation to litigate or contest any administrative or judicial action or proceeding or any Order beyond the Final Date (as defined in Section 8.1(b)). Each of Parent and Company shall use its reasonable best efforts to take such action as may be required to cause the expiration of the notice periods under the HSR Act or other Antitrust Laws with respect to such transactions as promptly as possible after the execution of this Agreement. Parent and Company also agree to take any and all of the following actions to the extent necessary to obtain the approval of any Governmental Entity with jurisdiction over the enforcement of any applicable laws regarding the transactions contemplated hereby: entering into negotiations; providing information required by law or governmental regulation; and substantially complying with any second request for information pursuant to the Antitrust Laws.

(c) Notwithstanding anything to the contrary in Section 6.6(a) or (b), (i) Parent shall not be required to divest any of its businesses, product lines or assets, or to take or agree to take any other action or agree to any limitation that would reasonably be expected to have a Material Adverse Effect on Parent or of Parent combined with the Surviving Corporation after the Effective Time and (ii) Company shall not be required to divest any of its businesses, product lines or assets, or to take or agree to take any other action or agree to any limitation that would reasonably be expected to have a Material Adverse Effect on Company.

6.7 Legal Requirements. Each of Parent, Merger Sub and Company will take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on them with respect to the consummation of the transactions contemplated by this Agreement and will promptly cooperate with and furnish information to any party hereto necessary in connection with any such requirements imposed upon such other party in connection with the consummation of the transactions contemplated by this Agreement and will take all reasonable actions necessary to obtain (and will cooperate with the other parties hereto in obtaining) any consent, approval, order or authorization of, or any registration, declaration or filing with, any Governmental Entity or other person, required to be obtained or made in connection with the taking of any action contemplated by this Agreement.

6.8 Blue Sky Laws. Parent shall take such steps as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable to the issuance of the Parent Common Stock in connection with the Merger. Company shall use its reasonable best efforts to assist Parent as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable in connection with the issuance of Parent Common Stock in connection with the Merger.

6.9 Employee Benefit Plans.

(a) Company shall take all action necessary to cause the termination of any and all securities exercisable for, convertible into, or exchangeable for shares of Company Common Stock and all options, warrants, calls, rights, commitments, plans or agreements of any character by which Company is a party or by which it is bound obligating Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of capital stock of Company or obligating Company to grant, extend, accelerate the vesting and/or repurchase rights of, change the price of, or otherwise amend or enter into any such option, warrant, call, right, commitment or agreement.

(b) Within five (5) business days following the date of this Agreement, Company shall set forth on Schedule 6.9(b) a list of any persons who Company reasonably believes will receive “excess parachute payments” and are, with respect to Company and as of the date of this Agreement, “disqualified individuals” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder). Within a reasonable period of time after the last business day of each month after the date of this Agreement and on or about the date five business days prior to the expected Closing Date, Company shall revise Schedule 6.9(b) to reflect any additional information which Company reasonably believes would impact the determination of persons who will receive “excess parachute payments” and are, with respect to Company and as of the each such date, “disqualified individuals” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder).

(c) Company shall terminate, effective at least one day prior to the Closing Date, any 401(k) plan sponsored by Company. All other Company Employee Plans shall, to the extent permitted by their terms, and to the extent desired by Parent, be terminated as soon as practicable after Company’s employees become eligible for, and begin participation in, the employee benefit plans sponsored by Parent. Company shall provide evidence reasonably satisfactory to Parent to (i) reflect the termination of Company’s 401(k) plan and (ii) to ensure that all liabilities of Company under all other Company Employee Plans (including any liability relating to services performed prior to the Closing Date) shall be, effective as of such Company Employee Plans’ termination, either fully extinguished at no cost, and with no liability, to Parent, or accurately accounted for on Company’s financial statements.

6.10 Tax Treatment. For U.S. federal income tax purposes, it is intended that the Merger qualify as a reorganization within the meaning of the Code, and the parties hereto intend that the transactions contemplated by this Agreement shall constitute a “plan of reorganization” within the meaning of Section 368 of the Code and Treasury Regulations Sections 1.368-2(g) and 1.368-3(a). Parent will report the Merger on its income tax returns in a manner consistent with treatment of the Merger as a Code Section 368(a) reorganization. Neither Parent, Company nor any of there respective affiliates has taken any action, nor will they take any action, that would prevent or impede the Merger from qualifying as a reorganization under Section 368 of the Code.

6.11 Section 280G/83(b) Agreement. Company shall use its reasonable best efforts to obtain, prior to the Closing Date, a properly executed Section 280G/83(b) Agreement in the form attached hereto as Exhibit D (the “280G/83(b) Agreement”) from each person reasonably identified by Company or Parent as potentially receiving excess parachute payments, as defined in Section 280G of the Code, in connection with the Merger. Prior to the Closing Date, Company shall disclose the contents, and provide a copy, of the 280G/83(b) Agreement to each person that Company reasonably believes may potentially receive excess parachute payments, as defined in Section 280G of the Code, in connection with the Merger.

6.12 Governance Matters. The Board of Directors of Parent will take all actions within its power to cause the Board of Directors of Parent, effective upon the Effective Time, to consist of five (5) directors, three (3) of whom shall be the nominees of the directors of Company (the “Company Designees”) and two (2) of whom shall be nominated by the directors of Parent prior to the Effective Time (the “Parent Designees”).

6.13 Company Bridge Loan. Immediately following the date hereof, Parent shall provide Company with a loan evidenced by a promissory note secured by the assets of Company in substantially the form attached hereto as Exhibit E, with a principal amount of up to $1,000,000, and accruing interest on the outstanding amount at the prime rate (as published from time to time in the Wall Street Journal) per annum, compounded annually (the “Promissory Note”). The principal amount of the Promissory Note, and any interest accrued thereon, shall be due and payable to Parent within forty-five (45) days following the termination of this Agreement for any reason.

6.14 Reverse Stock Split. The Board of Directors of Parent will take all action necessary to approve a reverse stock split of Parent Common Stock in a ratio mutually acceptable to Parent and Company (the “Reverse Split”) and will recommend that the stockholders of Parent approve the Reverse Split at the Parent Stockholder Meeting.

6.15 Parent 2007 Equity Incentive Plan. The Board of Directors of Parent will take all action necessary to (i) approve the Parent 2007 Equity Incentive Plan in substantially the form attached hereto as Exhibit F (the “2007 Equity Incentive Plan”), (ii) reserve that number of shares set forth in Schedule 6.15 hereto of Parent Common Stock, as adjusted pursuant to the Reverse Split, for issuance pursuant to the 2007 Equity Incentive Plan, (iii) recommend that the stockholders of Parent approve the 2007 Equity Incentive Plan at the Parent Stockholder Meeting, and (iv) adopt resolutions granting, effective immediately after the Effective Time, shares of restricted stock and/or options under the 2007 Equity Incentive Plan, as adjusted pursuant to the Reverse Split, to the individuals and in the amounts set forth in Schedule 6.15 hereto.

6.16 Best Efforts and Further Assurances. Each of the parties to this Agreement shall use its best efforts to effectuate the transactions contemplated hereby and to fulfill and cause to be fulfilled the conditions to closing under this Agreement. Each party hereto, at the reasonable request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.

ARTICLE VII

CONDITIONS TO THE MERGER

7.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by agreement of all the parties hereto:

(a) Stockholder Approval. This Agreement, the Merger, the Parent Share Increase, the 2007 Equity Incentive Plan and the Reverse Split shall have been approved and adopted by the requisite vote of the stockholders of Parent under Delaware Law.

(b) Registration Statement Effective. The SEC shall have declared the Registration Statement effective. No stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been issued and no proceeding for that purpose, and no similar proceeding in respect of the Proxy Statement, shall have been initiated or threatened by the SEC; and all requests for additional information on the part of the SEC shall have been complied with to the reasonable satisfaction of the parties hereto.

(c) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending; nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, which makes the consummation of the Merger illegal. In the event an injunction or other order shall have been issued, each party agrees to use its reasonable best efforts to have such injunction or other order lifted.

(d) Governmental Approvals. Parent, Company and Merger Sub shall have timely obtained from each Governmental Entity all approvals, waivers and consents, if any, necessary for consummation of or in connection with the Merger and the several transactions contemplated hereby, including such approvals, waivers and consents as may be required under the Securities Act, under state Blue Sky laws, and under the HSR Act.

(e) Parent Board of Directors. Company and Parent shall have taken all requisite action to cause the directors of Parent as of the Effective Time to be as provided in Section 6.12 hereof.

(f) Employment and Non-Competition Agreements. The individuals set forth on Schedule 7.1(f) shall have accepted employment with Parent and shall have entered into an Employment and Non-Competition Agreement in substantially the forms attached hereto as Exhibits G-1, G-2, G-3, G-4 and G-5.

7.2 Additional Conditions to Obligations of Company. The obligations of Company to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by Company:

(a) Representations, Warranties and Covenants. (i) The representations and warranties of Parent and Merger Sub in this Agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality which representations and warranties as so qualified shall be true and correct in all respects) both when made and on and as of the Effective Time as though such representations and warranties were made on and as of such time (provided that those representations and warranties which address matters only as of a particular date shall be true and correct as of such date) and (ii) Parent and Merger Sub shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by them as of the Effective Time.

(b) Certificate of Parent. Company shall have been provided with a certificate executed on behalf of Parent by an authorized officer certifying that the condition set forth in Section 7.2(a) shall have been fulfilled.

(c) No Material Adverse Changes. There shall not have occurred any Material Adverse Effect on Parent, or any change that has a Material Adverse Effect on Parent.

(d) Options Set-Aside. The Board of Directors of Parent shall have adopted resolutions reserving or setting aside that number of shares of restricted stock and/or options under the Parent Stock Option Plan set forth in Schedule 7.2(d) hereto, as adjusted for the Reverse Split, for issuance at the Effective Time to the individuals and in the amounts set forth in Schedule 7.2(d) hereto.

7.3 Additional Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by Parent:

(a) Representations, Warranties and Covenants. (i) The representations and warranties of Company in this Agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality, which representations and warranties as so qualified shall be true and correct in all respects) both when made and on and as of the Effective Time as though such representations and warranties were made on and as of such time (provided that those representations and warranties which address matters only as of a particular date shall be true and correct as of such date) and (ii) Company shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it as of the Effective Time.

(b) Certificate of Company. Parent shall have been provided with a certificate executed on behalf of Company by an authorized officer certifying that the condition set forth in Section 7.3(a) shall have been fulfilled.

(c) Disinterested Stockholder Approval. This Agreement and the Merger shall have been approved and adopted by at least a majority of the disinterested Parent stockholders. For purposes of this provision, “disinterested Parent stockholders” means all Parent stockholders who are not, as of the date hereof, holders of any shares of Company capital stock, or securities convertible into or exchangeable for shares of Company capital stock.

(d) Third Party Consents. Parent shall have been furnished with evidence satisfactory to it of the consent or approval of those persons whose consent or approval shall be required in connection with the Merger under the contracts of Company set forth on Schedule 7.3(d) hereto.

(e) No Material Adverse Changes. There shall not have occurred any Material Adverse Effect on Company, or any change that has a Material Adverse Effect on Company.

(f) Audited Financial Statements. Company shall have provided audited financial statements for the years ended December 31, 2006, and 2005.

(h) Company Debt. Company shall have provided evidence, in a form satisfactory to Parent, that no Company debt remains outstanding at the Effective Time.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

8.1 Termination. At any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the stockholders of Company, this Agreement may be terminated:

(a) by mutual consent of Parent and Company;

(b) by either Parent or Company, if, without fault of the terminating party, the Closing shall not have occurred on or before December 31, 2007, or such later date as may be agreed upon in writing by the parties hereto (the “Final Date”); provided, however, that the Final Date shall be extended to January 31, 2008, in the event that the only reason the Closing shall not have occurred by December 31, 2007, is the failure of the conditions set forth in Section 7.1(b) and/or Section 7.1(d) (although such extension shall not occur if the failure of such conditions has been caused or resulted from one party’s action or failure to act constituting a breach of this Agreement and the other party does not consent to such extension); and provided further that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose action or failure to act has been the cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

(c) by Parent, if (i) Company shall breach any of its representations, warranties or obligations hereunder to an extent that would cause the condition set forth in Section 7.3(a) not to be satisfied and such breach shall not have been cured within ten (10) business days of receipt by Company of written notice of such breach (and Parent shall not have willfully breached any of its covenants hereunder, which breach is not cured), or (ii) Company shall have failed to comply with Section 5.3;

(d) by Company, if (i) Parent shall breach any of its representations, warranties or obligations hereunder to an extent that would cause the condition set forth in Section 7.3(a) not to be satisfied and such breach shall not have been cured within ten (10) business days following receipt by Parent of written notice of such breach (and Company shall not have willfully breached any of its covenants hereunder, which breach is not cured), or (ii) Parent shall have failed to comply with Section 5.3; or

(e) by either Parent or Company if (i) any permanent injunction or other order of a court or other competent authority preventing the consummation of the Merger shall have become final and nonappealable or (ii) any required approval of the stockholders of Parent shall not have been obtained by reason of the failure to obtain the required vote upon a vote held at a duly held meeting of stockholders or at any adjournment thereof (provided that the right to terminate this Agreement under this subsection (ii) shall not be available to Parent where the failure to obtain such stockholder approval shall have been caused by the action or failure to act of Parent and such action or failure constitutes a breach by Parent of this Agreement).

8.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, Merger Sub or Company or their respective officers, directors, stockholders or affiliates, except to the extent that such termination results from the breach by a party hereto of any of its representations, warranties or covenants set forth in this Agreement; provided that, the provisions of Section 6.4 (Confidentiality), this Section 8.2, Section 8.3 (Expenses and Termination Fees) and Section 9.1 (Non-Survival at Effective Time) shall remain in full force and effect and survive any termination of this Agreement. Nothing herein shall relieve any party from liability in connection with a breach by such party of the representations, warranties or covenants of such party to this Agreement.

8.3 Expenses and Termination Fees.

(a) Subject to subsections (b) and (c) of this Section 8.3, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including, without limitation, the fees and expenses of its advisers, accountants and legal counsel) shall be paid by the party incurring such expense, except that expenses incurred in connection with printing the Proxy Materials and the Registration Statement, registration and filing fees incurred in connection with the Registration Statement, the Proxy Materials and the listing of additional shares pursuant to Section 7.1(f) and fees, costs and expenses associated with compliance with the HSR Act and applicable state securities laws in connection with the Merger shall be shared equally by Company and Parent.

(b) In the event that Parent shall terminate this Agreement pursuant to Section 8.1(c) Company shall promptly reimburse Parent, but no more than $250,000, for all of the out-of-pocket costs and expenses (including, without limitation, the fees and expenses of its advisors, accountants and legal counsel) reasonably incurred by Parent in connection with this Agreement and the transactions contemplated hereby and the due diligence review of Company by Parent. Any payment required to be paid pursuant to this Section 8.3(b) will be made promptly by wire transfer of same day funds, but in no event later than three (3) business days following such termination pursuant to Section 8.1(c).

(c) In the event that Company shall terminate this Agreement pursuant to Section 8.1(d) Parent shall promptly reimburse Company, but no more than $250,000, for all of the out-of-pocket costs and expenses (including, without limitation, the fees and expenses of its advisors, accountants and legal counsel) reasonably incurred by Company in connection with this Agreement and the transactions contemplated hereby and the due diligence review of Parent by Company. Any payment required to be paid pursuant to this Section 8.3(c) will be made promptly by wire transfer of same day funds, but in no event later than three (3) business days following such termination pursuant to Section 8.1(d).

8.4 Amendment. The boards of directors of the parties hereto may cause this Agreement to be amended at any time by execution of an instrument in writing signed on behalf of each of the parties hereto; provided that an amendment made subsequent to adoption of the Agreement by the stockholders of Parent or Merger Sub shall not (i) alter or change the amount or kind of consideration to be received on conversion of Company Common Stock, (ii) alter or change any term of the certificate of incorporation of the Surviving Corporation to be effected by the Merger, or (iii) alter or change any of the terms and conditions of the Agreement if such alteration or change would materially adversely affect the holders of Parent Common Stock or Merger Sub Common Stock.

8.5 Extension; Waiver. At any time prior to the Effective Time any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

ARTICLE IX

GENERAL PROVISIONS

9.1 Non-Survival at Effective Time. The representations, warranties and agreements set forth in this Agreement shall terminate at the Effective Time, except that the agreements set forth in Article II (The Merger), Section 6.4 (Confidentiality), Section 6.16 (Best Efforts and Further Assurances), Section 8.3 (Expenses and Termination Fees), Section 8.4 (Amendment), and this Article IX shall survive the Effective Time.

9.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with confirmation of receipt) to the parties at the following address (or at such other address for a party as shall be specified by like notice):

(a)	if to Parent or Merger Sub, to:

SAFLINK Corporation

12413 Willows Road NE, Suite 300

Kirkland, Washington 98034

Attention: Chief Executive Officer

Facsimile No.: (425) 278-1300

Telephone No.: (425) 278-1100

with a copy to:

DLA Piper US LLP

701 Fifth Avenue, Suite 7000

Seattle, Washington 98104

Attention: W. Michael Hutchings

Facsimile No.: (206) 839-4801

Telephone No.: (206) 839-4800

(b)	if to Company, to:

IdentiPHI, Inc.

13809 Research Blvd., Suite 275

Austin, TX 78750

Attention: Chief Executive Officer

Facsimile No.: (512) 492-6225

Telephone No.: (512) 492-6221

with a copy to:

Akin & Almanza, Attorneys and Counselors

2301 Capital of Texas Highway South, Building H,

Austin, TX 78746

Attention: Rick Akin, Esq.

Facsimile No.: (512) 478-7151

Telephone No.: (512) 474-9486

9.3 Interpretation. When a reference is made in this Agreement to Exhibits or Schedules, such reference shall be to an Exhibit or Schedule to this Agreement unless otherwise indicated. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The phrase “made available” in this Agreement means that the information referred to has been made available if requested by the party to whom such information is to be made available. The phrases “the date of this Agreement,” “the date hereof,” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to August 30, 2007. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

9.4 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

9.5 Entire Agreement; Nonassignability; Parties in Interest. This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including the Exhibits, the Schedules, including the Company Disclosure Schedule and the Parent Disclosure Schedule (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, except for the Confidentiality Agreement, which shall continue in full force and effect, and shall survive any termination of this Agreement or the Closing, in accordance with its terms; (b) are not intended to confer upon any other person any rights or remedies hereunder, except as set forth in Sections 2.6, 2.7, and 2.9; and (c) shall not be assigned by operation of law or otherwise except as otherwise specifically provided.

9.6 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

9.7 Remedies Cumulative. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

9.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the laws that might otherwise govern under applicable principles of conflicts of law. Each of the parties hereto irrevocably consents to the exclusive jurisdiction of any court located within the State of Delaware in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction and such process.

9.9 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

***********************

Signature Page Follows

IN WITNESS WHEREOF, Company, Parent and Merger Sub have caused this Agreement and Plan of Merger and Reorganization to be executed and delivered by their respective officers thereunto duly authorized, all as of the date first written above.

IDENTIPHI, INC.

By:
Name:
Title:

SAFLINK CORPORATION

By:
Name:
Title:

IRELAND ACQUISITION CORPORATION

By:
Name:
Title:

[SIGNATURE PAGE TO AGREEMENT AND

PLAN OF MERGER AND REORGANIZATION]

ANNEX B

CERTIFICATE OF AMENDMENT

TO

RESTATED CERTIFICATE OF INCORPORATION

OF

SAFLINK CORPORATION

SAFLINK Corporation, a Delaware corporation (the “Corporation”), hereby certifies that:

1. The Corporation’s Board of Directors has duly adopted the following resolution setting forth the proposed amendment to the Corporation’s Restated Certificate of Incorporation previously filed on August 26, 2005 (the “Restated Certificate”):

RESOLVED, that the first paragraph of Article IV of the Restated Certificate is hereby amended and restated in its entirety to read as follows:

“The total number of shares of all classes of stock which the Corporation shall have authority to issue is 1,501,000,000 shares, consisting of (i) 1,000,000 shares of Preferred Stock, $.01 par value per share (the “Preferred Stock”), and (ii) 1,500,000,000 shares of Common Stock, $.01 par value per share (the “Common Stock”).”

2. The foregoing amendment to the Restated Certificate has been duly approved by the Corporation’s Board of Directors.

3. The foregoing amendment to the Restated Certificate has been duly approved by the stockholders of the Corporation in accordance with Sections 242 of the Delaware General Corporation Law. The vote required under the Delaware General Corporation Law and the Restated Certificate was at least a majority of the outstanding shares of Common Stock.

The undersigned further declares that, under penalty of perjury under the laws of the State of Delaware, the matters set forth in this Certificate of Amendment are true of his own knowledge.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its Chief Executive Officer this [    ] day of [                    ], 200[    ].

SAFLINK CORPORATION

By:
Steven M. Oyer
Chief Executive Officer

B-1

ANNEX C

SAFLINK CORPORATION

2007 EQUITY INCENTIVE PLAN

C-i

(continued)

C-ii

SAFLINK CORPORATION

2007 EQUITY INCENTIVE PLAN

1.	Establishment, Purpose and Term of Plan.

1.1 Establishment. SAFLINK Corporation, a Delaware corporation (the “Company”), hereby establishes the SAFLINK Corporation 2007 Equity Incentive Plan (the “Plan”) effective as of the date on which it is approved by the stockholders of the Company (the “Effective Date”).

1.2 Purpose. The purpose of the Plan is to advance the interests of the Participating Company Group and its stockholders by providing an incentive to attract, retain and reward persons performing services for the Participating Company Group and by motivating such persons to contribute to the growth and profitability of the Participating Company Group. The Plan seeks to achieve this purpose by providing for Awards in the form of Options, Restricted Stock Purchase Rights, and Restricted Stock Bonuses.

1.3 Term of Plan. The Plan shall continue in effect until the earlier of its termination by the Board or the date on which all of the shares of Stock available for issuance under the Plan have been issued and all restrictions on such shares under the terms of the Plan and the agreements evidencing Awards granted under the Plan have lapsed. However, all Awards shall be granted, if at all, within ten (10) years from the Effective Date. The Company intends that the Plan comply with Section 409A of the Code (including any amendments or replacements of such section), and the Plan shall be so construed.

2.	Definitions and Construction.

2.1 Definitions. Whenever used herein, the following terms shall have their respective meanings set forth below:

(a) “Affiliate” means (i) an entity, other than a Parent Corporation, that directly, or indirectly through one or more intermediary entities, controls the Company or (ii) an entity, other than a Subsidiary Corporation, that is controlled by the Company directly, or indirectly through one or more intermediary entities. For this purpose, the term “control” (including the term “controlled by”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of the relevant entity, whether through the ownership of voting securities, by contract or otherwise; or shall have such other meaning assigned such term for the purposes of registration on Form S-8 under the Securities Act.

(b) “Award” means any Option, Restricted Stock Purchase Right and Restricted Stock Bonus granted under the Plan.

(c) “Award Agreement” means a written agreement between the Company and a Participant setting forth the terms, conditions and restrictions of the Award granted to the Participant. An Award Agreement may be an “Option Agreement,” a “Restricted Stock Purchase Agreement,” or a “Restricted Stock Bonus Agreement.”

(d) “Board” means the Board of Directors of the Company. If one or more Committees have been appointed by the Board to administer the Plan, “Board” also means such Committees.

(e) “Code” means the Internal Revenue Code of 1986, as amended, and any applicable regulations promulgated thereunder.

(f) “Committee” means the Compensation Committee or other committee of the Board duly appointed to administer the Plan and having such powers as shall be specified by the Board. If no committee of the Board has been appointed to administer the Plan, the Board shall exercise all of the powers of the Committee granted herein, and, in any event, the Board may in its discretion exercise any or all of such powers. Unless the powers of the Committee have been specifically limited, the Committee shall have all of the powers of the Board granted herein, including, without limitation, the power to amend or terminate the Plan at any time, subject to the terms of the Plan and any applicable limitations imposed by law.

(g) “Company” means SAFLINK Corporation, a Delaware corporation, or any successor corporation thereto.

(h) “Consultant” means a person engaged to provide consulting or advisory services (other than as an Employee or a Director) to a Participating Company, provided that the identity of such person, the nature of such services or the entity to which such services are provided would not preclude the Company from offering or selling securities to such person pursuant to the Plan in reliance on either the exemption from registration on a Form S-8 Registration Statement under the Securities Act.

(i) “Director” means a member of the Board or of the board of directors of any other Participating Company.

(j) “Disability” means the inability of the Participant, in the opinion of a qualified physician acceptable to the Company, to perform the major duties of the Participant’s position with the Participating Company Group because of the sickness or injury of the Participant.

(k) “Employee” means any person treated as an employee (including an Officer or a Director who is also treated as an employee) in the records of a Participating Company and, with respect to any Incentive Stock Option granted to such person, who is an employee for purposes of Section 422 of the Code; provided, however, that neither service as a Director nor payment of a director’s fee shall be sufficient to constitute employment for purposes of the Plan. The Company shall determine in good faith and in the exercise of its discretion whether an individual has become or has ceased to be an Employee and the effective date of such individual’s employment or termination of employment, as the case may be. For purposes of an individual’s rights, if any, under the Plan as of the time of the Company’s determination, all such determinations by the Company shall be final, binding, and conclusive, notwithstanding that the Company or any court of law or governmental agency subsequently makes a contrary determination.

(l) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(m) “Fair Market Value” means, as of any date, the value of a share of Stock or other property as determined by the Committee, in its discretion, or by the Company, in its discretion, if such determination is expressly allocated to the Company herein, subject to the following:

(i) If, on such date, the Stock is listed on a national or regional securities exchange or market system, the Fair Market Value of a share of Stock shall be the closing price of a share of Stock (or the mean of the closing bid and asked prices of a share of Stock if the Stock is so quoted instead) as quoted on the Nasdaq National Market, The Nasdaq SmallCap Market or such other national or regional securities exchange or market system constituting the primary market for the Stock, as reported in The Wall Street Journal or such other source as the Company deems reliable. If the relevant date does not fall on a day on which the Stock has traded on such securities exchange or market system, the date on which the Fair Market Value shall be established shall be the last day on which the Stock was so traded prior to the relevant date, or such other appropriate day as shall be determined by the Committee, in its discretion.

(ii) If, on such date, the Stock is not listed on a national or regional securities exchange or market system, the Fair Market Value of a share of Stock shall be as determined by the Committee in good faith without regard to any restriction other than a restriction which, by its terms, will never lapse, and subject to compliance with Section 409A of the Code.

(n) “Incentive Stock Option” means an Option intended to be (as set forth in the Option Agreement) and which qualifies as an incentive stock option within the meaning of Section 422(b) of the Code.

(o) “Insider” means an Officer, a Director of the Company, or any other person whose transactions in Stock are subject to Section 16 of the Exchange Act.

(p) “Nonstatutory Stock Option” means an Option not intended to be (as set forth in the Option Agreement) or which does not qualify as an Incentive Stock Option.

(q) “Officer” means any person designated by the Board as an officer of the Company.

(r) “Option” means a right to purchase Stock pursuant to the terms and conditions of the Plan. An Option may be either an Incentive Stock Option or a Nonstatutory Stock Option.

(s) “Option Agreement” means a written agreement between the Company and a Participant setting forth the terms, conditions and restrictions of the Option granted to the Participant and any shares acquired upon the exercise thereof. An Option Agreement may consist of a form of “Notice of Grant of Stock Option” and a form of “Stock Option Agreement” incorporated therein by reference, or such other form or forms as the Board may approve from time to time.

(t) “Parent Corporation” means any present or future “parent corporation” of the Company, as defined in Section 424(e) of the Code.

(u) “Participant” means any eligible person who has been granted one or more Awards.

(v) “Participating Company” means the Company or any Parent Corporation or Subsidiary Corporation or Affiliate.

(w) “Participating Company Group” means, at any point in time, all corporations collectively which are then Participating Companies.

(x) “Restricted Stock Award” means an Award of a Restricted Stock Bonus or a Restricted Stock Purchase Right.

(y) “Restricted Stock Bonus” means Stock granted to a Participant pursuant to the terms and conditions of Section 7.

(z) “Restricted Stock Purchase Right” means a right to purchase Stock granted to a Participant pursuant to the terms and conditions of Section 7.

(aa) “Restriction Period” means the period established in accordance with Section 7.4 during which shares subject to a Restricted Stock Award are subject to Vesting Conditions.

(bb) “Rule 16b-3” means Rule 16b-3 under the Exchange Act, as amended from time to time, or any successor rule or regulation.

(cc) “Section 162(m)” means Section 162(m) of the Code.

(dd) “Securities Act” means the Securities Act of 1933, as amended.

(ee) “Service” means a Participant’s employment or service with the Participating Company Group, whether in the capacity of an Employee, a Director or a Consultant. A Participant’s Service shall not be deemed to have terminated merely because of a change in the capacity in which the Participant renders Service to the Participating Company Group or a change in the Participating Company for which the Participant renders such Service, provided that there is no interruption or termination of the Participant’s Service. Furthermore, a Participant’s Service shall not be deemed to have terminated if the Participant takes any military leave, sick leave, or other bona fide leave of absence approved by the Company; provided, however, that if any such leave exceeds ninety (90) days, on the one hundred eighty-first (181st) day following the commencement of such leave any Incentive Stock Option held by the Participant shall cease to be treated as an Incentive Stock Option and instead shall be treated thereafter as a Nonstatutory Stock Option unless the Participant’s right to return to Service is guaranteed by statute or contract. Notwithstanding the foregoing, unless otherwise designated by the Company or required by law, a leave of absence shall not be treated as Service for purposes of determining vesting under the Participant’s Award Agreement. A Participant’s Service shall be deemed to have terminated either upon an actual termination of Service or upon the corporation for which the Participant performs Service ceasing to be a Participating

Company. Subject to the foregoing, the Company, in its discretion, shall determine whether the Participant’s Service has terminated and the effective date of such termination.

(ff) “Stock” means the common stock of the Company, as adjusted from time to time in accordance with Section 4.2.

(gg) “Subsidiary Corporation” means any present or future “subsidiary corporation” of the Company, as defined in Section 424(f) of the Code.

(hh) “Ten Percent Owner” means a Participant who, at the time an Option is granted to the Participant, owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of a Participating Company (other than an Affiliate) within the meaning of Section 422(b)(6) of the Code.

(ii) “Vesting Conditions” mean those conditions established in accordance with Section 7.4 prior to the satisfaction of which shares subject to a Restricted Stock Award remain subject to forfeiture or a repurchase option in favor of the Company.

2.2 Construction. Captions and titles contained herein are for convenience only and shall not affect the meaning or interpretation of any provision of the Plan. Except when otherwise indicated by the context, the singular shall include the plural and the plural shall include the singular. Use of the term “or” is not intended to be exclusive, unless the context clearly requires otherwise.

3.	Administration.

3.1 Administration by the Committee. The Plan shall be administered by the Committee. All questions of interpretation of the Plan or of any Award shall be determined by the Committee, and such determinations shall be final and binding upon all persons having an interest in the Plan or such Award.

3.2 Authority of Officers. Any Officer shall have the authority to act on behalf of the Company with respect to any matter, right, obligation, determination or election which is the responsibility of or which is allocated to the Company herein, provided the Officer has apparent authority with respect to such matter, right, obligation, determination or election.

3.3 Powers of the Committee. In addition to any other powers set forth in the Plan and subject to the provisions of the Plan, the Committee shall have the full and final power and authority, in its discretion:

(a) to determine the persons to whom, and the time or times at which, Awards shall be granted and the number of shares of Stock to be subject to each Award;

(b) to determine the type of Award granted and to designate Options as Incentive Stock Options or Nonstatutory Stock Options;

(c) to determine the Fair Market Value of shares of Stock or other property;

(d) to determine the terms, conditions and restrictions applicable to each Award (which need not be identical) and any shares acquired pursuant thereto, including, without limitation, (i) the purchase price of any Stock, (ii) the method of payment for shares purchased pursuant to any Award, (iii) the method for satisfaction of any tax withholding obligation arising in connection with Award, including by the withholding or delivery of shares of Stock, (iv) the timing, terms and conditions of the exercisability or vesting of any Award or any shares acquired pursuant thereto, (v) the time of the expiration of any Award, (vi) the effect of the Participant’s termination of Service on any of the foregoing, and (vii) all other terms, conditions and restrictions applicable to any Award or shares acquired pursuant thereto not inconsistent with the terms of the Plan;

(e) to approve one or more forms of Award Agreement;

(f) to amend, modify, extend, cancel or renew any Award or to waive any restrictions or conditions applicable to any Award or any shares acquired pursuant thereto;

(g) to accelerate, continue, extend or defer the exercisability or vesting of any Award or any shares acquired pursuant thereto, including with respect to the period following a Participant’s termination of Service;

(h) to prescribe, amend or rescind rules, guidelines and policies relating to the Plan, or to adopt supplements to, or alternative versions of, the Plan, including, without limitation, as the Committee deems necessary or desirable to comply with the laws of, or to accommodate the tax policy or custom of, foreign jurisdictions whose citizens may be granted Awards; and

(i) to correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award Agreement and to make all other determinations and take such other actions with respect to the Plan or any Award as the Committee may deem advisable to the extent not inconsistent with the provisions of the Plan or applicable law.

3.4 Administration with Respect to Insiders. With respect to participation by Insiders in the Plan, at any time that any class of equity security of the Company is registered pursuant to Section 12 of the Exchange Act, the Plan shall be administered in compliance with the requirements, if any, of Rule 16b-3.

3.5 Committee Complying with Section 162(m). If the Company is a “publicly held corporation” within the meaning of Section 162(m), the Board may establish a Committee of “outside directors” within the meaning of Section 162(m) to approve the grant of any Award which might reasonably be anticipated to result in the payment of employee remuneration that would otherwise exceed the limit on employee remuneration deductible for income tax purposes pursuant to Section 162(m).

3.6 Indemnification. In addition to such other rights of indemnification as they may have as members of the Board or the Committee or as officers or employees of the Participating Company Group, members of the Board or the Committee and any officers or employees of the Participating Company Group to whom authority to act for the Board, the Committee or the Company is delegated shall be indemnified by the Company against all reasonable expenses, including attorneys’ fees, actually and necessarily incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan, or any right granted hereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by independent legal counsel selected by the Company) or paid by them in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such person is liable for gross negligence, bad faith or intentional misconduct in duties; provided, however, that within sixty (60) days after the institution of such action, suit or proceeding, such person shall offer to the Company, in writing, the opportunity at its own expense to handle and defend the same.

4.	Shares Subject to Plan.

4.1 Maximum Number of Shares Issuable. Subject to adjustment as provided in Section 4.2, the maximum aggregate number of shares of Stock that may be issued under the Plan shall be [20% of post-transaction outstanding shares], and shall consist of authorized but unissued or reacquired shares of Stock or any combination thereof. However, except as adjusted pursuant to Section 4.2, in no event shall the number of shares of Stock cumulatively available for issuance pursuant to the exercise of Incentive Stock Options (the “ISO Share Limit”) exceed [20% of post-transaction outstanding shares]. If an outstanding Award for any reason expires or is terminated or canceled or if shares of Stock are acquired upon the exercise of an Award subject to a Company repurchase option and are repurchased by the Company, the shares of Stock allocable to the unexercised portion of such Award or such repurchased shares of Stock shall again be available for issuance under the Plan. Notwithstanding the foregoing, at any such time as the offer and sale of securities pursuant to the Plan is subject to compliance with Section 260.140.45 of Title 10 of the California Code of Regulations (“Section 260.140.45”),

the total number of shares of Stock issuable upon the exercise of all outstanding Options (together with options outstanding under any other stock option plan of the Company) and the total number of shares provided for under any stock bonus or similar plan of the Company shall not exceed thirty percent (30%) (or such other higher percentage limitation as may be approved by the stockholders of the Company pursuant to Section 260.140.45) of the then outstanding shares of the Company as calculated in accordance with the conditions and exclusions of Section 260.140.45.

4.2 Adjustments for Changes in Capital Structure. Subject to any required action by the stockholders of the Company, in the event of any change in the Stock effected without receipt of consideration by the Company, whether through merger, consolidation, reorganization, reincorporation, recapitalization, reclassification, stock dividend, stock split, reverse stock split, split-up, split-off, spin-off, combination of shares, exchange of shares, or similar change in the capital structure of the Company, or in the event of payment of a dividend or distribution to the stockholders of the Company in a form other than Stock (excepting normal cash dividends) that has a material effect on the Fair Market Value of shares of Stock, appropriate and proportionate adjustments shall be made in the number and class of shares subject to the Plan and to any outstanding Awards, in the ISO Share Issuance Limit set forth in Section 4.1, in the Section 162(m) Grant Limited set forth in Section 5.4, and in the exercise price per share of any outstanding Awards. If a majority of the shares which are of the same class as the shares that are subject to outstanding Awards are exchanged for, converted into, or otherwise become (whether or not pursuant to an Ownership Change Event, as defined in Section 9.1) shares of another corporation (the “New Shares”), the Committee may unilaterally amend the outstanding Awards to provide that such Awards shall be for New Shares. In the event of any such amendment, the number of shares subject to outstanding Awards and the exercise price per share of outstanding Options and Restricted Stock Purchase Rights shall be adjusted in a fair and equitable manner as determined by the Committee, in its discretion. Notwithstanding the foregoing, any fractional share resulting from an adjustment pursuant to this Section 4.2 shall be rounded down to the nearest whole number, and in no event may the exercise price of any Option or Restricted Stock Purchase Right be decreased to an amount less than the par value, if any, of the stock subject to such Award. The adjustments determined by the Committee pursuant to this Section 4.2 shall be final, binding and conclusive.

5.	Eligibility and Award Limitations.

5.1 Persons Eligible for Incentive Stock Options. Incentive Stock Options may be granted only to Employees. For purposes of the foregoing sentence, the term “Employees” shall include prospective Employees to whom Incentive Stock Options are granted in connection with written offers of employment with the Participating Company Group, provided that any such Incentive Stock Option shall be deemed granted effective on the date such person commences Service as an Employee, with an exercise price determined as of such date in accordance with Section 6.1. Eligible persons may be granted more than one (1) Incentive Stock Option.

5.2 Persons Eligible for Other Awards. Awards other than Incentive Stock Options may be granted only to Employees, Consultants and Directors. For purposes of the foregoing sentence, “Employees,” “Consultants” and “Directors” shall include prospective Employees, prospective Consultants and prospective Directors to whom Awards are granted in connection with written offers of an employment or other service relationship with the Participating Company Group. Eligible persons may be granted more than one (1) Award.

5.3 Fair Market Value Limitation on Incentive Stock Options. To the extent that options designated as Incentive Stock Options (granted under all stock option plans of the Participating Company Group, including the Plan) become exercisable by a Participant for the first time during any calendar year for stock having a Fair Market Value greater than One Hundred Thousand Dollars ($100,000), the portions of such options which exceed such amount shall be treated as Nonstatutory Stock Options. For purposes of this Section 5.3, options designated as Incentive Stock Options shall be taken into account in the order in which they were granted, and the Fair Market Value of stock shall be determined as of the time the option with respect to such stock is granted. If the Code is amended to provide for a different limitation from that set forth in this Section 5.3, such different limitation shall be deemed incorporated herein effective as of the date and with respect to such Options as required or permitted by such amendment to the Code. If an Option is treated as an Incentive Stock Option in part and as a Nonstatutory Stock Option in part by reason of the limitation set forth in this Section 5.3, the Participant may designate which portion of such Option the Participant is exercising. In the absence of such designation, the Participant shall be deemed to have exercised the Incentive Stock Option portion of the Option first. Separate certificates representing each such portion shall be issued upon the exercise of the Option.

5.4 Section 162(m) Award Limits. Subject to adjustment as provided in Section 4.2, at any such time as the Company is a publicly held corporation within the meaning of Section 162(m), no Employee or prospective Employee shall be granted one or more Awards within any fiscal year of the Company which in the aggregate are for the purchase of more than One Million (1,000,000) shares (the “Section 162(m) Grant Limit”). An Award that is canceled in the same fiscal year of the Company in which it was granted shall continue to be counted against the Section 162(m) Grant Limit for such period.

6.	Terms and Conditions of Options.

Options shall be evidenced by Option Agreements specifying the number of shares of Stock covered thereby, in such form as the Committee shall from time to time establish. No Option or purported Option shall be a valid and binding obligation of the Company unless evidenced by a fully executed Option Agreement. Option Agreements may incorporate all or any of the terms of the Plan by reference and shall comply with and be subject to the following terms and conditions:

6.1 Exercise Price. The exercise price for each Option shall be established in the discretion of the Committee, subject to compliance with Section 409A of the Code; provided, however, that (a) the exercise price per share for a Stock Option shall be not less than the Fair Market Value of a share of Stock on the effective date of grant of the Option, and (b) no Option granted to a Ten Percent Owner shall have an exercise price per share less than one hundred ten percent (110%) of the Fair Market Value of a share of Stock on the effective date of grant of the Option. Notwithstanding the foregoing, an Option (whether an Incentive Stock Option or a Nonstatutory Stock Option) may be granted with an exercise price lower than the minimum exercise price set forth above if such Option is granted pursuant to an assumption or substitution for another option in a manner qualifying under the provisions of Section 424(a) of the Code.

6.2 Exercisability and Term of Options. Options shall be exercisable at such time or times, or upon such event or events, and subject to such terms, conditions, performance criteria and restrictions as shall be determined by the Committee and set forth in the Option Agreement evidencing such Option; provided, however, that (a) no Incentive Stock Option shall be exercisable after the expiration of ten (10) years after the effective date of grant of such Option, (b) no Option granted to a Ten Percent Owner shall be exercisable after the expiration of five (5) years after the effective date of grant of such Option, (c) no Option granted to a prospective Employee, prospective Consultant or prospective Director may become exercisable prior to the date on which such person commences Service, and (d) with the exception of an Option granted to an Officer, a Director or a Consultant, no Option shall become exercisable at a rate less than twenty percent (20%) per year over a period of five (5) years from the effective date of grant of such Option, subject to the Optionee’s continued Service. Subject to the foregoing, unless otherwise specified by the Committee in the grant of an Option, any Option granted hereunder shall terminate ten (10) years after the effective date of grant of the Option, unless earlier terminated in accordance with its provisions.

6.3 Payment of Exercise Price.

(a) Forms of Consideration Authorized. Except as otherwise provided below, payment of the exercise price for the number of shares of Stock being purchased pursuant to any Option shall be made (i) in cash, by check or cash equivalent, (ii) by tender to the Company, or attestation to the ownership, of shares of Stock owned by the Participant having a Fair Market Value not less than the exercise price, (iii) by delivery of a properly executed notice together with irrevocable instructions to a broker providing for the assignment to the Company of the proceeds of a sale or loan with respect to some or all of the shares being acquired upon the exercise of the Option (including, without limitation, through an exercise complying with the provisions of Regulation T as promulgated from time to time by the Board of Governors of the Federal Reserve System) (a “Cashless Exercise”), (iv) provided that the Participant is an Employee (unless otherwise not prohibited by law, including, without limitation, any regulation promulgated by the Board of Governors of the Federal Reserve System) and in the Company’s sole discretion at the time the Option is exercised, by delivery of the Participant’s promissory note in a form approved by the Company for the aggregate exercise price, provided that, if the Company is incorporated in the State of Delaware, the Participant shall pay in cash that portion of the aggregate exercise price not less than the par value of the shares being acquired, (v) by such other consideration as may be approved by the Committee from time to time to the extent permitted by applicable law, or (vi) by any combination thereof. The Committee may at any time or from time to time, by approval of or amendment to the standard forms of Options Agreement described in Section 8, or by other means, grant Options which do not permit all of the foregoing forms of consideration to be used in payment of the exercise price or which otherwise restrict one or more forms of consideration.

(b) Limitations on Forms of Consideration.

(i) Tender of Stock. Notwithstanding the foregoing, an Option may not be exercised by tender to the Company, or attestation to the ownership, of shares of Stock to the extent such tender or attestation would constitute a violation of the provisions of any law, regulation or agreement restricting the redemption of the Company’s stock. Unless otherwise provided by the Committee, an Option may not be exercised by tender to the Company, or attestation to the ownership, of shares of Stock unless such shares either have been owned by the Participant for more than six (6) months (and not used for another Option exercise by attestation during such period) or were not acquired, directly or indirectly, from the Company.

(ii) Cashless Exercise. The Company reserves, at any and all times, the right, in the Company’s sole and absolute discretion, to establish, decline to approve or terminate any program or procedures for the exercise of Options by means of a Cashless Exercise.

(iii) Payment by Promissory Note. No promissory note shall be permitted if the exercise of an Option using a promissory note would be a violation of any law. Any permitted promissory note shall be on such terms as the Committee shall determine in its sole discretion. The Committee shall have the authority to permit or require the Participant to secure any promissory note used to exercise an Option with the shares of Stock acquired upon the exercise of the Option or with other collateral acceptable to the Company. Unless otherwise provided by the Committee, if the Company at any time is subject to the regulations promulgated by the Board of Governors of the Federal Reserve System or any other governmental entity affecting the extension of credit in connection with the Company’s securities, any promissory note shall comply with such applicable regulations, and the Participant shall pay the unpaid principal and accrued interest, if any, to the extent necessary to comply with such applicable regulations.

6.4 Effect of Termination of Service.

(a) Option Exercisability. Subject to earlier termination of the Option as otherwise provided herein and unless otherwise provided by the Committee in the grant of the Option and set forth in the Option Agreement, an Option granted to a Participant shall be exercisable after the Participant’s termination of Service only during the applicable time period determined in accordance with this Section 6.4 and thereafter shall terminate:

(i) Disability. If the Participant’s Service terminates because of the Disability of the Participant, the Option, to the extent unexercised and exercisable on the date on which the Participant’s Service terminated, may be exercised by the Participant (or the Participant’s guardian or legal representative) at any time prior to the expiration of twelve (12) months (or such longer period of time as determined by the Committee, in its discretion) after the date on which the Participant’s Service terminated, but in any event no later than the date of expiration of the Option’s term as set forth in the Option Agreement evidencing such Option (the “Option Expiration Date”).

(ii) Death. If the Participant’s Service terminates because of the death of the Participant, the Option, to the extent unexercised and exercisable on the date on which the Participant’s Service terminated, may be exercised by the Participant’s legal representative or other person who acquired the right to exercise the Option by reason of the Participant’s death at any time prior to the expiration of twelve (12) months (or such longer period of time as determined by the Committee, in its discretion) after the date on which the Participant’s Service terminated, but in any event no later than the Option Expiration Date. The Participant’s Service shall be deemed to have terminated on account of death if the Participant dies within three (3) months (or such longer period of time as determined by the Committee, in its discretion) after the Participant’s termination of Service.

(iii) Termination After Change in Control. The Committee may, in its discretion, provide in any Option Agreement that if the Participant’s Service ceases as a result of “Termination After Change in Control” (as defined in such Option Agreement), then (1) the Option, to the extent unexercised and exercisable on the date on which the Participant’s Service terminated, may be exercised by the Participant (or the Participant’s guardian or legal representative) at any time prior to the expiration of six (6) months (or such longer period of time as determined by the Committee, in its discretion) after the date on which the Participant’s Service terminated, but in any event no later than the Option Expiration Date, and (2) the exercisability and vesting of the Option and any shares acquired upon the exercise thereof shall be accelerated effective as of the date on which the Participant’s Service terminated to such extent, if any, as shall have been determined by the Committee, in its discretion, and set forth in the Option Agreement.

(iv) Termination for Cause. Notwithstanding any other provision of the Plan to the contrary, if the Participant’s Service is terminated for Cause, as defined by the Participant’s Option Agreement or contract of employment or service (or, if not defined in any of the foregoing, as defined below), the Option shall terminate and cease to be exercisable immediately upon such termination of Service. Unless otherwise defined by the Participant’s Option Agreement or contract of employment or service, for purposes of this Section 6.4(a)(iv) “Cause” shall mean any of the following: (1) the Participant’s theft, dishonesty, willful misconduct, breach of fiduciary duty for personal profit, or falsification of any Participating Company documents or records; (2) the Participant’s material failure to abide by a Participating Company’s code of conduct or other policies (including, without limitation, policies relating to confidentiality and reasonable workplace conduct); (3) the Participant’s unauthorized use, misappropriation, destruction or diversion of any tangible or intangible asset or corporate opportunity of a Participating Company (including, without limitation, the Participant’s improper use or disclosure of a Participating Company’s confidential or proprietary information); (4) any intentional act by the Participant which has a material detrimental effect on a Participating Company’s reputation or business; (5) the Participant’s repeated failure or inability to perform any reasonable assigned duties after written notice from a Participating Company of, and a reasonable opportunity to cure, such failure or inability; (6) any material breach by the Participant of any employment or service agreement between the Participant and a Participating Company, which breach is not cured pursuant to the terms of such agreement; or (7) the Participant’s conviction (including any plea of guilty or nolo contendere) of any criminal act involving fraud, dishonesty, misappropriation or moral turpitude, or which impairs the Participant’s ability to perform his or her duties with a Participating Company.

(v) Other Termination of Service. If the Participant’s Service terminates for any reason, except Disability, death, Termination After Change in Control or Cause, the Option, to the extent unexercised and exercisable by the Participant on the date on which the Participant’s Service terminated, may be exercised by the Participant at any time prior to the expiration of three (3) months (or such longer period of time as determined by the Committee, in its discretion) after the date on which the Participant’s Service terminated, but in any event no later than the Option Expiration Date.

(b) Extension if Exercise Prevented by Law. Notwithstanding the foregoing (other than termination of a Participant’s Service for Cause), if the exercise of an Option within the applicable time periods set forth in Section 6.4(a) is prevented by the provisions of Section 11 below, the Option shall remain exercisable until three (3) months (or such longer period of time as determined by the Committee, in its discretion) after the date the Participant is notified by the Company that the Option is exercisable, but in any event no later than the Option Expiration Date.

(c) Extension if Participant Subject to Section 16(b). Notwithstanding the foregoing (other than termination of a Participant’s Service for Cause), if a sale within the applicable time periods set forth in Section 6.4(a) of shares acquired upon the exercise of the Option would subject the Participant to suit under Section 16(b) of the Exchange Act, the Option shall remain exercisable until the earliest to occur of (i) the tenth (10th) day following the date on which a sale of such shares by the Participant would no longer be subject to such suit, (ii) the one hundred and ninetieth (190th) day after the Participant’s termination of Service, or (iii) the Option Expiration Date.

6.5 Transferability of Options. During the lifetime of the Participant, an Option shall be exercisable only by the Participant or the Participant’s guardian or legal representative. No Option shall be assignable or transferable by the Participant, except by will or by the laws of descent and distribution. Notwithstanding the foregoing, to the extent permitted by the Committee, in its discretion, and set forth in the Option Agreement evidencing such Option, a Nonstatutory Stock Option shall be assignable or transferable subject to the applicable limitations, if any, described in Section 260.140.41 of Title 10 of the California Code of Regulations, the applicable limitations, if any, provided in the General Instructions to Form S-8 Registration Statement under the Securities Act.

7.	Terms and Conditions of Restricted Stock Awards.

The Committee may from time to time grant Restricted Stock Awards upon such conditions as the Committee shall determine. Restricted Stock Awards may be in the form of either a Restricted Stock Bonus, which shall be evidenced by Restricted Stock Bonus Agreement, or a Restricted Stock Purchase Right, which shall be evidenced by Restricted Stock Purchase Agreement. Each such Award Agreement shall specify the number of shares of Stock subject to and the other terms, conditions and restrictions of the Award, and shall be in such form as the Committee shall establish from time to time. No Restricted Stock Award or purported Restricted Stock Award shall be a valid and binding obligation of the Company unless evidenced by a fully executed Award Agreement. Restricted Stock Award Agreements may incorporate all or any of the terms of the Plan by reference and shall comply with and be subject to the following terms and conditions:

7.1 Purchase Price. The purchase price under each Restricted Stock Purchase Right shall be established by the Committee; provided, however, that no Restricted Stock Purchase Right shall have a purchase price per share less than one hundred percent (100%) of the Fair Market Value of a share of Stock on the effective date of grant of the Restricted Stock Purchase Right or at the time the purchase is consummated. No monetary payment (other than applicable tax withholding) shall be required as a condition of receiving a Restricted Stock Bonus, the consideration for which shall be services actually rendered to a Participating Company or for its benefit.

7.2 Purchase Period. A Restricted Stock Purchase Right shall be exercisable within a period established by the Committee, which shall in no event exceed thirty (30) days from the effective date of the grant of the Restricted Stock Purchase Right; provided, however, that no Restricted Stock Purchase Right granted to a prospective Employee, prospective Director or prospective Consultant may become exercisable prior to the date on which such person commences Service.

7.3 Payment of Purchase Price. Except as otherwise provided below, payment of the purchase price for the number of shares of Stock being purchased pursuant to any Restricted Stock Purchase Right shall be made (i) in cash, by check, or cash equivalent, (ii) in the Committee’s discretion, in the form of a credit for past services rendered having a value not less than the aggregate purchase price of the shares being acquired; (iii) provided that the Participant is an Employee (unless otherwise not prohibited by law, including, without limitation, any regulation promulgated by the Board of Governors of the Federal Reserve System) and in the Company’s sole discretion at the time the Restricted Stock Purchase Right is exercised, by delivery of the Participant’s promissory note in a form approved by the Company for the aggregate purchase price, provided that, if the Company is incorporated in the State of Delaware, the Participant shall pay in cash that portion of the aggregate purchase price not less than the par value of the shares being acquired, (iv) by such other consideration as may be approved by the Committee from time to time to the extent permitted by applicable law, or (v) by any combination thereof. Payment by means of the Participant’s promissory note shall be subject to the conditions described in Section 6.3(b)(iii). The Committee may at any time or from time to time grant Restricted Stock Purchase Rights which do not permit all of the foregoing forms of consideration to be used in payment of the purchase price or which otherwise restrict one or more forms of consideration. Restricted Stock Bonuses shall be issued in consideration for services actually rendered to a Participating Company or for its benefit.

7.4 Vesting and Restrictions on Transfer. Shares issued pursuant to any Restricted Stock Award may be made subject to vesting conditioned upon the satisfaction of such Service requirements, conditions, restrictions or performance criteria (the “Vesting Conditions”), as shall be established by the Committee and set forth in the Award Agreement evidencing such Award, subject to compliance with any applicable provisions of applicable law. During any period (the “Restriction Period”) in which shares acquired pursuant to a Restricted Stock Award remain subject to Vesting Conditions, such shares may not be sold, exchanged, transferred, pledged, assigned or otherwise disposed of other than pursuant to an Ownership Change Event, as defined in Section 9.1, or as provided in Section 7.7. Upon request by the Company, each Participant shall execute any agreement evidencing such transfer restrictions prior to the receipt of shares of Stock hereunder and shall promptly present to the Company any and all certificates representing shares of Stock acquired hereunder for the placement on such certificates of appropriate legends evidencing any such transfer restrictions.

7.5 Voting Rights; Dividends. Except as provided in this Section and Section 7.4, during the Restriction Period applicable to shares subject to a Restricted Stock Award held by a Participant, the Participant shall have all of the rights of a stockholder of the Company holding shares of Stock, including the right to vote such shares and to receive all dividends and other distributions paid with respect to such shares; provided, however, that if any such dividends or distributions are paid in shares of Stock, such shares shall be subject to the same Vesting Conditions as the shares subject to the Restricted Stock Award with respect to which the dividends or distributions were paid.

7.6 Effect of Termination of Service. Unless otherwise provided in the grant of a Restricted Stock Award and set forth in the Award Agreement, the effect of the Participant’s termination of Service shall be as follows:

(a) Termination After Change in Control. The Committee may, in its discretion, provide in any Restricted Stock Award Agreement that if the Participant’s Service with the Participating Company Group ceases as a result of “Termination After Change in Control” (as defined in such Award Agreement), then the Vesting Conditions applicable to the shares subject to the Restricted Stock Award shall terminate effective as of the date on which the Participant’s Service terminated to the extent specified in such Award Agreement.

(b) Other Termination of Service. If a Participant’s Service with the Participating Company Group terminates for any reason, except Termination After Change in Control, whether voluntary or involuntary (including the Participant’s death or disability), then (i) subject to compliance with applicable law, the Company shall have the option to repurchase for the purchase price paid by the Participant any shares acquired by the Participant pursuant to a Restricted Stock Purchase Right which remain subject to Vesting Conditions as of the date of the Participant’s termination of Service and (ii) the Participant shall forfeit to the Company any shares acquired by the Participant pursuant to a Restricted Stock Bonus which remain subject to Vesting Conditions as of the date of the Participant’s termination of Service. The Company shall have the right to assign at any time any repurchase right it may have, whether or not such right is then exercisable, to one or more persons as may be selected by the Company.

7.7 Nontransferability of Restricted Stock Award Rights. Rights to acquire shares of Stock pursuant to a Restricted Stock Award may not be assigned or transferred in any manner except by will or the laws of descent and distribution, and, during the lifetime of the Participant, shall be exercisable only by the Participant.

8.	Standard Forms of Award Agreement.

8.1 Award Agreements. Unless otherwise provided by the Board at the time the Award is granted, each Award shall comply with and be subject to the terms and conditions set forth in the appropriate form of Award Agreement as approved by the Committee concurrently with the adoption of the Plan or as may be approved by the Committee and as amended from time to time. Any Award Agreement may consist of an appropriate form of Notice of Grant and a form of Agreement incorporated therein by reference, or such other form or forms as the Committee may approve from time to time.

8.2 Authority to Vary Terms. The Committee shall have the authority from time to time to vary the terms of any standard form of Award Agreement either in connection with the grant or amendment of an individual Award or in connection with the authorization of a new standard form or forms; provided, however, that the terms and conditions of any such new, revised or amended standard form or forms of Award Agreement are not inconsistent with the terms of the Plan.

9.	Change in Control.

9.1 Definitions.

(a) An “Ownership Change Event” shall be deemed to have occurred if any of the following occurs with respect to the Company: (i) the direct or indirect sale or exchange in a single or series of related transactions by the stockholders of the Company of more than fifty percent (50%) of the voting stock of the Company; (ii) a merger or consolidation in which the Company is a party; (iii) the sale, exchange, or transfer of all or substantially all of the assets of the Company; or (iv) a liquidation or dissolution of the Company.

(b) A “Change in Control” shall mean an Ownership Change Event or a series of related Ownership Change Events (collectively, a “Transaction”) wherein the stockholders of the Company immediately before the Transaction do not retain immediately after the Transaction, in substantially the same proportions as their ownership of shares of the Company’s voting stock immediately before the Transaction, direct or indirect beneficial ownership of more than fifty percent (50%) of the total combined voting power of the outstanding voting securities of the Company or, in the case of a Transaction described in Section 9.1(a)(iii), the corporation or other business entity to which the assets of the Company were transferred (the “Transferee”), as the case may be. For purposes of the preceding sentence, indirect beneficial ownership shall include, without limitation, an interest resulting from ownership of the voting securities of one or more corporations or other business entities which own the Company or the Transferee, as the case may be, either directly or through one or more subsidiary corporations or other business entities. The Committee shall have the right to determine whether multiple sales or exchanges of the voting securities of the Company or multiple Ownership Change Events are related, and its determination shall be final, binding and conclusive.

9.2 Effect of Change in Control on Options.

(a) Notwithstanding any other provision of the Plan to the contrary, the Committee, in its sole discretion, may provide in any Option Agreement or, in the event of a Change in Control, may take such actions as it deems appropriate to provide for the acceleration of the exercisability and vesting in connection with such Change in Control of any or all outstanding Options and shares acquired upon the exercise of such Options, subject to compliance with Section 409A of the Code.

(b) In the event of a Change in Control, the surviving, continuing, successor, or purchasing corporation or other business entity or parent thereof, as the case may be (the “Acquiring Corporation”), may, without the consent of the Participant, either assume the Company’s rights and obligations under outstanding Options or substitute for outstanding Options substantially equivalent options for the Acquiring Corporation’s stock. The Committee may, in its discretion, provide in any Option Agreement that, in the event of a Change in Control, the exercisability and vesting of the outstanding Option and any shares acquired upon the exercise thereof shall accelerate upon such circumstances and to such extent as specified in such Option Agreement. The exercise or vesting of any Option and any shares acquired upon the exercise thereof that was permissible solely by reason of this Section 9.2 and the provisions of such Option Agreement shall be conditioned upon the consummation of the Change in Control. Any Options which are neither assumed or substituted for by the Acquiring Corporation in connection with the Change in Control nor exercised as of the date of the Change in Control shall terminate and cease to be outstanding effective as of the date of the Change in Control. Notwithstanding the foregoing, shares acquired upon exercise of an Option prior to the Change in Control and any consideration received pursuant to the Change in Control with respect to such shares shall continue to be subject to all applicable provisions of the Option Agreement evidencing such Option except as otherwise provided in such Option Agreement. Furthermore, notwithstanding the foregoing, if the corporation the stock of which is subject to the outstanding Options immediately prior to an Ownership Change Event described in Section 9.1(a)(i) constituting a Change in Control is the surviving or continuing corporation and immediately after such Ownership Change Event less than fifty percent (50%) of the total combined voting power of its voting stock is held by another corporation or by other corporations that are members of an affiliated group within the meaning of Section 1504(a) of the Code without regard to the provisions of Section 1504(b) of the Code, the outstanding Options shall not terminate unless the Committee otherwise provides in its discretion.

(c) The Committee may, in its sole discretion and without the consent of any Optionee, determine that, upon the occurrence of a Change in Control, each or any Option outstanding immediately prior to the Change in Control shall be cancelled in exchange for a payment with respect to each vested share of Stock subject to such canceled Option in (i) cash, (ii) stock of the Company or of a corporation or other business entity a party to the Change in Control, or (iii) other property which, in any such case, shall be in an amount having a Fair Market Value equal to the Fair Market Value of the consideration to be paid per share of the Stock in the Change in Control over the exercise price per share under such Option (the “Spread”). In the event such determination is made by the Committee, the Spread (reduced by applicable withholding taxes, if any) shall be paid to Optionees in respect of their canceled Options as soon as practicable following the date of the Change in Control.

9.3 Effect of Change in Control on Restricted Stock Awards. The Committee may, in its discretion, provide in any Restricted Stock Award Agreement that, in the event of a Change in Control, the lapsing of the Vesting Conditions applicable to the shares subject to the Restricted Stock Award held by a Participant whose Service has not terminated prior to such date shall be accelerated effective as of the date of the Change in Control to such extent as specified in such Award Agreement. Any acceleration of the lapsing of Vesting Conditions that was permissible solely by reason of this Section 9.3 and the provisions of such Award Agreement shall be conditioned upon the consummation of the Change in Control.

10.	Provision of Information.

At least annually, copies of the Company’s balance sheet and income statement for the just completed fiscal year shall be made available to each Optionee and purchaser of shares of Stock upon the exercise of an Option. The Company shall not be required to provide such information to key employees whose duties in connection with the Company assure them access to equivalent information. Furthermore, the Company shall deliver to each Optionee such disclosures as are required under the Securities Act.

11.	Compliance with Securities Law.

The grant of Awards and the issuance of shares of Stock pursuant to any Award shall be subject to compliance with all applicable requirements of federal, state and foreign law with respect to such securities and the requirements of any stock exchange or market system upon which the Stock may then be listed. In addition, no Award may be exercised or shares issued pursuant to an Award unless (a) a registration statement under the Securities Act shall at the time of such exercise or issuance be in effect with respect to the shares issuable pursuant to the Award, or (b) in the opinion of legal counsel to the Company, the shares issuable pursuant to the Award may be issued in accordance with the terms of an applicable exemption from the registration requirements of the Securities Act. The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary to the lawful issuance and sale of any shares hereunder shall relieve the Company of any liability in respect of the failure to issue or sell such shares as to which such requisite authority shall not have been obtained. As a condition to issuance of any Stock, the Company may require the Participant to satisfy any qualifications that may be necessary or appropriate, to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect thereto as may be requested by the Company.

12.	Tax Withholding.

12.1 Tax Withholding in General. The Company shall have the right to require the Participant, through payroll withholding, cash payment or otherwise, including by means of a Cashless Exercise of an Option, to make adequate provision for the federal, state, local and foreign taxes, if any, required by law to be withheld by the Participating Company Group with respect to an Award or the shares acquired pursuant thereto. The Company shall have no obligation to deliver shares of Stock, to release shares of Stock from an escrow established pursuant to an Award Agreement, or to make any payment in cash under the Plan until the Participating Company Group’s tax withholding obligations have been satisfied by the Participant.

12.2 Withholding in Shares. The Company shall have the right, but not the obligation, to deduct from the shares of Stock issuable to a Participant upon the exercise or settlement of an Award, or to accept from the Participant the tender of, a number of whole shares of Stock having a Fair Market Value, as determined by the Company, equal to all or any part of the tax withholding obligations of the Participating Company Group. The Fair Market Value of any shares of Stock withheld or tendered to satisfy any such tax withholding obligations shall not exceed the amount determined by the applicable minimum statutory withholding rates.

13.	Termination or Amendment of Plan.

The Committee may terminate or amend the Plan at any time. However, subject to changes in applicable law, regulations or rules that would permit otherwise, without the approval of the Company’s stockholders, there shall be (a) no increase in the maximum aggregate number of shares of Stock that may be issued under the Plan (except by operation of the provisions of Section 4.2), (b) no change in the class of persons eligible to receive Incentive Stock Options, and (c) no other amendment of the Plan that would require approval of the Company’s stockholders under any applicable law, regulation or rule. No termination or amendment of the Plan shall affect any then outstanding Award unless expressly provided by the Committee. In any event, no termination or amendment of the Plan may adversely affect any then outstanding Award without the consent of the Participant, unless such termination or amendment is required to enable an Option designated as an Incentive Stock Option to qualify as an Incentive Stock Option or is necessary to comply with any applicable law, regulation or rule.

14.	Miscellaneous Provisions.

14.1 Rights as Employee, Consultant or Director. No person, even though eligible pursuant to Section 5, shall have a right to be selected as a Participant, or, having been so selected, to be selected again as a Participant. Nothing in the Plan or any Award granted under the Plan shall confer on any Participant a right to remain an Employee, Consultant or Director, or interfere with or limit in any way the right of a Participating Company to terminate the Participant’s Service at any time.

14.2 Rights as a Stockholder. A Participant shall have no rights as a stockholder with respect to any shares covered by an Award until the date of the issuance of a certificate for such shares (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). No adjustment shall be made for dividends, distributions or other rights for which the record date is prior to the date such certificate is issued, except as provided in Section 4.2 or another provision of the Plan.

15.	Stockholder Approval.

The Plan or any increase in the maximum aggregate number of shares of Stock issuable thereunder as provided in Section 4.1 (the “Authorized Shares”) shall be approved by the stockholders of the Company within twelve (12) months of the date of adoption thereof by the Board or it shall expire. Awards granted prior to stockholder approval of the Plan or in excess of the Authorized Shares previously approved by the stockholder shall become exercisable no earlier than the date of stockholder approval of the Plan or such increase in the Authorized Shares, as the case may be.

IN WITNESS WHEREOF, the undersigned Secretary of the Company certifies that the foregoing sets forth the SAFLINK Corporation 2007 Equity Incentive Plan as duly adopted on                     , 2007.

Secretary

PLAN HISTORY

[ ], 2007	Board of SAFLINK Corporation, a Delaware corporation, adopts Plan.

[ ], 2007	Stockholders of SAFLINK Corporation approve Plan.

ANNEX D

August 30, 2007

To the Board of Directors

Saflink Corporation

12413 Willows Road NE

Suite 300

Kirkland, WA 98034

Gentlemen:

We understand that it is contemplated that Saflink Corporation (the “Company”) will enter into an Agreement and Plan of Merger and Reorganization by and among the Company, IdentiPHI, Inc. (“IdentiPHI”), and Ireland Acquisition Corporation (“Merger Sub”), a newly formed, wholly owned subsidiary of the Company, whereby Merger Sub will be merged (the “Merger”) with and into IdentiPHI upon which the separate corporate existence of Merger Sub will cease to exist and IdentiPHI will continue as the surviving corporation (the “Surviving Corporation”). To effect the Merger, the outstanding shares of IdentiPHI common stock will be converted in the right to receive a total of 614,981,516 shares of the Company’s common stock, which will represent 75 percent of the Company’s common stock (on a fully-diluted bases) following the Merger. Following the Merger, the Surviving Corporation will be a wholly owned subsidiary of the Company. The Merger and all related transactions are hereinafter referred to as the “Transaction.”

The Board has requested that Cogent Valuation render a written opinion (the “Fairness Opinion”) as to whether the Transaction is fair to the Company and its stockholders, from a financial point of view.

In connection with this Opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

1.	Reviewed the Company’s Form 10-K SEC filings for the five years ended December 31, 2006 and Form 10-Q SEC filings for the quarters ended March 31 and June 30, 2007;

2.	Reviewed projections and other financial data for the Company;

3.	Reviewed a draft of the Agreement and Plan of Merger and Reorganization by and among Saflink Corporation, Ireland Acquisition Corporation, and IdentiPHI, Inc.;

4.	Visited IdentiPHI’s corporation offices in Austin, Texas;

5.	Met with certain members of management of the Company and IdentiPHI regarding the history and nature of the companies, as well as future prospects;

6.	Reviewed certain financial schedules and information related to the historical operations of IdentiPHI;

D-1

The Board of Directors, Saflink Corporation
August 30, 2007

7.	Reviewed the financial projections through 2009 prepared by IdentiPHI management;

8.	Reviewed various supplier contracts between IdentiPHI and Dell and other key customers;

9.	Reviewed certain publicly available data, including data on the biometric security industry and an analysis of certain publicly traded companies and acquisition transactions with similar investment characteristics of IdentiPHI; and

10.	Conducted such other studies, analyses and inquiries as we have deemed appropriate.

We have assumed that there has been no material change in the assets, financial condition, business or prospects of the Company since the date of the most recent financial statements made available to us. We have not been requested to, and did not, solicit third party indications of interest in acquiring all or any part of the Company.

We have not independently verified the accuracy and completeness of the information supplied to us with respect to the Company and do not assume any responsibility with respect to it. We have not independently appraised any of the properties or assets of the Company. Our Opinion is necessarily based on business, economic, market and other conditions as they exist and can be evaluated by us at the date of this letter.

Based on the foregoing, and in reliance thereon, it is our opinion that the Transaction is fair, from a financial point of view, to the Company and its shareholders.

This Opinion is furnished solely for your benefit and may not be relied upon by any other person without our express, prior written consent. This Opinion may be included in the proxy statement of the Company. This Opinion is delivered to each recipient subject to the conditions, scope of engagement, limitations and understandings set forth in the Opinion and subject to the understanding that the obligations of Cogent Valuation in the Transaction are solely corporate obligations, and no officer, director, employee, agent shareholder or controlling person of Cogent Valuation shall be subjected to any personal liability whatsoever to any person, nor will any such claim be asserted by or on behalf of you or your affiliates.

COGENT VALUATION

D-2

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers.

Our Certificate of Incorporation provides that we shall, to the fullest extent permitted by Section 145 of the Delaware General Corporation Law, indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in right of Saflink) by reason of the fact that he or she is or was our director, officer, employee or agent, or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against all expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding. Such Certificate of Incorporation also provides that such indemnification rights shall not be exclusive of other indemnification rights to which those seeking indemnification may be entitled under our bylaws, agreement or the vote of its stockholders or disinterested directors.

Our bylaws provide that we shall, to the fullest extent authorized by the Delaware General Corporation Law, indemnify any person who was or is made a party or threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she or a person of whom he or she is the legal representative, is or was our director or officer or is or was serving at our request as a director or officer of another corporation, or as a controlling person of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director or officer, or in any other capacity while serving as a director or officer, against all expenses, liability or loss reasonably incurred or suffered by such person in connection with such action, suit or proceeding. Our bylaws also provide that we may enter into one or more agreements with any person which provides for indemnification rights equivalent to or, if our board of directors so determines, greater than, those provided for in the bylaws.

We intend to purchase and maintain insurance on behalf of any person who is a director or officer against any loss arising from any claim asserted against him or her and incurred by him or her in any such capacity, subject to certain exclusions.

Item 21.	Exhibits and Financial Statement Schedules.

The following exhibits are filed with this registration statement:

Exhibit No.	Exhibit Title	Filed Herewith	Incorporated by Reference
			Form	Exhibit No.	File No.	Filing Date
2.1	Agreement and Plan of Merger and Reorganization, dated as of August 30, 2007, by and among Saflink Corporation, Ireland Acquisition Corporation and IdentiPHI, Inc.		8-K	2.1	000-20270	9/4/2007

3.1	Restated Certificate of Incorporation by Saflink Corporation		10-K	3.1	000-20270	3/30/2004

3.2	Certificate of Amendment to Restated Certificate of Incorporation of Saflink Corporation		8-K	3.2	000-20270	8/13/2004

3.3	Second Amended and Restated Bylaws of Saflink Corporation		10-Q	3.1	000-20270	8/14/2003

3.4	Amendment to Bylaws of Saflink Corporation		10-Q	3.2	000-20270	11/15/2004

Exhibit No.	Exhibit Title	Filed Herewith	Incorporated by Reference
			Form	Exhibit No.	File No.	Filing Date
4.2	Registration Rights Agreement dated as of June 8, 2005, among Saflink Corporation and the Purchasers listed therein		8-K	10.2	000-20270	6/13/2005

4.3	Form of Warrant		8-K	4.1	000-20270	7/1/2002

4.4	Amendment to Warrant of Saflink Corporation		8-K	99.1	000-20270	8/2/2004

4.5	Form of Series A-1 Warrant issued by SSP Solutions, Inc.		8-K	10.2	000-26227	11/21/2003

4.6	Form of Series A-2 Warrant issued by SSP Solutions, Inc.		8-K	10.3	000-26227	11/21/2003

4.7	Form of Secured Convertible Promissory Note dated November 19, 2003, made by SSP Solutions, Inc. in favor of Richard P. Kiphart		8-K	10.5	000-26227	11/21/2003

4.8	First Amendment to Secured Convertible Promissory Note, dated December 31, 2005, by and between Saflink Corporation and Richard P. Kiphart		8-K	4.13	000-20270	11/21/2003

4.10	Form of Warrant Issued June 12, 2006		8-K	4.1	000-20270	6/15/2006

4.12	Registration Rights Agreement, dated as of June 12, 2006, by and among Saflink Corporation and the Purchasers		8-K	10.2	000-20270	6/15/2006

4.13	Promissory Note, dated January 24, 2007, by and between Saflink Corporation and Richard P. Kiphart		10-K	4.13	000-20270	3/30/2007

5.1	Opinion of DLA Piper US LLP	X

10.1	Saflink Corporation 2000 Stock Incentive Plan, as amended		10-K	10.1	000-20270	3/30/2007

10.2	Form of Stock Option Agreement		8-K	99.1	000-20270	9/7/2004

10.3	Form of Stock Purchase Agreement		10-K	10.3	000-20270	3/31/2005

10.7	Deed of Lease dated November 10, 2003, between VA Branches, LLC and Saflink Corporation		10-K	10.8	000-20270	3/30/2004

10.8	Saflink Corporation 2005 Employee Stock Purchase Plan		10-K	10.15	000-20270	3/17/2006

10.9	Lease Agreement dated January 15, 2004, by and between SSP Solutions, Inc. and Executive II Limited Partnership		10-K	10.17	000-20270	3/17/2006

10.10	Lease Agreement dated November 21, 2005, by and between Saflink Corporation and Mastro Willows II, LLC		10-K	10.17	000-20270	3/17/2006

Exhibit No.	Exhibit Title	Filed Herewith	Incorporated by Reference
			Form	Exhibit No.	File No.	Filing Date
10.11	Lease Agreement dated March 1, 2006, by and between Saflink Corporation and South Carolina Research Authority		10-K	10.19	000-20270	3/17/2006

10.12	Agreement of Sublease dated April 21, 2006, by and between Saflink Corporation and Concept Solutions, LLC		8-K	10.1	000-20270	4/27/2006

10.14	Executive Consulting Agreement, dated as of September 28, 2006, by and between Saflink Corporation and Capital Placement Holdings, Inc.		10-Q	10.1	000-20270	11/9/2006

10.16	Saflink Corporation Severance Plan and Summary Plan Description dated January 9, 2007		10-K	10.16	000-20270	3/30/2007

10.17	Agreement of Sublease dated February 5, 2007, between Saflink Corporation and Abraxas Corporation		10-K	10.17	000-20270	3/30/2007

10.18	Software Rights Agreement, dated as of February 27, 2007, by and between Saflink Corporation and IdentiPHI, LLC		10-K	10.18	000-20270	3/30/2007

10.24	Agreement to enter into Assignment Agreement and Sublease Agreement, dated April 13, 2007, by and between Saflink Corporation and Mantis Technology Group, Inc.		10-Q	10.6	000-20270	8/14/2007

11.1	Statement re Computation of Per Share Earnings (see Note 3 of Notes to Consolidated Financial Statements)	X

13.1	Annual Report on Form 10-K, for year ended December 31, 2006		10-K		000-20270	3/30/2007

13.2	Quarterly Report on Form 10-Q, for quarter ended March 31, 2007		10-Q		000-20270	5/15/2007

13.3	Quarterly Report on Form 10-Q, for quarter ended June 30, 2007		10-Q		000-20270	8/14/2007

13.4	Quarterly Report on Form 10-Q/A, for quarter ended September 30, 2007		10-Q/A		000-20270	12/26/2007

21.1	Subsidiaries of SAFLINK Corporation	+

23.1	Consent of KPMG LLP, Independent Auditors.	X

23.2	Consent of PMB Helin Donovan LLP	X

23.3	Consent of DLA Piper US LLP (included in Exhibit 5.1)	X

24.1	Power of Attorney.	+

+	Previously filed.

Item 22.	Undertakings.

(a) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b) The undersigned registrant hereby undertakes as follows:

(1) that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form; and

(2) that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(d) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(e) The undersigned registrant undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

(f) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe it meets all of the requirements for filing on Form S-4 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kirkland, State of Washington, as of December 28, 2007.

SAFLINK CORPORATION

By:	/S/ STEVEN M. OYER
Steven M. Oyer
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following person in the capacities and as of the dates indicated.

Signature	Title	Date

/S/ STEVEN M. OYER Steven M. Oyer	Chief Executive Officer and Director (Principal Executive Officer)	December 28, 2007

/S/ JEFFREY T. DICK Jeffrey T. Dick	Chief Financial Officer (Principal Financial and Accounting Officer)	December 28, 2007

/S/ LINCOLN D. FAURER* Lincoln D. Faurer	Director	December 28, 2007

/S/ GORDON E. FORNELL* Gordon E. Fornell	Director	December 28, 2007

/S/ ASA HUTCHINSON* Asa Hutchinson	Director	December 28, 2007

/S/ TREVOR NEILSON* Trevor Neilson	Director	December 28, 2007

/S/ RICHARD P. KIPHART* Richard P. Kiphart	Director	December 28, 2007

*By:	/S/ JEFFREY T. DICK
Jeffrey T. Dick Attorney-in-Fact